As filed with the Securities and Exchange Commission on December 27, 2024
Registration No. 333-283772

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO .2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bally’s Chicago, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	7011 (Primary Standard Industrial Classification Code Number)	88-2870098 (I.R.S. Employer Identification No.)
100 Westminster Street
Providence, RI 02903
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ameet Patel
640 N LaSalle, Suite 460
Chicago, IL 60654
(401) 475-8474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Sony Ben-Moshe, Esq. Senet Bischoff, Esq. John Slater, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200	Oscar David, Esq. Timothy Kincaid, Esq. Michael Blankenship, Esq. Winston & Strawn LLP 35 W. Wacker Drive Chicago, IL 60601 (312) 558-5600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 27, 2024
PRELIMINARY PROSPECTUS
$195,125,000
Bally’s Chicago, Inc.
500 Class A-1 Interests at $250 per share, with a par value of $0.001 per share
1,000 Class A-2 Interests at $2,500 per share, with a par value of $0.001 per share
1,000 Class A-3 Interests at $5,000 per share, with a par value of $0.001 per share
7,500 Class A-4 Interests at $25,000 per share, with a par value of $0.001 per share
This is the initial public offering of Bally’s Chicago, Inc., a Delaware corporation and indirect subsidiary of Bally’s Corporation, a Delaware corporation. Unless the context otherwise requires, the terms “the Company,” “we,” “us” or “our” in this prospectus refer to Bally’s Chicago, Inc. and its wholly-owned, consolidated subsidiaries, including Bally’s Chicago Operating Company, LLC, a Delaware limited liability company (“Bally’s Chicago OpCo”), and the terms “Bally’s Corporation” or “Bally’s” refer to Bally’s Corporation.
We are offering on a best efforts basis up to 10,000 in aggregate Class A Interests, allocated among 500 shares of Class A-1 common stock (the “Class A-1 Interests”) at $250 per share, 1,000 shares of Class A-2 common stock (the “Class A-2 Interests”) at $2,500 per share, 1,000 shares of Class A-3 common stock (the “Class A-3 Interests”) at $5,000 per share and 7,500 shares of Class A-4 common stock (the “Class A-4 Interests” and, together with the Class A-1 Interests, the Class A-2 Interests and the Class A-3 Interests, the “Class A Interests”) at $25,000 per share of Bally’s Chicago, Inc. The Company has not made any arrangements to place the proceeds from this offering in an escrow or trust account. There are no minimum purchase requirements for each investor. There is no minimum number of Class A Interests to be sold or minimum aggregate offering proceeds for this offering to close.
Certain investors (the “private placement investors”) have entered into agreements with us pursuant to which they have agreed to purchase            Class A-1 Interests,            Class A-2 Interests,            Class A-3 Interests and            Class A-4 Interests, respectively, in a private placement (the “concurrent private placements”) at a price per share equal to the initial public offering. Our agreements with the private placement investors are contingent upon, and are scheduled to close immediately subsequent to, the closing of this offering as well as the satisfaction of certain conditions to closing as further described in “Concurrent Private Placements.”
Following the closing of this offering and the consummation of the Transactions (as defined herein), we will have five classes of stock: Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, Class A-4 Interests and Class B Interests (the “Class B Interests”). Class B Interests are not being offered hereby, and will be held exclusively by Bally’s Chicago Holding Company, LLC (“Bally’s Chicago HoldCo”), our direct parent and a wholly-owned subsidiary of Bally’s Corporation. The rights of the holders of Class A Interests and Class B Interests will be identical, except with respect to the impact of the Subordinated Loans attributable to Class A-1 Interests, Class A-2 Interests and Class A-3 Interests described below, the rights to distributions as summarized below and that Class B Interests have no economic interest in Bally’s Chicago, Inc. Each Class A Interest and each Class B Interest is entitled to one vote per share on all matters submitted to a vote of stockholders. Following the closing of this offering and the concurrent private placements and the consummation of the Transactions, as the sole holder of our Class B Interests, Bally’s Chicago HoldCo will hold 75% of the voting power and no economic interest in Bally’s Chicago, Inc.

Following the closing of this offering and the concurrent private placements and the applications of proceeds therefrom and the consummation of the Transactions, we will be a holding company. Our principal asset will consist of the limited liability company interests (the “LLC Interests”) of Bally’s Chicago OpCo that we purchase directly from Bally’s Chicago OpCo with the net proceeds from this offering, the concurrent private placement and the Subordinated Loans (as defined herein), collectively representing an aggregate 25% economic interest in Bally’s Chicago OpCo. The remaining 75% economic interest in Bally’s Chicago OpCo will be owned by Bally’s Chicago HoldCo through its ownership of LLC Interests.
We will be the sole managing member of Bally’s Chicago OpCo. We will conduct our business through Bally’s Chicago OpCo.
In connection with this offering and the concurrent private placements, we intend to enter into a subordinated loan agreement with Bally’s Chicago OpCo pursuant to which Bally’s Chicago OpCo, as lender, will make subordinated loans to us, as borrower, in various tranches and in varying amounts based on the total number of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests sold in this offering and the concurrent private placements. None of the new investors purchasing Class A Interests in this offering and the concurrent private placements will be a party to the subordinated loan agreement, or a borrower or lender under the Subordinated Loans (as defined herein). For each Class A-1 Interest sold in this offering and the concurrent private placements, we will incur $24,750 of subordinated loans from Bally’s Chicago OpCo (such loans, the “Class A-1 Subordinated Loans”). For each Class A-2 Interest sold in this offering and the concurrent private placements, we will incur $22,500 of subordinated loans from Bally’s Chicago OpCo (such loans, the “Class A-2 Subordinated Loans”). For each Class A-3 Interest sold in this offering and the concurrent private placements, we will incur $20,000 of subordinated loans from Bally’s Chicago OpCo (such loans, the “Class A-3 Subordinated Loans” and, together with the Class A-1 Subordinated Loans and Class A-2 Subordinated Loans, the “Subordinated Loans”). In connection with the consummation of the Transactions, Bally’s Chicago OpCo intends to assign the Subordinated Loans to Bally’s Chicago HoldCo in exchange for the cancellation of certain indebtedness owed by Bally’s Chicago OpCo to Bally’s Chicago HoldCo. We will not incur any Subordinated Loans or other debt in connection with the issuance of the Class A-4 Interests or the Class B Interests to be held by Bally’s Chicago HoldCo. Pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us. The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly. The Subordinated Loans will be non-recourse to the holders of our Class A Interests. See “Subordinated Loans.”
While we do not currently intend to issue any additional securities in the future, we may be required to do so from time to time in order to continue to fund our operations. To the extent we decide to issue additional Class A Interests in the future, we may be required to offer you an opportunity to participate pro rata in the offering in order for such offering not to dilute the ownership of individuals meeting the Class A Qualification Criteria below the minimum 25% requirement under the Host Community Agreement (as defined herein). However, to the extent that you determine that you either do not want to participate or cannot participate in any such offering, you will suffer immediate dilution to the extent such offering is completed without your participation. Additionally, we cannot guarantee that we will offer financing options similar to the Subordinated Loans in the future, which would significantly increase the costs of any future investment.
Neither our Class A Interests nor our Class B Interests will be listed on any national securities exchange or on any other stock exchange, regulated trading facility or automated dealer quotation system in the United States or internationally. There is no trading market for our Class A Interests and, due to certain transferability restrictions described below and elsewhere in this prospectus, an active market for our Class A Interests will not likely develop in the future. As such, our Class A Interests will have limited liquidity and holders of our Class A Interests may not be able to monetize their full investment in our Class A Interests, if at all. See “Description of Capital Stock” and “Shares Eligible for Future Sale.”
This offering is only being made to individuals and entities that satisfy the Class A Qualification Criteria (as defined herein). Our Host Community Agreement with the City of Chicago requires that 25% of Bally’s Chicago OpCo’s equity must be owned by persons that have satisfied the Class A Qualification Criteria. The Class A Qualification Criteria include, among other criteria, that the person:

•
if an individual, must be a woman;

•
if an individual, must be a Minority, as defined by MCC 2-92-670(n) (see below); or

•
if an entity, must be controlled by women or Minorities.

MCC 2-92-670(n), in turn, defines Minority as:
•
any individual in the following racial or ethnic groups:

•
African-Americans or Blacks (including persons having origins in any of the Black racial groups of Africa);

•
American Indians (including persons having origins in any of the original peoples of North and South America (including Central America) and who maintain tribal affiliation or community attachment);

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Asian-Americans (including persons whose origins are in any of the original peoples of the Far East, Southeast Asia, the islands of the Pacific or the Northern Marianas or the Indian Subcontinent);

•
Hispanics (including persons of Spanish culture with origins in Mexico, South or Central America or the Caribbean Islands, regardless of race); and

•
individual members of other groups, including but not limited to Arab-Americans, found by the City of Chicago to be socially disadvantaged by having suffered racial or ethnic prejudice or cultural bias within American society, without regard to individual qualities, resulting in decreased opportunities to compete in Chicago area markets or to do business with the City of Chicago. Qualification under this clause is determined on a case-by-case basis and there is no exhaustive or definitive list of groups or individuals that the City of Chicago has determined to qualify as Minority under this clause. However, in the event the City of Chicago identifies any additional groups or individuals as falling under this clause in the future, members of such groups would satisfy the Class A Qualification Criteria.

If there are any changes to the groups included in MCC 2-92-670(n), and consequently to the Class A Qualification Criteria, prior to the closing of this offering, we will communicate such changes by filing an amendment to this prospectus with the Securities and Exchange Commission (the “SEC”).
Our Class A Interests are subject to restrictions on transferability and redemption provisions, each of which will individually and in the aggregate materially impact the ability of holders of our Class A Interests to transfer their shares following the closing of this offering. Our Class A Interests can only be transferred without our consent to Permitted Transferees (as defined herein). Additionally, our Class A Interests can only be transferred with our consent to individuals or entities that have satisfied the Class A Qualification Criteria and, in the case of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, only after the Subordinated Loan attributable to such Interest has been paid in full and such Interests are converted to Class A-4 Interests. See “Description of Capital Stock” and “Shares Eligible for Future Sale.” Class A Interests also cannot be transferred to employee benefit plans, IRAs and other Plans (as defined herein). See “Certain ERISA Considerations.”
Moreover, as part of the qualification process, investors will be required to provide certain information described in this prospectus in order to invest in this offering. The method for submitting investment commitments and a more detailed description of this offering process are included in “Plan of Distribution — Offering Process.”
See “Shares Eligible for Future Sale” beginning on page 179 for a definition of the Class A Qualification Criteria and “Prospectus Summary — Our Relationship with Chicago” beginning on page 15 for additional requirements under the Host Community Agreement.
As a result of the terms of this offering, this offering is highly speculative and the securities involve a high degree of risk. Investing in our Class A Interests should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 47.
We made a number of assumptions to determine the price of our Class A Interests. If any of our assumptions are incorrect, including our assumptions regarding the total enterprise value of the Company, then the Class A Interests will be worth less than the price stated in this prospectus. In such case, the return on investment or rate of return on an investment in our Class A Interests could be significantly below an investor’s expectation.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws, and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary —Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Class A-1 Interest		Total
Number of shares sold
Initial public offering price		$250	$
Subordinated loan(1)		$24,750	$
Placement agent fees(2)	$		$
Proceeds to us, before expenses	$		$
	Per Class A-2 Interest		Total
Number of shares sold
Initial public offering price		$2,500	$
Subordinated loan(1)		$22,500	$
Placement agent fees(2)	$		$
Proceeds to us, before expenses	$		$
	Per Class A-3 Interest		Total
Number of shares sold
Initial public offering price		$5,000	$
Subordinated loan(1)		$20,000	$
Placement agent fees(2)	$		$
Proceeds to us, before expenses	$		$
	Per Class A-4 Interest		Total
Number of shares sold
Initial public offering price		$25,000	$
Subordinated loan(1)		$0	$
Placement agent fees(2)	$		$
Proceeds to us, before expenses	$		$

(1)
Includes amount of Subordinated Loans attributable to each Class A Interest sold in this offering. Purchasers of Class A Interests will not be borrowers or lenders under the Subordinated Loans.

(2)
See “Plan of Distribution.”

The placement agents are deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any fees received by them will be deemed to be underwriting discounts or commissions under the Securities Act. See “Plan of Distribution.”
This offering will terminate upon the earlier to occur of (i) 30 days after the registration statement of which this prospectus forms a part becomes effective with the SEC or (ii) the date on which all Class A Interests offered hereby have been sold.
Loop Capital Markets
The date of this prospectus is            , 2025.

We have not, and the placement agents have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our Class A Interests. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A Interests. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the placement agents are not, making an offer of these securities in any jurisdiction where the offer is not permitted.
This prospectus has been prepared by Bally’s Chicago, Inc. and may be used by our placement agents in connection with offers and sales of these securities in primary market transactions in these securities.

i

Neither we nor the placement agents have undertaken any efforts to qualify this offering for offers to investors in any jurisdiction outside of the states of Illinois, Florida, New York and Texas. Investors must have a U.S. social security number and/or a U.S. tax identification number to be eligible to participate in this offering.

ii

INDUSTRY AND MARKET DATA
This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable.
In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus are generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise, and you are cautioned not to give undue weight to such estimates. Market and industry data are subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates. The content of, or accessibility through, the sources and websites identified herein, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein and any websites are an inactive textual reference only.
KEY PERFORMANCE INDICATORS
The key performance indicators used in managing our business is Income (loss) from operations for our Permanent Casino reportable segment and Adjusted EBITDAR, for our Temporary Casino reportable segment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Structure” for more information about our reportable segments. Temporary Casino Adjusted EBITDAR is defined as earnings, or loss, for the Temporary Casino before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, expansion costs, management fees to Bally’s Corporation, rent expense from triple net operating leases, and certain other gains or losses.
We use Temporary Casino Adjusted EBITDAR to analyze the performance of our business and it is used as a determining factor for performance-based compensation for members of our management team. We use these measures when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items, within the Temporary Casino reportable segment, is necessary to provide a more fulsome understanding of our core operating results and as a means to evaluate period-to-period performance. Also, we present Temporary Casino Adjusted EBITDAR because it is used by regulators in reference to our Host Community Agreement, as well as some investors and creditors as indicators of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures and operations. This calculation is commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. Temporary Casino Adjusted EBITDAR information is presented because management believes that it is commonly used measures of performance in the gaming industry and that it is considered by many to be key indicators of our operating results.
Temporary Casino Adjusted EBITDAR as used by us may not be defined in the same manner as other companies in our industry, and, as a result, may not be comparable to similarly titled financial measures of other companies. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators.”

iii

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto appearing elsewhere in this prospectus, before deciding to invest in our Class A Interests. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements and Industry Data.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in “Risk Factors” and other sections of this prospectus.
Our Mission
Our mission is to design, build and operate a world-class entertainment destination resort, befitting Chicago’s status as a world-class city.
Our Company
We are a gaming, hospitality and entertainment company with the singular focus of building and operating a world-class entertainment destination resort in Chicago, Illinois. We intend to provide both Chicago residents and business and leisure travelers visiting Chicago with physical and interactive entertainment and gaming experiences.
We intend to build a destination casino, hotel and entertainment venue (our “permanent resort and casino”) that will showcase “The Best of Chicago” arts and culture, food and sports, and curated dining and entertainment experiences. Our permanent resort and casino in Chicago will be located on the 30-acre property which previously hosted the Chicago Tribune Publishing Center, at the intersection of Chicago Avenue and Halsted Street in downtown Chicago, and will look to transform this currently underutilized site into a major economic driver for the city. Our permanent resort and casino will be in close proximity to a wide range of hotels, theaters, bars, restaurants, major shopping districts and the McCormick Place Convention Center, the proximity to which will help drive traffic to our permanent resort and casino, primarily due to our differentiated gaming attractions in comparison to other offerings in this geographic location.
In developing the entertainment destination resort, we intend to adhere to Bally’s community-first policy, which is a fundamental and defining element of who we are as a company. We believe that in every community in which Bally’s operates, it has built strong, lasting partnerships with local residents and businesses. Chicago will be no different. With this project, we are committed to ensuring that our permanent resort and casino generates significant economic stimulus and creates a wealth of employment opportunities for the greater Chicago community.
Among other features and amenities, once finalized, our permanent resort and casino is being designed to include approximately:
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3,400 slot machines;

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173 table games;

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10 food and beverage venues;

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a hotel tower with 500 rooms and a rooftop bar;

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a 3,000-person mixed use entertainment and event center;

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3,300 parking spaces; and

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outdoor green space, including an expansive public riverwalk with a water taxi stop.

On May 5, 2022, the City of Chicago selected us as the preferred bidder in Chicago’s request for proposal process (the “RFP process”) to construct and operate a world-class casino resort in downtown Chicago. We worked cooperatively with city officials and community leaders throughout the RFP process to develop a project that embraced Chicago as a global gateway city, incorporating its vibrant cultural scene and highly diversified economy. Chicago selected us on the basis that they believe our plan provides the most economic value to Chicago and its taxpayers, including an upfront payment of $40.0 million and annual payments to the City totaling $4.0 million.
The gaming taxes on our gaming revenue will be paid to the state of Illinois and the City of Chicago, with the City of Chicago taxes applied to pay a portion of the City’s obligations toward its fire and police union pensions. Additionally, our permanent resort and casino is projected to create approximately 12,250 design, development and construction jobs and approximately 3,000 permanent jobs upon the opening of our permanent resort and casino.
Bally’s Corporation
Our ultimate parent, Bally’s Corporation, is a global gaming, hospitality and entertainment company with a portfolio of casinos and resorts and online gaming businesses. Bally’s Corporation provides its customers with physical and interactive entertainment and gaming experiences, including traditional casino offerings, iGaming, online bingo, sportsbook and free to play games (“F2P”).
As of September 30, 2024, Bally’s Corporation owns and manages 15 land-based casinos in ten states across the United States, one golf course in New York, and one horse racetrack in Colorado operating under Bally’s brand. Its land-based casino operations include approximately 14,800 slot machines, 500 table games and 3,800 hotel rooms, along with various restaurants, entertainment venues and other amenities. Certain of its properties are leased under a master lease agreement with GLP Capital, L.P. (“GLP”), a subsidiary of Gaming and Leisure Properties, Inc. (“GLPI”), a publicly traded gaming-focused real estate investment trust (“REIT”). With its acquisition of London-based Gamesys Group, Plc. (“Gamesys”) on October 1, 2021, Bally’s Corporation expanded its geographical and product footprints to include an iGaming business with well-known brands providing iCasino and online bingo experiences to its global online customer base with concentrations in Europe and a growing presence in North America. Bally’s Corporation’s iCasino and online bingo platforms and games content, sportsbook and F2P games are provided on a business-to-business (“B2B”) as well as a business-to-consumer (“B2C”) basis. Its revenues are primarily generated by these gaming and entertainment offerings. Bally’s Corporation owns and operates its proprietary software and technology stack designed to allow it to provide consumers with differentiated offerings and exclusive content.
In July 2024, Bally’s Corporation entered into a definitive merger agreement (as amended in August 2024 and further amended in September 2024), pursuant to which The Casino Queen & Entertainment Inc. (“Casino Queen”), a corporation majority-owned by funds managed by Standard General L.P., Bally’s Corporation’s largest common stockholder, will merge with Bally’s Corporation. Pursuant to the agreement, Bally’s stockholders will receive cash merger consideration of $18.25 per share, unless such stockholders elect the rollover election to forego the cash consideration in order to remain invested in the combined company. In connection with the foregoing transactions, Bally’s will combine with Casino Queen, a regional casino operator and owner of a significant minority stake in global lottery operator Intralot S.A. Bally’s stockholders approved the merger agreement on November 19, 2024. Closing of the transactions contemplated by the merger agreement is anticipated to occur in the first half of 2025 and remain subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions.
Our Location
We have leased a 30-acre property on the banks of the Chicago River, which previously hosted the Chicago Tribune Publishing Center. The proposed site for our permanent resort and casino is at the intersection of Chicago Avenue and Halsted Street in downtown Chicago, which we believe will be an optimal location for our permanent resort and casino. We will look to transform this currently underutilized site into a major economic driver for the city. The proposed site for our permanent resort and casino is also near major shopping and cultural attractions along Michigan Avenue, as well as a wide selection of hotels and restaurants at various price points and that are popular among local residents and tourists.
The proposed site is less than five minutes away from a major highway exit, making it easily accessible by car. We also intend to build a new water taxi stop and a new pedestrian bridge across the Chicago River to make the proposed site even more accessible to Chicago residents and tourists in the downtown area. Our permanent resort and casino will be the only casino in the City of Chicago. The next closest casino is 16 miles outside of the city and not easily accessible via public transportation.
Once fully developed and operational, it will take a commuter approximately:
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15 minutes on average to reach our permanent resort and casino from Chicago Loop via public transportation;

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10 minutes on average to reach our permanent resort and casino from Magnificent Mile via public transportation;

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45 minutes on average to reach our permanent resort and casino from Chicago O’Hare International Airport via public transportation; and

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50 minutes on average to reach our permanent resort and casino from Midway Airport via public transportation.

In addition, our permanent resort and casino will have approximately 2,000 feet of contiguous river walk, public parks and docks. Additionally, it will include riverfront restaurants and other amenities, including locations for scenic views.

For illustrative purposes, subject to change, see “Risk Factors — Development and Construction Risks”
Design & Construction
Demolition for construction of our permanent casino, performance center, resort, food and beverage offerings and hotel began on July 5, 2024, and our permanent resort and casino is expected to open to the public in September 2026. Our plan is to build in phases with demolition, site prep, parking and access to be followed by the construction of the permanent casino, performance center, and hotel tower, and would target that key elements of the project to be ready and prepared to serve patrons by the third quarter of 2026. However, there can be no assurances that we will be successful in doing so. Additionally, based upon our joint assessment with GLPI at the time that we entered into the GLP Term Sheet (as defined herein), we expect to incur expenses amounting to at least approximately $1.4 billion in the design, development and construction of our permanent resort and casino. However, this estimate is subject to change based on numerous factors outside of our control, which could cause the actual construction costs to increase. Any increased construction costs could materially and adversely affect the return on our investments. For additional discussion of these factors, please see “Risk Factors — Development and Construction Risks.”

Permanent resort and casino renderings (November 2024)
Illustrative design, subject to change, see “Risk Factors — Development and Construction Risks”
In connection with the development and construction of our permanent resort and casino, we intend to contract or achieve:
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46% or more of the funds earmarked for construction and development will be disbursed to businesses with a certification as Minority or women-owned businesses;

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50% or more total hours spent on construction and development by City of Chicago residents;

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LEED Gold certification from Green Building Council; and

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125 points under the Chicago Sustainable Development Policy.

In addition, we are in discussion with the Illinois Gaming Board and Midway International Airport to install slot machines at Midway International Airport.

In November 2022, we entered into the Oak Street Lease Agreement (as defined herein) to lease the proposed site on which we plan to develop our permanent resort and casino. The Oak Street Lease Agreement commenced on November 18, 2022 and has a 99-year term. In connection with the Oak Street Lease Agreement, we recorded a long-term financing obligation (the “Financing Obligation”) of $200.0 million. All lease payments were recorded as interest expense and there is no reduction to the Financing Obligation over the term of the Oak Street Lease Agreement.
On July 11, 2024, Bally’s entered into a binding term sheet (the “GLP Term Sheet”) with GLP for a strategic construction and financing arrangement, including up to $940.0 million of funding for the construction of our permanent resort and casino. In connection therewith, GLP acquired the fee interest in the proposed site on which we plan to develop our permanent resort and casino from the Oak Street Landlord (as defined herein) and succeeded to the Oak Street Landlord’s interest as landlord under the Oak Street Lease Agreement. We and GLP are negotiating the GLP Lease Agreement (as defined herein) pursuant to which GLP will lease the site back to us, and the Oak Street Lease Agreement will be terminated. The GLP Lease Agreement will have a 15-year term followed by multiple renewal terms to be agreed between us and GLP. We expect to consummate the GLP Lease Agreement and terminate the Oak Street Lease Agreement in the first quarter of 2025.
Permanent Resort and Casino Run-Rate Performance
We expect our permanent resort and casino to open to the public in September 2026. Based on current design specifications and projected square footage, our planned permanent resort and casino is expected to feature, among other things, approximately 3,400 slot machines, 173 table games, 10 food and beverage (“F&B”) venues, a hotel tower with 500 rooms and a rooftop bar. This gaming, hospitality and F&B capacity has been strategically determined to optimize revenue potential and guest experience while aligning with anticipated market demand and regulatory requirements. The final number and mix of gaming, hospitality and F&B offerings may be subject to adjustment based on ongoing market analysis, regulatory approvals, and construction developments. See “Risk Factors — Business Operational Risks — Actual operating results may differ significantly from our hypothetical examples.”
For illustrative purposes only, the table below reflects an example of hypothetical outcomes based on various Win Per Unit Per Day (“WPUPD”), which is the average revenue a single gaming unit generates daily, and Adjusted Gross Revenue (“AGR”), which is the WPUPD on an annualized basis, scenarios based on the anticipated 3,400 slot machines, 173 table games, 10 food and beverage venues, a hotel tower with 500 rooms and a rooftop bar we currently expect to feature in our permanent resort and casino. Changes in the number of slot machines and table games would have a corresponding impact on the illustration set forth below. For comparative context, we have included WPUPD and AGR data, slot machine counts, and table game counts as of and for the year ended December 31, 2023 for select gaming properties. This information has been derived from public filings of the respective casino operators. The properties included are the MGM National Harbor Casino and Encore Boston Harbor Casino, which are casino resorts in a campus environment that operate in or near similar major metropolitan areas, as well as Hard Rock Northern Indiana Casino, Rivers Casino, Ameristar East Chicago, Grand Victoria Casino, Harrah’s Joliet Casino & Hotel, Hollywood Casino Aurora, Hollywood Casino Joliet, and Horseshoe Hammond, which are casinos located near the Chicago metropolitan area and in Northern Indiana. We have identified these properties as potentially comparable to our proposed permanent resort and casino based on certain factors, including location in metropolitan areas with similar demographic profiles, comparable economic characteristics of the surrounding regions, and proximity to the City of Chicago. Investors should be aware that these comparisons have limitations and may not be directly applicable to our proposed operations due to various factors, including but not limited to differences in local market conditions, variations in regulatory environments, property-specific operational strategies, and unique competitive landscapes in each market. The information provided is intended solely to offer context and does not constitute a projection or forecast of our future performance. Actual results may differ materially from the hypothetical scenarios presented.

($ in MM)	Scenario #1	Scenario #2	Scenario #3	Scenario #4
Slot Machines	3,400	3,400	3,400	3,400
Slots WPUPD	$350	$400	$450	$500
Slots AGR	$434	$496	$558	$621
Table Games	173	173	173	173
Table Games WPUPD	$3,500	$4,000	$4,500	$4,500
Table Games AGR	$221	$253	$284	$284
Gaming AGR	$655	$749	$843	$905
Hotel ADR	250	300	350	400
Rooms	500	500	500	500
Occupancy	65.0%	70.0%	75.0%	80.0%
Hotel Room Revenue	$30	$38	$48	$58
AGR Pull-through(1)	$47	$51	$55	$58
Hospitality AGR	$77	$89	$103	$117
Percentage of Gaming AGR	12.5%	15.0%	17.5%	20.0%
F&B AGR	$82	$112	$147	$181
Total AGR	$814	$951	$1,093	$1,202

(1)
AGR pull-through is the average additional revenue generated per occupied room daily.

	Comparable Properties for 2023(2)
($ in MM)	MGM National Harbor	Encore Boston	Hard Rock Northern Indiana	Rivers Casino Illinois
Slot Machines	2,265	2,550	1,743	1,516
WPUPD	$589	$448	$486	$598
Table Games	209	191	76	120
WPUPD	$4,572	$4,848	$4,202	$4,744
Total Gaming AGR	$834	$755	$426	$539
Illinois and Northern Indiana Slots
		2023(2)
	# Slots	Admissions	AGR	WPU
Ameristar East Chicago	1,162	N/A	$154	$362
Grand Victoria Casino	762	943	$119	$427
Hard Rock Northern Indiana	1,743	N/A	$309	$486
Harrah’s Joliet Casino & Hotel	777	738	$113	$400
Hollywood Casino Aurora	832	852	$77	$255
Hollywood Casino Joliet	937	683	$80	$233
Horseshoe Hammond	1,688	N/A	$235	$381
Rivers Casino Des Plaines	1,516	3,088	$331	$598
Average	1,177	1,261	$177	$393
Median	1,050	852	$136	$390
Top Performers – Averages

		2023(2)
	# Slots	Admissions	AGR	WPU
Top Performer Average	1,705	2,230	$316	$519
Illinois and Northern Indiana Table Games
		2023(2)
	# Tables	Admissions	AGR	WPU
Ameristar East Chicago	44	N/A	$35	$2,168
Grand Victoria Casino	45	943	$31	$1,896
Hard Rock Northern Indiana	76	N/A	$117	$4,202
Harrah’s Joliet Casino & Hotel	21	738	$18	$2,344
Hollywood Casino Aurora	34	852	$20	$1,616
Hollywood Casino Joliet	13	683	$12	$2,367
Horseshoe Hammond	81	N/A	$68	$2,289
Rivers Casino Des Plaines	120	3,088	$208	$4,744
Average	54	1,261	$64	$2,703
Median	45	852	$33	$2,316
Top Performers – Averages
Top Performer Average	93	2,230	$144	$4,365

(2)
Based on publicly available information. All figures are as of and for the year ended December 31, 2023.

These illustrative comparisons are only for purposes of illustrating the publicly reported WPUPD per slot machine and table game, and the associated AGR for nearby casino properties in Illinois and Northern Indiana. These illustrative comparisons are not projections, goals or targets but reflect the actual reported results of these casino properties as reported by the Illinois and Indiana state gaming commissions for the relevant periods.
The illustrative comparisons set forth above were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Such illustrative examples have been prepared by, and is the responsibility of, our management. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the illustrative example information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
This prospectus does not include a reconciliation of estimated Total AGR to estimated GAAP revenue because we are unable, without making unreasonable efforts, to provide a meaningful or reasonably accurate calculation or estimation of certain reconciling items which could be significant to our results.
Hospitality Industry in Chicago
The hospitality industry in Chicago is showing strong signs of recovery and growth, driven by a combination of increasing tourism, business travel and a dynamic local culture. Occupancy rates are steadily climbing as travelers return to the city for its world-class dining, vibrant arts scene and high-profile events like conventions and festivals. Hotels are adapting to evolving guest expectations by modernizing amenities, prioritizing sustainability, and enhancing the overall guest experience. The city’s strong marketing efforts and investment in infrastructure, such as O’Hare’s expansion, have also boosted its appeal as a global destination. With these improvements, Chicago’s hospitality sector has positioned itself as a leader in urban tourism and accommodation.

In 2023, the Chicago hospitality industry exceeded the expectations, booking over 2,100 future meetings and events, representing 2.45 million hotel room nights, which exceeded 2022 levels by 43%. This was driven primarily by a steady influx of visitors exploring Chicago’s vibrant neighborhoods, iconic landmarks and world-class cultural offerings. The City saw 52 million visitors — over 3 million more than 2022 — and filled 11 million hotel rooms.
2023 Hotel Occupancy Rates
2023 Hotel Rooms Occupied (Millions)
2023 Hotel Revenue and Taxes
Temporary Casino
While we work to construct our permanent resort and casino on the banks of the Chicago River, we built a temporary casino in downtown Chicago (our “temporary casino” and, together with our permanent resort and casino, our “resort and casino”). However, as the name implies, our temporary casino is expected to close once we open our Permanent Casino, as our license to operate our temporary casino would cease in order to open our permanent resort and casino in the third quarter of 2026.
Our temporary casino is situated in the former location of the Medinah Temple, which acted as a community and social center in Chicago from its construction in 1912. Our temporary casino began operations on September 9, 2023. Our temporary casino includes approximately 1,000 gaming positions and two food and beverage venues.

Our new work for our temporary casino respects and maintains the existing landmarked items identified by the City of Chicago in the Medinah Temple, including the exterior façade. While we performed minor improvements on the façade, such work was focused on the replacement of signage in the same locations utilized by previous tenants. Within the Medinah Temple, we preserved the stained glass windows, stage proscenium, column capitals and third floor ceiling, including the four domes. As of September 30, 2024, we have incurred approximately $70.0 million in costs in connection with the design and development of our temporary casino.
Timeline of Key Milestones(1)
Date	Key Milestone
September 9, 2023	Grand opening of our temporary casino
July 5, 2024	Tribune surrenders and vacates proposed site of our permanent resort and casino
July 5, 2024	Decommission and demolition of building on site of our permanent resort and casino
Q1 2025	Commencement of construction of our permanent resort and casino
Q3 2026	Grand opening of our permanent resort and casino(2)

(1)
This timeline reflects our current business strategy. However, our ability to implement our business strategy is subject to numerous risks and uncertainties. We face many risks inherent in our business generally. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors.” These risks include various construction and development risks in connection with our permanent resort and casino. See “Risk Factors — Development and Construction Risks.”

(2)
The Host Community Agreement with the City of Chicago provides for significant liquidated damages in the event that we do not meet the milestones specified as to our temporary casino and our permanent resort and casino. See “— Our Relationship with Chicago — Host Community Agreement with the City of Chicago” for more information on these milestones. Also see “Risk

Factors — Development and Construction Risks” for more information on various construction and development risks in connection with our permanent resort and casino.
Competitive Strengths
Fully integrated destination resort focused on the attractive mainstream market segment
Our permanent resort and casino is focused on the mainstream market segment. We believe this segment provides attractive long-term growth opportunities and the mainstream market gaming segment has relatively high margins in comparison to other gaming segments.
Our permanent resort and casino is being designed to feature a hotel tower including 500 rooms and a rooftop bar. Our dining and beverage options are also designed for broad market appeal and include a range of restaurants, cafes, bars and lounges. Our location, in the heart of the City of Chicago, offers an immersive entertainment environment in street and riverscape surroundings inspired by iconic shopping in the Magnificent Mile district. Our permanent resort and casino will also feature a new landscaped riverwalk with activation elements such as artwork, walking paths and a dog park. It will also include a new park along the river, terraced steps and outdoor seating for restaurants, cafes, bars and lounges. The park will be accessible to the public during the hours typical of Chicago public parks. We believe that our combination of entertainment and leisure activities, differentiated gaming attractions in comparison to other offerings in this geographic location and outdoor space, including being the only casino in the City of Chicago, delivered in an easily accessible location, will provide a customer experience that is hard to replicate without having to visit multiple destinations.
Strategic location with strong and improving accessibility
The following map illustrates the centralized location of our permanent resort and casino in Chicago:

GOOSE ISLAND
LAKE MICHIGAN
N HALSTED AVE.
N LARRABEE ST.
N HUDSON AVE.
N ORLEANS ST.
N FRANKLIN ST.
N OGDEN AVE
CHICAGO AVE.
SUPERIOR ST.
HURON ST.
ERIE ST.
ONTARIO ST.
OHIO ST.
GRAND AVE.
BLUE LINE TO O'HARE INT'L
I-90
M
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15

HOTELS

1. LEVEL HOTEL CHICAGO
2. THE CHICAGO HOTEL COLLECTION RIVER NORTH

ENTERTAINMENT/FOOD

1. INTUIT: THE CENTER FOR INTUITIVE AND OUTSIDER ART
2. URBAN MARKET GROCERY
3. WEINBERG/NEWTON ART GALLERY
4. AGLAIA COFFEE & TEA CO
5. EGGHOLIC CHICAGO
6. AIRE ANCIENT BATHS AND MASSAGE CHICAGO
7. FGA GREYHOUND
8. COAST YACHT RENTALS
9. ALLYU SPA
10. MONTGOMERY A. WARD PARK
11. LARABEE DOG PARK
12. KAI SUSHI
13. STARBUCKS COFFEE
14. SOLIDCORE FITNESS
15. OBELIX RESTAURANT

EL LINE (BROWN, PURPLE & BLUE)

I-90 (YELLOW)

M M STATIONS

N

700

Our permanent resort and casino will be strategically located in the heart of the City of Chicago, as the only casino located directly adjacent to the Chicago River, with easy access to the blue transit line as well as to multiple bus stops. The City of Chicago is the third most populous city in the United States, with 2.7 million residents in 2023 according to the United States Census Bureau. According to Forbes and Business Insider, tourism to the City of Chicago reached approximately 55 million visitors prior to the COVID-19 pandemic and is expected to fully rebound by the end of 2024.
We believe we can also leverage the traffic flow from nearby hotels, theaters, bars, restaurants, shopping districts and McCormick Place Convention Center to drive significant traffic to our permanent resort and casino, primarily due to our differentiated gaming and entertainment attractions in comparison to other offerings in this geographic location. Our close proximity to the Chicago River, which is a top tourist attraction in Chicago, will allow us to drive marketing promotions to tourists and drive further traffic to our permanent resort and casino. We intend to build a new water taxi stop and a new pedestrian bridge across the Chicago River to capitalize on traffic flow and make the proposed site even more accessible to Chicago residents and tourists in the downtown area. We also expect to be a natural and popular first stop for a large number of visitors to Chicago due to our close proximity to the River West, Fulton River District, River North and West Loop entertainment districts.
Backed by an established operator with a leading and diversified national gaming footprint
We are backed by Bally’s Corporation, an established operator in our resort and casino industry that is capable of providing expertise, know-how and support across the entire gaming spectrum, ranging from generation and advertising technology to the collection, processing and extrapolation of data and odds, to visualization solutions, risk management and platform services.
The deep understanding of our public company parent of the gaming industry, customer needs and preferences, regulatory processes and the evolving competitive landscape offers us a significant competitive advantage over our competitors. Upon the closing of this offering, we will continue to benefit from our relationship with Bally’s Corporation through the scale of Bally’s operations, including the centralization of shared services and support functions such as legal, information technology, human resources, supply chain logistics, warehousing, strategic sourcing and transportation. We will also continue to benefit from Bally’s Corporation’s extensive customer and sales network, as well as its well-developed and recognized customer loyalty programs, which we will continue to leverage to further drive visitation.
After its contemplated merger with Casino Queen, Bally’s Corporation’s casino offerings will stretch across eleven states across the United States. We believe the breadth of their offerings and reach gives us a competitive advantage in launching operations in a new city or state, as we are able to leverage their considerable resources and know-how to deliver the best offerings to potential customers.
Powerful network effects accelerate our value proposition
Under the Bally’s brand, we are able to benefit from powerful network effects, which further accelerate our value proposition. As a national participant in the gaming industry, Bally’s Corporation has casinos resorts spread across numerous major cities and has hosted tens of millions of customers since all of its casino resorts and online gaming operations commenced operations. We believe that, by operating under the Bally’s brand, we will be able to attract existing and new customers to our new resort and casino, as we will not be required to gain their trust upon launching our operation.
Experienced and Dedicated Management Team
Our management team has extensive experience in the gaming and hospitality industries. Management team members have prior tenures at other large-scale casino and entertainment companies, such as PENN Entertainment, Delaware North Companies, International Game Technology and Northstar Lottery Group. Our management team has an average of more than 11 years of experience in the gaming and hospitality industries. In addition, as of September 30, 2024, Bally’s had approximately 10,500 employees who are dedicated to Bally’s national and international operations to ensure exceptional customer experiences. We will also receive certain centralized corporate and management services from Bally’s Corporation, including shared service staff who will devote a portion of their time to our operations. We intend to continue to capitalize on the deep industry expertise, management skills and strong execution capabilities of our management team to successfully formulate and implement our strategies, and continue to streamline our operations by utilizing the services provided by our affiliates.
Our Business and Growth Strategies
Continue to focus on the mainstream market segment
We intend to focus on mainstream market gaming due to its attractive growth opportunities and higher margin profile. We are designing our non-gaming attractions to complement the mainstream market focus of our permanent resort and casino by delivering experiences that appeal to mainstream market players. We aim to leverage our differentiated entertainment, retail, food and beverage and hotel amenities to drive visitation, longer stays and greater spending by our patrons. Under our current plan, our permanent resort and casino is being designed to include approximately 3,400 slot machines and 173 table games. In addition, we currently envision outdoor green space, including an expansive public riverwalk with a water taxi stop. Other non-gaming attractions expected to be part of our permanent resort and casino include a hotel tower with 500 rooms, a rooftop bar, a 3,000-person mixed use entertainment and event center, as well as retail and food and beverage outlets. We expect our current plan for our permanent resort and casino to diversify our offerings and create long-term shareholder value.
Continue to drive visitation and revenue growth through innovative non-gaming attractions
We intend to enhance and diversify our differentiated non-gaming amenities and service offerings with the goal to drive further visitation to our resort and casino by both residents of Chicago and tourists visiting Chicago, and deliver long-term growth and high margins. We believe our permanent resort and casino will be different from existing resorts and casinos in Illinois and neighboring states because of our strategic location along the Chicago River, as well as our innovative and interactive entertainment attractions, which are intended to appeal to both individuals and groups interested in gaming and those not interested in gaming alike. We intend to leverage Bally’s Corporation’s existing attractions to provide superior entertainment experiences. For example, we intend to host premier concerts and events over time to increase our brand recognition locally, which we believe we can do using our nationwide access to premier talent. We also intend to enhance existing attractions and update them over time, and to optimize our mix of retail and food and beverage offerings that appeal to our target customers.
Continue to pursue strategic marketing initiatives and differentiate the “Bally’s” brand
We plan to continue to build the “Bally’s” brand to increase awareness among potential customers, particularly in Chicago and the Midwest. We intend to continue to pursue innovative promotions, including engaging influencers and celebrities to promote our resort and casino’s themes and entertainment facilities, and to host special events. We also plan to enhance our advertising activities, including through a variety of social media, print, television, online, outdoor, onsite and other means. In addition, we intend to leverage our relationship with Bally’s Corporation to promote our resort and casino through complementary and cost-effective cross-marketing and sales campaigns.
Prudently manage our capital structure
We commenced operations in June 2022, and we intend to develop a capital structure to match and support the on-going ramp-up of our operations. We intend to strengthen our balance sheet by focusing on optimizing our leverage, maintaining a competitive cost of capital and improving balance sheet flexibility. We intend to use all of the net proceeds from this offering, together with the proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note (as defined herein), to purchase 10,000 LLC Interests directly from Bally’s Chicago OpCo at a price per unit equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest.
Bally’s Chicago OpCo intends to use the proceeds it receives from the sale of LLC Interests to Bally’s Chicago, Inc. to repay $250.0 million outstanding aggregate amount under the Pre-IPO Intercompany Notes.

In turn, we believe we will be sufficiently capitalized through the fourth quarter of 2027. We intend to prudently manage our capital structure as we continue to grow our operations.
Our Relationship with Bally’s Corporation
Permanent Services Agreement
We intend to benefit from Bally’s Corporation’s significant experience and knowledge in the U.S. gaming market. In January 2023, Bally’s Chicago OpCo and certain subsidiaries of Bally’s Corporation entered into a services agreement (the “Permanent Services Agreement”) with Bally’s Management Group, LLC (f/k/a Twin River Management Group, Inc.) (“BMG”), a subsidiary of Bally’s Corporation. Pursuant to the Permanent Services Agreement, BMG agreed to provide us and certain subsidiaries of Bally’s Corporation with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing upon the opening of our permanent resort and casino. Pursuant to the Permanent Services Agreement, we agreed to pay BMG an annual fee equal to the salaries, burden, overhead and other operating costs for providing such services based on our share of those costs calculated by reference to an appropriate common-size metric plus 6%, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The initial term of the agreement is one year, beginning upon the opening of our permanent resort and casino, and will be automatically renewed for successive one-year terms, unless either party serves on the other a written notice of termination. We believe the support provided by Bally’s Corporation increases our competitive advantage and will contribute to the success of our business. See “Transactions with Related Persons — Permanent Services Agreement.”
Temporary Services Agreement
In August 2023, Bally’s Chicago OpCo entered into a services agreement (the “Temporary Services Agreement”) with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Temporary Services Agreement, BMG agreed to provide us with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing related to our temporary casino. Pursuant to the Temporary Services Agreement, we agreed to pay BMG a monthly fee equal to $5.0 million, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is two years, beginning August 30, 2023, and will be automatically renewed for successive one-year terms for as long as our temporary casino is licensed to continue operations, unless BMG serves on Bally’s Chicago OpCo a written notice of termination. The Temporary Services Agreement shall automatically terminate when our temporary casino permanently closes and our permanent resort and casino opens to the public. See “Transactions with Related Persons — Temporary Services Agreement.”
Guarantee of Bally’s Corporation’s Indebtedness
We and Bally’s Chicago HoldCo, our direct parent and the entity that will hold all of our Class B Interests after the closing of this offering, as well as all other current and future direct unrestricted subsidiaries of Bally’s Corporation under its credit facilities and bond indentures, will guarantee Bally’s Chicago OpCo’s obligations under the GLP Lease Agreement and GLP Development Agreement; provided, however, that at such time as Bally’s Chicago OpCo becomes a restricted subsidiary under Bally’s Corporation’s credit facilities and bond indentures, (i) Bally’s Corporation (or its Parent Company (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) will be required to guarantee the GLP Lease Agreement and GLP Development Agreement and (ii) following the delivery of such guarantee, the guarantees of the GLP Lease Agreement and GLP Development Agreement provided by Bally’s Chicago HoldCo and such other unrestricted subsidiaries of Bally’s Corporation shall terminate.
In connection with Bally’s Chicago HoldCo’s commitment to guarantee the GLP Lease Agreement and GLP Development Agreement, and in partial consideration for certain investments by Bally’s Corporation and its subsidiaries into Bally’s Chicago OpCo, we and Bally’s Chicago OpCo intend to guarantee all of Bally’s Corporation’s indebtedness upon Bally’s Corporation’s (or its Parent Company’s (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) guaranteeing the GLP Lease Agreement and the GLP Development Agreement or upon request from Bally’s Corporation; provided that, at any time after such guarantee by Bally’s Corporation (or its Parent Company) or such request from Bally’s Corporation, upon request of Bally’s Chicago OpCo, Bally’s Corporation will guarantee Bally’s Chicago OpCo’s obligations under any lease obligations outstanding at such time, including any obligations under the Oak Street Lease Agreement or, if entered into, the GLP Lease Agreement and the GLP Development Agreement, to the maximum extent permitted under the instruments governing Bally’s Corporation’s indebtedness (assuming full borrowing of all outstanding commitments under Bally’s Corporation’s revolving credit facilities outstanding at such time). Furthermore, we and Bally’s Chicago OpCo intend to enter into an agreement (the “Guarantee Agreement”) with Bally’s Corporation, pursuant to which, at any time in the future, upon request from Bally’s Corporation, we and Bally’s Chicago OpCo will guarantee, and cause each of our wholly-owned subsidiaries to guarantee, any additional indebtedness that Bally’s Corporation enters into at any time in the future. See “Transactions with Related Persons — Guarantee of Bally’s Corporation’s Indebtedness.”
Stockholders Agreement
In connection with this offering and the Transactions, we and Bally’s Chicago HoldCo intend to enter into a stockholders agreement (the “Stockholders Agreement”), pursuant to which for so long as Bally’s Chicago HoldCo beneficially owns at least 50% of the aggregate number of our stock outstanding, certain actions by us or any of our subsidiaries, including Bally’s Chicago OpCo, will require the prior written consent of Bally’s Chicago HoldCo. The actions that will require prior written consent include: (i) change in control transactions of our company or any of our subsidiaries, including Bally’s Chicago OpCo, (ii) acquiring or disposing of assets or any business enterprise or division thereof for consideration in excess of $50.0 million in any single transaction or series of transactions, (iii) increasing or decreasing the size of our board of directors, (iv) initiating any liquidation, dissolution, bankruptcy, or other insolvency proceeding involving us or any of our subsidiaries, including Bally’s Chicago OpCo, and (v) any transfer, issue, sale, or disposition by us of any shares of stock, other equity securities, equity-linked securities, or securities that are convertible into equity securities of us or our subsidiaries to any person or entity that is a non-strategic financial investor in a private placement transaction or series of transactions.
Support Letter
In March, 2024, we obtained a letter of support from Bally’s Corporation, pursuant to which Bally’s Corporation commits to fund all of our operating, investing, and financing activities through at least December 31, 2025 and further commits not to make any decision or action that would reasonably be expected to negatively affect our ability to continue as a going concern through at least December 31, 2025.
Our Relationship with Chicago
We are designing, developing and constructing a world-class entertainment destination resort in partnership with the City of Chicago. In connection with this partnership, we have entered into various agreements and development programs as set forth below.
Host Community Agreement with the City of Chicago
On June 9, 2022, we signed a host community agreement with the City of Chicago to develop our destination resort and casino in downtown Chicago (the “Host Community Agreement”). The Host Community Agreement provides us with the exclusive right to operate a permanent casino and a temporary casino for up to three years while our permanent resort and casino is constructed.
Pursuant to the Host Community Agreement, our permanent resort and casino is being designed to feature:
•
approximately 150 permanent gaming tables, including 20 poker tables;

•
in-person and mobile sports wagering facilities;

•
a 5-star quality high-end luxury hotel with 100 rooms initially, as well as amenities such as a rooftop bar, a fitness center, subject to expansion to up to 500 rooms within approximately five years of the opening of our permanent resort and casino;

•
approximately 65,000 square feet of entertainment and event space, including a flexible theater space with approximately 2.4 acres of greenspace that can be used to host outdoor events;

•
six restaurants/cafes and a food hall, including a three-meal diner with capacity for approximately 150 seats, a Bally’s Sports Bar with capacity for approximately 200 seats, a food hall with capacity for approximately 175 seats, an Asian restaurant with capacity for approximately 50 seats, a steakhouse with capacity for approximately 150 seats, an Italian restaurant with capacity for approximately 200 seats and a grab-and-go coffee bar with capacity for approximately 20 seats;

•
four bars and lounges, including a casino bar, a cocktail lounge with capacity for over 50 seats, a VIP lounge with capacity for over 60 seats and a rooftop bar with capacity for over 100 seats (including two hidden speakeasies that patrons can visit);

•
approximately 3,000 square feet of ancillary retail space, including sundries and souvenir shops;

•
a garage or parking facility with approximately 3,300 parking spaces, including approximately 2,200 patron spaces, approximately 600 employee spaces and approximately 500 valet spaces;

•
a visitor center for tourists and business travelers visiting Chicago, including a concierge service operated in coordination with Choose Chicago, a nonprofit organization that specializes in Chicago travel options; and

•
an approximately 23,000 square foot museum, with exhibits presenting Chicago sports and history and other rotating exhibitions.

In furtherance of these obligations, the Host Community Agreement establishes a minimum capital investment of $1.34 billion on the design, construction and equipping of our temporary casino and our permanent resort and casino. As of September 30, 2024, approximately $1.10 billion of this commitment remains. The actual cost of the development may exceed this minimum capital investment amount. In addition, land acquisition costs and financing costs, among other types of costs, are not counted toward meeting this minimum capital investment amount.
Additionally, as part of the design, development and construction of our temporary casino and our permanent resort and casino, the Host Community Agreement requires us to employ approximately:

•
2,900 individuals in the construction of our temporary casino;

•
3,000 individuals in the construction of our permanent resort and casino; and

•
2,500 individuals in the construction of the hotel tower.

Once operational, the Host Community Agreement requires us to employ:
•
approximately 550 individuals in our temporary casino; and

•
approximately 3,000 individuals in our permanent resort and casino.

In connection with the entry into the Host Community Agreement with the City of Chicago, we were required to make a one-time payment to the City of Chicago equal to $40.0 million, and are required to make ongoing payments of $4.0 million per year beginning on September 9, 2023, the date that our temporary casino opened to the general public. Additionally, in connection with the Host Community Agreement, Bally’s Corporation was required to provide the City of Chicago with a guaranty whereby the Company is required to have and maintain available financial resources in an amount reasonably sufficient to fund all amounts necessary to allow us to meet our obligations under the Host Community Agreement and, to the extent we fail to perform any obligations thereunder, assume full responsibility for and perform our obligations in accordance with the terms, covenants and conditions set forth in the Host Community Agreement. The guaranty also required that we indemnify and hold the City of Chicago harmless from and against any and all loss, cost, damage, injury, liability, claim or reasonable and documented expense the City of Chicago may suffer or incur by reason of any nonpayment or nonperformance of any of our obligations.

Our Host Community Agreement with the City of Chicago requires that 25% of Bally’s Chicago OpCo’s equity must be owned by persons that have satisfied the Class A Qualification Criteria. The Class A Qualification Criteria include, among other criteria, that the person:
•
if an individual, must be a woman;

•
if an individual, must be a Minority, as defined by MCC 2-92-670(n) (see below); or

•
if an entity, must be controlled by women or Minorities.

MCC 2-92-670(n), in turn, defines Minority as:
•
any individual in the following racial or ethnic groups:

•
African-Americans or Blacks (including persons having origins in any of the Black racial groups of Africa);

•
American Indians (including persons having origins in any of the original peoples of North and South America (including Central America) and who maintain tribal affiliation or community attachment);

•
Asian-Americans (including persons whose origins are in any of the original peoples of the Far East, Southeast Asia, the islands of the Pacific or the Northern Marianas or the Indian Subcontinent);

•
Hispanics (including persons of Spanish culture with origins in Mexico, South or Central America or the Caribbean Islands, regardless of race); and

•
individual members of other groups, including but not limited to Arab-Americans, found by the City of Chicago to be socially disadvantaged by having suffered racial or ethnic prejudice or cultural bias within American society, without regard to individual qualities, resulting in decreased opportunities to compete in Chicago area markets or to do business with the City of Chicago. Qualification under this clause is determined on a case-by-case basis and there is no exhaustive or definitive list of groups or individuals that the City of Chicago has determined to qualify as Minority under this clause. However, in the event the City of Chicago identifies any additional groups or individuals as falling under this clause in the future, members of such groups would satisfy the Class A Qualification Criteria.

If there are any changes to the groups included in MCC 2-92-670(n), and consequently to the Class A Qualification Criteria, prior to the closing of this offering, we will communicate such changes by filing an amendment to this prospectus with the SEC.
In addition, the Host Community Agreement requires that 40% of seats on our board of directors (our “Board”) be reserved for Minorities or women.
The Host Community Agreement provides that in the event that 75% of the gaming area of our permanent resort and casino is not open to the general public by September 10, 2026 (the “Completion Deadline”), subject to any extensions as a result of Force Majeure Periods (as defined in the Host Community Agreement), we must pay the City of Chicago an amount, calculated on a daily basis, equal to the product of (i) 85% of the projected local tax revenue multiplied by (ii) the number of days since the Completion Deadline, until 75% of the gaming area of our permanent resort and casino opens to the general public; provided that any local tax revenue actually received for such period shall not subtracted from any amounts due to the City of Chicago.
In addition, the Host Community Agreement also provides that in the event that 90%, taken as a whole, of our permanent resort and casino is not completed (as evidenced by the issuance of a temporary certificate of occupancy by the City of Chicago’s Department of Buildings) by the Completion Deadline, subject to any extensions as a result of Force Majeure Periods (as defined in the Host Community Agreement), we must pay the City of Chicago an amount, calculated on a daily basis, equal to the product of (i) 10% of the projected local tax revenue multiplied by (ii) the number of days since the Completion Deadline, until 90%, taken as a whole, of our permanent resort and casino is completed (as evidenced by the issuance of a temporary certificate of occupancy by the City of Chicago’s Department of Buildings).

If we show we timely commenced and have been diligently pursuing the construction of our permanent resort and casino, the City of Chicago may consent up to two three-month extensions of the Completion Deadline, followed by one two-month extension of the Completion Deadline, for a possible total extension of eight months. The first extension shall be consented to automatically by the City of Chicago and any subsequent consent shall not be unreasonably withheld, conditioned or delayed.
Gaming License
In order to operate our resort and casino, we will be required to obtain and hold licenses issued by the Illinois Gaming Board. The Host Community Agreement provides us with the exclusive recommendation for licensing to the Illinois Gaming Board for the City of Chicago casino license. On October 26, 2023, we obtained a four-year owners license from the Illinois Gaming Board. This license will expire on October 25, 2027 and may be renewed for subsequent four-year terms. The license issued to casino operators is referred to as an “owners license” and is issued by the Illinois Gaming Board for a period of up to four years. The owners license may then be renewed for subsequent four-year terms. On October 26, 2023, the Illinois Gaming Board also approved extending the operation of our temporary casino until September 9, 2026. The fee for the issuance or renewal of the owners license is $250,000. The license obligates the recipient to adhere to the standards and requirements set forth in the Illinois Gaming Act and the Illinois Gaming Board Rules. The Illinois Gaming Board has the authority to limit the term of the license at issuance or any renewal and may dictate additional restrictions upon the license.
Community Investment Program
We have agreed with the City of Chicago that we will commit to hiring residents of Chicago with various workforce development organizations in both the construction of our temporary casino and our permanent resort and casino, but also with respect to employment once our casinos are operational.
We are committed to the following hiring targets:
•
we are required to provide preference to Chicago-based businesses, if possible;

•
in the hiring of contractors for the construction of our temporary casino and our permanent resort and casino:

•
a minimum of 36% of funds need to go towards Minority-owned businesses;

•
a minimum of 10% of funds need to go towards women-owned businesses;

•
in the hiring of workers to build our temporary casino and our permanent resort and casino:

•
a minimum of 50% of total hours on our permanent resort and casino must be performed by Chicago residents;

•
a minimum of 15.5% of construction work must be performed by residents of socially and economically disadvantaged areas;

•
in the sourcing of goods and services and other vendor spending in connection with our temporary casino and our permanent resort and casino:

•
a minimum of 26% of funds need to go towards Minority-owned businesses;

•
a minimum of 10% of funds need to go towards women-owned businesses;

•
a minimum of 2% of funds need to go towards disadvantaged businesses, including businesses by owners that have historically been disadvantaged; and

•
a minimum of 3% of funds need to go towards veteran- or service-disabled veteran-owned businesses;

•
a target goal of 60% Minority hiring in the operation of our casino.

Under the community investment program, we intend on reducing the disparities that exist in the initial procurement process of goods and services by requiring that all contracts and bids in excess of $10,000 be issued via a competitive bidding process. Additionally, we intend to list all employment and procurement opportunities on our website. We intend on hosting an annual diversity vendor fair on the premises of our permanent resort and casino, and intend on hiring a third-party diversity, equity and inclusion expert in sourcing and contracting vendors to leverage their network of vendors, suppliers and individuals seeking jobs to push notifications, recruit bidders and support us in the process.
We have also agreed with the City of Chicago that we will commit to providing training opportunities for various roles in our resort and casino, including for table game dealers and food and beverage workers, and work to set up job fairs in order to attract potential applicants to employment opportunities in our resort and casino.
Our Community First Programs
As a member of the Bally’s organization, we intend to adhere to the Bally’s community-first policy, which is a fundamental and defining element of who we are as a company. We intend to build strong, lasting partnerships with local residents and businesses in Chicago.
As part of our community-first policy, we intend to implement programs to provide individuals with gaming addiction with support services, both offsite and onsite, including treatment of compulsive behavior disorders. We also intend to take extraordinary precautions to ensure that minors are prohibited from participating in any of the gaming activities at our resort and casino. Additionally, we intend to take precautions to ensure that our marketing practices do not disproportionately target disadvantaged communities, and will work to provide best-in-class social programs geared towards addressing gambling addiction throughout the Chicago area.
Corporate Structure
The below depicts our organizational structure upon the closing of this offering and the concurrent private placements and the consummation of the Transactions.

Bally's Corporation
Bally's Chicago Holding Company, LLC
Public Stockholders
Class B Interests
75% voting interest
0% economic interest
Subordinated Loans
Class A Interests
25% voting interest
100% economic interest
Bally's Chicago, Inc. (Issuer)
LLC Interests
75% economic interest
Post-IPO Capital Commitment
Sole Managing Member
LLC Interests
25% economic interest
Promissory Note
Promissory Note
Bally's Chicago Operating Company, LLC

Conflicts of Interest
Services Agreements
Bally’s Chicago OpCo and certain subsidiaries of Bally’s Corporation entered into the Permanent Services Agreement and the Temporary Services Agreement with BMG, a subsidiary of Bally’s Corporation, in January 2023 and in August 2023, respectively. See “— Our Relationship with Bally’s Corporation,” “Transactions with Related Persons — Permanent Services Agreement” and “Transactions with Related Persons — Temporary Services Agreement” for more information.
Other Conflicts of Interest
We are currently dependent on Bally’s for a majority of our working capital and financing requirements. As of September 30, 2024, Bally’s Chicago OpCo owes $631.0 million in promissory notes (the “Pre-IPO Intercompany Notes”) to Bally’s and various of its subsidiaries. The Pre-IPO Intercompany Notes have borne and bear interest at a rate equal to 0.0% per annum and are scheduled to mature on December 31, 2025, but all portions that remain outstanding are expected to be extinguished and contribute towards Bally’s commitment to purchase 30,000 LLC Interests for $750.0 million representing 75.0% of the economic interest in Bally’s Chicago OpCo.
In connection with the closing of this offering, we intend to pay the placement agent fees and offering and private placement expenses payable by us with the proceeds we receive from Class A investors in this offering and the concurrent private placements. In turn, we intend to issue Bally’s Chicago OpCo a promissory note (the “IPO Expenses Note”) in an amount equal to $     , which is equal to the placement agent fees and offering and private placement expenses payable by us, to cover the difference in the amount we will owe Bally’s Chicago OpCo in connection with the purchase of the LLC Interests. Bally’s Chicago OpCo intends to assign the IPO Expenses Note to Bally’s Chicago HoldCo in exchange for the cancellation of certain indebtedness owed by Bally’s Chicago OpCo to Bally’s Chicago HoldCo. The IPO Expenses Note will bear interest at a rate equal to 11.0% per annum and will mature on        .
We intend to use all of the net proceeds from this offering, together with the proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, to purchase 10,000 LLC Interests directly from Bally’s Chicago OpCo at a price per unit equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest. The 10,000 LLC Interests we purchase will represent 25.0% of the economic interest in Bally’s Chicago OpCo and the Class A Interests will represent 25.0% of the voting power and 100.0% of the economic interest in Bally’s Chicago, Inc.
Bally’s Chicago OpCo intends to use the proceeds it receives from the sale of LLC Interests to us to repay $250.0 million outstanding aggregate amount under the Pre-IPO Intercompany Notes. In addition, Bally’s Chicago OpCo intends to issue 30,000 LLC Interests to Bally’s Chicago HoldCo, at a price per LLC Interest equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest, in satisfaction of $381.0 million of indebtedness under the Pre-IPO Intercompany Notes (the “Intercompany Notes Cancellation”) and the commitment by Bally’s Chicago HoldCo to provide to Bally’s Chicago OpCo up to $369.0 million in additional funding (the “Post-IPO Capital Commitment”). Upon the closing of this offering, we intend to effect the Common Stock Reclassification and issue an additional 29,900 Class B Interests to Bally’s Chicago HoldCo at $0.001 per Class B Interest. The 30,000 LLC Interests issued by Bally’s Chicago OpCo to Bally’s Chicago HoldCo from the Intercompany Notes Cancellation and the Post-IPO Capital Commitment, will represent 75.0% of the economic interest in Bally’s Chicago OpCo and the 30,000 Class B Interests that will be held by Bally’s Chicago HoldCo will represent 75.0% of the voting power and no economic interest in Bally’s Chicago, Inc.
No compensation of any kind, including finder’s and consulting fees, will be paid by us to Bally’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the closing of this offering. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with their work on this offering. Our Board will review on a quarterly basis all payments that were made to Bally’s, our officers, directors or our or their affiliates.

Guarantee of Bally’s Corporation’s Indebtedness
We and Bally’s Chicago HoldCo, our direct parent and the entity that will hold all of our Class B Interests after the closing of this offering, as well as all other current and future direct unrestricted subsidiaries of Bally’s Corporation under its credit facilities and bond indentures, will guarantee Bally’s Chicago OpCo’s obligations under the GLP Lease Agreement and GLP Development Agreement; provided, however, that at such time as Bally’s Chicago OpCo becomes a restricted subsidiary under Bally’s Corporation’s credit facilities and bond indentures, (i) Bally’s Corporation (or its Parent Company (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) will be required to guarantee the GLP Lease Agreement and GLP Development Agreement and (ii) following the delivery of such guarantee, the guarantees of the GLP Lease Agreement and GLP Development Agreement provided by Bally’s Chicago HoldCo and such other unrestricted subsidiaries of Bally’s Corporation shall terminate.
In connection with Bally’s Chicago HoldCo’s commitment to guarantee the GLP Lease Agreement and GLP Development Agreement, and in partial consideration for certain investments by Bally’s Corporation and its subsidiaries into Bally’s Chicago OpCo, we and Bally’s Chicago OpCo intend to guarantee all of Bally’s Corporation’s indebtedness upon Bally’s Corporation’s (or its Parent Company’s (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) guaranteeing the GLP Lease Agreement and the GLP Development Agreement or upon request from Bally’s Corporation; provided that, at any time after such guarantee by Bally’s Corporation (or its Parent Company) or such request from Bally’s Corporation, upon request of Bally’s Chicago OpCo, Bally’s Corporation will guarantee Bally’s Chicago OpCo’s obligations under any lease obligations outstanding at such time, including any obligations under the Oak Street Lease Agreement or, if entered into, the GLP Lease Agreement and the GLP Development Agreement, to the maximum extent permitted under the instruments governing Bally’s Corporation’s indebtedness (assuming full borrowing of all outstanding commitments under Bally’s Corporation’s revolving credit facilities outstanding at such time). Furthermore, we and Bally’s Chicago OpCo intend to enter into the Guarantee Agreement with Bally’s Corporation, pursuant to which, at any time in the future, upon request from Bally’s Corporation, we and Bally’s Chicago OpCo will guarantee, and cause each of our wholly-owned subsidiaries to guarantee, any additional indebtedness that Bally’s Corporation enters into at any time in the future. See “Transactions with Related Persons — Guarantee of Bally’s Corporation’s Indebtedness.”
Bally’s Chicago OpCo Amended and Restated Limited Liability Company Agreement
As a result of this offering and the concurrent private placements, Bally’s Chicago, Inc. will hold LLC Interests in Bally’s Chicago OpCo and will be the sole managing member of Bally’s Chicago OpCo. Accordingly, Bally’s Chicago, Inc. will have the obligation to absorb losses and receive benefits from Bally’s Chicago OpCo, and consolidate the financial results of Bally’s Chicago OpCo and, through Bally’s Chicago OpCo and its operating entity subsidiaries, conduct our business.
Pursuant to the amended and restated limited liability company agreement of Bally’s Chicago OpCo as it will be in effect at the time of this offering, Bally’s Chicago, Inc. will have the right to determine when distributions will be made to holders of LLC Interests and the amount of any such distributions, taken into consideration any applicable limitations and restrictions. See “Dividend Policy.” If a distribution is authorized, such distribution will be made to the holders of LLC Interests pro rata in accordance with the percentages of their respective LLC Interests held. See “Transactions with Related Persons — Bally’s Chicago OpCo Amended and Restated Limited Liability Company Agreement.”
Stockholders Agreement
In connection with this offering and the Transactions, we and Bally’s Chicago HoldCo intend to enter into the Stockholders Agreement, pursuant to which for so long as Bally’s Chicago HoldCo beneficially owns at least 50% of the aggregate number of our stock outstanding, certain actions by us or any of our subsidiaries, including Bally’s Chicago OpCo, will require the prior written consent of Bally’s Chicago HoldCo. See “— Our Relationship with Bally’s Corporation” and “Transactions with Related Persons — Stockholders Agreement” for more information.

Support Letter
In March, 2024, we obtained a letter of support from Bally’s Corporation, pursuant to which Bally’s Corporation commits to fund all of our operating, investing, and financing activities through at least December 31, 2025 and further commits not to make any decision or action that would reasonably be expected to negatively affect our ability to continue as a going concern through at least December 31, 2025.
Distributions and Repayment of Subordinated Loans
Upon the closing of this offering and the concurrent private placements and the consummation of the Transactions, we will be a holding company, and our principal asset will be the LLC Interests we purchase from Bally’s Chicago OpCo. If we decide to make a distribution in the future, we would need to cause Bally’s Chicago OpCo to make distributions to us in an amount sufficient to cover the repayment of the IPO Expense Note, future borrowings plus such distribution. If Bally’s Chicago OpCo makes such distributions to us, the other holders of LLC Interests will be entitled to receive pro rata distributions.
In addition, Bally’s Chicago OpCo will report as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, any taxable income of Bally’s Chicago OpCo will be allocated to holders of LLC Interests, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Bally’s Chicago OpCo. Under the terms of the Bally’s Chicago OpCo LLC Agreement, Bally’s Chicago OpCo will be obligated to make tax distributions to holders of LLC Interests, including us, to the extent it has distributable cash. In addition to tax expenses, we will also incur expenses related to our operations, which we expect could be significant. We intend, as its managing member, to cause Bally’s Chicago OpCo to make cash distributions to the owners of LLC Interests in an amount sufficient to (1) fund all or part of their tax obligations in respect of taxable income allocated to them and (2) cover our operating expenses. However, Bally’s Chicago OpCo’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Bally’s Chicago OpCo is then a party, including any debt or financing agreements, or any applicable law, or that would have the effect of rendering Bally’s Chicago OpCo insolvent. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds, including potentially from Bally’s and its affiliates if available, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. See “Risk Factors — Risks related to our organizational structure — Our principal asset after the completion of this offering and the concurrent private placements will be our interest in Bally’s Chicago OpCo, and, as a result, we will depend on distributions from Bally’s Chicago OpCo to pay our taxes and expenses. Bally’s Chicago OpCo’s ability to make such distributions may be subject to various limitations and restrictions.”
Furthermore, we intend, as its managing member, to cause Bally’s Chicago OpCo to make distributions of OpCo cash available for distribution on a quarterly basis. We define OpCo cash available for distribution as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable, less payments made on senior indebtedness, capital expenditures, cash taxes, rent without duplication and changes in working capital and cash used for acquisitions and dispositions. We do not expect any such distributions until after the permanent resort and casino is fully operational and generates cash flow.
In turn, we intend to distribute cash available for distribution to the holders of our Class A Interests (subject to certain requirements discussed below). Holders of our Class B Interests will not be entitled to participate in distributions declared by our Board. We define cash available for distribution as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable, less payments made on senior indebtedness, capital expenditures, cash taxes, rent without duplication and changes in working capital and cash used for acquisitions and dispositions. Cash that is distributed to holders of our Class A Interests will be distributed pro rata according to the number of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests outstanding at the time of such distribution.

Given the capital intensity of developing, constructing, opening and operating a casino resort project of this scale, we currently expect that Bally’s Chicago OpCo will not have any OpCo cash available for distribution until approximately three to five years after our permanent resort and casino begins operations. However, this may fluctuate depending on Bally’s Chicago OpCo’s ability to generate cash from operations and its cash flow needs, which, among other things, may be impacted by debt service payments on its senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago. Pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us. The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly, will be pre-payable at any time without a premium or penalty at a prepayment price equal to the principal amount thereof plus accrued interest, and will have no maturity date. See “Subordinated Loans” for more information on the Subordinated Loans.
If the principal and interest of any of the Subordinated Loans have been paid in full, by distributions from Bally’s Chicago OpCo or any other means, we intend to distribute to holders of the corresponding Class A Interests with respect to any such Subordinated Loan an amount equal to 100% of the applicable distribution specified above in the form of a direct cash dividend.
While we intend, as its managing member, to cause Bally’s Chicago OpCo to make distributions on a quarterly basis once it is able to generate OpCo cash available for distribution approximately three to five years after our permanent resort and casino begins operations, we and Bally’s Chicago OpCo have not adopted a formal written dividend or distribution policy to pay a fixed amount of cash regularly or to pay any particular amount based on the achievement of, or derivable from, any specific financial metrics, including OpCo cash available for distribution. Further, we and Bally’s Chicago OpCo are not contractually obligated to pay any dividends or make any distributions and do not have any required minimum quarterly dividend or distribution, except for tax-related distributions described above. Our and Bally’s Chicago OpCo’s distributions may vary from quarter to quarter, may be significantly reduced or may be eliminated entirely. While we and Bally’s Chicago OpCo intend to make distributions equal to 100% of the cash available for distribution and OpCo cash available for distribution, respectively, on a quarterly basis, the actual amount of any distributions may fluctuate depending on our and Bally’s Chicago OpCo’s ability to generate cash from operations and our and Bally’s Chicago OpCo’s cash flow needs, which, among other things, may be impacted by debt service payments on our or Bally’s Chicago OpCo’s senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago. Our Board will have full discretion on how to deploy cash available for distribution, including the payment of dividends. Any debt we or Bally’s Chicago OpCo may incur in the future is likely to restrict our and Bally’s Chicago OpCo ability to pay dividends or distributions, and such restriction may prohibit us and Bally’s Chicago OpCo from making distributions, or reduce the amount of cash available for distribution and OpCo cash available for distribution. In addition, Delaware law imposes requirements that may restrict our ability to pay dividends to holders of our shares. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Interests — You may not receive dividends or other distributions on the Class A Interests” and “Dividend Policy.”
Illustrative Examples
For illustrative purposes, below are examples of the following:
•
how we intend to initially make quarterly distributions of cash available for distributions;

•
how the compounding interest will affect the attributable value of the Subordinated Loans depending on the amount of distributions made on a quarterly basis; and

•
how, in the event of a sale of Bally’s Chicago OpCo, the amount paid in connection with such sale would be distributed per Class A Interest outstanding at the time of such sale.

These illustrative examples are only for purposes of illustrating how the effects of the Subordinated Loans would apply in such specific example. These illustrative examples are not projections, goals or targets. Nothing in these illustrative examples should be regarded as a representation by any person that these are projections, goals or targets. The cash available for distribution that is distributed to holders of our Class A Interests will be distributed pro rata according to the number of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests outstanding at the time of such distribution. The examples below assume an equal number of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests outstanding.
Given the capital intensity of developing, constructing, opening and operating a casino resort project of this scale, we currently expect that Bally’s Chicago OpCo will not have any OpCo cash available for distribution until approximately three to five years after our permanent resort and casino begins operations. However, this may fluctuate depending on Bally’s Chicago OpCo’s ability to generate cash from operations and its cash flow needs, which, among other things, may be impacted by debt service payments on Bally’s Chicago OpCo’s senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Interests — You may not receive dividends or other distributions on the Class A Interests” and “Dividend Policy.”
The following illustrative example illustrates how we intend to initially make quarterly distributions of cash available for distributions once Bally’s Chicago OpCo is able to generate OpCo cash available for distribution assuming an aggregate number of 10,000 Class A Interests outstanding, distributed as 500 Class A-1 Interests, 1,000 Class A-2 Interests, 1,000 Class A-3 Interests and 7,500 Class A-4 Interests outstanding.
For example, if Bally’s Chicago OpCo has $100,000,000 of OpCo cash available for distribution in a year, or $25,000,000 of OpCo cash available for distribution in a quarter, and in turn we have $25,000,000 of cash available for distribution in a year, or $6,250,000 of cash available for distribution in a quarter, we would intend to distribute such cash available for distribution as follows:
Initially, when none of the Subordinated Loans have been fully repaid(1):

•
$1,250,000 per year, or $312,500 per quarter, towards the servicing of accrued interest and principal on the Class A-1 Subordinated Loan;

•
$2,500,000 per year, or $625,000 per quarter, towards the servicing of accrued interest and principal on the Class A-2 Subordinated Loan;

•
$2,500,000 per year, or $625,000 per quarter, towards the servicing of accrued interest and principal on the Class A-3 Subordinated Loan; and

•
$18,750,000 per year, or $4,687,500 per quarter, dividend to the holders of our Class A-4 Interests.

(1)
This illustrative example assumes an aggregate number of 10,000 Class A Interests outstanding, distributed as 500 Class A-1 Interests, 1,000 Class A-2 Interests, 1,000 Class A-3 Interests and 7,500 Class A-4 Interests outstanding. However, in the event that there are different amounts of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests or Class A-4 Interests outstanding, the cash available for distribution that is distributed to holders of our Class A Interests will be distributed pro rata according to the number of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests outstanding at the time of such distribution. Under this illustrative example, each 1% increase (decrease) in the number of Class A-1, A-2, A-3 or A-4 Interests outstanding as a percentage of our total outstanding shares, would increase (decrease) the cash available for distribution to such class of Class A Interests by approximately $25,000 on annual basis or $6,250 on a quarterly basis.

Once the Subordinated Loans for a particular class have been fully repaid, such class would receive the same amount as a dividend. Once all Subordinated Loans have been fully repaid, we would distribute the $25,000,000 of cash available for distribution per year, or the $6,250,000 of cash available for distribution per quarter, to all Class A Interests on a pro rata basis as a dividend, which would amount to $2,500 per year per Class A Interest or $625 per quarter per Class A Interest.
The following tables include illustrative mathematical examples that illustrate how the compounding interest will affect the attributable value of the Subordinated Loans depending on the amount of distributions made on a quarterly basis:
Class of Interests	Assumed Aggregate Class A Distributions per Year, beginning in Year 3(1)	Balance of corresponding Subordinated Loans Interest as of the Closing of this Offering
Illustrative Mathematical Examples, taking into
account compounding interest and assumed distribution amounts:
Resulting Balance of Subordinated Loans per
corresponding share at the End of Fiscal Year(1)(2)
										Assumed Payoff date taking into account compounding interest and assumed distribution amounts:
			Year 1(1)	Year 2(1)	Year 3	Year 4	Year 5	Year 6	Year 7
A-1	$0	$24,750	$27,587	$30,749	$34,273	$38,202	$42,581	$47,461	$52,901	N/A
	$25,000,000(3)	Same as above	Same as above	Same as above	$31,668	$32,693	$33,836	$35,109	$36,528	N/A
	$40,000,000(4)	Same as above	Same as above	Same as above	$30,105	$29,388	$28,588	$27,697	$26,704	Year 19
A-2	$0	$22,500	$25,079	$27,954	$31,158	$34,729	$38,710	$43,147	$48,092	N/A
	$25,000,000(3)	Same as above	Same as above	Same as above	$28,553	$29,220	$29,965	$30,794	$31,719	N/A
	$40,000,000(4)	Same as above	Same as above	Same as above	$26,990	$25,915	$24,718	$23,383	$21,895	Year 16
A-3	$0	$20,000	$22,292	$24,848	$27,696	$30,870	$34,409	$38,353	$42,749	N/A
	$25,000,000(3)	Same as above	Same as above	Same as above	$25,091	$25,362	$25,663	$26,000	$26,375	N/A
	$40,000,000(4)	Same as above	Same as above	Same as above	$23,528	$22,056	$20,416	$18,589	$16,551	Year 12

(1)
All assumptions assume no cash distributions until end of the first quarter of Year 3 after our permanent resort and casino begins operations.

(2)
The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly.

(3)
This assumed aggregate amount of distributions would result in payments on Subordinated Loans, or distributions, of approximately $2,500 per Class A Interest per year or $625 per Class A Interest per quarter.

(4)
This assumed aggregate amount of distributions would result in payments on Subordinated Loans, or distributions, of approximately $4,000 per Class A Interest per year or $1,000 per Class A Interest per quarter.

Class of Interests	Assumed Aggregate Class A Distributions per Year, beginning in Year 4(1)	Balance of corresponding Subordinated Loans Interest as of the Closing of this Offering
Illustrative Mathematical Examples, taking into
account compounding interest and assumed distribution amounts:
Resulting Balance of Subordinated Loans per
corresponding share at the End of Fiscal Year(1)(2)
										Assumed Payoff date taking into account compounding interest and assumed distribution amounts:
			Year 1(1)	Year 2(1)	Year 3	Year 4	Year 5	Year 6	Year 7
A-1	$0	$24,750	$27,587	$30,749	$34,273	$38,202	$42,581	$47,461	$52,901	N/A
	$25,000,000(3)	Same as above	Same as above	Same as above	Same as above	$35,597	$37,072	$38,716	$40,549	N/A
	$40,000,000(4)	Same as above	Same as above	Same as above	Same as above	$34,034	$33,767	$33,469	$33,137	Year 32
A-2	$0	$22,500	$25,079	$27,954	$31,158	$34,729	$38,710	$43,147	$48,092	N/A
	$25,000,000(3)	Same as above	Same as above	Same as above	Same as above	$32,124	$33,201	$34,402	$35,740	N/A
	$40,000,000(4)	Same as above	Same as above	Same as above	Same as above	$30,561	$29,896	$29,154	$28,328	Year 20
A-3	$0	$20,000	$22,292	$24,848	$27,696	$30,870	$34,409	$38,353	$42,749	N/A
	$25,000,000(3)	Same as above	Same as above	Same as above	Same as above	$28,265	$28,900	$29,607	$30,396	N/A
	$40,000,000(4)	Same as above	Same as above	Same as above	Same as above	$26,702	$25,595	$24,360	$22,985	Year 16

(1)
All assumptions assume no cash distributions until end of the first quarter of Year 4 after our permanent resort and casino begins operations.

(2)
The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly.

(3)
This assumed aggregate amount of distributions would result in payments on Subordinated Loans, or distributions, of approximately $2,500 per Class A Interest per year or $625 per Class A Interest per quarter.

(4)
This assumed aggregate amount of distributions would result in payments on Subordinated Loans, or distributions, of approximately $4,000 per Class A Interest per year or $1,000 per Class A Interest per quarter.

Class of Interests	Assumed Aggregate Class A Distributions per Year, beginning in Year 5(1)	Balance of corresponding Subordinated Loans Interest as of the Closing of this Offering
Illustrative Mathematical Examples, taking into
account compounding interest and assumed distribution amounts:
Resulting Balance of Subordinated Loans per
corresponding share at the End of Fiscal Year(1)(2)
										Assumed Payoff date taking into account compounding interest and assumed distribution amounts:
			Year 1(1)	Year 2(1)	Year 3	Year 4	Year 5	Year 6	Year 7
A-1	$0	$24,750	$27,587	$30,749	$34,273	$38,202	$42,581	$47,461	$52,901	N/A
	$25,000,000(3)	Same as above	Same as above	Same as above	Same as above	Same as above	$39,976	$41,953	$44,156	N/A
	$40,000,000(4)	Same as above	Same as above	Same as above	Same as above	Same as above	$38,413	$38,647	$38,909	N/A
A-2	$0	$22,500	$25,079	$27,954	$31,158	$34,729	$38,710	$43,147	$48,092	N/A
	$25,000,000(3)	Same as above	Same as above	Same as above	Same as above	Same as above	$36,105	$37,638	$39,347	N/A
	$40,000,000(4)	Same as above	Same as above	Same as above	Same as above	Same as above	$34,542	$34,333	$34,100	Year 31
A-3	$0	$20,000	$22,292	$24,848	$27,696	$30,870	$34,409	$38,353	$42,749	N/A
	$25,000,000(3)	Same as above	Same as above	Same as above	Same as above	Same as above	$31,804	$32,844	$34,003	N/A
	$40,000,000(4)	Same as above	Same as above	Same as above	Same as above	Same as above	$30,241	$29,539	$28,756	Year 21

(1)
All assumptions assume no cash distributions until end of the first quarter of Year 5 after our permanent resort and casino begins operations.

(2)
The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly.

(3)
This assumed aggregate amount of distributions would result in payments on Subordinated Loans, or distributions, of approximately $2,500 per Class A Interest per year or $625 per Class A Interest per quarter.

(4)
This assumed aggregate amount of distributions would result in payments on Subordinated Loans, or distributions, of approximately $4,000 per Class A Interest per year or $1,000 per Class A Interest per quarter.

The following table includes illustrative mathematical examples that illustrate how, in the event of a sale of Bally’s Chicago OpCo at the end of Year 7 after our permanent resort and casino begins operations, the amount paid in connection with such sale would be distributed per share outstanding at the time of such sale, taking into account the illustrative mathematical examples in each of the tables above:

Illustrative Mathematical Examples, taking into account assumed total senior indebtedness, compounding interest and assumed distribution amounts beginning Year 3 after our permanent resort and casino begins operations:

Assumed Aggregate Class A Distributions per Year, beginning in Year 3	Assumed Price Paid in Connection with the Sale of the Company(1)	Assumed Total Senior Indebtedness Outstanding of Bally’s Chicago OpCo at the Time of the Sale of the Company	Amount Remaining After Payment of Senior Indebtedness Outstanding of Bally’s Chicago OpCo	Amount Distributed to Bally’s Chicago, Inc.(2)	Assumed Total Subordinated Loans Outstanding at the Time of the Sale of the Company(2)	Amount Remaining After Payment of Subordinated Loans Outstanding	Amount Distributed to Class A Interests	Average Amount Distributed per Class A Interest(1)
$ 0	$1,200,000,000	$0	$1,200,000,000	$300,000,000	$117,291,297	$182,708,703	$182,708,703	$18,271
$25,000,000	$1,200,000,000	$0	$1,200,000,000	$300,000,000	$76,357,863	$223,642,137	$223,642,137	$22,364
$40,000,000	$1,200,000,000	$0	$1,200,000,000	$300,000,000	$51,797,803	$248,202,197	$248,202,197	$24,820

(1)
In the event of a sale of Bally’s Chicago OpCo, after payment or provision for payment of Bally’s Chicago OpCo’s debt and liabilities, including any amounts due under Bally’s Chicago OpCo’s senior indebtedness, each LLC Interest will be entitled to receive a proportionate interest in the net assets of

Bally’s Chicago OpCo. In turn, the interests in the net assets of Bally’s Chicago OpCo received by Bally’s Chicago, Inc. will be used to pay Bally’s Chicago, Inc.’s debts and liabilities, including any amounts under any senior indebtedness and the Subordinated Loans owed to Bally’s at the time of such sale. Each Class A Interest will be entitled to receive a proportionate interest in the net assets remaining for distribution to holders of Class A Interests as adjusted for any amount of Subordinated Loans attributable to such class that remained outstanding at the time of the sale of Bally’s Chicago OpCo. Under this illustrative example, the holders of Class A-4 Interests would be entitled to receive $30,000 and the holders of Class A-1, A-2 and A-3 Interests would be entitled to receive any remaining assets after the Subordinated Loans attributable to their respective classes have been repaid. Class B Interests hold no economic interest in Bally’s Chicago, Inc.
(2)
Calculated based on the resulting balance of Subordinated Loans per corresponding share at the end of Year 7 after our permanent resort and casino begins operations multiplied by the number of the corresponding Class A Interests then outstanding.

Illustrative Mathematical Examples, taking into account assumed total senior indebtedness, compounding interest and assumed distribution amounts beginning Year 4 after our permanent resort and casino begins operations:

Assumed Aggregate Class A Distributions per Year, beginning in Year 4	Assumed Price Paid in Connection with the Sale of the Company(1)	Assumed Total Senior Indebtedness Outstanding of Bally’s Chicago OpCo at the Time of the Sale of the Company	Amount Remaining After Payment of Senior Indebtedness Outstanding of Bally’s Chicago OpCo	Amount Distributed to Bally’s Chicago, Inc.(2)	Assumed Total Subordinated Loans Outstanding at the Time of the Sale of the Company(2)	Amount Remaining After Payment of Subordinated Loans Outstanding	Amount Distributed to Class A Interests	Average Amount Distributed per Class A Interest(1)
$ 0	$1,200,000,000	$0	$1,200,000,000	$300,000,000	$117,291,297	$182,708,703	$182,708,703	$18,271
$25,000,000	$1,200,000,000	$0	$1,200,000,000	$300,000,000	$86,410,079	$213,589,921	$213,589,921	$21,359
$40,000,000	$1,200,000,000	$0	$1,200,000,000	$300,000,000	$67,881,348	$232,118,652	$232,118,652	$23,212

(1)
In the event of a sale of Bally’s Chicago OpCo, after payment or provision for payment of Bally’s Chicago OpCo’s debt and liabilities, including any amounts due under Bally’s Chicago OpCo’s senior indebtedness, each LLC Interest will be entitled to receive a proportionate interest in the net assets of Bally’s Chicago OpCo. In turn, the interests in the net assets of Bally’s Chicago OpCo received by Bally’s Chicago, Inc. will be used to pay Bally’s Chicago, Inc.’s debts and liabilities, including any amounts under any senior indebtedness and the Subordinated Loans owed to Bally’s at the time of such sale. Each Class A Interest will be entitled to receive a proportionate interest in the net assets remaining for distribution to holders of Class A Interests as adjusted for any amount of Subordinated Loans attributable to such class that remained outstanding at the time of the sale of Bally’s Chicago OpCo. Under this illustrative example, the holders of Class A-4 Interests would be entitled to receive $30,000 and the holders of Class A-1, A-2 and A-3 Interests would be entitled to receive any remaining assets after the Subordinated Loans attributable to their respective classes have been repaid. Class B Interests hold no economic interest in Bally’s Chicago, Inc.

(2)
Calculated based on the resulting balance of Subordinated Loans per corresponding share at the end of Year 7 after our permanent resort and casino begins operations multiplied by the number of the corresponding Class A Interests then outstanding.

Illustrative Mathematical Examples, taking into account assumed total senior indebtedness, compounding interest and assumed distribution amounts beginning Year 5 after our permanent resort and casino begins operations::

Assumed Aggregate Class A Distributions per Year, beginning in Year 5	Assumed Price Paid in Connection with the Sale of the Company(1)	Assumed Total Senior Indebtedness Outstanding of Bally’s Chicago OpCo at the Time of the Sale of the Company	Amount Remaining After Payment of Senior Indebtedness Outstanding of Bally’s Chicago OpCo	Amount Distributed to Bally’s Chicago, Inc.(2)	Assumed Total Subordinated Loans Outstanding at the Time of the Sale of the Company(2)	Amount Remaining After Payment of Subordinated Loans Outstanding	Amount Distributed to Class A Interests	Average Amount Distributed per Class A Interest(1)
$ 0	$1,200,000,000	$0	$1,200,000,000	$300,000,000	$117,291,297	$182,708,703	$182,708,703	$18,271
$25,000,000	$1,200,000,000	$0	$1,200,000,000	$300,000,000	$95,428,582	$204,571,418	$204,571,418	$20,457
$40,000,000	$1,200,000,000	$0	$1,200,000,000	$300,000,000	$82,310,954	$217,689,046	$217,689,046	$21,769

(1)
In the event of a sale of Bally’s Chicago OpCo, after payment or provision for payment of Bally’s Chicago OpCo’s debt and liabilities, including any amounts due under Bally’s Chicago OpCo’s senior indebtedness, each LLC Interest will be entitled to receive a proportionate interest in the net assets of

Bally’s Chicago OpCo. In turn, the interests in the net assets of Bally’s Chicago OpCo received by Bally’s Chicago, Inc. will be used to pay Bally’s Chicago, Inc.’s debts and liabilities, including any amounts under any senior indebtedness and the Subordinated Loans owed to Bally’s at the time of such sale. Each Class A Interest will be entitled to receive a proportionate interest in the net assets remaining for distribution to holders of Class A Interests as adjusted for any amount of Subordinated Loans attributable to such class that remained outstanding at the time of the sale of Bally’s Chicago OpCo. Under this illustrative example, the holders of Class A-4 Interests would be entitled to receive $30,000 and the holders of Class A-1, A-2 and A-3 Interests would be entitled to receive any remaining assets after the Subordinated Loans attributable to their respective classes have been repaid. Class B Interests hold no economic interest in Bally’s Chicago, Inc.
(2)
Calculated based on the resulting balance of Subordinated Loans per corresponding share at the end of Year 7 after our permanent resort and casino begins operations multiplied by the number of the corresponding Class A Interests then outstanding.

Summary of Risk Factors
Our ability to implement our business strategy is subject to numerous risks and uncertainties. We face many risks inherent in our business generally. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors,” prior to making an investment in our Class A Interests. These risks include, among others, the following:
•
We are subject to various construction and development risks in connection with our permanent resort and casino in Chicago;

•
Any delay between the closing of our temporary casino and the opening of our permanent resort and casino could have a material adverse effect on our financial condition and results of operations;

•
The casino, hotel and hospitality industry is capital intensive and we may not be able to finance development, expansion and renovation projects, which could put us at a competitive disadvantage;

•
Both our temporary casino site and permanent resort and casino site are leased and could experience risks associated with leased properties, including risks relating to lease termination, inability to obtain satisfactory lease extensions, consents and approvals, charges and our relationship with landlords, which could have a material adverse effect on our business, financial position or results of operations;

•
Our proposed lines of business are highly sensitive to reductions in discretionary consumer spending;

•
The gaming industry, including retail casinos, iGaming and sports wagering, is highly competitive and increased competition, including through legislative legalization or expansion of gaming by states in or near Illinois or through Native American gaming facilities, could adversely affect our financial results;

•
We will be subject to extensive state and local regulation and licensing, and gaming authorities have significant control over our operations, which could have an adverse effect on our business;

•
Our business will be subject to a variety of laws in the United States and in Illinois, many of which are unsettled and still developing, and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory or prosecutorial climate applicable to the products and services we offer in our temporary casino and intend to offer in our permanent resort and casino, or changes in gaming tax rates, tax rules and regulations or interpretation thereof related to such products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations;

•
We will be reliant on effective payment processing services from a limited number of providers;

•
Our profitability will be dependent, in part, on return to players;

•
We will extend credit to a portion of our customers, and we may not be able to collect gaming receivables from our credit customers;

•
Declining popularity of games and changes in device preferences of players could have a negative effect on our business;

•
We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into the Company or otherwise manage the growth associated with multiple acquisitions;

•
Our results of operations and financial condition could be adversely affected by the occurrence of natural disasters, such as blizzards, floods, tornadoes, fires, or other catastrophic events, including war, terrorism and public health crises such as the COVID-19 pandemic;

•
Failure to comply with the community investment program commitments specified in the Host Community Agreement could have a material adverse effect on our financial condition and results of operations;

•
Bally’s interests may conflict with our interests and the interests of the other holders of our stock. Conflicts of interest between Bally’s and us could be resolved in a manner unfavorable to us and the other holders of our stock;

•
We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects;

•
Our business may be harmed from cybersecurity incidents and we may be subject to legal claims if there is loss, disclosure or misappropriation of or access to our customers’, business partners’ or our own information or other breaches of information security;

•
Servicing our indebtedness and funding our other obligations requires a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which will be beyond our control;

•
Our Class A Interests will not have an active trading market, and you may find it difficult to sell your Class A Interests;

•
You may not receive dividends or other distributions on the Class A Interests; and

•
Pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us until such time as such Subordinated Loans are fully paid and discharged, which means you may never directly receive a cash dividend on your Class A-1 Interests, Class A-2 Interests and Class A-3 Interests.

Corporate Information
Our principal executive offices are located at 640 N LaSalle, Suite 460, Chicago, IL 60654, and our telephone number is (401) 475-8474. Our website address is https://casinos.ballys.com/chicago/. The information contained on our website is not being incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.
Our logo and the other “Bally’s” trademarks and service marks of Bally’s Corporation appearing in this prospectus are the property of BMG, a subsidiary of Bally’s Corporation. This prospectus contains additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsement or sponsorship of us by, these other companies. Subsequent use of such trademarks and service marks in this prospectus and prospectus supplements may occur without their respective superscript symbols (TM or SM) in order to facilitate readability and does not constitute a waiver of any rights that might be associated with the respective trademarks or service marks.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•
being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, unless the SEC determines the new rules are necessary for protecting the public;

•
reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (ii) the date that we become a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates as of the end of the second quarter of that fiscal year; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the first fiscal year ending after the fifth anniversary of the closing of this offering. Given that there will not be an active trading market for our equity securities, we expect to value the equity securities held by non-affiliates for purposes of determining our qualification as an “emerging growth company” by relying on a stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest. As of the closing of this offering and the concurrent private placements, we expect approximately $250.0 million of equity securities to be held by non-affiliates based on the valuation criteria described above.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide may be different than the information you receive from other public companies in which you hold stock.
Emerging growth companies can also take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to use this extended transition period. As a result, our consolidated financial statements are comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting shares of stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting shares of stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING
Aggregate number of securities offered
10,000 Class A Interests (divided into Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests).
Securities offered
500 Class A-1 Interests, par value $0.001 per share;
1,000 Class A-2 Interests, par value $0.001 per share;
1,000 Class A-3 Interests, par value $0.001 per share; and
7,500 Class A-4 Interests, par value $0.001 per share.
Class A Interests to be sold in the concurrent private
placements
Immediately subsequent to the closing of this offering, and subject to certain conditions of closing as described in “Concurrent Private Placements,” the private placement investors will purchase         Class A-1 Interests,         Class A-2 Interests,         Class A-3 Interests, and         Class A-4 Interests, respectively, in the concurrent private placements at a price per share equal to the initial public offering. The sale of the Class A Interests in the private placements is contingent upon the completion of this offering. We refer to these private placements as the concurrent private placements.
Class A Interests to be outstanding after this offering and the concurrent private placements
10,000 Class A Interests (divided into Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests) representing 25% of the voting power and 100% of the economic interest in Bally’s Chicago, Inc.
Class B Interests to be outstanding after this offering and the concurrent private placements
30,000 Class B Interests representing 75% of the voting power and no economic interest in Bally’s Chicago, Inc.
Offering type
This offering is being conducted on a best efforts basis. There is no minimum number of Class A Interests to be sold (or minimum number of Class A Interests to be sold of each class) or minimum aggregate offering proceeds for this offering to close.
Use of proceeds
We estimate that the net proceeds we will receive from the sale of Class A Interests in this offering will be approximately $195.1 million and, together with the net proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, will total approximately $250.0 million, in each case assuming the sale of Class A Interests at the public offering prices set forth on the cover of this prospectus, after deducting the placement agent fees and offering and private placement expenses payable by us.
We intend to use all of the net proceeds from this offering, together with the proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, to purchase 10,000 LLC Interests directly from Bally’s Chicago OpCo at a price per unit equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest.

Bally’s Chicago OpCo intends to use the proceeds it receives from the sale of LLC Interests to Bally’s Chicago, Inc. to repay $250.0 million outstanding aggregate amount under the Pre-IPO Intercompany Notes. See “Use of Proceeds.”
Investor qualification
Prospective investors cannot be employee benefit plans (e.g., 401(k) plans), IRAs, or other Plans (as defined herein). In accordance with the Host Community Agreement, we are also focused on cultivating an investor community that reflects diversity in social identity, including in race, ethnicity, class, gender, ability and national origin, among others. As such, in accordance with the Host Community Agreement, when allocating shares to potential investors in connection with this offering, we intend to only sell to investors that meet the Class A Qualification Criteria. See “Plan of Distribution — Offering Process.”
Voting rights
Each Class A Interest and each Class B Interest is entitled to one vote per share on all matters submitted to a vote of stockholders.
Following the closing of this offering and the concurrent private placements and the consummation of the Transactions, Bally’s Chicago HoldCo will be the sole holder of our Class B Interests, and thus will hold 75% of the voting power of our stock. See “Description of Capital Stock.”
Dividends
Upon the closing of this offering and the concurrent private placements and the consummation of the Transactions, we will be a holding company, and our principal asset will be the LLC Interests we purchase from Bally’s Chicago OpCo. If we decide to make a distribution in the future, we would need to cause Bally’s Chicago OpCo to make distributions to us in an amount sufficient to cover the repayment of the IPO Expense Note, future borrowings plus such distribution. If Bally’s Chicago OpCo makes such distributions to us, the other holders of LLC Interests will be entitled to receive pro rata distributions.
In addition, Bally’s Chicago OpCo will report as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, any taxable income of Bally’s Chicago OpCo will be allocated to holders of LLC Interests, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Bally’s Chicago OpCo. Under the terms of the Bally’s Chicago OpCo LLC Agreement, Bally’s Chicago OpCo will be obligated to make tax distributions to holders of LLC Interests, including us, to the extent it has distributable cash. In addition to tax expenses, we will also incur expenses related to our operations, which we expect could be significant. We intend, as its managing member, to cause Bally’s Chicago OpCo to make cash distributions to the owners of LLC Interests in an amount sufficient to (1) fund all or part of their tax obligations in respect of taxable income allocated to them and (2) cover our operating expenses. However, Bally’s Chicago OpCo’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Bally’s Chicago OpCo is then a party, including any debt or financing agreements, or any applicable law, or that would have the effect of rendering Bally’s Chicago OpCo insolvent. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds, including potentially from Bally’s and its affiliates if available, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. See “Risk Factors — Risks related to our organizational structure — Our principal asset after the completion of this offering and the concurrent private placements will be our interest in Bally’s Chicago OpCo, and, as a result, we will depend on distributions from Bally’s Chicago OpCo to pay our taxes and expenses. Bally’s Chicago OpCo’s ability to make such distributions may be subject to various limitations and restrictions.”
Furthermore, we intend, as its managing member, to cause Bally’s Chicago OpCo to make distributions of OpCo cash available for distribution on a quarterly basis. We define OpCo cash available for distribution as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable, less payments made on senior indebtedness, capital expenditures, cash taxes, rent without duplication and changes in working capital and cash used for acquisitions and dispositions. We do not expect any such distributions until after the permanent resort and casino is fully operational and generates cash flow.
In turn, we intend to distribute cash available for distribution to the holders of our Class A Interests (subject to certain requirements discussed below). Holders of our Class B Interests will not be entitled to participate in distributions declared by our Board. We define cash available for distribution as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable, less payments made on senior indebtedness, capital expenditures, cash taxes, rent without duplication and changes in working capital and cash used for acquisitions and dispositions. Cash that is distributed to holders of our Class A Interests will be distributed pro rata according to the number of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests outstanding at the time of such distribution. Given the capital intensity of developing, constructing, opening and operating a casino resort project of this scale, we currently expect that Bally’s Chicago OpCo will not have any OpCo cash available for distribution until approximately three to five years after our permanent resort and casino begins operations. However, this may fluctuate depending on Bally’s Chicago OpCo’s ability to generate cash from operations and its cash flow needs, which, among other things, may be impacted by debt service payments on its senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago. Pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us. The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly, will be pre-payable at any time without a premium or penalty at a prepayment price equal to the principal amount thereof plus accrued interest, and will have no maturity date. See “Subordinated Loans” for more information on the Subordinated Loans.
If the principal and interest of any of the Subordinated Loans have been paid in full, by distributions from Bally’s Chicago OpCo or any other means, we intend to distribute to holders of the corresponding Class A Interests with respect to any such Subordinated Loan an amount equal to 100% of the applicable distribution specified above in the form of a direct cash dividend.
While we intend, as its managing member, to cause Bally’s Chicago OpCo to make distributions on a quarterly basis once it is able to generate OpCo cash available for distribution approximately three to five years after our permanent resort and casino begins operations, we and Bally’s Chicago OpCo have not adopted a formal written dividend or distribution policy to pay a fixed amount of cash regularly or to pay any particular amount based on the achievement of, or derivable from, any specific financial metrics, including OpCo cash available for distribution. Further, we and Bally’s Chicago OpCo are not contractually obligated to pay any dividends or make any distributions and do not have any required minimum quarterly dividend or distribution, except for tax-related distributions described above. Our and Bally’s Chicago OpCo’s distributions may vary from quarter to quarter, may be significantly reduced or may be eliminated entirely. While we and Bally’s Chicago OpCo intend to make distributions equal to 100% of the cash available for distribution and OpCo cash available for distribution, respectively, on a quarterly basis, the actual amount of any distributions may fluctuate depending on our and Bally’s Chicago OpCo’s ability to generate cash from operations and our and Bally’s Chicago OpCo’s cash flow needs, which, among other things, may be impacted by debt service payments on our or Bally’s Chicago OpCo’s senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago. Our Board will have full discretion on how to deploy cash available for distribution, including the payment of dividends. Any debt we or Bally’s Chicago OpCo may incur in the future is likely to restrict our and Bally’s Chicago OpCo ability to pay dividends or distributions, and such restriction may prohibit us and Bally’s Chicago OpCo from making distributions, or reduce the amount of cash available for distribution and OpCo cash available for distribution. In addition, Delaware law imposes requirements that may restrict our ability to pay dividends to holders of our shares. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Interests — You may not receive dividends or other distributions on the Class A Interests” and “Dividend Policy.”
Electronic form and trading market
The Class A Interests will be issued in electronic form only, and will not be available in physical form. Our Class A Interests are new securities; there are currently none issued and there is currently no established market for such shares.
Our Class A Interests will not be listed on any national securities exchange or on any other stock exchange, regulated trading facility or automated dealer quotation system in the United States or internationally. Additionally, there is no trading market for our Class A Interests and, due to transferability restrictions, an active market for our Class A Interests will not likely develop in the future. As such, our Class A Interests will have limited liquidity and holders of our Class A Interests may not be able to monetize their full investment in our Class A Interests, if at all. Furthermore, Class A-1 Interests, Class A-2 Interests and Class A-3 Interests can be transferred only after the Subordinated Loan attributable to such Interest has been paid in full and such interest has been converted to an A-4 Interest.
Transfer Restrictions
Our Class A Interests are subject to restrictions on transferability and redemption provisions, which will materially impact the ability of holders of our Class A Interests to transfer their shares.
These restrictions include, among others:
•
Our Class A Interests cannot be sold in open market transactions;

•
Our Class A Interests cannot be marketed or listed on any secondary market for purchase;

•
Our Class A Interests can only be transferred without our consent to Permitted Transferees;

•
Our Class A Interests can only be transferred with our consent to individuals or entities that have satisfied the Class A Qualification Criteria, and, in the case of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, only after the Subordinated Loan attributable to such Interest has been paid in full and such Interests are converted to Class A-4 Interests; and

•
Our Class A Interests cannot be transferred to employee benefit plans, IRAs or Plans (as defined herein).

See “Shares Eligible for Future Sale” beginning on page 179 for additional information related to the transfer restrictions imposed on our Class A Interests.
U.S. federal income tax
consequences to
U.S. Holders
For a description of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the

Class A Interests to U.S. Holders, please see “Material U.S. Federal Income Tax Consequences to U.S. Holders” herein.
Certain ERISA Considerations
See “Certain ERISA Considerations” for information relating to the purchase and transfer restrictions on employee benefit plans, IRAs and other Plans (as defined therein).
Maximum Investment Limits and Financial Suitability
An investment in Class A Interests is subject to certain maximum investment limits, some of which are based on financial suitability. See “Plan of Distribution — Offering Process — Maximum Investment Limits and Financial Suitability.”
Risk factors
You should read “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our Class A Interests.
Order/Investment Commitment submission deadline
Prospective investors must have submitted their qualification application to us by the submission deadline, which is currently January 31, 2025, but may be sooner at our sole discretion depending upon market conditions.
Liquidation
In the event of a sale, liquidation, dissolution or winding up of Bally’s Chicago OpCo, including a change of control, after payment or provision for payment of Bally’s Chicago OpCo’s debt and liabilities, including any amounts due under Bally’s Chicago OpCo’s senior indebtedness, each LLC Interest will be entitled to receive a proportionate interest in the net assets of Bally’s Chicago OpCo. In turn, the interests in the net assets of Bally’s Chicago OpCo received by Bally’s Chicago, Inc. will be used to pay Bally’s Chicago, Inc.’s debts and liabilities, including any amounts under any senior indebtedness and the Subordinated Loans owed by us at the time of such liquidation. Each Class A Interest will be entitled to receive a proportionate interest in the net assets remaining for distribution to holders of Class A Interests. Class B Interests hold no economic interest in Bally’s Chicago, Inc. See “Description of Capital Stock.”
The number of our shares of stock to be outstanding after this offering and the concurrent private placements is based on 100 common stock outstanding as of September 30, 2024. Upon the closing of this offering and the concurrent private placements and the consummation of the Transactions, all of our outstanding common stock will be reclassified into Class B Interests (the “Common Stock Reclassification”). See “Our Organizational Structure.”
Except as otherwise indicated, all information in this prospectus assumes or gives effect to:
•
no purchases of Class A Interests by Bally’s Corporation in this offering;

•
the Intercompany Notes Cancellation;

•
the Post-IPO Capital Commitment;

•
the issuance of 29,900 Class B Interests to Bally’s Chicago HoldCo at $0.001 per Class B Interest;

•
the issuance of        Class A-1 Interests,         Class A-2 Interests,        Class A-3 Interests, and        Class A-4 Interests to the private placement investors upon the closing of the concurrent private placements;

•
the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws prior to the closing of this offering; and

•
the Common Stock Reclassification.

QUESTIONS AND ANSWERS
Q:
What is our business?

A:
We are a gaming, hospitality and entertainment company with the singular focus of building and operating a world-class entertainment destination resort in Chicago, Illinois. We intend to provide both Chicago residents and business and leisure travelers visiting Chicago with physical and interactive entertainment and gaming experiences.

Q:
What are the securities that we are offering?

A:
We are offering our Class A Interests. Upon the closing of this offering and the concurrent private placements and the consummation of the Transactions, we will have five classes of stock: Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, Class A-4 Interests and Class B Interests. Class B Interests are not being offered hereby, and will be held exclusively by Bally’s Chicago HoldCo. The rights of the holders of Class A Interests and Class B Interests will be identical, except with respect to the impact of the Subordinated Loans attributable to Class A-1 Interests, Class A-2 Interests and Class A-3 Interests described below and Class B Interests have no economic interest in Bally’s Chicago, Inc. Each Class A Interest and each Class B Interest is entitled to one vote per share on all matters submitted to a vote of stockholders. Following the closing of this offering and the concurrent private placements and the consummation of the Transactions, as the sole holder of our Class B Interests, Bally’s Chicago HoldCo will hold 75% of the voting power in the Company. We will be permitted, but not required, to pay dividends on our Class A Interests. Holders of our Class B Interests will not be entitled to participate in distributions declared by our Board. See “Dividend Policy.”

Q:
Are there any risks associated with an investment in our Class A Interests?

A:
Yes. Our Class A Interests are highly risky and speculative. Investing in our Class A Interests should be considered only by persons who can afford the loss of their entire investment. Additionally, our Class A Interests will not be listed on any national securities exchange or on any other stock exchange, regulated trading facility or automated dealer quotation system in the United States or internationally. There is no trading market for our Class A Interests and an active market for our Class A Interests will not likely develop in the future. As such, our Class A Interests will have limited liquidity and holders of our Class A Interests may not be able to monetize their full investment in our Class A Interests, if at all.

Our Class A Interests are also subject to restrictions on transferability and redemption provisions, each of which will individually and in the aggregate materially impact the ability of holders of our Class A Interests to transfer their Class A Interests following the closing of this offering. Our Class A Interests can only be transferred without our consent to Permitted Transferees. Additionally, our Class A Interests can only be transferred with our consent to individuals or entities that have satisfied the Class A Qualification Criteria, and, in the case of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, only after the Subordinated Loan attributable to such Interest has been paid in full and such Interests are converted to Class A-4 Interests. See “Shares Eligible for Future Sale” beginning on page 179. Class A Interests also cannot be transferred to employee benefit plans, IRAs and other Plans (as defined herein). See “Certain ERISA Considerations.”
Our Class A Interests are shares of stock in Bally’s Chicago, Inc. and do not constitute indebtedness. As such, our Class A Interests will rank junior to all indebtedness, including the Subordinated Loans, and other non-equity claims on our business with respect to assets available to satisfy claims, including in a liquidation of the Company.
In addition, pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us. Therefore, even if our Board (or a duly authorized committee of the Board) authorizes and declares a dividend on our shares of stock, holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests will not be entitled to receive any such dividend until such time as the corresponding Subordinated Loans associated with such Class A Interests are paid in full, which may take a prolonged period of time to occur, if at all.
Our Subordinated Loans will accrue interest at a rate of 11.0% per annum, compounding quarterly, and accrued and unpaid interest will be added to the outstanding principal amount thereof on a quarterly basis. As a result, the amount of Subordinated Loans that are to be paid with a percentage of the amounts that would otherwise be paid on account of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests will increase during the period between the closing date of this offering and the date, if any, on which dividends are to be paid on the Class A-1 Interests, Class A-2 Interests and Class A-3 Interests.
Due to the significant amount of indebtedness (including both principal and interest) owed on the Subordinated Loans, we do not expect to fully repay the Subordinated Loans for an extended period of time following the closing of this offering, if at all. As such, holders of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests may not directly receive the cash dividends or other distributions that otherwise would have been payable on such Class A-1 Interests, Class A-2 Interests and Class A-3 Interests for an equivalently long period of time, if at all, or realize any accretion in value above the initial amount invested. Moreover, the value of the principal and accrued interest on the Subordinated Loans could exceed the value of the Class A-1 Interests, Class A-2 Interests and Class A-3 Interests otherwise payable upon a sale of the business, resulting in holders of the Class A-1 Interests, Class A-2 Interests and Class A-3 Interests receiving nothing upon such a sale. See “Risk Factors.”
Q:
Will investors purchasing Class A Interests receive dividends?

A:
Upon the closing of this offering and the concurrent private placements and the consummation of the Transactions, we will be a holding company, and our principal asset will be the LLC Interests we purchase from Bally’s Chicago OpCo. If we decide to make a distribution in the future, we would need to cause Bally’s Chicago OpCo to make distributions to us in an amount sufficient to cover the repayment of the IPO Expense Note, future borrowings plus such distribution. If Bally’s Chicago OpCo makes such distributions to us, the other holders of LLC Interests will be entitled to receive pro rata distributions.

In addition, Bally’s Chicago OpCo will report as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, any taxable income of Bally’s Chicago OpCo will be allocated to holders of LLC Interests, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Bally’s Chicago OpCo. Under the terms of the Bally’s Chicago OpCo LLC Agreement, Bally’s Chicago OpCo will be obligated to make tax distributions to holders of LLC Interests, including us, to the extent it has distributable cash. In addition to tax expenses, we will also incur expenses related to our operations, which we expect could be significant. We intend, as its managing member, to cause Bally’s Chicago OpCo to make cash distributions to the owners of LLC Interests in an amount sufficient to (1) fund all or part of their tax obligations in respect of taxable income allocated to them and (2) cover our operating expenses. However, Bally’s Chicago OpCo’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Bally’s Chicago OpCo is then a party, including any debt or financing agreements, or any applicable law, or that would have the effect of rendering Bally’s Chicago OpCo insolvent. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds, including potentially from Bally’s and its affiliates if available, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. See “Risk Factors — Risks related to our organizational structure — Our principal asset after the completion of this offering and the concurrent private placements will be our interest in Bally’s Chicago

OpCo, and, as a result, we will depend on distributions from Bally’s Chicago OpCo to pay our taxes and expenses. Bally’s Chicago OpCo’s ability to make such distributions may be subject to various limitations and restrictions.”
Furthermore, we intend to, as its managing member, cause Bally’s Chicago OpCo to make distributions of OpCo cash available for distribution on a quarterly basis. We define OpCo cash available for distribution as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable, less payments made on senior indebtedness, capital expenditures, cash taxes, rent without duplication and changes in working capital and cash used for acquisitions and dispositions. We do not expect any such distributions until after the permanent resort and casino is fully operational and generates cash flow.
In turn, we intend to distribute cash available for distribution to the holders of our Class A Interests (subject to certain requirements discussed below). Holders of our Class B Interests will not be entitled to participate in distributions declared by our Board. We define cash available for distribution as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable, less payments made on senior indebtedness, capital expenditures, cash taxes, rent without duplication and changes in working capital and cash used for acquisitions and dispositions. Cash that is distributed to holders of our Class A Interests will be distributed pro rata according to the number of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests outstanding at the time of such distribution. Given the capital intensity of developing, constructing, opening and operating a casino resort project of this scale, we currently expect that Bally’s Chicago OpCo will not have any OpCo cash available for distribution until approximately three to five years after our permanent resort and casino begins operations. However, this may fluctuate depending on Bally’s Chicago OpCo’s ability to generate cash from operations and its cash flow needs, which, among other things, may be impacted by debt service payments on its senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago.
Pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us. The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly, will be pre-payable at any time without a premium or penalty at a prepayment price equal to the principal amount thereof plus accrued interest, and will have no maturity date. See “Subordinated Loans” for more information on the Subordinated Loans.
If the principal and interest of any of the Subordinated Loans have been paid in full, by distributions from Bally’s Chicago OpCo or any other means, we intend to distribute to holders of the corresponding Class A Interests with respect to any such Subordinated Loan an amount equal to 100% of the applicable distribution specified above in the form of a direct cash dividend.
While we intend, as its managing member, to cause Bally’s Chicago OpCo to make distributions on a quarterly basis once it is able to generate OpCo cash available for distribution approximately three to five years after our permanent resort and casino begins operations, we and Bally’s Chicago OpCo have not adopted a formal written dividend or distribution policy to pay a fixed amount of cash regularly or to pay any particular amount based on the achievement of, or derivable from, any specific financial metrics, including OpCo cash available for distribution. Further, we and Bally’s Chicago OpCo are not contractually obligated to pay any dividends or make any distributions and do not have any required minimum quarterly dividend or distribution, except for tax-related distributions described above. Our and Bally’s Chicago OpCo’s distributions may vary from quarter to quarter, may be significantly reduced or may be eliminated entirely. While we and Bally’s Chicago OpCo intend to make distributions equal to 100% of the cash available for distribution and OpCo cash available for distribution, respectively, on a quarterly basis, the actual amount of any distributions may fluctuate depending on our and Bally’s Chicago OpCo’s ability to generate cash from operations and our and Bally’s Chicago OpCo’s cash flow needs, which, among other things, may be impacted by debt service payments on our or Bally’s Chicago OpCo’s senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago. Our Board will have full discretion on how to deploy cash available for distribution, including the payment of dividends. Any debt we or Bally’s Chicago OpCo may incur in the future is likely to restrict our and Bally’s Chicago OpCo ability to pay dividends or distributions, and such restriction may prohibit us and Bally’s Chicago OpCo from making distributions, or reduce the amount of cash available for distribution and OpCo cash available for distribution. In addition, Delaware law imposes requirements that may restrict our ability to pay dividends to holders of our shares. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Interests — You may not receive dividends or other distributions on the Class A Interests” and “Dividend Policy.”
Q:
Will investors purchasing Class A Interests be parties to the subordinated loan agreement?

A:
No. Bally’s Chicago OpCo, as lender, will make the Subordinated Loans to us, as borrower, in various tranches and in varying amounts based on the total number of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests sold in this offering. None of the new investors purchasing Class A Interests in this offering will be a party to the subordinated loan agreement, or a borrower or lender under the Subordinated Loans. The Subordinated Loans will be non-recourse to the holders of our Class A Interests.

Q:
Will we offer additional equity securities in the future?

A:
While we do not currently intend to issue any additional securities in the future, we may be required to do so from time to time in order to continue to fund our operations. To the extent we decide to issue additional Class A Interests or Class B Interests in the future, we may be required to offer you an opportunity to participate pro rata in the offering in order for such offering not to dilute the ownership of individuals meeting the Class A Qualification Criteria below the minimum 25% requirement under the Host Community Agreement. However, to the extent that you determine that you either do not want to participate or cannot participate in any such offering, you will suffer immediate dilution to the extent such offering is completed without your participation. Additionally, we cannot guarantee that we will offer financing options similar to the Subordinated Loans, which would significantly increase the costs of any future investment.

Q:
Will you file separate periodic reports with the SEC?

A:
Yes. Bally’s Chicago, Inc. will be a registered SEC filer and thus is subject to the periodic reporting requirements of the SEC.

Q:
How will my Class A Interests be treated for United States federal income tax purposes?

A:
Class A Interests are to be treated as stock in Bally’s Chicago, Inc. for United States federal income tax purposes. For a discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A Interests to U.S. Holders, please see “Material U.S. Federal Income Tax Consequences to U.S. Holders” herein.

Q:
How are the Class A Interests being offered?

A:
Our Class A Interests are being offered on a best efforts basis, by and through our placement agents

(listed on the cover page of this prospectus). There is no minimum number of Class A Interests to be sold or minimum aggregate offering proceeds for this offering to close. The process for placing orders in this offering is different from that used for most public offerings of equity securities. You should carefully read the section entitled “Plan of Distribution — Offering Process” for additional information regarding how to place an order for our Class A Interests.
Q:
Will I receive a certificate for my Class A Interests?

A:
No. The Class A Interests will be issued in book-entry form only, and not in physical form. BitGo Trust (as defined below) will act as our registrar and transfer agent for our Class A Interests. Our Class A Interests will be held in book-entry form only on our books and records, and any transfers of our Class A Interests must be made through an account with BitGo Trust, a vendor that we have contracted to administer the books and records of our registrar.

Q:
Will the Class A Interests be listed on an exchange?

A:
Our Class A Interests will not be listed on a stock exchange such as the New York Stock Exchange or Nasdaq. Additionally, there is no trading market for our Class A Interests and, due to transferability restrictions, an active market for our Class A Interests will not likely develop in the future.

Therefore, our Class A Interests will have limited liquidity and holders of our Class A Interests may not be able to monetize their full investment in our Class A Interests, if at all.
Q:
Can I purchase Class A Interests using my existing brokerage account?

A:
No. In order to purchase our Class A Interests, investors will be required to open an account with BitGo Trust. You will not be able to purchase or sell any Class A Interests through any other brokerage account or any exchange or trading system. See “Plan of Distribution — Offering Process.”

Q:
What is Loop Capital Markets LLC and what role do they play in the offering and subsequent trading market?

A:
Loop Capital Markets LLC is serving as lead placement agent, along with other financial institutions, in this offering. Placement agents are financial specialists who work closely with issuers of securities to determine the initial offering price of the securities and solicit offers from investors to purchase the securities via the placement agents’ distribution network.

Q:
How can I sell my Class A Interests if I decide that I no longer wish to hold them?

A:
You cannot freely sell your Class A Interests. Each Class A Interest is subject to strict controls that limit transferability.

Our Class A Interests can only be transferred without our consent to Permitted Transferees. Additionally, our Class A Interests can only be transferred with our consent to individuals or entities that have satisfied the Class A Qualification Criteria, and, in the case of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, only after the Subordinated Loan attributable to such Interest has been paid in full and such Interests are converted to Class A-4 Interests. In order to attempt to transfer your Class A Interests, you will be required to submit an application for sale to us. See “Shares Eligible for Future Sale” beginning on page 179. Class A Interests also cannot be transferred to employee benefit plans, IRAs and other Plans (as defined herein). See “Certain ERISA Considerations.”
Q:
Do you or Bally’s get to participate in this offering as an investor?

A:
No. Neither we nor the officers, directors, employees, promoters or affiliates of us or Bally’s will be allowed to purchase any Class A Interests in this offering or execute trades in the secondary market for our or their own accounts through the placement agents. Bally’s ownership (through Bally’s Chicago HoldCo, its wholly-owned subsidiary) is limited to Class B Interests.

Q:
What is the relationship between us and Bally’s Corporation?

A:
We were incorporated on May 24, 2022 as a wholly-owned subsidiary of Bally’s. Following the closing of this offering and the concurrent private placements and the consummation of the Transactions, Bally’s Chicago HoldCo, a wholly-owned subsidiary of Bally’s, will own 75% of our outstanding shares through their ownership of all of our outstanding Class B Interests. We are currently dependent on Bally’s for a majority of our working capital and financing requirements. As of September 30, 2024, Bally’s Chicago OpCo owes $631.0 million in Pre-IPO Intercompany Notes to Bally’s and various of its subsidiaries. The Pre-IPO Intercompany Notes have borne and bear interest at a rate equal to 0.0% per annum and are scheduled to mature on December 31, 2025, but all portions that remain outstanding are expected to be extinguished and contribute towards Bally’s commitment to purchase 30,000 LLC Interests for $750.0 million representing 75.0% of the economic interest in Bally’s Chicago OpCo.

We intend to use all of the net proceeds from this offering, together with the proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, to purchase 10,000 LLC Interests directly from Bally’s Chicago OpCo at a price per unit equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest. The 10,000 LLC Interests we purchase will represent 25.0% of the economic interest in Bally’s Chicago OpCo and the Class A Interests will represent 25.0% of the voting power and 100.0% of the economic interest in Bally’s Chicago, Inc.
Bally’s Chicago OpCo intends to use the proceeds it receives from the sale of LLC Interests to us to repay $250.0 million outstanding aggregate amount under the Pre-IPO Intercompany Notes. In addition, Bally’s Chicago OpCo intends to issue 30,000 LLC Interests to Bally’s Chicago HoldCo, at a price per LLC Interest equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest, in satisfaction of the $381.0 million Intercompany Notes Cancellation and the $369.0 million Post-IPO Capital Commitment. Upon the closing of this offering, we intend to effect the Common Stock Reclassification and issue an additional 29,900 Class B Interests to Bally’s Chicago HoldCo at $0.001 per Class B Interest. The 30,000 LLC Interests issued by Bally’s Chicago OpCo to Bally’s Chicago HoldCo from the Intercompany Notes Cancellation and the Post-IPO Capital Commitment, will represent 75.0% of the economic interest in Bally’s Chicago OpCo and the 30,000 Class B Interests that will be held by Bally’s Chicago HoldCo will represent 75.0% of the voting power and no economic interest in Bally’s Chicago, Inc. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations and — Liquidity and Capital Resources.”
In January 2023, Bally’s Chicago OpCo and certain subsidiaries of Bally’s Corporation entered into the Permanent Services Agreement with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Permanent Services Agreement, BMG agreed to provide us and certain subsidiaries of Bally’s Corporation with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing upon the opening of our permanent resort and casino. Pursuant to the Permanent Services Agreement, we agreed to pay BMG an annual fee equal to the salaries, burden, overhead and other operating costs for providing such services based on our share of those costs calculated by reference to an appropriate common-size metric plus 6%, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is one year, beginning upon the opening of our permanent resort and casino, and will be automatically renewed for successive one-year terms, unless either party serves on the other a written notice of termination. See “Transactions with Related Persons — Permanent Services Agreement.”
In addition, in August 2023, Bally’s Chicago OpCo entered into the Temporary Services Agreement with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Temporary Services Agreement, BMG agreed to provide us with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing related to our temporary casino. Pursuant to the Temporary Services Agreement, we agreed to pay BMG a monthly fee equal to $5.0 million, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is two years, beginning August 30, 2023, and will be automatically renewed for successive one-year terms for as long as our temporary casino is licensed to continue operations, unless BMG serves on Bally’s Chicago OpCo a written notice of termination. The Temporary Services Agreement shall automatically terminate when our temporary casino permanently closes and our permanent resort and casino opens to the public. See “Transactions with Related Persons — Temporary Services Agreement.”
We and Bally’s Chicago HoldCo, our direct parent and the entity that will hold all of our Class B Interests after the closing of this offering, as well as all other current and future direct unrestricted subsidiaries of Bally’s Corporation under its credit facilities and bond indentures, will guarantee Bally’s Chicago OpCo’s obligations under the GLP Lease Agreement and GLP Development Agreement; provided, however, that at such time as Bally’s Chicago OpCo becomes a restricted subsidiary under Bally’s Corporation’s credit facilities and bond indentures, (i) Bally’s Corporation (or its Parent Company (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) will be required to guarantee the GLP Lease Agreement and GLP Development Agreement and (ii) following the delivery of such guarantee, the guarantees of the GLP Lease Agreement and GLP Development Agreement provided by Bally’s Chicago HoldCo and such other unrestricted subsidiaries of Bally’s Corporation shall terminate.
In connection with Bally’s Chicago HoldCo’s commitment to guarantee the GLP Lease Agreement and GLP Development Agreement, and in partial consideration for certain investments by Bally’s Corporation and its subsidiaries into Bally’s Chicago OpCo, we and Bally’s Chicago OpCo intend to guarantee all of Bally’s Corporation’s indebtedness upon Bally’s Corporation’s (or its Parent Company’s (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) guaranteeing the GLP Lease Agreement and the GLP Development Agreement or upon request from Bally’s Corporation; provided that, at any time after such guarantee by Bally’s Corporation (or its Parent Company) or such request from Bally’s Corporation, upon request of Bally’s Chicago OpCo, Bally’s Corporation will guarantee Bally’s Chicago OpCo’s obligations under any lease obligations outstanding at such time, including any obligations under the Oak Street Lease Agreement or, if entered into, the GLP Lease Agreement and the GLP Development Agreement, to the maximum extent permitted under the instruments governing Bally’s Corporation’s indebtedness (assuming full borrowing of all outstanding commitments under Bally’s Corporation’s revolving credit facilities outstanding at such time). Furthermore, we and Bally’s Chicago OpCo intend to enter into the Guarantee Agreement with Bally’s Corporation, pursuant to which, at any time in the future, upon request from Bally’s Corporation, we and Bally’s Chicago OpCo will guarantee, and cause each of our wholly-owned subsidiaries to guarantee, any additional indebtedness that Bally’s Corporation enters into at any time in the future. See “Transactions with Related Persons — Guarantee of Bally’s Corporation’s Indebtedness.”

SUMMARY HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present the summary historical and pro forma condensed consolidated financial and other data for Bally’s Chicago, Inc. Bally’s Chicago Operating Company, LLC is a consolidated subsidiary of Bally’s Chicago, Inc. for financial reporting purposes. The summary statements of operations and statements of cash flows data for the year ended December 31, 2023 and for the period from May 24, 2022 (date of inception) to December 31, 2022, and the summary balance sheet data as of December 31, 2023 and 2022, are derived from the audited consolidated financial statements of Bally’s Chicago, Inc. included elsewhere in this prospectus. The summary statements of operations and statements of cash flows data for the nine months ended September 30, 2024 and 2023, and the summary balance sheet data as of September 30, 2024 are derived from the unaudited condensed consolidated financial statements of Bally’s Chicago, Inc. included elsewhere in this prospectus. The unaudited condensed consolidated financial statements of Bally’s Chicago, Inc. have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Historical results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The information set forth below should be read together with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Organizational Structure” and the audited financial statements and the accompanying notes included elsewhere in this prospectus.
The summary unaudited pro forma condensed consolidated financial information of Bally’s Chicago, Inc. presented below has been derived from our unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus. The following summary unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 give effect to the Transactions and the other events set forth in “Our Organizational Structure,” including the consummation of this offering and the concurrent private placements, the use of the net proceeds therefrom and related transactions, as described in “Use of Proceeds” and “Unaudited Pro Forma Condensed Consolidated Financial Information,” as if they all had occurred on January 1, 2023 with respect to the statements of operations data, and September 30, 2024 with respect to the balance sheet data. The summary unaudited pro forma condensed consolidated financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this offering, the concurrent private placements and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma condensed consolidated financial information. The presentation of the summary unaudited pro forma condensed consolidated financial information is prepared in conformity with Article 11 of Regulation S-X.
	Bally’s Chicago, Inc. Pro Forma		Bally’s Chicago, Inc. Historical
	Nine Months ended September 30,	Year Ended December 31,	Nine Months Ended September 30,		Year Ended December 31,	Period from May 24, 2022 to December 31,
$ In thousands, except share and per share data	2024	2023	2024	2023	2023	2022
Summary Statements of Operations
Revenue:
Gaming	$	$	$86,851	$6,493	$28,734	$—
Non-gaming			9,786	687	3,443	—
Total revenue			96,637	7,180	32,177	—

	Bally’s Chicago, Inc. Pro Forma		Bally’s Chicago, Inc. Historical
	Nine Months ended September 30,	Year Ended December 31,	Nine Months Ended September 30,		Year Ended December 31,	Period from May 24, 2022 to December 31,
$ In thousands, except share and per share data	2024	2023	2024	2023	2023	2022
Operating costs and expenses:
Gaming			44,322	3,022	13,430	—
Non-gaming			5,928	312	2,138	—
General and administrative			45,398	25,418	36,441	15,057
Management fees to Bally’s Corporation			45,000	5,659	20,680	424
Loss on sale-leaseback			150,000	—	—	—
Depreciation and amortization			13,633	1,420	5,705	—
Total operating costs and expenses			304,281	35,831	78,394	15,481
Loss from operations			(207,644)	(28,651)	(46,217)	(15,481)
Other income (expense):
Interest income			1,466	2,084	2,778	—
Interest expense, net of amounts capitalized			(6,891)	(10,514)	(13,819)	(2,031)
Other non-operating income (expenses), net			—	893	893	414
Total other expense, net			(5,425)	(7,537)	(10,184)	(1,617)
Loss before provision for income taxes			(213,069)	(36,188)	(56,365)	(17,098)
Benefit for income taxes			—	—	—	—
Net loss			(213,069)	(36,188)	(56,365)	(17,098)
Net (loss) attributable to non-controlling interest			—	—	—	—
Net (loss) attributable to Bally’s Chicago, Inc.	$	$	$(213,069)	$(36,188)	$(56,365)	$(17,098)
Loss per share – basic and diluted			$(2,130,690)	$(361,880)	$(563,650)	$(170,980)
Weighted average common shares outstanding, basic and diluted			100	100	100	100
Class A-1, Class A-2, Class A-3, Class A-4 Interests, basic and diluted loss per share	$	$
Weighted average Class A-1, Class A-2, Class A-3, Class A-4 Interests outstanding, basic and diluted

	Bally’s Chicago, Inc. Pro Forma	Bally’s Chicago, Inc. Historical
	As of September 30,	As of September 30,	As of December 31,
$ In thousands	2024	2024	2023	2022
Summary Balance Sheet Data
Cash	$	$17,557	$14,027	$1,092
Total assets		586,255	737,267	286,868
Total current liabilities		33,440	600,789	28,045
Total liabilities		871,813	809,756	240,501
Redeemable noncontrolling interest		—	—	—
Total stockholder’s deficit		(285,558)	(72,489)	46,367
Bally’s Chicago, Inc. Historical
	Nine Months ended September 30,		Year ended December 31,	Period from May 24, 2022 to December 31
$ In thousands	2024	2023	2023	2022
Summary Statements of Cash Flows Data:
Net cash used in operating activities	$(47,218)	$(34,162)	$(47,927)	$(17,704)
Net cash used in investing activities	(110,253)	(163,664)	(326,428)	(208,511)
Net cash provided by financing activities	103,723	265,974	444,568	227,307
Bally’s Chicago, Inc.
	Nine Months ended September 30,		Year ended December 31,	Period from May 24, 2022 to December 31
$ In thousands	2024	2023	2023	2022
Other Data:
Temporary Casino Adjusted EBITDAR	$8,877	$3,540	$7,721	$—
Permanent Casino Loss from Operations	$(156,591)	$(788)	$(2,227)	$—
Temporary Casino Adjusted EBITDAR:   We define Temporary Casino Adjusted EBITDAR as earnings, or loss, for the Temporary Casino before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, expansion costs, management fees to Bally’s Corporation, rent expense from triple net operating leases, and certain other gains or losses.
Permanent Casino Loss from Operations:   We define Permanent Casino Loss from Operations as revenue less operating expenses for our Permanent Casino reportable segment.

RISK FACTORS
Investing in our Class A Interests involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, and the sections in this prospectus entitled “Business” and “Description of Capital Stock,” before making any decision to invest in our Class A Interests. If any of the events discussed in the risk factors below occur it could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, the value of our Class A Interests could decline, and you could lose all or part of your investment.
Development and Construction Risks
We are subject to various construction and development risks in connection with our permanent resort and casino in Chicago.
Our proposed lines of business are dependent on the construction and development of our permanent resort and casino in Chicago, Illinois. Construction and development projects, particularly of the scale contemplated with our permanent resort and casino, are often developed in multiple stages involving commercial and governmental negotiations, site planning, due diligence, permit requests, environmental impact studies, permit applications and review, marine logistics planning and transportation and end-user delivery logistics, each of which requires significant effort and dedication to complete. Projects of this type are subject to a number of risks, including, among others:
•
engineering, environmental or geological problems;

•
shortages or delays in the delivery of equipment and supplies;

•
government or regulatory approvals, permits or other authorizations;

•
failure to meet technical specifications or adjustments being required based on testing or commissioning;

•
construction accidents that could result in personal injury or loss of life;

•
lack of adequate and qualified personnel to execute the project for our permanent resort and casino;

•
weather interference, particularly during the winter in Chicago;

•
delays in removing current tenants from the proposed sites; and

•
potential labor shortages, work stoppages or labor union disputes.

Furthermore, because of the nature of our business, we are dependent on numerous third parties, including local, state and federal governmental entities that are required to certificate and license our facilities. Delays from such third parties or governmental entities could prevent us from successfully executing the construction and development of our permanent resort and casino. In addition, as a builder of gaming facilities, we expect to face an intense regulatory process and heightened political pressure to finalize our permanent resort and casino in a timely manner, which subjects us to risks associated with changes in the political views and structure, government representatives, new regulations, regulatory reviews, employment laws and diligence requirements. Each of these could make it more difficult, time-consuming and expensive to develop our permanent resort and casino.
The occurrence of any one of these factors, whatever the cause, could result in unforeseen delays or cost overruns to the construction and development of our permanent resort and casino. Delays in the development beyond our estimated timelines, or amendments or change orders to our construction contracts, could result in increases to our development costs beyond our original estimates, which could require us to obtain additional financing or funding and could make our permanent resort and casino less profitable than originally estimated or possibly not profitable at all. Further, any such delays could cause a delay in our anticipated receipt of revenues from operating our permanent resort and casino. Our inability to meet milestones or conditions precedent in our contracts with Chicago could also lead to delay penalties and potentially a termination of agreements, which could render our permanent resort and casino impossible to open and/or operate. Specifically, the Host Community Agreement with the City of Chicago provides for significant liquidated damages in the event that we do not meet the milestones specified as to our temporary casino and our permanent resort and casino. Our parent, Bally’s, has experienced time delays and cost overruns in the construction and development of casinos as a result of the occurrence of various of the above factors, and no assurance can be given that we will not experience in the future similar events, any of which could have a material adverse effect on our business, operating results, cash flows and liquidity.
Any delay between the closing of our temporary casino and the opening of our permanent resort and casino could have a material adverse effect on our financial condition and results of operations.
We may experience a gap between the closing of our temporary casino and the opening of our permanent resort and casino. While we work to construct our permanent resort and casino on the banks of the Chicago River, we have the ability to operate a temporary casino in downtown Chicago for a period up to 24 months. Our temporary casino began operations on September 9, 2023. At the end of the 24-month period, we may petition the Illinois Gaming Board to extend for a period of up to 12 additional months. In no case we will be permitted to operate our temporary casino for a period of greater than 36 months unless otherwise approved by the City of Chicago and the Illinois Gaming Board.
Additionally, there are a number of risks associated with the opening of our permanent resort and casino, including those described elsewhere in this section. For example, the opening of our permanent resort and casino is subject to various construction and development risks, including:
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engineering, environmental or geological problems;

•
shortages or delays in the delivery of equipment and supplies;

•
government or regulatory approvals, permits or other authorizations;

•
failure to meet technical specifications or adjustments being required based on testing or commissioning;

•
construction accidents that could result in personal injury or loss of life;

•
lack of adequate and qualified personnel to execute the project for our permanent resort and casino;

•
weather interference, particularly during the winter in Chicago;

•
delays in removing current tenants from the proposed sites; and

•
potential labor shortages, work stoppages or labor union disputes.

In addition, we have not yet entered into binding contracts for the construction and development of all of our planned facilities and assets for our permanent resort and casino, and may not be able to enter into the contracts required on commercially favorable terms, or at all, which could cause potential changes or delays to our planned development and construction schedule. Also, any failure to maintain working capital sufficient for the project, business disruptions due to pandemic, crime or civil unrest and potential legal proceedings could put our planned schedule at risk of delay.
If we are unable to commence the operation of our permanent resort and casino as expected, and thus a gap exists between the closing of our temporary casino and the opening of our permanent resort and casino, our business, operating results, cash flows and liquidity could be materially and adversely affected.
We will depend on third-party contractors, operators and suppliers to develop and construct our permanent resort and casino.
We will be heavily reliant on third-party contractors, equipment manufacturers, suppliers and operators for the development and construction of our permanent resort and casino. We have not yet entered into binding contracts for the construction and development of all of our planned facilities and assets in Chicago, and we cannot assure you that we will be able to enter into the contracts required on commercially favorable terms, or at all, which could expose us to fluctuations in pricing and potential changes or delays to our planned development and construction schedule. These agreements with third parties will be the result of arm’s-length negotiations and subject to change. If we are unable to enter into favorable contracts, we may not be able to construct and operate these assets as expected, or at all.

Furthermore, there can be no assurance that contractors and suppliers will perform their obligations successfully under their agreements with us. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its respective agreement with us for any reason or terminates its agreement with us for any reason, we would be required to engage a substitute contractor, which could be particularly difficult. Although some agreements may provide for liquidated damages if the contractor or subcontractor fails to perform in the manner required with respect to its obligations, the events that trigger such liquidated damages may delay or impair the opening or operation of our planned facilities, and any liquidated damages that we receive may be delayed or insufficient to cover the damages that we suffer as a result of any such delay or impairment, including, among others, any covenants or obligations by us to or penalties under our agreements with Chicago. Such liquidated damages may also be subject to caps on liability, and we may not have full protection to seek payment from our contractors to compensate us for such payments and other consequences. Furthermore, we may have disagreements with our contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under their contracts and increase the cost of the applicable facility or result in a contractor’s unwillingness to perform further work.
If we are unable to construct and commission our permanent resort and casino as expected, or, when and if constructed, our permanent resort and casino does not accomplish our or Chicago’s goals, or if we experience delays or cost overruns in construction, our business, operating results, cash flows and liquidity could be materially and adversely affected.
We expect to invest significant capital and resources to develop our permanent resort and casino, which means that we are subject to the risk that our permanent resort and casino is not successfully developed or that the City of Chicago does not fulfill its obligations to us following our capital investment in our permanent resort and casino.
Our permanent resort and casino requires us to make significant upfront capital investments and devote significant internal time and resources to finalize our permanent resort and casino before we can start to generate revenue from the business. We do not expect to generate meaningful revenues until our permanent resort and casino has been opened to the public for some period of time, which may take a year or more to achieve from the opening of our permanent resort and casino.
If our permanent resort and casino is not successfully developed for any reason, we face the risk of not recovering some or all of our invested capital, which may be significant. If our permanent resort and casino is successfully developed, we face the risks that customers will not enjoy our permanent resort and casino or that Chicago will hinder our ability to operate our permanent resort and casino as intended, which could result in significantly lower revenues than what we currently anticipate. Our contracts and development agreements with Chicago do not fully protect us against this risk and, in some instances, may not provide any meaningful protection from this risk at all. This risk is heightened by the fact that our counterparty is a government or government-related entity because any attempt to enforce our contractual or other rights may involve long and costly litigation where the ultimate outcome is uncertain, and where the government or government-related entity may enjoy some form of immunity or popular support. Additionally, as a government or government-related entity, our counterparty is subject to political pressure and frequent administrative changes, which could result in different perspectives and treatment over the life of our commercial agreements to construct, develop and operate our permanent resort and casino.
If our capital investment does not generate the type of return on investment that we expect, we will have less capital to continue to develop and improve our permanent resort and casino, and our liquidity, results of operations and financial condition could be materially and adversely affected. This could result in our inability to comply with the terms of our existing debt or other agreements, which would exacerbate the aforementioned adverse effects.
We may experience supply chain or procurement disruptions, or increased supply chain costs, which may lead to construction and development delays in our permanent resort and casino.
The construction and development of our permanent resort and casino is planned for a relatively long-term construction schedule, with our permanent resort and casino expected to open to the public in

September 2026. The construction and development of our permanent resort and casino will require timely delivery of required equipment and materials in order to be open to the public by such date.
The global supply chain for the required equipment and materials could be impacted by disruptions that could lead to delays, reputational damage, interruptions of service and disruptions of our future plans and strategic initiatives, such as:
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political events;

•
banking industry turmoil;

•
international trade disputes;

•
acts of terrorism;

•
hostilities or wars (such as the war in Ukraine and conflict in the Middle East);

•
natural disasters;

•
public health issues, such as the COVID-19 global pandemic;

•
industrial accidents;

•
inflation; and

•
other business interruptions.

If any such delay or disruption were to occur, it could have a material adverse effect on our ability to execute the construction and development of our permanent resort and casino, which could have an impact on our liquidity and financial condition.
Changes in the costs of procuring materials and equipment used in the construction and development of our permanent resort and casino, including vendor costs, or changes in our relationships with vendors, could also have an adverse effect on our results of operations. Further, during the COVID-19 pandemic, our affiliates observed increases in the prices for certain raw materials required to operate gaming establishments. In addition, as a result of the 2024 U.S. Presidential Election, Donald J. Trump was elected President of the United States. Mr. Trump has threatened to impose additional tariffs of as a high as 25% on goods imported from various countries, including Canada, China and Mexico. If implemented, these tariffs could cause the costs of procuring materials and equipment used in the construction and development of our permanent resort and casino to significantly increase. To the extent we determine our costs to develop our permanent resort and casino are too high, we may suspend, reduce the scope of or permanently abandon the implementation of our plans with respect to our permanent resort and casino, which could have material and adverse effects on our plans and strategic initiatives.
Though we intend to undertake various proactive efforts to secure our global supply chain against the effects of COVID-19 and the impact of the war in Ukraine and conflict in the Middle East, their full extent and impact on our future supply chain and procurement process cannot be reasonably estimated at this time, and it could have a material adverse impact on our business and financial condition.
Failure to maintain sufficient working capital could limit our growth and harm our business, financial condition and results of operations.
During the first several years of development and construction of our permanent resort and casino, we will have significant working capital requirements as we work to make the facilities ready to admit potential customers. If we do not have sufficient working capital, we may not be able to pursue our growth strategy, respond to competitive pressures or fund key strategic initiatives, which may harm our business, financial condition and results of operations.
The casino, hotel and hospitality industry is capital intensive and we may not be able to finance development, expansion and renovation projects, which could put us at a competitive disadvantage.
Our permanent resort and casino will have an ongoing need for renovations and other capital improvements to remain competitive, including room refurbishments, amenity upgrades and replacement,

from time to time, of furniture, fixtures and equipment. We may also need to make capital expenditures to comply with applicable laws and regulations. Construction projects entail significant risks, which can substantially increase costs of or delay a project. Such risks include shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference and unanticipated cost increases. Most of these factors are beyond our control. In addition, difficulties or delays in obtaining any of the requisite licenses, permits or authorizations from regulatory authorities can increase the cost or delay of expansion or development. Significant budget overruns or delays with respect to expansion and development projects could adversely affect our business and results of operations.
Renovations and other capital improvements of casino properties, in particular, require significant capital expenditures. In addition, any such renovations and capital improvements usually generate little or no cash flow until the projects are operational. We may not be able to fund such projects solely from cash provided from operating activities. Consequently, we may have to rely upon the availability of debt or equity capital to fund renovations and capital improvements, and our ability to carry them out will be limited if we cannot obtain satisfactory debt or equity financing, which will depend on, among other things, market conditions. We cannot assure you that we will be able to obtain additional equity or debt financing on favorable terms, or at all. Our failure to renovate and maintain gaming and entertainment venues from time to time may put us at a competitive disadvantage to gaming and entertainment venues offering more modern and better maintained facilities, which could adversely affect our business, financial condition and results of operations.
Our investments in the construction and building industry are subject to unique risks relating to regulatory changes and global economic conditions.
Companies in the construction and building sector are subject to many risks, including the negative impact of regulation, changing real estate market, a competitive marketplace and difficulty in obtaining financing. Any of these factors could materially and adversely affect our operations, or the operations of third parties we have engaged, in connection with the construction and building of our permanent resort and casino and, in turn, access to capital may be difficult or impossible for us to obtain.
The renderings included in this prospectus are artistic representations of our current proposed design for the permanent resort and casino and are subject to change.
The renderings included in this prospectus are artistic representations of our current proposed design for the permanent resort and casino, are subject to change and should not be unduly relied upon when deciding to purchase securities in this offering. These illustrations are intended solely for illustrative purposes and are subject to revision for a variety of reasons, including cosmetic, marketing, permitting, zoning and financing. They are provided to help investors visualize the current planned design, which may not be accurately depicted and is subject to modification at any time. The design, features, and amenities of the permanent resort and casino depicted in the renderings and described in this prospectus are also subject to change. We do not own or control the land outside of our permanent resort and casino, and therefore cannot guarantee its current or future use. Any views shown are for illustrative purposes only and do not depict the buildings and landscaping of neighboring properties. We cannot guarantee that neighboring properties or existing views will remain unchanged or unobstructed in the future. In light of the above, investors are advised to consider these renderings in context and not to place undue reliance on them.
Risks Related to our Leases
Both our temporary casino site and permanent resort and casino site are leased and could experience risks associated with leased properties, including risks relating to lease termination, inability to obtain satisfactory lease extensions, consents and approvals, charges and our relationship with landlords, which could have a material adverse effect on our business, financial position or results of operations.
Both our temporary casino site and permanent resort and casino site are leased and could experience risks associated with leased properties, including risks relating to lease termination, inability to obtain satisfactory lease extensions, consents and approvals, charges and our relationship with landlords, which could have a material adverse effect on our business, financial position or results of operations. In

November 2022, we entered into a ground lease with BACHIL001 LLC, as landlord (together with its successors and assigns in such capacity, the “Oak Street Landlord”), an affiliate of Oak Street Real Estate Capital, LLC (the “Oak Street Lease Agreement”), to lease the property on which we plan to develop our permanent resort and casino.
The Oak Street Landlord has certain material approval rights under the Oak Street Lease Agreement, including over certain transfers, alterations and zoning decisions. The failure to obtain the Oak Street Landlord’s consent to any of the foregoing could have a material adverse effect on our business, financial position or results of operations, and the undertaking of any such action without the Oak Street Landlord’s consent could result in an event of default, which would give the Oak Street Landlord the right to terminate the Oak Street Lease Agreement.
The Oak Street Landlord also has the right to terminate the Oak Street Lease Agreement upon any event of default. Such events of default include, without limitation, a failure to pay amounts due after applicable notice and cure periods, certain bankruptcy or insolvency events, and the failure to comply with a variety of covenants after applicable notice and cure periods, including those related to the development of our permanent resort and casino, repair and maintenance, alterations and insurance. There are also certain restrictions on our ability to assign our interest in the Oak Street Lease Agreement without having to obtain the Oak Street Landlord’s prior consent, including requirements for the transferee (or its parent company or other controlling entity) to satisfy certain financial metrics and have a certain level of experience in operating or managing casinos. In some cases, a transferee’s parent company or other controlling entity would need to deliver to the Oak Street Landlord a guaranty of the transferee’s obligations as a condition to any assignment.
On July 11, 2024, Bally’s entered into the GLP Term Sheet with GLP for a strategic construction and financing arrangement, including up to $940.0 million of funding for the construction of our permanent resort and casino. In connection therewith, GLP acquired the fee interest in the property on which we plan to develop our permanent resort and casino from the Oak Street Landlord and succeeded to the Oak Street Landlord’s interest as landlord under the Oak Street Lease Agreement. We intend to enter into (x) a new ground lease with GLP (the “GLP Lease Agreement”) to lease such property and (y) a development agreement with GLP (the “GLP Development Agreement”) pursuant to which GLP will commit to advance up to $940 million (the “GLP Development Advances”) for the payment of hard costs used to construct our permanent resort and casino in exchange for increasing the amount of rent that we pay to GLP under the GLP Lease Agreement. Upon entering into the GLP Lease Agreement and the GLP Development Agreement, the Oak Street Lease Agreement will be terminated. The GLP Lease Agreement will have a 15-year term followed by multiple renewal terms to be agreed between us and GLP, and rent payable under the GLP Lease Agreement will be (a) $20.0 million annually, subject to annual escalations to be set forth therein, plus (b) an annual amount equal to 8.5% of the GLP Development Advances that GLP advances to us. In addition, Bally’s agreed in the GLP Term Sheet to (a) sell and lease back the real property underlying Bally’s Kansas City and Bally’s Shreveport and (b) amend its contribution agreement with GLP with respect to Twin River Lincoln pursuant to which Bally’s (or its applicable subsidiary) will sell and lease back the underlying real property, in each case, pursuant to a new master lease agreement (the “New Bally’s Master Lease Agreement”) with GLP.
The terms and conditions of the GLP Lease Agreement are expected to be substantially the same as that certain Master Lease, dated June 3, 2021 (the “Existing Bally’s Master Lease Agreement” and, together with the New Bally’s Master Lease Agreement, the “Bally’s Master Lease Agreements”), by and between Bally’s Management Group, LLC, an affiliate of Bally’s, and GLP, except as modified by the terms set forth in the GLP Term Sheet. GLP will have the right to terminate the GLP Lease Agreement upon any event of default under the GLP Lease Agreement. Such events of default are expected to include, without limitation, a failure to pay amounts due after applicable notice and cure periods, certain bankruptcy or insolvency events, a cross-default with the GLP Development Agreement and the failure to comply with a variety of covenants after applicable notice and cure periods, including those related to the development of our permanent resort and casino, repair and maintenance, alterations and insurance. In addition, the GLP Lease Agreement will be amended to add a cross-default to the Bally’s Master Lease Agreements upon any refinancing, extension or majority amendment of Bally’s existing credit facilities.

There will also be certain restrictions on our ability to assign our interest in the GLP Lease Agreement without having to obtain GLP’s prior consent, including requirements for the transferee (or its parent company) to satisfy certain financial metrics and have a certain level of experience in operating or managing casinos.
GLP’s obligation to make GLP Development Advances under the GLP Development Agreement will be subject to certain conditions, including the following: (a) we shall have unrestricted access to funds in an amount sufficient at the time of each GLP Development Advance to fund the construction of our permanent resort and casino and (b) all of the definitive documents required by the GLP Term Sheet shall have been signed, or, if such definitive documents cannot be signed without regulatory approval required under applicable law and such regulatory approval is the sole condition precedent to the signing of such definitive documents, such definitive documents are in final form and have been submitted for regulatory approval. We will be obligated to construct our permanent resort and casino in compliance with terms and conditions to be set forth in the GLP Development Agreement, which are expected to be customary and reasonable for large scale multi-phase developments and are expected to include the satisfaction of to-be-specified development and construction milestones.
The GLP Development Agreement will contain customary representations and covenants by us and will contain funding conditions in each case which are customary and reasonable for large scale multi-phase developments, including, without limitation, (a) GLP’s reasonable approval of plans and specifications, the project budget (including amendments thereto and reallocations therein except those to be permitted under the GLP Development Agreement), the project schedule, the underlying construction and architect contracts, and all change orders (subject to exceptions to be set forth in the GLP Development Agreement), (b) GLP’s receipt of appropriate lien waivers, (c) budget balancing requirements, (d) retainage requirements, (e) the identification of a GLP representative as “owners representative” under the construction contract, and (f) other customary conditions, all to be set forth in the GLP Development Agreement. The GLP Development Agreement will also contain defaults and remedies which are customary and reasonable for large scale multi-phase developments, including, without limitation, a cross-default with the GLP Lease Agreement. We will not be permitted to assign, finance, transfer, pledge or encumber our interest in the GLP Development Agreement without GLP’s prior written consent, whether or not any such assignment, financing, transfer, pledge or encumbrance is permitted with respect to the GLP Lease Agreement, other than to a permitted leasehold mortgagee under the GLP Lease Agreement.
The terms and conditions of the GLP Lease Agreement and the GLP Development Agreement are subject to ongoing negotiations between us and GLP, and no guarantees can be given that we will enter into the GLP Lease Agreement or the GLP Development Agreement on the terms described herein or at all. We expect to consummate the GLP Lease Agreement and terminate the Oak Street Lease Agreement in the first quarter of 2025.
In addition to the Oak Street Lease Agreement and, if entered into, the GLP Lease Agreement, we also entered into a sublease agreement with Medinah Holdings, LLC and Medinah Building LLC (the “Medinah Lease Agreement” and, together with the Oak Street Lease Agreement and the GLP Lease Agreement, the “Casino Lease Agreements”), to lease the property on which we developed our temporary casino. The consent of the sublandlord under the Medinah Lease Agreement (the “Medinah Sublandlord”) is generally required for any assignments of our interests thereunder, except with respect to transfers to affiliates or successors by merger or acquisition. The Medinah Sublandlord has the right to terminate the Medinah Lease Agreement upon any event of default under the Medinah Lease Agreement. Such events of default include: the failure to timely pay rent, carry (or provide evidence of) required insurance, or perform any other covenant under the Medinah Lease Agreement, in each case subject to the notice and cure periods provided therein, certain bankruptcy or insolvency events, and a failure to surrender the subleased premises on the last day of the term of the Medinah Lease Agreement. Further, the Medinah Lease Agreement is subordinate to a master lease, and certain defaults by the Medinah Sublandlord in its capacity as tenant under the master lease could result in a termination thereof, which could result in a termination of the Medinah Lease Agreement.
Termination of any or all of the Casino Lease Agreements (including as a result of a default under the GLP Development Agreement) would result in us losing some or all of our rights with respect to the applicable properties, could result in a default under the Host Community Agreement, and could have a material adverse effect on our business, financial position or results of operations. In the event of a termination of any of the Casino Lease Agreements (including as a result of a default under the GLP Development Agreement), we may be required to transfer all personal property located at the applicable property to a designated successor, and we may not be adequately compensated for that personal property. Moreover, since as a lessee we do not completely control the land and improvements underlying our operations, the lessors could take certain actions to disrupt our rights in the properties leased under the Casino Lease Agreements, which are beyond our control. If the lessors chose to disrupt our use either permanently or for a significant period of time, then the value of our assets could be impaired and our business and operations could be adversely affected. There can also be no assurance that we will be able to comply with our obligations under the Casino Lease Agreements (including our obligations under the GLP Development Agreement) in the future. In addition, if the lessors have financial, operational, regulatory or other challenges, there can be no assurance that the lessors will be able to comply with their obligations under the Casino Lease Agreements, including their obligations to provide us financing for the construction of our permanent resort and casino.
General Economic and Political Conditions
Our proposed lines of business are highly sensitive to reductions in discretionary consumer spending.
Our proposed lines of business are highly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our prospective customer’s disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as visiting casinos and casino hotel properties, sports betting, iCasino and online bingo, some of which are services we intend to offer. We will rely on the strength of the regional and local economy for the performance of our temporary casino and our permanent resort and casino. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, increasing energy costs, rising prices, acts of war or terrorism, natural disasters, declining consumer confidence, significant declines in the stock market or epidemics, pandemics or other health-related events or widespread illnesses, like the COVID-19 pandemic, could lead to a reduction in visitors to our temporary casino and our permanent resort and casino or discretionary spending by our customers on entertainment and leisure activities, which could adversely affect our business, financial condition and results of operations.
Recent turmoil in the banking industry may negatively impact our business, results of operations and financial condition.
Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, the March 2023 failures of Silicon Valley Bank and Signature Bank, liquidity issues at Credit Suisse, government responses and resulting investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, making it more difficult for us to acquire financing on acceptable terms or at all. Any material decline in available funding or our ability to access our cash and cash equivalents could adversely impact our ability to meet our operating expenses, have a material adverse effect on our financial condition, as well as our ability to continue to grow our operations.
Business interruptions in Chicago due to crime or civil unrest could adversely affect us.
Our business and our assets are planned to be primarily located in Chicago, Illinois, a city which has recently experienced very high levels of criminality and civil unrest. Heightened criminality or the perception of danger among our customers, and events of civil unrest, at or in the vicinity of any of the facilities that we operate and intend to operate, including our temporary casino and our permanent resort and casino, could result in a decline in customer traffic and spending patterns, which would result in a decline in revenue. We currently do not have business interruption insurance in place. If and when we do have business interruption insurance coverage it may only cover some, but not all, of these potential events, and even for those events that are covered, it may not be sufficient to compensate us fully for losses or damages that may occur as a result of such events, including, for example, loss of market share and diminution of our trademarks, reputation and consumer loyalty. Any one or more of these events could have a material adverse effect on our business, results of operation, financial condition and/or cash flow.
Political uncertainty could adversely affect our business.
U.S. and non-U.S. markets could experience political uncertainty and/or change that subjects investments to heightened risks, including, for instance, risks related to the elections in the United States, the war in Ukraine, the conflict in the Middle East, or the effect of the COVID-19 pandemic on world leaders and governments. These heightened risks could also include:
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increased risk of default (by both government and private issuers);

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greater social, trade, economic and political instability (including the risk of war or terrorist activity);

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greater governmental involvement in the economy;

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greater governmental supervision and regulation of the securities markets and market participants resulting in increased expenses related to compliance;

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greater fluctuations in currency exchange rates;

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controls or restrictions on foreign investment and/or trade, capital controls and limitations on repatriation of invested capital and on the ability to exchange currencies;

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inability to purchase and sell investments or otherwise settle security or derivative transactions (i.e., a market freeze);

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unavailability of currency hedging techniques; and

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slower clearance.

During times of political uncertainty and/or change, global markets often become more volatile. There could also be a lower level of monitoring and regulation of markets while a country is experiencing political uncertainty and/or change, and the activities of investors in such markets and enforcement of existing regulations could become more limited. Markets experiencing political uncertainty and/or change could have substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates typically have negative effects on such countries’ economies and markets. Tax laws could change materially, and any changes in tax laws could have an unpredictable effect on us, our investments and our investors. There can be no assurance that political changes will not cause us or our investors to suffer losses.
Risks Related to Competition
Chicago is still not known as a location for gaming tourism and, therefore, we face significant competition from both regional and national gaming centers.
The Illinois Gambling Act established the Illinois Gaming Board and authorized up to ten casino licenses. Currently, all ten original licenses are active. In July 2009, Public Act 96-0034 became law, creating the Illinois Video Gaming Act. Since 2009, Video Gaming has rapidly expanded across Illinois. On June 28, 2019, Illinois Governor J.B. Pritzker signed the gaming expansion bill into law which permits sports wagering, including online/mobile, a Chicago casino, five additional casinos, slots and table games at racetracks, possible slots at the Chicago airports, an additional video gaming terminal (“VGT”) at each establishment and in some instances five additional VGTs, and the opportunity for existing casinos to move to land-based operations or purchase additional gaming positions. As of the end of June 2024, there were over 48,000 VGTs spread throughout 8,600 licensed establishments.

The market for gaming, hotel and other entertainment facilities in Chicago is rapidly evolving but remains in its infancy. While Illinois is undergoing expansion since various states started to liberalize gaming (including sports betting), Chicago is still not known as a location for gaming tourism and, therefore, subject to significant competition from both regional and national gaming centers. An underserved and untapped market, the City of Chicago is served by the Rivers Casino in a suburb of Chicago, the northwestern Indiana casinos, a retail sports book at the United Center, a retail sports book opening at Wrigley Field in 2023 and the Waukegan casino. In addition, Hawthorne Race Course has submitted an application for a gaming license to open a “racino.”
The gaming industry, including retail casinos, iGaming and sports wagering, is highly competitive and increased competition, including through legislative legalization or expansion of gaming by states in or near Illinois or through Native American gaming facilities, could adversely affect our financial results.
Once our permanent resort and casino is open and operational, we will face significant competition in all of the areas in which we conduct our business. Currently, there are approximately 17 gaming centers located within a 100-mile radius of our location. Also, the Hawthorne Race Course has submitted an application for a gaming license to open a “racino” approximately 10 miles from our permanent resort and casino site. Increased competitive pressures may adversely affect our ability to continue to attract customers or affect our ability to compete efficiently.
Our temporary casino is, and our permanent resort and casino will be, located in a jurisdiction that restricts gaming to certain areas and/or may be affected by state laws that currently prohibit or restrict gaming operations. We also face the risk that existing casino licensees in Illinois and in nearby states will expand their operations and the risk that Native American gaming will continue to grow, both throughout Illinois and in nearby states. Budgetary and other political pressures faced by state governments could lead to intensified efforts directed at the legalization of gaming in jurisdictions where it is currently prohibited. The legalization of gaming in such jurisdictions could be an expansion opportunity for our business, or create competitive pressures, depending on where the legalization occurs and our ability to capitalize on it. Our ability to attract customers could be significantly and adversely affected by the legalization or expansion of gaming in certain jurisdictions and by the development or expansion of Native American casinos in areas where our customers may visit.
In addition, our competitors in Illinois and in nearby states may refurbish, rebrand or expand their casino offerings, which could result in increased competition. Furthermore, changes in ownership may result in improved quality of our competitors’ facilities, which may make such facilities more competitive. Certain of our competitors are large gaming companies with greater name recognition and marketing and financial resources. In some instances, particularly in the case of Native American casinos, our competitors pay lower taxes or no taxes. These factors create additional challenges for us in competing for customers and accessing cash flow or financing to fund improvements for our casino and entertainment products that enable us to remain competitive.
We expect to experience strong competition in hiring and retaining qualified property and corporate management personnel, including competition from Native American gaming facilities that are not subject to the same taxation regimes as we are and therefore may be willing and able to pay higher rates of compensation. From time to time, a number of vacancies in key corporate and property management positions can be expected. If we are unable to successfully recruit and retain qualified management personnel at our facilities or at the corporate level, our results of operations could be adversely affected.
We will also compete with other forms of legalized gaming and entertainment such as bingo, pull-tab games, card parlors, sportsbooks, pari-mutuel or simulcast betting on horse and dog racing, state-sponsored lotteries, instant racing machines, video lottery terminals (“VLT”) (including racetracks that offer VLT) and video poker terminals. In the future, we may also compete with gaming or entertainment at other venues. Further competition from Internet lotteries and other Internet wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from the facilities we own and thus adversely affect our business. Such Internet wagering services are likely to expand in future years and become more accessible to domestic gamblers as a result of U.S. Department of Justice positions related to the application of federal laws to intrastate Internet gaming and initiatives in some states to consider legislation to legalize intrastate Internet wagering.

The law in this area has been rapidly evolving, and additional legislative developments may occur at the federal and state levels that would accelerate the proliferation of certain forms of Internet gaming in Illinois and in nearby states.
In addition, in May 2018, the U.S. Supreme Court struck down as unconstitutional the Professional and Amateur Sports Protection Act of 1992, a federal statute enacted to stop the spread of state-sponsored sports gambling. This decision lifted federal restrictions on sports wagering and allows each state to determine by itself the legality of sports wagering within its jurisdiction. While new federal online gaming legislation has been introduced in Congress from time to time, there has been no federal legislative response to the U.S. Supreme Court’s decision. As a result, numerous states, including Illinois and states located near Illinois, have passed legislation authorizing fixed-odds sports betting online. This decreases our ability to serve as a hub for sports betting, as customers can access sports betting throughout Illinois and nearby states without needing to venture to our temporary casino or our permanent resort and casino, which results in decreased traffic and reduced potential revenue generation.
We may also face competition from other gaming facilities which are able to offer sports wagering services (including mobile sports wagering) following the enactment of applicable legislation. Numerous states that border Illinois have pending or proposed legislation which would allow for sports betting, each of which could have an adverse effect on our financial results by further reducing the foot traffic to our temporary casino or our permanent resort and casino.
The gaming industry is characterized by an increasingly high degree of competition among a large number of participants operating from physical locations and/or through online or mobile platforms, and other forms of gaming in the United States. Recently, there has been additional significant competition in our markets as a result of the upgrading or expansion of properties by existing market participants, the entrance of new gaming participants into a market or legislative changes permitting additional forms of gaming. As competing properties and new markets open, our results of operations may be negatively impacted. We expect each existing or future market in which we participate to be highly competitive.
Existing and new competitors may also increase marketing spending, including to unprofitable levels, in an attempt to distort the online gambling market to build market share quickly. Some of our competitors have or will have significantly greater financial, technical, marketing and sales resources and may be able to respond more quickly to changes in customer needs. Additionally, these competitors may be able to devote a greater number of resources to the enhancement, promotion and sale of their games and gaming systems. Our future success is or will be dependent upon its ability to retain its current customers and to acquire new customers. Failure to do so could result in a material adverse effect on our business, financial condition and results of operations.
Compliance, Regulatory and Legal Risks
We are and will be subject to extensive state and local regulation and licensing, and gaming authorities have significant control over our operations, which could have an adverse effect on our business.
Our ownership and operation of our temporary casino is, and our permanent resort and casino will be, subject to extensive state and local regulation, and regulatory authorities at the state and local levels have broad powers with respect to the licensing of these businesses, and may reject, revoke, suspend, condition, fail to renew or limit our gaming or other licenses, impose substantial fines and take other actions, each of which poses a significant risk to our business, results of operations and financial condition. We have applied to hold all state and local licenses and related approvals necessary to conduct our intended operations in our temporary casino and our permanent resort and casino, and will be required to periodically apply to renew many of these licenses and registrations and have the suitability of certain of our directors, officers and employees renewed. On October 26, 2023, we obtained a four-year owners license from the Illinois Gaming Board. This license will expire on October 25, 2027 and may be renewed for subsequent four-year terms. The license issued to casino operators is referred to as an “owners license” and is issued by the Illinois Gaming Board for a period of up to four years. The owners license may then be renewed for subsequent four-year terms. On October 26, 2023, the Illinois Gaming Board also approved extending the operation of our temporary casino until September 9, 2026. If our permanent resort and casino is not opened by September 9, 2026, when the temporary casino’s right to operate expires under current law, our public operations may need to be ceased until the permanent resort and casino is able to open unless the law is changed to permit a further extension of our temporary casino operations and that extension is approved by the Illinois Gaming Board (if required at that time). There can be no assurance that we will be able to obtain all necessary licenses, that we will be able to secure any required renewals or that we will be able to obtain future approvals that would allow us to continue to run our gaming operations in our temporary casino or our permanent resort and casino. Any failure to obtain, maintain or renew existing licenses, registrations, permits or approvals or difficulty or delay in doing so would have a material adverse effect on us. As we expand our gaming operations to offer new and improved options for customers, we may have to meet additional suitability requirements and obtain additional licenses, registrations, permits and approvals from gaming authorities in these jurisdictions. The approval process can be time-consuming and costly and we cannot be sure that we will be successful. Furthermore, if additional gaming laws or regulations are adopted in jurisdictions where we operate, these regulations could impose additional restrictions or costs that could have a significant adverse effect on us.
Gaming authorities in Illinois generally require that any beneficial owner of our securities file an application for a finding of suitability. If a gaming authority requires a record or beneficial owner of our securities to file a suitability application, the owner must generally apply for a finding of suitability within 30 days or at an earlier time prescribed by the gaming authority. The gaming authority has the power to investigate such an owner’s suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required by law to dispose of his or her shares in the Company.
Our officers, directors and key employees are also subject to a variety of regulatory requirements and various licensing and related approval procedures in Illinois. If the Illinois gaming authority were to find any of our officers, directors or key employees unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, Illinois gaming authority may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could adversely affect our gaming operations.
Applicable gaming laws and regulations may restrict our ability to issue certain securities, incur debt and undertake other financing activities. Such transactions would generally require notice and/or approval of applicable gaming authorities, and our financing counterparties, including lenders, might be subject to various licensing and related approval procedures in the various jurisdictions in which we manage gaming facilities. Applicable gaming laws further limit our ability to engage in certain competitive activities and impose requirements relating to the composition of our Board and senior management personnel. If state regulatory authorities were to find any person unsuitable with regard to his, her or its relationship to us or any of our subsidiaries, we would be required to sever our relationship with that person, which could materially adversely affect our business.
We are subject to numerous federal, state and local laws that may expose us to liabilities or have a significant adverse impact on our operations. Changes to any such laws could have a material adverse effect on our operations and financial condition.
Our business is subject to a variety of federal, state and local laws, rules, regulations and ordinances. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes to any of the laws, rules, regulations or ordinances to which we are subject, new laws or regulations or material differences in interpretations by courts or governmental authorities could have an adverse effect on our business, financial condition and results of operations.
Our employees, especially those that interact with our customers, receive a base salary or wage that is established by applicable Illinois and federal laws that establish a minimum hourly wage that is, in turn, supplemented through tips and gratuities from customers. From time to time, Illinois and U.S. lawmakers have increased the minimum wage. It is difficult to predict when such increases may take place. Any such change to the minimum wage could have a material adverse effect on our business, financial condition and results of operations.

The sale of alcoholic beverages is a highly regulated and taxed business. Federal, state and local laws and regulations govern the production and distribution of alcoholic beverages, including permitting, licensing, trade practices, labeling, advertising, marketing, distributor relationships and related matters. Federal, state and local governmental entities also levy various taxes, license fees and other similar charges and may require bonds to ensure compliance with applicable laws and regulations. Failure to comply with applicable federal, state or local laws and regulations could result in higher taxes, penalties, fees and suspension or revocation of permits, licenses or approvals and could have a material adverse effect on our business, financial condition and results of operations. From time to time, local and state lawmakers, as well as special interest groups, have proposed legislation that would increase the federal and/or state excise tax on alcoholic beverages or certain types of alcoholic beverages. If federal or state excise taxes are increased, we may have to raise prices to maintain profit margins on the sales of any alcoholic beverages. Higher taxes may reduce overall demand for alcoholic beverages, thus negatively impacting sales of our alcoholic beverages at our temporary casino or our permanent resort and casino. Further federal or state regulation may be forthcoming that could further restrict the distribution and sale of alcohol products. Any material increases in taxes or fees or the adoption of additional taxes, fees or regulations could have a material adverse effect on our business, financial condition and results of operations.
In addition, each restaurant we operate must obtain a food service license from local authorities. Failure to comply with such regulations could cause our licenses to be revoked or our related restaurant business or businesses to be forced to cease operations. Moreover, Illinois liquor laws may prevent the expansion of restaurant operations or interfere with the manner in which we intend to operate our restaurants.
We handle significant amounts of cash in our operations and are subject to various reporting and anti-money laundering laws and regulations. Recently, U.S. governmental authorities have evidenced an increased focus on compliance with anti-money laundering laws and regulations in the gaming industry. Any violation of anti-money laundering laws or regulations could have a material adverse effect on our business, financial condition and results of operations. Internal control policies and procedures and employee training and compliance programs that we intend to implement will attempt to deter prohibited practices, but they may not be effective in prohibiting our future employees, contractors or agents from violating or circumventing our policies and the law. If we or our employees or agents fail to comply with applicable laws or our policies governing our operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any such government investigations, prosecutions or other legal proceedings or actions could have a material adverse effect on our business, financial condition and results of operations.
We may be subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.
We may in the future be subject to various federal, state and local environmental laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as the management and disposal of solid, animal and hazardous wastes and exposure to hazardous materials. These laws and regulations, which are complex and subject to change, include U.S. Environmental Protection Agency regulations. Compliance with these and other environmental laws can, in some circumstances, require significant capital expenditures.
We expect to also be subject to laws and regulations that create liability and cleanup responsibility for releases of regulated materials into the environment. Certain of these laws and regulations impose strict, and under certain circumstances joint and several, liability on a current or previous owner or operator of property for the costs of remediating regulated materials on or emanating from our property. The costs of investigation, remediation or removal of those substances may be substantial. The presence of, or failure to remediate properly, such materials may adversely affect our ability to operate our temporary casino or our permanent resort and casino or to borrow funds using such property as collateral. Additionally, as an owner or manager of real property, we could be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from third-party sites. These laws typically impose clean-up responsibility and liability without regard to whether the owner or manager knew of or caused the presence of the contaminants and the liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility.

The possibility exists that contamination, as yet unknown, may exist on our anticipated properties. There can be no assurance that we will not incur expenditures for environmental investigations or remediation in the future.
We may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our business and financial condition.
From time to time, we may be named in lawsuits or other legal proceedings relating to our businesses. In particular, the nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, holders of our stock, competitors, business partners and others in the ordinary course of business. As with all legal proceedings, no assurances can be given as to the outcome of these matters. Moreover, legal proceedings can be expensive and time consuming, and we may not be successful in defending or prosecuting these lawsuits, which could result in settlements or damages that could adversely affect our business, financial condition and results of operations.
The regulatory framework which governs our business, and its interpretation, may be subject to change which we may fail to anticipate and/or respond to.
In order to operate our temporary casino and our permanent resort and casino, we are required to hold licenses issued by the Illinois Gaming Board. The holders of such licenses are bound to meet stringent compliance requirements relating to matters such as anti-money laundering, safer gaming, data protection, advertising and consumer rights issues. Compliance with such requirements is incorporated into the relevant licenses as a licensing condition (or similar) with a corresponding requirement for us to comply with such onerous requirements.
In carrying out its functions, the Illinois Gaming Board is under a statutory duty to ensure that license holders are operating their businesses in ways that are reasonably consistent with the licensing objectives set out in the law, which include preventing gaming from being a source of (or associated with) crime or disorder, or being used to support crime; ensuring that gaming is conducted in a fair and open way and protecting children and other vulnerable people from being harmed or exploited by gaming.
While the objectives of regulation may remain largely stable, the methods that operators are required to employ to meet those objectives is in a state of constant evolution and development. We must respond adequately to the challenges this presents. If we are found to be in breach of our obligation to comply with such licensing requirements, then the Illinois Gaming Board may impose a financial penalty on us or impose other penalties, including removing or imposing conditions on the relevant gaming licenses. Such action could have a material adverse effect on our financial performance.
Our business is subject to a variety of laws in the United States and in Illinois, many of which are unsettled and still developing, and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory or prosecutorial climate applicable to the products and services we offer in our temporary casino and intend to offer in our permanent resort and casino, or changes in gaming tax rates, tax rules and regulations or interpretation thereof related to such products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.
We are generally subject to laws and regulations relating to gaming in Illinois, as well as the general laws and regulations that apply to all gaming and hospitality businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary, and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. The regulatory environment in Chicago or on a federal level may change in the future and any such change could have a material adverse effect on our results of operations.
Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. There is also risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors in the gaming industry. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition and results of operations, as well as impact our reputation.
There can be no assurance that legally enforceable legislation will not be proposed and passed in Illinois to prohibit, legislate or regulate various aspects of our business (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.
We may share part of the regulatory burdens of Bally’s.
The majority of our voting power has been and, following this offering and the concurrent private placements will continue to be, held by Bally’s. In January 2023, Bally’s Chicago OpCo and certain subsidiaries of Bally’s entered into the Permanent Services Agreement with BMG, a subsidiary of Bally’s and, in August 2023, Bally’s Chicago OpCo entered into the Temporary Services Agreement with BMG. Pursuant to each of the Permanent Services Agreement and the Temporary Services Agreement, BMG agreed to provide us with general business support services. Bally’s and its affiliates hold many privileged licenses in jurisdictions around the world, allowing them to operate gaming, hospitality and entertainment businesses. Regulators that issue such licenses have broad investigative powers and could ask for information from our majority stockholder, the entities from which we license intellectual property and their affiliates. Bally’s and its affiliates, including us and Bally’s Chicago OpCo, will be obligated to cooperate with the investigations of such regulators. Such licenses may also limit the operations and activities of subsidiaries and affiliates of Bally’s, including us and Bally’s Chicago OpCo.
Business Operational Risks
Actual operating results may differ significantly from our hypothetical examples.
The hypothetical examples included in “Prospectus Summary — Permanent Resort and Casino Run-Rate Performance,” which consist of forward-looking statements, were prepared by our management and are qualified by, and subject to, the assumptions and the other information contained or referred to therein and the factors described under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.
Such hypothetical examples are based upon a number of assumptions and estimates that, although presented with numerical specificity, are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. While such hypothetical examples reflect our management’s estimates as of the date of this prospectus, they are not intended to represent that actual results could not fall below such estimates. We do not accept any responsibility for any projections or reports published by any third parties. There can be no assurance that we will achieve the results expressed by such hypothetical examples. Such hypothetical examples are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying such hypothetical examples will not materialize or will vary significantly from actual results. Any failure to successfully implement our operating strategy or the occurrence of any of the risks or uncertainties set forth in this prospectus, could result in actual results being different than the hypothetical examples, and such differences may be adverse and material. In light of the foregoing, investors are urged to put such hypothetical examples in context and not to place undue reliance on it.
We rely on effective payment processing services from a limited number of providers.
The provision of convenient, trusted, fast and effective payment processing services to our customers and potential customers is critical to our business. If there is any deterioration in the quality of the payment processing services provided to these customers or any interruption to those services (including with respect to system intrusions, unauthorized access or manipulation), or if such services are only available at an increased cost to us or our customers or are terminated and no timely and comparable replacement services are found, our customers and potential customers may be deterred from using our products and services. Any of these occurrences may have a material adverse effect on our business, financial condition and results of operations.
Furthermore, a limited number of banks and credit card companies process gambling related payments as a matter of internal policy and any capacity to accept such payments may be limited by the regulatory regime of a given jurisdiction. The introduction of legislation or regulations restricting financial transactions with gambling operators, other prohibitions or restrictions on the use of credit cards and other banking instruments for gambling transactions may restrict our ability to accept payments from our customers. These restrictions may be imposed as a result of concerns related to fraud, payment processing, AML or other issues related to the provision of gambling services. A number of issuing banks or credit card companies may from time to time reject payments to us that are attempted to be made by our customers. Should such restrictions and rejections become more prevalent, or any other restriction on payment processing be introduced, gambling activity by our customers could be adversely affected, which in turn could have a material adverse effect on our business, financial condition and results of operations.
In addition, we are subject to the risk of credit card chargebacks, which may also result in possible penalties. A chargeback is a credit card originated deposit transaction to a player account with an operator that is later reversed or repudiated. The risk of such chargeback transactions is greater in respect of certain markets and certain payment methods. We intend to recognize revenue upon the first loss of the player on amounts tendered, with any credit card chargebacks then deducted from revenues. Even though security measures are in place, high rates of credit card chargebacks could result in credit card associations levying additional costs and fines or withdrawing their service and could have a material adverse effect on our business, financial condition and results of operations.
Our electronic and table games and slot machines hold percentages may fluctuate.
The gaming industry is characterized by an element of chance and guests’ winnings at our temporary casino depend, and at our permanent resort and casino will depend, on a variety of factors, some of which are beyond our control. In addition to the element of chance, hold percentages (the ratio of net win to total amount wagered) are affected by other factors, including players’ skill and experience, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time played. The variability of our hold percentages has the potential to adversely affect our business, financial condition and results of operations.
Our profitability is dependent, in part, on return to players.
The revenue we derive from certain of our proposed gaming products depends on the outcome of random number generators built into the gaming software running the games made available to our customers. Return to player is measured by dividing the amount of real money won by players on a particular game by the total real money wagers over a particular period on that game. An increasing return to player may negatively affect revenue as it represents a larger amount of money being won by players. Return to player is driven by the overall random number generator outcome, the mechanics of different games and jackpot winnings. Each game utilizes a random number generating engine; however, generally the return to player fluctuates in the short-term based on large wins or jackpots or a large share of wagers made for higher-payout games. To the extent we are unable to set, or fail to obtain, a favorable return to player in our (or a third-party supplier’s) gambling software which maximizes revenue, it could have a material adverse effect on our business, financial condition and results of operations.
The success, including win or hold rates, of future sports betting and gaming products depends on a variety of factors and is not completely controlled by us.
The sports betting and gaming industries are characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of sports bet or game, on average, will win or lose in the long run. These theoretical win rates may not always yield positive results for us, which could cause our revenue to decrease as players’ winnings increase.
Our success depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products will be subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our customer’s needs and improve and enhance our existing platforms to maintain or increase our customer engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.
We extend credit to a portion of our customers, and we may not be able to collect gaming receivables from our credit customers.
We conduct our gaming activities on a credit and cash basis at our temporary casino and will conduct our gaming activities on a credit and cash basis at our permanent resort and casino. Any such credit we extend will be unsecured. Table game players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular period. We will extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. Gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of Illinois, and judgments on gaming debts in such jurisdictions are enforceable in all U.S. states under the Full Faith and Credit Clause of the U.S. Constitution; however, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the United States of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.
Declining popularity of games and changes in device preferences of players could have a negative effect on our business.
Revenue from games tends to decline over time after reaching a peak of popularity and player usage. The speed of this decline is referred to as the decay rate of a game. As a result of this natural decline in the life cycle of our products, our business depends on our ability and the ability of our third-party partners to consistently and timely launch new games across multiple platforms and devices that achieve significant popularity. Our ability to successfully launch, sustain and expand games as applicable, largely will depend on our ability to, amongst other things: (1) anticipate and effectively respond to changing game player interests and preferences; (2) anticipate or respond to changes in the competitive landscape; (3) develop, sustain and expand games that are fun, interesting and compelling to play; (4) minimize launch delays and cost overruns on new games; (5) minimize downtime and other technical difficulties; (6) acquire leading technology and high quality personnel; and (7) comply with constraints on game design and/or functionality imposed by regulators. There is a risk that we may not launch any new games according to schedule, or that those games do not attract and retain a significant number of players, which could have a negative effect on our business, financial condition and results of operations.
In addition to offering popular new games, we must extend the life of the existing games which we make available to future customers, in particular the most successful games. While it is difficult to predict when revenues from any such existing games will begin to decline, for a game to remain popular, we must constantly enhance, expand or upgrade the relevant game with new features that players find attractive. There is a risk that we may not be successful in enhancing, expanding or upgrading our current games or any new games in the future and, in addition, regulators may introduce new rules that limit functionality within existing games. Should we not succeed in sufficiently offsetting the effects of declining popularity in the games we make available, this may have a material adverse effect on our business, financial condition and results of operations.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into the Company or otherwise manage the growth associated with multiple acquisitions.
We cannot assure you that we will be able to consummate any future acquisitions, or that any future acquisitions will enhance our financial performance. For example, while we are in discussion with the Illinois Gaming Board and Midway International Airport to install slot machines at Midway International Airport we cannot assure you that we will reach agreement on the terms of that installation, or such terms will ultimately be advantageous to us. Our ability to achieve the expected benefits of any acquisitions will depend on, among other things, our ability to effectively translate our strategies into revenue, our ability to retain and assimilate the acquired businesses’ employees, our ability to retain existing customers and suppliers on terms similar to, or better than, those in place with the acquired businesses, our ability to attract new customers, the adequacy of our implementation plans, our ability to maintain our financial and internal controls and systems as we expand our operations, the ability of our management to oversee and operate effectively the combined operations and our ability to achieve desired operating efficiencies and revenue goals. The integration of the businesses that we acquire might also cause us to incur costs that are unforeseen or that exceed our estimates, which would lower our future earnings and would prevent us from realizing the expected benefits of such acquisitions. In some cases, the services provided by the sellers are critical to the ongoing efficient operation of the properties and may involve costly payments from us to the provider of the services. If the provision of these services by the sellers is disrupted or given insufficient attention by the sellers, our ability to operate the properties may be negatively impacted until such time as we are able to take full control over the services. Moreover, we must pay the sellers for these services and the costs to us for these services may exceed our estimates and these expenses will negatively impact the results of operations of these properties during these transition periods. Failure to achieve the anticipated benefits of these acquisitions could result in decreases in the amount of expected revenues and diversion of management’s time and energy and could adversely affect our business, financial condition and operating results.
Our growth will depend, in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.
We may enter into strategic relationships with advertisers, casinos and other third parties in order to attract customers to our temporary casino and our permanent resort and casino. We believe that these relationships, along with providers of online services, search engines, social media, directories and other websites and e-commerce businesses, will help direct consumers to our temporary casino and our permanent resort and casino. In addition, many of the parties with whom we may enter into advertising arrangements may provide advertising services to other companies, including fantasy sports and gaming platforms with whom we compete. While we believe there are other third parties that could drive users to our temporary casino and our permanent resort and casino, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing relationships or our future relationships fails to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition and results of operations.
We conduct our business in an industry that is subject to high taxes and may be subject to higher taxes in the future.
In Illinois, state and local governments raise considerable revenues from taxes based on casino revenues and operations. We are also required to pay property taxes, occupancy taxes, sales and use taxes, payroll taxes, franchise taxes and income taxes. Our profitability will depend on generating enough revenues to cover variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as property taxes and interest expense. From time to time, state and local governments have increased gaming taxes and such increases could significantly impact the profitability of our gaming operations.
Our operations are generally subject to significant revenue-based taxes and fees in addition to normal federal, state and local income taxes, and such taxes and fees are subject to increase at any time. In addition, from time to time, federal, state and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Further, worsening economic conditions could intensify the efforts of applicable state and local governments to raise revenues through increases in gaming taxes and/or property taxes. It is not possible to determine with certainty the likelihood of changes in tax laws in these jurisdictions or in the administration of such laws. Such changes, if adopted, could adversely affect our business, financial condition and results of operations. Any material increase, or the adoption of additional taxes or fees, could adversely affect our future financial results.
There can be no assurance that governments in Illinois or Chicago, or the federal government, will not enact legislation that increases gaming tax rates. General economic pressures have the potential to reduce revenues of state and local governments from traditional tax sources, which may cause state legislatures or the federal government to be more inclined to increase gaming tax rates.
If we fail to detect fraud, theft or cheating, including by our users and employees, our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.
We may incur losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a customer and attempted payments by customer with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds at our temporary casino and our permanent resort and casino with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.
Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and customer experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition and results of operations. In the event of the occurrence of any such issues with our proposed product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.
In addition, any misappropriation of, or access to, customer’s or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our customers, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition and results of operations.
Despite measures we will take to detect and reduce the occurrence of fraudulent or other malicious activity in our temporary casino and our permanent resort and casino, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.
We have limited operating history.
We have limited operating history and there can be no assurance that our proposed plan of business can be realized in the manner contemplated and, if it cannot be, holders of our stock may lose all or a substantial part of their investment. There is no guarantee that it will ever realize any significant operating revenues or that its operations will ever be profitable. As we have limited operational history, it is extremely difficult to make accurate predictions and forecasts on our finances.

We are largely dependent on the skill and experience of management and key personnel.
Our officers, directors and key employees either are or will be required to file applications with the Illinois Gaming Board, and are required to be licensed or found suitable by such authority. If the Illinois Gaming Board were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the Illinois Gaming Board may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair our operations. The time and effort needed to successfully complete the application process could impact our ability to attract, hire and retain top talent.
We are subject to risks associated with labor relations, labor costs and labor disruptions.
We are subject to the costs and risks generally associated with labor disputes and organizing activities related to unionized labor. From time to time, our operations may be disrupted by strikes, public demonstrations or other coordinated actions and publicity. We may incur increased legal costs and indirect labor costs as a result of contractual disputes, negotiations or other labor-related disruptions.
We may incur impairments to indefinite-lived intangible assets or long-lived assets.
We will monitor the recoverability of our long-lived assets, such as buildings in our permanent resort and casino, and evaluate their carrying value for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. We intend to perform interim reviews whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, we will be required to record a non-cash impairment charge for the difference between the carrying value and fair value of the long-lived assets or the carrying value and fair value of the reporting unit, in the period the determination is made. The testing of long-lived assets for impairment will require us to make estimates that are subject to significant assumptions about our future revenue, profitability, cash flows, fair value of assets and liabilities, weighted average cost of capital, as well as other assumptions. Changes in these estimates, or changes in actual performance compared with these estimates, may affect the fair value of long-lived assets or reporting unit, which may result in an impairment charge.
We cannot accurately predict the amount or timing of any impairment of assets. Should the value of long-lived assets become impaired, our financial condition and results of operations may be adversely affected.
We anticipate that our operations will be subject to seasonal variations and quarterly fluctuations in operating results.
Casino and hotel operations are subject to seasonal variation. Seasonal weather conditions can frequently adversely affect transportation routes to Chicago and may cause snowfall, flooding and other effects that result in the closure of our temporary casino or our permanent resort and casino. In addition, any sports betting business we open in our resort and casino may experience seasonality based on the relative popularity of certain sports at different parts of the year. As a result, unfavorable seasonal conditions could have a material adverse effect on our business, financial condition and results of operations.
Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.
We are a large consumer of electricity and other energy in Chicago and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices that affect our customers may result in reduced visitation to our temporary casino or our permanent resort and casino and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel and transportation costs.

Our insurance and self-insurance programs, through Bally’s Corporation, may not be adequate to cover future claims.
Although we maintain insurance that we believe is customary and appropriate for our business at this stage of our operations, we cannot assure you that insurance will be available or adequate to cover all losses and damage to which our business or our assets might be subjected in current or future periods. We use a combination of insurance and self-insurance, through Bally’s Corporation, to provide for potential liabilities, including employee healthcare benefits, up to certain stop-loss amounts which limit our exposure above the amounts we have self-insured. We estimate the liabilities and required reserves associated with the risks we retain. Any such estimates and actuarial projection of losses is subject to a considerable degree of variability. A considerable increase in claims as a result of a pandemic, including as a result of the COVID-19 pandemic, could have a material adverse effect on our business, financial condition or results of operations. If actual losses incurred are greater than those anticipated, our reserves may be insufficient and additional costs could be recorded in our consolidated financial statements. If we suffer a substantial loss that exceeds our self-insurance reserves, and any excess insurance coverage, the loss and attendant expenses could harm our business, financial condition or results of operations. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are uninsured or underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find replacements or repairs for destroyed property and reduce the funds available for payments of our obligations. We renew our insurance policies on an annual basis. The cost of coverage may become so high that we may need to further reduce our policy limits, further increase our deductibles or agree to certain exclusions from our coverage.
Our results of operations and financial condition could be adversely affected by the occurrence of natural disasters, such as blizzards, floods, tornadoes, fires, or other catastrophic events, including war, terrorism and public health crises such as the COVID-19 pandemic.
Natural disasters, such as major hurricanes, typhoons, tornados, floods, fires and earthquakes, could adversely affect our business and operating results.
Catastrophic events, such as terrorist attacks and global and regional conflicts (e.g., the war in Ukraine and conflict in the Middle East), have had a negative effect on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot accurately predict the extent to which such events may affect us, directly or indirectly, in the future.
Public health crises may also significantly impact our business. For example, the global spread of the COVID-19 pandemic, which began in early 2020, resulted in governments, public institutions and other organizations imposing or recommending, and businesses and individuals implementing, restrictions on various activities or other actions to combat its spread, such as restrictions and bans on travel or transportation, stay-at-home directives, requirements that individuals wear masks or other face coverings, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, cancellation of events, including sporting events, concerts, conferences and meetings and quarantines and lock-downs. The pandemic and its consequences dramatically reduced travel and demand for hotel rooms and other casino resort amenities. There are no assurances that a resurgence of future COVID-19 variants or future pandemics will not cause similar disruptions.
There can be no assurance that we will be able to obtain or choose to purchase any insurance coverage with respect to occurrences of catastrophic events, such as those described above. If there is a prolonged disruption at our facilities due to natural disasters, terrorist attacks, wars, public health crises or other catastrophic events, our results of operations and financial condition would be adversely affected.
We may be unable to obtain business interruption coverage for casualties resulting from severe weather such as hurricanes, and there can be no assurance that we will be able to obtain casualty insurance coverage at affordable rates, if at all, for casualties resulting from severe weather.
Failure to comply with the community investment program commitments specified in the Host Community Agreement could have a material adverse effect on our financial condition and results of operations.
The Host Community Agreement with the City of Chicago provides for certain community investment program commitments, with which the failure to comply could have a material adverse effect on our financial condition and results of operations. Under the Host Community Agreement, we have committed that 25% of Bally’s Chicago OpCo’s equity will be owned by individuals that are women or Minorities or woman- or Minority-owned and controlled entities no later than 12 months following the effective date of the agreement, or such later date as may be determined by the City of Chicago, and will continue for no less than five years thereafter. We have also agreed to meet or exceed the goals, as specified in the agreement, for contracting with city-based businesses for the design and construction of our permanent resort and casino and the provision of goods and services to our permanent resort and casino; meet or exceed the hiring of the minimum number of employees as specified in the agreement; meet or exceed the goals, as specified in the agreement, for work hours for construction work by city residents and residents of the area surrounding our permanent resort and casino; meet or exceed the goals for hiring specific percentages of city residents, women, Minorities, veterans and persons with a disability; satisfy the requirements for business utilization and building wealth and increasing employment in disadvantaged communities, prioritize hiring of city residents and achieve a diverse workforce; and satisfy the requirements for locally sourcing goods and services as specified in the agreement. In addition, we have also agreed to establish, fund and maintain human resource hiring and training practices and comply with certain workforce development plans. Any failure to comply with these commitments may result in an event of default under the agreement, and the City of Chicago will have the right, among others, to exercise any and all remedies available at law or in equity, terminate the agreement, and institute and prosecute proceedings to enforce in whole or in part the specific performance of the agreement by us. See “Business —Our Relationship with Chicago — Community Investment Program” for additional information.
Risks Related to Our Relationship with Bally’s
Bally’s Chicago HoldCo controls the direction of our business, and the concentrated ownership of our stock will prevent you and other stockholders from influencing significant decisions.
Following the closing of this offering and the concurrent private placements and the consummation of the Transactions, as the sole holder of our Class B Interests, Bally’s Chicago HoldCo, a wholly-owned subsidiary of Bally’s Corporation, will hold 75% of the voting power in the Company, in addition to its interests under the Subordinated Loans and its LLC Interests in Bally’s Chicago OpCo and its obligations under the Post-IPO Capital Commitment. As long as Bally’s Chicago HoldCo continues to control stock representing a majority of our combined voting power, it will generally be able to determine the outcome of all corporate actions requiring stockholders’ approval. Even if Bally’s Chicago HoldCo were to control less than a majority of our combined voting power, it may be able to influence the outcome of corporate actions so long as it owns a significant portion of our combined voting power. If Bally’s Chicago HoldCo does not sell or otherwise dispose of its Class B Interests, Bally’s Chicago HoldCo could retain control over us for an extended period of time or indefinitely.
Investors in this offering may not be able to affect the outcome of any stockholders’ vote while Bally’s Chicago HoldCo controls the majority of our combined voting power. Bally’s Chicago HoldCo thus will be able to elect a majority or more of the members of our Board, which in turn will be able to influence all matters affecting us, including, among other things:
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any determination with respect to our business direction and policies, including the appointment and removal of officers and, in the event of a vacancy on our Board, additional or replacement directors;

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any determinations with respect to mergers, business combinations or disposition of assets;

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determination of our management policies;

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determination of the composition of the committees on our Board;

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our financing policy;

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our compensation and benefit programs and other human resources policy decisions;

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termination of, changes to or determinations under our agreements with Bally’s;

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changes to any other agreements that may adversely affect us; and

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the payment of dividends.

See “Description of Capital Stock.” Moreover, pursuant to the Stockholders Agreement, Bally’s Chicago HoldCo will have veto rights over any transactions involving: (i) change in control transactions of our company or any of our subsidiaries, including Bally’s Chicago OpCo, (ii) acquiring or disposing of assets or any business enterprise or division thereof for consideration in excess of $50.0 million in any single transaction or series of transactions, (iii) increasing or decreasing the size of our board of directors, (iv) initiating any liquidation, dissolution, bankruptcy, or other insolvency proceeding involving us or any of our subsidiaries, including Bally’s Chicago OpCo, and (v) any transfer, issue, sale, or disposition by us of any shares of stock, other equity securities, equity-linked securities, or securities that are convertible into equity securities of us or our subsidiaries to any person or entity that is a non-strategic financial investor in a private placement transaction or series of transactions. Because Bally’s Chicago HoldCo has interests in and obligations to us and Bally’s Chicago OpCo that differ from those of other constituencies, and its interests may differ from ours or from those of our other stockholders, actions that Bally’s Chicago HoldCo takes with respect to us, as our controlling stockholder, may not be favorable to us or our stockholders.
If Bally’s Chicago HoldCo sells a controlling interest in our Company to a third party in a private transaction, you may not realize any change-of-control premium on our Class A Interests, and we may become subject to the control of a presently unknown third party.
Following the closing of this offering and the concurrent private placements and the consummation of the Transactions, Bally’s Chicago HoldCo, a wholly-owned subsidiary of Bally’s, will hold 75% of our combined voting power. Bally’s Chicago HoldCo’s will have the ability, should it choose to do so, to sell some or all of these Class B Interests in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of our Company.
The ability of Bally’s Chicago HoldCo to privately sell the Class B Interests, with no requirement for a concurrent offer to be made to acquire all of our Class A Interests, could prevent you from realizing any change-of-control premium on your Class A Interests that may otherwise accrue to Bally’s Chicago HoldCo on its private sale of Class B Interests. Additionally, if Bally’s Chicago HoldCo’s sells Class B Interests representing a significant portion of our stock, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other stockholders. In addition, if Bally’s Chicago HoldCo sells a controlling interest in our Company to a third party, any debt financing we secure in the future may be subject to acceleration, Bally’s subsidiary, BMG, may terminate the Permanent Services Agreement, the Temporary Services Agreement and other arrangements, and our other relationships and agreements could be impacted, all of which may adversely affect our ability to run our business as described herein and may have a material adverse effect on our results of operations, cash flows and financial condition.
Bally’s Chicago HoldCo’s interests may conflict with our interests and the interests of the other holders of our stock. Conflicts of interest between Bally’s Chicago HoldCo’s and us could be resolved in a manner unfavorable to us and the other holders of our stock.
Various conflicts of interest between us and Bally’s Chicago HoldCo’s could arise. Stock of our directors and officers in the stock of Bally’s, or a person’s service either as a director or officer of both companies, could create or appear to create potential conflicts of interest when those directors and officers are faced with decisions relating to our Company. These decisions could include:
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corporate opportunities;

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the impact that operating decisions for our business may have on Bally’s consolidated financial statements;

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differences in tax positions between Bally’s and us;

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the impact that operating or capital decisions (including the incurrence of indebtedness) for our business may have on Bally’s current or future indebtedness or the covenants under that indebtedness;

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future, potential commercial arrangements between Bally’s and us or between Bally’s and third parties;

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business combinations involving us;

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our dividend policy;

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Bally’s exercising their right under the Guarantee Agreement to cause Bally’s Chicago OpCo and its subsidiaries to guarantee Bally’s indebtedness;

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Bally Chicago Holdco’s exercising their rights under the Stockholders Agreement;

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management interest ownership; and

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intercompany agreements between Bally’s and us.

Furthermore, disputes may arise between Bally’s and us relating to our past and ongoing relationship and these potential conflicts of interest may make it more difficult for us to favorably resolve such disputes, including those related to:
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tax, employee benefits, indemnification and other matters arising from this offering;

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the nature, quality and pricing of services Bally’s agrees to provide to us;

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sales or other disposals by Bally’s Chicago HoldCo of all or a portion of the Class B Interests; and

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business combinations involving us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. While we are controlled by Bally’s Chicago HoldCo, we may not have the leverage to negotiate amendments to our agreements with Bally’s, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.
The interests of Bally’s major shareholders may differ from your interests.
As of September 30, 2024, Noel Hayden owned 12.18% of Bally’s shares of common stock and Standard RI Ltd (“Standard”) owned 26.11% of Bally’s shares of common stock. Standard General L.P. serves as investment manager to Standard and, in that capacity, exercises voting and investment control over the shares held by Standard. Soohyung Kim, Chairman of Bally’s, is the managing partner and chief investment officer of Standard General L.P. As a result, Noel Hayden, Standard, Standard General L.P. and Soohyung Kim (the “Bally’s majority shareholders”) have the ability to directly or indirectly exert significant influence over certain aspects of Bally’s business and affairs through the election of directors and vote on corporate actions requiring shareholder approval.
This concentration of ownership could also deter a change in control of our Company and make the approval of some transactions difficult without the support of the Bally’s majority shareholders. The relationship between the Bally’s majority shareholders and Bally’s may give rise to conflicts of interest with respect to, among other things, transactions and agreements among other entities controlled by the Bally’s majority shareholders and us, issuances of additional securities and the election of directors. To the extent the interests of the Bally’s majority stockholders diverge from our interests, they may exercise their influence over us in favor of their own interests over our interests. Similarly, the interests of the Bally’s majority stockholders may differ from or conflict with your interests as a holder of the Class A Interests.
Certain of our directors and officers may have actual or potential conflicts of interest because of their positions with Bally’s.
Following the closing of this offering, certain of our directors and officers will retain their positions with Bally’s. In addition, they may own Bally’s stock, options to purchase Bally’s stock or other Bally’s equity awards. These individuals’ holdings of Bally’s stock, options to purchase Bally’s stock or other equity awards may be significant compared to their total assets. Their positions at Bally’s and the ownership of any Bally’s equity or equity awards creates, or may create the appearance of, conflicts of interest when they are faced with decisions that could have different implications for Bally’s than the decisions have for us.
Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering will limit Bally’s Chicago HoldCo liability to us or you for certain breaches of fiduciary duty and could also prevent us from benefiting from corporate opportunities that might otherwise have been available to us.
Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, which will become effective immediately prior to the closing of this offering, will provide that, to the fullest extent permitted by the laws of the State of Delaware, Bally’s Chicago HoldCo will have no obligation to refrain from:
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engaging in the same or similar business activities or lines of business as we do; or

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competing, directly or indirectly, with us or any of our subsidiaries.

Under our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, to the fullest extent permitted by law, Bally’s Chicago HoldCo will not be liable to us, our subsidiaries or to our stockholders for certain breaches of any fiduciary duty solely by reason of any of these activities.
Additionally, our amended and restated certificate of incorporation to be in effect prior to the closing of this offering will include a “corporate opportunity” waiver provision in which we renounce any interests or expectancy in corporate opportunities which become known to any of our directors or stockholders who are not employed by the Company or its subsidiaries. Generally, to the fullest extent permitted by law, neither Bally’s Chicago HoldCo nor our directors will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such person (i) pursues or acquires any corporate opportunity for the account of Bally’s Chicago HoldCo or its affiliates, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to Bally’s Chicago HoldCo or its affiliates, or (iii) does not communicate information regarding such corporate opportunity to us unless the potential transaction or corporate opportunity is expressly offered to our director in his or her capacity as a director of the Company. The corporate opportunity provision may exacerbate conflicts of interest between Bally’s and us because the provision may permit one of our directors who also serves as a director, officer, employee or other affiliate of Bally’s to choose to direct a corporate opportunity to Bally’s instead of us.
Bally’s will not be restricted from competing with us in our resort and casino business, including as a result of acquiring a company that operates a resort and casino business. Due to the significant resources of Bally’s, including financial resources, name recognition and know-how resulting from the management of our business, Bally’s could have a significant competitive advantage over us should it decide to utilize these resources to engage in the type of business we conduct, which may cause our operating results and financial condition to be materially adversely affected.
Third parties may seek to hold us responsible for liabilities of Bally’s, which could result in a decrease in our income.
Third parties may seek to hold us responsible for Bally’s liabilities. If those liabilities are significant and we are ultimately held liable for them, we cannot assure that we will be able to recover the full amount of our losses from Bally’s.
We may not achieve some or all of the anticipated benefits of being a standalone public company.
We may not be able to achieve all of the anticipated strategic and financial benefits expected as a result of being a standalone public company, or such benefits may be delayed or not occur at all. These anticipated benefits include the following:
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allowing investors to evaluate the distinct merits, performance and future prospects of our business, independent of Bally’s other businesses;

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improving our strategic and operational flexibility and increasing management focus as we continue to implement our strategic plan and allowing us to respond more effectively to different player needs and the competitive environment for our business;

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allowing us to adopt a capital structure better suited to our financial profile and business needs, without competing for capital with Bally’s other businesses;

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creating an independent equity structure that will facilitate our ability to effect future acquisitions utilizing our stock; and

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facilitating incentive compensation arrangements for employees more directly tied to the performance of our business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of our business.

We may not achieve the anticipated benefits of being a standalone public company for a variety of reasons, and it could adversely affect our operating results and financial condition.
We rely on our access to Bally’s brands and reputation and some of Bally’s relationships.
We believe the association with Bally’s will contribute to our building relationships with our players due to its recognized brands and products. Any perceived loss of Bally’s scale, capital base and financial strength may prompt our business partners to reprice, modify or terminate their relationships with us. In addition, any future reduction of Bally’s ownership of our Company may affect our then current and future business relationships. We cannot predict with certainty the effect any of these perceived loss and ownership reductions will have on our business.
The services that we receive from Bally’s subsidiary, BMG, may not be sufficient for us to operate our business, and we would likely incur significant incremental costs if we lost access to BMG’s services.
In January 2023, Bally’s Chicago OpCo and certain subsidiaries of Bally’s Corporation entered into the Permanent Services Agreement with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Permanent Services Agreement, BMG agreed to provide us and certain subsidiaries of Bally’s Corporation with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing upon the opening of our permanent resort and casino. Pursuant to the Permanent Services Agreement, we agreed to pay BMG an annual fee equal to the salaries, burden, overhead and other operating costs for providing such services based on our share of those costs calculated by reference to an appropriate common-size metric plus 6%, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is one year, beginning upon the opening of our permanent resort and casino, and will be automatically renewed for successive one-year terms, unless either party serves on the other a written notice of termination. See “Transactions with Related Persons —Permanent Services Agreement.”
In addition, in August 2023, Bally’s Chicago OpCo entered into the Temporary Services Agreement with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Temporary Services Agreement, BMG agreed to provide us with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing related to our temporary casino. Pursuant to the Temporary Services Agreement, we agreed to pay BMG a monthly fee equal to $5.0 million, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is two years, beginning August 30, 2023, and will be automatically renewed for successive one-year terms for as long as our temporary casino is licensed to continue operations, unless BMG serves on Bally’s Chicago OpCo a written notice of termination. The Temporary Services Agreement shall automatically terminate when our temporary casino permanently closes and our permanent resort and casino opens to the public. See “Transactions with Related Persons — Temporary Services Agreement.”
If we lost access to the services provided to us by BMG under these agreements, we would need to replicate or replace certain functions, systems and infrastructure. We may also need to make investments or hire additional employees to operate without the same access to Bally’s existing operational and administrative infrastructure. These initiatives may be costly to implement. The amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs could be subject to change.
We may not be able to replace the services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that we will receive from BMG under the Permanent Services Agreement and the Temporary Services Agreement. Additionally, if such agreements are terminated, we may be unable to sustain the services at the same levels or obtain the same benefits as when we were receiving such services and benefits from BMG. If we have to operate these functions separately, if we do not have our own adequate systems and business functions in place or if we are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline. In addition, we have historically received informal support from Bally’s and BMG, which might not be addressed in our services agreement. The level of this informal support could diminish or be eliminated following this offering.
While we are controlled by Bally’s, we may not have the leverage to negotiate amendments to our agreement with BMG and any agreements with Bally’s, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.
We may have received better terms from unaffiliated third parties than the terms we have received and will receive in our agreements with Bally’s and its affiliates.
The agreements that we have entered and will enter into with Bally’s and its affiliates in connection with this offering, including the Permanent Services Agreement and the Temporary Services Agreement, have been and will have been prepared while we were still a wholly-owned subsidiary of Bally’s. As a result, the terms of those agreements may not reflect terms that would have resulted if we had negotiated such terms with an unaffiliated third party.
We currently are dependent on Bally’s for various support services.
We are dependent on the services of Bally’s to provide us with various support services, including legal, accounting, finance, operational support and oversight, marketing, employee management and customer support services. See “Transactions with Related Persons — Permanent Services Agreement” and “Transactions with Related Persons — Temporary Services Agreement.”
Our ability to successfully develop our permanent resort and casino on time and on budget is dependent to a large degree on the skills and efforts of employees of Bally’s. However, these individuals will not be our employees and they will not be devoting all of their time and attention to the development of our permanent resort and casino. If we or Bally’s are unable to retain the services of our or its employees or if those employees do not devote sufficient time and attention to the development of our permanent resort and casino, we may be unable to open our permanent resort and casino on time and within our estimated budget, or at all.
Bally’s involvement with other projects may adversely affect our permanent resort and casino.
As of September 30, 2024, Bally’s Corporation owns and manages 15 land-based casinos in ten states across the United States, one golf course in New York, and one horse racetrack in Colorado. As numerous regulatory approvals, licenses and permits are required for the development and management of these other properties, Bally’s must devote significant funds, in addition to human and other resources, to meet its obligations with respect to these properties. As resources are expended for these other properties, the resources available for the development and management of our permanent resort and casino may be diverted, which may have a material adverse effect on the development and construction of our permanent resort and casino and our business, financial condition, results of operations and ability to make payments on the notes.
Various subsidiaries of Bally’s operate in the same industries and may in certain instances compete against each other and us for customers and business.
In addition to our Company, as of September 30, 2024, Bally’s owns and manages 15 land-based casinos in ten states across the United States, one golf course in New York, and one horse racetrack in Colorado operating under Bally’s brand. Its land-based casino operations include approximately 14,800 slot machines, 500 table games and 3,800 hotel rooms, along with various restaurants, entertainment venues and other amenities. To the extent there is an overlap regarding the customers which Bally’s targets and the markets in which it operates, the subsidiaries of Bally’s may compete against each other for customers and business.
The interests of Bally’s Chicago HoldCo as the owner of the Subordinated Loans may differ from our and your interests.
In connection with this offering, we intend to enter into a subordinated loan agreement with Bally’s Chicago OpCo pursuant to which Bally’s Chicago OpCo, as lender, will make the Subordinated Loans to us, as borrower, in various tranches and at varying amounts based on the total number of shares sold in this offering. The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly. Principal and interest payments on the Subordinated Loans will be paid by us by withholding discretionary distributions that would otherwise be made by us to the investors with the corresponding Class A Interests, and applying such distributions to reduce amounts outstanding under the applicable Subordinated Loans. In connection with the consummation of the Transactions, Bally’s Chicago OpCo intends to assign the Subordinated Loans to Bally’s Chicago HoldCo in exchange for the cancellation of certain indebtedness owed by Bally’s Chicago OpCo to Bally’s Chicago HoldCo. See “Subordinated Loans.”
The Subordinated Loans and Bally’s Chicago HoldCo’s ability to influence our business may give rise to conflicts of interest with respect to, among other things, the timing and amount of payments on the Subordinated Loans. To the extent the interests of Bally’s Chicago HoldCo’s diverge from our interests, Bally’s Chicago HoldCo may exercise their influence over us in favor of its own interests over our interests. Similarly, the interests of Bally’s Chicago HoldCo may differ from or conflict with your interests as a holder of Class A Interests.
We do not own Bally’s brands and expect to license the brands from an affiliate; if this license were to be terminated, it could negatively impact our business.
We expect to enter into a license agreement with BMG, another subsidiary of Bally’s, granting us the right to use certain trademarks and service marks, including the Bally’s marks. We expect that the license will be terminable in the event of an uncured material breach or in the event we are no longer an affiliate of BMG. If this license were to be terminated, we would be forced to rebrand, which could be costly, result in the loss of customers, and have a material adverse effect on the results of our operations.
Our business depends on the quality and reputation of the Bally’s brands.
All of our products and services are offered under the Bally’s brand names, and we intend to continue to develop and offer products and services under the Bally’s brands. The concentration of our products and services under these brands may expose us to risks of brand deterioration or reputational decline, that are greater than if our portfolio were more diverse. Furthermore, as we are not the owner of the Bally’s brands, any failure by Bally’s to protect the Bally’s brands could reduce their value and also harm our business.
If third parties claim that we infringe upon their intellectual property rights, our operating results could be adversely affected.
We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of trademark or other intellectual property infringement, even those without merit, could (i) be expensive and time consuming to defend; (ii) require us to rebrand or otherwise modify our operations; (iii) divert management’s attention and resources or (iv) require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us of third party intellectual property infringement could result in our being required to pay significant damages, enter into costly license or royalty agreements, or cease the infringing activity, any of which could have a material adverse effect on the results of our operations.
There is no guarantee that Bally’s Chicago HoldCo will provide the Post-IPO Capital Commitment
In connection with the Transactions, Bally’s Chicago OpCo intends to issue 30,000 LLC Interests to Bally’s Chicago HoldCo in exchange for the $381.0 million Intercompany Notes Cancellation and the $369.0 million Post-IPO Capital Commitment. However, the Post-IPO Capital Commitment is subject to numerous risks and we cannot guarantee that Bally’s Chicago HoldCo will provide the Post-IPO Capital Commitment in the future. For example, Bally’s Chicago HoldCo may face liquidity constraints, potentially lacking the financial resources necessary to fulfill the Post-IPO Capital Commitment due to operational challenges, unexpected expenses or broader economic conditions affecting its financial position. Additionally, Bally’s Chicago HoldCo’s current or future agreements governing its indebtedness may impose restrictions that prevent or limit its ability to make the Post-IPO Capital Commitment, as covenants or other terms within these agreements could restrict cash outflows or require lender consent. In the event that Bally’s Chicago

HoldCo is unable to provide the Post-IPO Capital Commitment upon our request and we pursue litigation to enforce the payment, there may be challenges regarding the enforceability of an equity commitment under Delaware law, with legal uncertainties or disputes over the terms and conditions that may not allow to enforce such payment. Lastly, we may also choose not to request funding under the Post-IPO Capital Commitment and instead pursue alternative financing options, such as debt financing, influenced by market conditions, interest rates, or other strategic considerations. In the event the Post-IPO Capital Contribution is not provided, it could materially and adversely affect our financial condition, results of operations, and ability to execute our business strategy.
Cybersecurity and Technology Risks
We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects.
We currently engage, and intend to continue to engage, a number of third parties to provide gaming operating systems for our temporary casino and our permanent resort and casino. As a result, we currently rely, and will continue to rely, on such third parties to provide uninterrupted services in order to run our business efficiently and effectively. In the event one of these third parties experiences a disruption in its ability to provide such services (whether due to technological or financial difficulties or power problems), this may result in a material disruption to the wagering activity at our temporary casino and our permanent resort and casino, which could have a material adverse effect on our business, operating results and financial condition.
As we finalize construction and commence operating our permanent resort and casino, we expect the amount and types of product and services offerings to continue to grow and evolve, which will require an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our customer’s needs. Such infrastructure expansion may be complex, and unanticipated delays or limited availability of components may lead to increased project costs, operational inefficiencies or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the customer experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased customer demands. Any unscheduled interruption in our technology services is likely to result in an immediate, and possibly substantial, loss of revenues due to a shutdown of our gaming operations, cloud computing and lottery systems.
We believe that if our users have a negative experience with our offerings, or if our brand or reputation is negatively affected, users may be less inclined to continue or resume utilizing our products or recommend our platform to other potential users. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.
We are reliant on the reliability and viability of Internet infrastructure, which is out of our control, and the proper functioning of our own network systems.
The growth of Internet usage has caused interruptions and delays in processing and transmitting data over the Internet. There can be no assurance that Internet infrastructure or our own network systems will continue to be able to support the demands placed on them by the continued growth of the Internet, the overall gambling industry or that of our customers. The Internet’s viability could be affected by delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or by increased government regulation. The introduction of legislation or regulations requiring Internet service providers in any jurisdiction to block access to our websites and products may restrict the ability of our customers to access products and services offered by us. Such restrictions, should they be imposed, could have a material adverse effect on our business, financial condition and results of operations.

If critical issues concerning the commercial use of the Internet are not favorably resolved (including security, reliability, cost, ease of use, accessibility and quality of service), if the necessary infrastructure is not sufficient or if other technologies and technological devices eclipse the Internet as a viable channel, this may negatively affect Internet usage, and our business, financial condition and results of operations will be materially adversely affected. Additionally, the increasing presence of viruses and cyber-attacks may affect the viability and infrastructure of the Internet and/or the proper functioning of our network systems and could materially adversely affect our business, financial condition and results of operations.
Our business may be harmed from cybersecurity incidents, and we may be subject to legal claims if there is loss, disclosure or misappropriation of or access to our customers’, business partners’ or our own information or other breaches of information security.
We intend to make extensive use of online services and centralized data processing, including through third-party service providers. The secure maintenance and transmission of customer information will be a critical element of our operations. Our information technology and other systems, or those of service providers and business partners, that maintain and transmit customer or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our customers’ or employee’s information may be lost, disclosed, accessed or taken without our customers’ or employees’ consent.
In addition, we expect that third-party service providers and other business partners will process and maintain proprietary business information and data related to our employees, customers, suppliers and other business partners. The information technology and other systems that we design and implement to maintain and transmit this information, or those of service providers or business partners, may also be compromised by a malicious third-party penetration of our network security or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees or those of a third-party service provider or business partner. As a result, our business information or customer, supplier and other business partner data may be lost, disclosed, accessed or taken without consent.
Any such loss, disclosure or misappropriation of, or access to, customers’ or business partners’ information or other breach of our information security can result in legal claims or legal proceedings, including regulatory investigations and actions, may have a serious impact on our reputation and may adversely affect our business, operating results and financial condition. Furthermore, the loss, disclosure or misappropriation of our business information may adversely affect our reputation, business, operating results and financial condition.
Risks Related to Our Indebtedness
Our existing and future indebtedness may limit our operating and financial flexibility.
In connection with the closing of this offering, we expect to incur up to $      million of Subordinated Loans in connection with the issuance of the Class A Interests. Our current and future indebtedness may have important negative consequences for us, including:
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limiting our ability to satisfy obligations;

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increasing vulnerability to general adverse economic and industry conditions;

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limiting flexibility in planning for, or reacting to, changes in our businesses and the markets in which we conduct business;

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increasing vulnerability to, and limiting our ability to react to, changing market conditions, changes in industry and economic downturns;

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limiting our ability to obtain additional financing to fund working capital requirements, capital expenditures, debt service, general corporate or other obligations;

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subjecting us to a number of restrictive covenants that, among other things, limit our ability to pay dividends and distributions, pay principal or interest on junior indebtedness, including the

Subordinated Loans, make acquisitions and dispositions, borrow additional funds and make capital expenditures and other investments;
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limiting our ability to use operating cash flow in other areas of our business because we must dedicate a significant portion of these funds to make principal and/or interest payments on outstanding debt;

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causing our failure to comply with the financial and restrictive covenants contained in our current or future indebtedness could cause a default under such indebtedness (or our other indebtedness) and which, if not cured or waived, could adversely affect us; and

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affecting our ability to renew gaming and other licenses necessary to conduct our business.

Though we have significant amounts of indebtedness outstanding, we may issue or incur additional indebtedness to fund our operations, including as necessary to execute on our growth strategy. Further, we may incur other liabilities that do not constitute indebtedness. The risks that we face based on our outstanding indebtedness may intensify if we incur additional indebtedness or financing obligations in the future.
Servicing our indebtedness and funding our other obligations requires a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which will be beyond our control.
Our ability to make payments on and refinance our indebtedness and to fund our operations and capital expenditures will depend upon our ability to generate cash flow and secure financing in the future. Our ability to generate future cash flow depends, among other things, upon:
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the timing of finalizing construction and development of our permanent resort and casino;

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our ability to obtain regulatory licenses to operate our temporary casino and our permanent resort and casino;

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our temporary casino’s operating performance and our permanent resort and casino’s future operating performance once it begins operations;

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general economic conditions;

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competition;

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legislative and regulatory factors affecting our operations and businesses; and

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our future operating performance.

Some of these factors will be beyond our control. There can be no assurance that our temporary casino or our permanent resort and casino will generate cash flow from operations or that future debt or equity financings will be available to us to enable us to pay our indebtedness or to fund other needs. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. The inability to generate cash flow could result in us needing to refinance all or a portion of our indebtedness on or before maturity, including through the issuance of additional debt or equity securities. If needed, there can be no assurance that we will be able to refinance any of our indebtedness on favorable terms, or at all. Any inability to generate sufficient cash flow or refinance our indebtedness on favorable terms could adversely affect our financial condition.
We and Bally’s Chicago OpCo will guarantee Bally’s Corporation’s indebtedness, the amount of which will be significant.
In connection with Bally’s Chicago HoldCo’s commitment to guarantee the GLP Lease Agreement and GLP Development Agreement, and in partial consideration for certain investments by Bally’s Corporation and its subsidiaries into Bally’s Chicago OpCo, we and Bally’s Chicago OpCo intend to guarantee all of Bally’s Corporation’s indebtedness upon Bally’s Corporation’s (or its Parent Company’s (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) guaranteeing the GLP Lease Agreement and the GLP Development Agreement or upon request from Bally’s Corporation; provided that, at any time after such guarantee by Bally’s Corporation (or its Parent Company) or such request from Bally’s Corporation, upon request of Bally’s Chicago OpCo, Bally’s Corporation will guarantee Bally’s Chicago OpCo’s obligations under any lease obligations outstanding at such time, including any obligations under the Oak Street Lease Agreement or, if entered into, the GLP Lease Agreement and the GLP Development Agreement, to the maximum extent permitted under the instruments governing Bally’s Corporation’s indebtedness (assuming full borrowing of all outstanding commitments under Bally’s Corporation’s revolving credit facilities outstanding at such time). Furthermore, we and Bally’s Chicago OpCo intend to enter into the Guarantee Agreement with Bally’s Corporation, pursuant to which, at any time in the future, upon request from Bally’s Corporation, we and Bally’s Chicago OpCo will guarantee, and cause each of our wholly-owned subsidiaries to guarantee, any additional indebtedness that Bally’s Corporation enters into at any time in the future. The amount of Bally’s Corporation’s indebtedness guaranteed by us and Bally’s Chicago OpCo is significant, and the failure of Bally’s to service its indebtedness and comply with the covenants thereunder, or refinance such indebtedness on favorable terms, could adversely affect our financial condition.
If Bally’s Corporation is unable to generate sufficient cash to service all of its indebtedness, they may default, and we, as guarantors of its indebtedness, may be forced to take other actions to fund the satisfaction of our obligations as guarantors, which may not be successful.
If Bally’s Corporation’s cash flow is insufficient to fund its debt service obligations, then Bally’s Corporation will be in default and holders of that debt could declare all outstanding principal and interest to be due and payable. As guarantors, we would be required to repay the indebtedness. As a result, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, raise additional debt or equity capital or restructure or refinance our indebtedness. However, we may not be able to implement any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Even if new financing were available, it may be on terms that are less attractive to us than our then existing indebtedness or it may not be on terms that are acceptable to us. In addition, the new agreements may restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Thus, we may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. Moreover, pursuant to our and Bally’s Chicago OpCo guarantee of Bally’s Corporation indebtedness, we will pledge our LLC Interests in Bally’s Chicago OpCo as collateral and Bally’s Chicago OpCo will mortgage the Chicago casino project to secure Bally’s Corporation’s indebtedness. If we are unable to generate enough cash to repay Bally’s Corporation’s indebtedness, in the event of a default, the lenders under such indebtedness could foreclose against our assets securing their borrowings and we could be forced into bankruptcy or liquidation.
Risks Related to Our Organizational Structure
Our principal asset after the completion of this offering and the concurrent private placements will be our interest in Bally’s Chicago OpCo, and, as a result, we will depend on distributions from Bally’s Chicago OpCo to pay our taxes and expenses. Bally’s Chicago OpCo’s ability to make such distributions may be subject to various limitations and restrictions.
Upon the closing of this offering and the concurrent private placements and the consummation of the Transactions, we will be a holding company and will have no material assets other than our ownership of LLC Interests. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of Bally’s Chicago OpCo and distributions we receive from Bally’s Chicago OpCo. There can be no assurance that Bally’s Chicago OpCo will generate sufficient cash from operations, which, among other things, may be impacted by debt service payments on our or Bally’s Chicago OpCo’s senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago. In addition, any debt we or Bally’s Chicago OpCo may incur in the future is likely to restrict our and Bally’s Chicago OpCo ability to pay dividends or distributions, and such restriction may prohibit us and Bally’s Chicago OpCo from making distributions.
Bally’s Chicago OpCo will report as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, any taxable income of Bally’s Chicago OpCo will be allocated to holders of LLC Interests, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Bally’s Chicago OpCo. Under the terms of the Bally’s Chicago OpCo LLC Agreement, Bally’s Chicago OpCo will be obligated to make tax distributions to holders of LLC Interests, including us, to the extent it has distributable cash. In addition to tax expenses, we will also incur expenses related to our operations, which we expect could be significant. We intend, as its managing member, to cause Bally’s Chicago OpCo to make cash distributions to the owners of LLC Interests in an amount sufficient to (1) fund all or part of their tax obligations in respect of taxable income allocated to them and (2) cover our operating expenses. However, Bally’s Chicago OpCo’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Bally’s Chicago OpCo is then a party, including any debt or financing agreements, or any applicable law, or that would have the effect of rendering Bally’s Chicago OpCo insolvent. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds, including potentially from Bally’s and its affiliates if available, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. In addition, if Bally’s Chicago OpCo does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired. See “— Risks related to the offering and ownership of our Class A Interests” and “Dividend Policy.”
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.
We are subject to taxes by the U.S. federal, state and local tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
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changes in the valuation of our deferred tax assets and liabilities;

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expected timing and amount of the release of any tax valuation allowances;

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tax effects of stock-based compensation;

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costs related to intercompany restructurings;

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changes in tax laws, tax treaties, regulations or interpretations thereof; or

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lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal, state and local taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.
If we were deemed to be an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act, including as a result of our ownership of Bally’s Chicago OpCo, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.

We and Bally’s Chicago OpCo intend to conduct our operations so that we will not be deemed an investment company. As the sole managing member of Bally’s Chicago OpCo, we will control and operate Bally’s Chicago OpCo. On that basis, we believe that our interest in Bally’s Chicago OpCo is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of Bally’s Chicago OpCo, or if Bally’s Chicago OpCo itself becomes an investment company, our interest in Bally’s Chicago OpCo could be deemed an “investment security” for purposes of the 1940 Act.
We and Bally’s Chicago OpCo intend to conduct our operations so that we will not be deemed an investment company. If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. If we were required to register as an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
Risks Related to this Offering and Ownership of our Class A Interests
The structure of this offering may have an adverse effect on our business plan.
The placement agents are offering the Class A Interests in this offering on a best efforts basis. The placement agents are not required to purchase any securities, but will use their best efforts to sell the securities offered. Further, this offering is only being made to persons that meet the Class A Qualification Criteria. As a “best efforts” and “limited” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us. The success of this offering will impact our ability to use the proceeds to execute our business plan.
Our Class A Interests will not have an active trading market and are subject to restrictions on transferability and redemption provisions, and you may find it difficult to sell your Class A Interests.
The Class A Interests are a new issue of securities, and we do not plan to list or display the Class A Interests on any securities exchange or interdealer market quotation system. There is no trading market for our Class A Interests and, due to transferability restrictions, an active market for our Class A Interests will not likely develop in the future. As such, our Class A Interests will have limited liquidity and holders of our Class A Interests may not be able to monetize their full investment in our Class A Interests, if at all.
In addition, our Class A Interests are also subject to restrictions on transferability and redemption provisions, each of which will individually and in the aggregate materially impact the ability of holders of our Class A Interests to transfer their Class A Interests following the closing of this offering. Our Class A Interests can only be transferred without our consent to Permitted Transferees. Additionally, our Class A Interests can only be transferred with our consent to individuals or entities that have satisfied the Class A Qualification Criteria, and, in the case of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, only after the Subordinated Loan attributable to such Interest has been paid in full and such Interests are converted to Class A-4 Interests. See “Shares Eligible for Future Sale” beginning on page 179. Class A Interests also cannot be transferred to employee benefit plans, IRAs and other Plans (as defined herein). See “Certain ERISA Considerations” beginning on page 188. These transfer and redemption provisions could materially and adversely impact the value of your Class A Interests.
Only individuals or entities that meet the Class A Qualification Criteria may own Class A Interests, which may lead to lawsuits.
The Host Community Agreement requires that 25% of Bally’s Chicago OpCo’s equity be owned by individuals that are women or Minorities or woman- or Minority-owned and controlled entities. As a result, this offering is only being made to individuals and entities that satisfy the Class A Qualification Criteria. This may result in lawsuits against us and the City of Chicago by persons that do not meet the Class A Qualification Criteria who are excluded from this offering. If any person were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the time and attention of our management would be diverted from our business and operations. Furthermore, in the event that a court were to find the Class A Qualification Criteria to be invalid or unconstitutional, the Host Community Agreement could be terminated, which could adversely affect our ability to operate our casinos and could materially adversely affect our business, financial condition and results of operations.
Our Class A Interests are not a “covered security,” or otherwise exempt from the “blue sky” securities laws governing sales and purchases of Class A Interests in each of the fifty states, and therefore we must register in each state in which offers and sales will be made.
Our Class A Interests are not a “covered security” for purposes of the Securities Act. The term “covered security” applies to securities preempted under federal law from state securities registration requirements due to their oversight by federal authorities and self-regulatory authorities, such as national securities exchanges. Because our Class A Interests are not a “covered security,” the sale of our Class A Interests are subject to securities registration in the various states that we plan to conduct this offering.
State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell our Class A Interests.
Secondary trading in our Class A Interests sold in the offering will not be possible in any state until our Class A Interests are qualified for sale under the applicable securities laws of such state or there is confirmation that an exemption is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of our Class A Interests in any particular state, our Class A Interests may not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states or the states that we plan to conduct this offering in refuse to permit secondary trading in our Class A Interests, the liquidity for our Class A Interests could be significantly further affected, resulting in a potential loss on your investment.
An investment in the Class A Interests is not an FDIC insured deposit.
The Class A Interests are not savings accounts, deposits or other obligations of any bank or non-bank entities and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality. Your investment will be subject to investment risk and you may experience loss with respect to your investment.
The Class A Interests are equity and are subordinate to our existing and future indebtedness.
The Class A Interests are shares of stock in Bally’s Chicago, Inc. and do not constitute indebtedness. As such, the Class A Interests will rank junior to all indebtedness and other non-equity claims on our business with respect to assets available to satisfy claims, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of our Class A Interests:

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pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us;

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as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds; and

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as a regulated gaming company, our ability to declare and pay dividends is subject to additional restrictions imposed by law.

You may not receive dividends or other distributions on the Class A Interests.
Any debt we may incur in the future is likely to restrict our ability to pay dividends, and such restriction may prohibit us from making payments on the Subordinated Loans or distributions, or reduce the amount of cash available for distribution. In addition, Delaware law imposes requirements that may restrict our ability to pay dividends to holders of our shares. Dividends on the Class A Interests are discretionary and non-cumulative. Consequently, if our Board (or a duly authorized committee of our Board) does not authorize and declare a dividend, holders of our Class A Interests will not be entitled to receive any such dividend.
We will have no obligation to pay dividends with respect to the Class A Interests or any other shares we may issue. In addition, if and to the extent such act would cause us to fail to comply with applicable contractual restrictions (including our indebtedness), laws, rules and regulations (including applicable gaming rules in Illinois), we may not declare, pay or set aside for payment dividends on our Class A Interests.
Even if we pay dividends on our Class A Interests, pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us until such time as such Subordinated Loans are fully paid and discharged, which means you may never directly receive a cash dividend on your Class A-1 Interests, Class A-2 Interests and Class A-3 Interests.
Given the capital intensity of developing, constructing, opening and operating a casino resort project of this scale, we currently expect that Bally’s Chicago OpCo will not have any OpCo cash available for distribution until approximately three to five years after our permanent resort and casino begins operations. However, this may fluctuate depending on Bally’s Chicago OpCo’s ability to generate cash from operations and its cash flow needs, which, among other things, may be impacted by debt service payments on its senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago. Pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us. Therefore, even if our Board (or a duly authorized committee of our Board) authorizes and declares a dividend on our shares of stock, holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests will not be entitled to receive any such dividend until such time as the corresponding Subordinated Loans associated with such Class A Interests are paid in full, which may take a prolonged period of time to occur, if at all.
Our Subordinated Loans will accrue interest at a rate of 11.0% per annum, compounding quarterly, and accrued and unpaid interest will be added to the outstanding principal amount thereof on a quarterly basis. As a result, the amount of Subordinated Loans that are to be paid with a percentage of the amounts that would otherwise be paid on account of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests will increase during the period between the closing date of this offering and the date, if any, on which dividends are to be paid on the Class A-1 Interests, Class A-2 Interests and Class A-3 Interests.
Due to the significant amount of indebtedness (including both principal and interest) owed on the Subordinated Loans, we do not expect to fully repay the Subordinated Loans for an extended period of time following the closing of this offering, if at all. As such, holders of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests may not directly receive the cash dividends or other distributions that otherwise would have been payable on such Class A-1 Interests, Class A-2 Interests and Class A-3 Interests for an equivalently long period of time, if at all, or realize any accretion in value above the initial amount invested. Moreover, the value of the principal and accrued interest on the Subordinated Loans could exceed the value of the Class A-1 Interests, Class A-2 Interests and Class A-3 Interests otherwise payable upon a sale of the business, resulting in holders of the Class A-1 Interests, Class A-2 Interests and Class A-3 Interests receiving nothing upon such a sale.

Our amended and restated bylaws to be in effect prior to the closing of this offering will provide that, subject to limited exceptions, the state and federal courts (as appropriate) located within the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, (A)(i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation to be in effect prior to the closing of this offering or amended and restated bylaws to be in effect prior to the closing of this offering (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.
The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be in effect prior to the closing of this offering to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition. Any person or entity purchasing or otherwise acquiring or holding any interest in our equity securities shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation to be in effect prior to the closing of this offering. Our exclusive forum provision shall not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules, and regulations.
Holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests may be subject to taxes as the Subordinated Loans corresponding to such shares of stock are repaid, even though such holders do not receive a corresponding cash distribution.
Section 305 of the Internal Revenue Code provides that if a corporation distributes property to some shareholders and other shareholders have an increase in their proportionate interests in the assets or earnings and profits of the corporation, such other shareholders may be deemed to receive a distribution that could be a taxable dividend. In this case, because we and Bally’s expect to treat the Subordinated Loans as “stock” for U.S. federal income tax purposes, “property” distributions will likely be considered to be made to “some shareholders” of Bally’s Chicago, Inc. as payments are made on the Subordinated Loans, and equivalent cash (“property”) distributions will be made with respect to the Class A-4 Interests. In addition, as payments are made on the Subordinated Loans, particularly those that repay the original principal amount of such Subordinated Loans, the proportionate interests of holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests in the assets or earnings and profits of Bally’s Chicago, Inc. may be viewed as increasing. Accordingly, it is possible that such increase could be treated as a deemed distribution under Section 305 of the Code or otherwise as taxable income to such holders under other theories. However, under the Treasury Regulations relating to Section 305 of the Code and other IRS administrative guidance, certain financing arrangements in the form of preferred stock investments that fund a corporation and then are systematically eliminated through property distributions until they are fully retired, and are designed to facilitate the ownership of a business with an effect of increasing another stockholder’s proportionate interests in the assets or earnings and profits of a corporation over such period, do not result in a deemed distribution to such other stockholder. The applicability of these authorities to the holders of our Class A-1

Interests, Class A-2 Interests and Class A-3 Interests in this situation is uncertain. Although the matter is not free from doubt, we intend to take the position that holders of applicable series of Class A Interests would not be treated as receiving a deemed distribution from us or otherwise realizing income as a result of repayment of the Subordinated Loans corresponding to such shares. However, there can be no assurance that the U.S. Internal Revenue Service will not take a contrary position, for example, treating the proportionate interest in our earnings and profits owned by holders of the applicable series of Class A Interests as having increased upon repayment of the Subordinated Loans corresponding to such shares, and treating such holders as having received a distribution. In that case, such deemed distribution may be treated as a dividend subject to U.S. federal income tax, without the receipt by holders of any cash. Investors should consult their own tax advisors about the application of Code Section 305 and any other potential deemed receipt of income risk with respect to our Class A Interests. See “Material U.S. Federal Income Tax Consequences to U.S. Holders.”
If non-U.S. persons acquire our Class A Interests, such non-U.S. persons may be subject to material adverse U.S. federal income and/or withholding tax consequences if we are considered a United States real property holding corporation. Such adverse tax consequences and limitations on non-U.S. ownership may limit transferability and impact the value of our Class A Interests.
Non-U.S. persons are generally not entitled to participate in this offering and not permitted as transferees of our Class A Interests. See “Plan of Distribution” and “Shares Eligible for Future Sale.” Such restrictions may limit transferability of our Class A Interests and have a negative impact on the value of our Class A Interests. In addition, if a non-U.S. person acquires our Class A Interests and we are considered a “United States real property holding corporation” for U.S. federal income tax purposes, such non-U.S. person may be subject to material adverse U.S. federal income or withholding tax consequences, or both, in respect of certain distributions on, and payments in connection with a sale, exchange, redemption, repurchase or other disposition of, our Class A Interests.
General Risk Factors
Our ability to continue as a going concern depends upon the funding by Bally’s Corporation.
We have incurred losses and negative cash flows from operations, excluding funds from Bally’s Corporation, since our inception. Our ability to continue as a going concern depends upon the funding by Bally’s Corporation. Our temporary casino began operations on September 9, 2023 and there can be no assurance that we will be able to be successful in the planned operations therein. If we are unable to obtain sufficient funding, we could be forced to change or delay our planned operating activities, and our liquidity, results of operations and financial condition could be materially and adversely affected and we may be unable to continue as a going concern. If we seek additional financing to fund our business activities in the future and there is substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.
The amount of capital we are attempting to raise in this offering and the concurrent private placements may not be enough to sustain our current business plan.
In order to achieve our near and long-term goals, we may need to procure funds in addition to the amount raised in this offering and the concurrent private placements. There is no guarantee we will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we will not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause you to lose all or a portion of your investment.
Our management team has limited experience managing a public company, and the requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members.
As a public company listed in the United States, we will incur significant additional legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the State of Illinois, may increase legal and financial compliance costs, and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.
Most members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. Furthermore, we are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to establish the corporate infrastructure required of a public company and to comply with evolving laws, regulations and standards are likely to divert management’s time and attention away from revenue-generating activities to compliance activities, which may prevent us from implementing our business strategy and growing our business. Moreover, we may not be successful in implementing these requirements. If we do not effectively and efficiently manage our transition into a public company and continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations.
Additionally, as a public company, we may from time to time be subject to proposals by stockholders urging us to take certain corporate actions. If activist stockholder activity ensues, we may be required to incur additional costs to retain the services of professional advisors, management time and attention will be diverted from our core business operations, and perceived uncertainties as to our future direction, strategy or leadership may cause us to lose potential business opportunities and impair our brand and reputation, any of which could materially and adversely affect our business, financial condition and results of operations.
In addition to increasing our legal and financial compliance costs, the additional rules and regulations described above might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board, on committees of our Board or as members of our senior management team.
If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below the expectations of our investors and securities analysts, resulting in a decline in the value of our Class A Interests.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on many factors, including historical experience and various other assumptions that we believe to be reasonable under the circumstances, as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the value of our Class A Interests.
Our reported financial results may be negatively impacted by changes in GAAP and financial reporting requirements.
GAAP and related financial reporting requirements are complex, continually evolving and may be subject to varied interpretation by the relevant authoritative bodies, including the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. FASB has in the past issued new or revised accounting standards that superseded existing guidance and significantly impacted the reporting of financial results. Any future change in GAAP and financial reporting requirements or interpretations could also have a significant effect on our reported financial results, and may even affect the reporting of past transactions completed before the announcement or effectiveness of a change if retrospective adoption is required. It is difficult to predict the impact of future changes to accounting principles or our accounting policies, any of which could negatively affect our reported results of operations.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, or at all.
The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including as a result of any of the risks described in this prospectus.
The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable customers covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. In addition, our ability to expand in any of our target markets depends on a number of factors, including the cost, performance and perceived value associated with our products. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.
We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our Class A Interests less attractive to investors.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our annual gross revenue exceeds $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
•
being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in connection with initial public offerings;

•
not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, unless the SEC determines the new rules are necessary for protecting the public;

•
reduced disclosure obligations regarding executive compensation; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Class A Interests less attractive if we rely on these exemptions.
Emerging growth companies can also take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to use this extended transition period. As a result, our consolidated financial statements are comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.
We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting shares of stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting shares of stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
We will incur significant additional costs as a result of being a public company.
Upon the closing of this offering, we expect to incur increased costs associated with corporate governance requirements that will become applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010 and the Exchange Act, as well as the rules of the Nasdaq. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time consuming. We expect such expenses to further increase after we are no longer an “emerging growth company” or a “smaller reporting company.” We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance. If we fail to maintain sufficient levels of such insurance, it may be more difficult for us to attract and retain qualified persons to serve on our Board or as executive officers. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AND INDUSTRY DATA
This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions.
These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:
•
We are subject to various construction and development risks in connection with our permanent resort and casino in Chicago;

•
Any delay between the closing of our temporary casino and the opening of our permanent resort and casino could have a material adverse effect on our financial condition and results of operations;

•
The casino, hotel and hospitality industry is capital intensive and we may not be able to finance development, expansion and renovation projects, which could put us at a competitive disadvantage;

•
Both our temporary casino site and permanent resort and casino site are leased and could experience risks associated with leased properties, including risks relating to lease termination, inability to obtain satisfactory lease extensions, consents and approvals, charges and our relationship with landlords, which could have a material adverse effect on our business, financial position or results of operations;

•
Our proposed lines of business are highly sensitive to reductions in discretionary consumer spending;

•
The gaming industry, including retail casinos, iGaming and sports wagering, is highly competitive and increased competition, including through legislative legalization or expansion of gaming by states in or near Illinois or through Native American gaming facilities, could adversely affect our financial results;

•
We will be subject to extensive state and local regulation and licensing, and gaming authorities have significant control over our operations, which could have an adverse effect on our business;

•
Our business will be subject to a variety of laws in the United States and in Illinois, many of which are unsettled and still developing, and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory or prosecutorial climate applicable to the products and services we offer in our temporary casino, and intend to offer in our permanent resort and casino, or changes in gaming tax rates, tax rules and regulations or interpretation thereof related to such products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations;

•
We will be reliant on effective payment processing services from a limited number of providers;

•
Our profitability will be dependent, in part, on return to players;

•
We will extend credit to a portion of our customers, and we may not be able to collect gaming receivables from our credit customers;

•
Declining popularity of games and changes in device preferences of players could have a negative effect on our business;

•
We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into the Company or otherwise manage the growth associated with multiple acquisitions;

•
Our results of operations and financial condition could be adversely affected by the occurrence of natural disasters, such as blizzards, floods, tornadoes, fires, or other catastrophic events, including war, terrorism and public health crises such as the COVID-19 pandemic;

•
Failure to comply with the community investment program commitments specified in the Host Community Agreement could have a material adverse effect on our financial condition and results of operations;

•
Bally’s interests may conflict with our interests and the interests of the other holders of our stock. Conflicts of interest between Bally’s and us could be resolved in a manner unfavorable to us and the other holders of our stock;

•
We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects;

•
Our business may be harmed from cybersecurity incidents and we may be subject to legal claims if there is loss, disclosure or misappropriation of or access to our customers’, business partners’ or our own information or other breaches of information security;

•
Servicing our indebtedness and funding our other obligations requires a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which will be beyond our control;

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Our Class A Interests will not have an active trading market, and you may find it difficult to sell your Class A Interests;

•
You may not receive dividends or other distributions on the Class A Interests; and

•
Pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us until such time as such Subordinated Loans are fully paid and discharged, which means you may never directly receive a cash dividend on your Class A-1 Interests, Class A-2 Interests and Class A-3 Interests.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.
We obtained the industry, market and competitive position data in this prospectus from publicly available information, industry and general publications and research, surveys and studies conducted by third parties. In addition, certain statistics, data and other information relating to markets, market sizes, market shares, market positions and other industry data pertaining to our business and markets in this prospectus are not based on published data obtained from independent third parties or extrapolations therefrom, but rather are based upon our own internal estimates and research, which are in turn based upon multiple third-party sources.

Industry publications and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

OUR ORGANIZATIONAL STRUCTURE
Bally’s Chicago, Inc., a Delaware corporation, was formed on May 24, 2022 and is the issuer of the Class A Interests offered by this prospectus. Prior to this offering, all of our business operations have been conducted through Bally’s Chicago OpCo. We will consummate the Transactions, as defined below, excluding this offering, on or prior to the consummation of this offering.
Transactions
We will consummate the following organizational transactions in connection with this offering (collectively, the “Transactions”):
•
we will amend and restate the existing limited liability company agreement of Bally’s Chicago OpCo to, among other things, (1) convert all existing stock in Bally’s Chicago OpCo into LLC Interests and (2) appoint Bally’s Chicago, Inc. as the sole managing member of Bally’s Chicago OpCo upon its acquisition of LLC Interests in connection with this offering;

•
we will amend and restate Bally’s Chicago, Inc.’s certificate of incorporation to, among other things, (1) give effect to the Common Stock Reclassification and (2) provide (A) for Class A Interests, with each Class A Interest entitling its holder to one vote per share on all matters presented to holders of our stock generally and (B) for Class B Interests, with each Class B Interest entitling its holder to one vote per share on all matters presented to holders of our stock generally, and that shares of our Class B Interests may only be held by Bally’s Corporation’s wholly-owned subsidiary, Bally’s Chicago HoldCo, and its permitted transferees as described in “Description of Capital Stock — Class B Interests;”

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we will issue 500 Class A-1 Interests, 1,000 Class A-2 Interests, 1,000 Class A-3 Interests and 7,500 Class A-4 Interests to the purchasers in this offering in exchange for proceeds of $195,125,000 based upon the assumed initial public offering prices set forth on the cover page of this prospectus;

•
we will issue       Class A-1 Interests,       Class A-2 Interests,       Class A-3 Interests and       Class A-4 Interests to the private placement investors in exchange for proceeds of $      based upon the assumed initial public offering prices set forth on the cover page of this prospectus;

•
we will pay $     in placement agent fees and offering and private placement expenses with the proceeds we receive from Class A investors in this offering and the concurrent private placements and will issue the IPO Expenses Note to Bally’s Chicago OpCo in an amount equal to $    , to cover the difference in the amount we will owe to Bally’s Chicago OpCo in connection with the purchase of the LLC Interests;

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Bally’s Chicago OpCo intends to assign the IPO Expenses Note to Bally’s Chicago HoldCo in exchange for the cancellation of $     of indebtedness owed by Bally’s Chicago OpCo to Bally’s Chicago HoldCo;

•
we will enter into a subordinated loan agreement with Bally’s Chicago OpCo pursuant to which Bally’s Chicago OpCo, as lender, will make subordinated loans to us, as borrower, in the following amounts:

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$      million of Class A-1 Subordinated Loans, based on $0.125 million of Class A-1 Interests sold in this offering and $      million Class A-1 Interests sold in the concurrent private placements;

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$      million of Class A-2 Subordinated Loans, based on $2.5 million of Class A-2 Interests sold in this offering and $      million Class A-2 Interests sold in the concurrent private placements; and

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$      million of Class A-3 Subordinated Loans, based on $5 million of Class A-3 Interests sold in this offering and $      million Class A-3 Interests sold in the concurrent private placements;

•
Bally’s Chicago OpCo intends to assign the Subordinated Loans to Bally’s Chicago HoldCo in exchange for the cancellation of $     of indebtedness owed by Bally’s Chicago OpCo to Bally’s Chicago HoldCo;

•
we will use all of the net proceeds from this offering, together with the proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, to purchase 10,000 newly issued LLC Interests directly from Bally’s Chicago OpCo at a price per unit equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest;

•
Bally’s Chicago OpCo intends to use the proceeds it receives from the sale of LLC Interests to us to repay $250.0 million outstanding aggregated amount under the Pre-IPO Intercompany Notes;

•
Bally’s Chicago OpCo intends to issue 30,000 LLC Interests to Bally’s Chicago HoldCo, at a price per LLC Interest equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest, which is equal to the $381 million Intercompany Notes Cancellation and the $369.0 million Post-IPO Capital Commitment; and

•
we will effect the Common Stock Reclassification and issue an additional 29,900 Class B Interests to Bally’s Chicago HoldCo at $0.001 per Class B Interest.

Organizational Structure Following this Offering
•
Bally’s Chicago, Inc. will be a holding company and its principal asset will consist of LLC Interests it purchases from Bally’s Chicago OpCo;

•
Bally’s Chicago, Inc. will be the sole managing member of Bally’s Chicago OpCo and will control the business and affairs of Bally’s Chicago OpCo and its subsidiaries;

•
Bally’s Chicago, Inc. will own, directly or indirectly, 10,000 LLC Interests of Bally’s Chicago OpCo, representing a 25.0% of the economic interest in Bally’s Chicago OpCo;

•
Bally’s Chicago HoldCo will own 30,000 LLC Interests of Bally’s Chicago OpCo, representing 75.0% of the economic interest in Bally’s Chicago OpCo and 30,000 Class B Interests of Bally’s Chicago, Inc., representing 75.0% of the voting power and no economic interest in Bally’s Chicago, Inc.;

•
the purchasers in this offering and the concurrent private placements will own (1) 10,000 Class A Interests of Bally’s Chicago, Inc., representing 25.0% of the voting power of all of Bally’s Chicago, Inc.’s stock and 100% of the economic interest in Bally’s Chicago, Inc., and (2) through Bally’s Chicago, Inc.’s ownership of 10,000 LLC Interests, indirectly will hold 25.0% of the economic interest in Bally’s Chicago OpCo; and

•
as the sole managing member of Bally’s Chicago OpCo, we will conduct the business.

Following the Transactions, including this offering and the concurrent private placements, Bally’s Chicago, Inc. will control the management of Bally’s Chicago OpCo as the sole managing member. As a result, Bally’s Chicago, Inc. will consolidate Bally’s Chicago OpCo and record a significant noncontrolling interest in consolidated entity for the economic interest in Bally’s Chicago OpCo held by Bally’s Corporation.
The below depicts our organizational structure after giving effect to the Transactions, including this offering and the concurrent private placements.

As the sole managing member of Bally’s Chicago OpCo, we will conduct the business. Following the Transactions, including this offering and the concurrent private placements, Bally’s Chicago, Inc. will control the management of Bally’s Chicago OpCo as the sole managing member. As a result, Bally’s Chicago, Inc. will consolidate Bally’s Chicago OpCo and record a significant noncontrolling interest in consolidated entity for the economic interest in Bally’s Chicago OpCo held by Bally’s Corporation.

USE OF PROCEEDS
We estimate that the net proceeds we will receive from the sale of Class A Interests in this offering will be approximately $195.1 million and, together with the net proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, will total $250.0 million, in each case assuming the sale of Class A Interests at the offering prices set forth on the cover of this prospectus, after deducting placement agent fees and offering and private placement expenses payable by us. See “Plan of Distribution” for additional detail regarding the placement agent fees.
We intend to use all of the net proceeds from this offering, together with the proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, to purchase 10,000 LLC Interests directly from Bally’s Chicago OpCo at a price per unit equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest.
We are currently dependent on Bally’s for a majority of our working capital and financing requirements. As of September 30, 2024, Bally’s Chicago OpCo owes $631.0 million in Pre-IPO Intercompany Notes to Bally’s and various of its subsidiaries.
Bally’s Chicago OpCo intends to use the proceeds it receives from the sale of LLC Interests to Bally’s Chicago, Inc. to repay $250.0 million outstanding aggregate amount under the Pre-IPO Intercompany Notes.

DIVIDEND POLICY
To date, we have never declared or paid any cash dividends on our stock.
Upon the closing of this offering and the concurrent private placements and the consummation of the Transactions, we will be a holding company, and our principal asset will be the LLC Interests we purchase from Bally’s Chicago OpCo. If we decide to make a distribution in the future, we would need to cause Bally’s Chicago OpCo to make distributions to us in an amount sufficient to cover the repayment of the IPO Expense Note, future borrowings plus such distribution. If Bally’s Chicago OpCo makes such distributions to us, the other holders of LLC Interests will be entitled to receive pro rata distributions.
In addition, Bally’s Chicago OpCo will report as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, any taxable income of Bally’s Chicago OpCo will be allocated to holders of LLC Interests, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Bally’s Chicago OpCo. Under the terms of the Bally’s Chicago OpCo LLC Agreement, Bally’s Chicago OpCo will be obligated to make tax distributions to holders of LLC Interests, including us, to the extent it has distributable cash. In addition to tax expenses, we will also incur expenses related to our operations, which we expect could be significant. We intend, as its managing member, to cause Bally’s Chicago OpCo to make cash distributions to the owners of LLC Interests in an amount sufficient to (1) fund all or part of their tax obligations in respect of taxable income allocated to them and (2) cover our operating expenses. However, Bally’s Chicago OpCo’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Bally’s Chicago OpCo is then a party, including any debt or financing agreements, or any applicable law, or that would have the effect of rendering Bally’s Chicago OpCo insolvent. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds, including potentially from Bally’s and its affiliates if available, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. See “Risk Factors — Risks related to our organizational structure — Our principal asset after the completion of this offering and the concurrent private placements will be our interest in Bally’s Chicago OpCo, and, as a result, we will depend on distributions from Bally’s Chicago OpCo to pay our taxes and expenses. Bally’s Chicago OpCo’s ability to make such distributions may be subject to various limitations and restrictions.”
Furthermore, we intend to, as its managing member, cause Bally’s Chicago OpCo to make distributions of OpCo cash available for distribution on a quarterly basis. We define OpCo cash available for distribution as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable, less payments made on senior indebtedness, capital expenditures, cash taxes, rent without duplication and changes in working capital and cash used for acquisitions and dispositions. We do not expect any such distributions until after the permanent resort and casino is fully operational and generates cash flow.
In turn, we intend to distribute cash available for distribution to the holders of our Class A Interests (subject to certain requirements discussed below). Holders of our Class B Interests will not be entitled to participate in distributions declared by our Board. We define cash available for distribution as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable, less payments made on senior indebtedness, capital expenditures, cash taxes, rent without duplication and changes in working capital and cash used for acquisitions and dispositions. Cash that is distributed to holders of our Class A Interests will be distributed pro rata according to the number of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests outstanding at the time of such distribution. Given the capital intensity of developing, constructing, opening and operating a casino resort project of this scale, we currently expect that Bally’s Chicago OpCo will not have any OpCo cash available for distribution until approximately three to five years after our permanent resort and casino begins operations. However, this may fluctuate depending on Bally’s Chicago OpCo’s ability to generate cash from operations and its cash flow needs, which, among other things, may be impacted by debt service payments on its senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago.
Pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us. The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly, will be pre-payable at any time without a premium or penalty at a prepayment price equal to the principal amount thereof plus accrued interest, and will have no maturity date. See “Subordinated Loans” for more information on the Subordinated Loans.
If the principal and interest of any of the Subordinated Loans have been paid in full, by distributions from Bally’s Chicago OpCo or any other means, we intend to distribute to holders of the corresponding Class A Interests with respect to any such Subordinated Loan an amount equal to 100% of the applicable distribution specified above in the form of a direct cash dividend.
While we intend, as its managing member, to cause Bally’s Chicago OpCo to make distributions on a quarterly basis once it is able to generate OpCo cash available for distribution approximately three to five years after our permanent resort and casino begins operations, we and Bally’s Chicago OpCo have not adopted a formal written dividend or distribution policy to pay a fixed amount of cash regularly or to pay any particular amount based on the achievement of, or derivable from, any specific financial metrics, including OpCo cash available for distribution. Further, we and Bally’s Chicago OpCo are not contractually obligated to pay any dividends or make any distributions and do not have any required minimum quarterly dividend or distribution, except for tax-related distributions described above. Our and Bally’s Chicago OpCo’s distributions may vary from quarter to quarter, may be significantly reduced or may be eliminated entirely. While we and Bally’s Chicago OpCo intend to make distributions equal to 100% of the cash available for distribution and OpCo cash available for distribution, respectively, on a quarterly basis, the actual amount of any distributions may fluctuate depending on our and Bally’s Chicago OpCo’s ability to generate cash from operations and our and Bally’s Chicago OpCo’s cash flow needs, which, among other things, may be impacted by debt service payments on our or Bally’s Chicago OpCo’s senior indebtedness, capital expenditures, potential expansion opportunities and the availability of financing alternatives, the need to service any future indebtedness or other liquidity needs and general industry and business conditions, including the pace of the construction and development of our permanent resort and casino in Chicago. Our Board will have full discretion on how to deploy cash available for distribution, including the payment of dividends. Any debt we or Bally’s Chicago OpCo may incur in the future is likely to restrict our and Bally’s Chicago OpCo ability to pay dividends or distributions, and such restriction may prohibit us and Bally’s Chicago OpCo from making distributions, or reduce the amount of cash available for distribution and OpCo cash available for distribution. See “Risk Factors — Risks Related to this Offering and Ownership of our Class A Interests — You may not receive dividends or other distributions on the Class A Interests.” In addition, Delaware law imposes requirements that may restrict our ability to pay dividends to holders of our shares. Certain distributions paid may be considered a return of capital for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences to U.S. Holders — Distributions” for a description of the U.S. federal income tax treatment of the dividends and other distributions of cash or property to holders of the Class A Interests.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2024 on:
•
an actual basis;

•
a pro forma basis after further giving effect to the Transactions, excluding this offering and the concurrent private placements and the proceeds from the Subordinated Loans and the IPO Expenses Note; and

•
a pro forma, as adjusted basis after further giving effect to the sale of 10,000 Class A Interests offered in this offering at the initial public offering prices set forth on the front cover of this prospectus and the sale of 500 Class A-1 Interests, 1,000 Class A-2 Interests, 1,000 Class A-3 Interests, and 7,500 Class A-4 Interests in the concurrent private placements, and the proceeds from the Subordinated Loans and the IPO Expenses Note.

The information in this table is illustrative only and our capitalization following the closing of this offering and the concurrent private placements will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and the notes thereto included elsewhere in this prospectus:
	As of September 30, 2024
	Actual	Pro Forma		Pro Forma As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$17,557	$		$
Debt:
Pre-IPO Intercompany Notes	631,040
Long-term lease liabilities	207,333
IPO Expenses Note	—
Class A-1 Subordinated Loans	—
Class A-2 Subordinated Loans	—
Class A-3 Subordinated Loans	—
Total debt	871,813
Equity:
Common stock	100		—		—
Stock, $0.001 par value; shares authorized, actual; shares authorized, pro forma, as adjusted:
Class A-1 Interests; 0 shares designated, issued and outstanding, actual; 500 shares authorized, pro forma, as adjusted	—
Class A-2 Interests; 0 shares designated, issued and outstanding, actual; 1,000 shares authorized, pro forma, as adjusted	—
Class A-3 Interests; 0 shares designated, issued and outstanding, actual; 1,000 shares authorized, pro forma, as adjusted	—
Class A-4 Interests; 0 shares designated, issued and outstanding, actual; 7,500 shares authorized, pro forma, as adjusted	—
Class B Interests; 0 shares designated, issued and outstanding, actual; 30,000 shares authorized, pro forma, as adjusted	—

	As of September 30, 2024
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share data)
Additional paid-in capital	974
Accumulated deficit	(286,532)
Total stockholders’ (deficit) equity	(285,558)
Total capitalization	$586,255	$

The number of shares of stock to be outstanding immediately following this offering set forth above is based on 100 common stock outstanding as of September 30, 2024.

DILUTION
If you purchase our Class A Interests in this offering, your shares will be diluted to the extent of the difference between the initial public offering price per share of our Class A Interests and the pro forma as adjusted net tangible book value per share of our stock.
Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of outstanding shares. Our historical net tangible book value (deficit) as of September 30, 2024 was $    , or $     per share.
Our pro forma, as adjusted, net tangible book value (deficit) as of September 30, 2024 was $    , or $     per share, after giving effect to the sale by us of Class A Interests in this offering at the initial public offering prices set forth on the front cover of this prospectus and of Class A Interests in the concurrent private placements at the initial public offering prices set forth on the front cover of this prospectus, and the proceeds from the Subordinated Loans and IPO Expenses Note.
The pro forma, as adjusted, net tangible book value (deficit) set forth above represents an immediate increase in net tangible book value of $     per share to the existing holders of our stock in, and an immediate dilution in net tangible book value of approximately $     per share to new investors purchasing the Class A Interests in this offering. The following table illustrates this dilution on a per share basis based on the various aggregate offering proceeds listed on the following table:
	Class A-1 Interest	Class A-2 Interest	Class A-3 Interest	Class A-4 Interest
Assumed aggregate offering proceeds	$	$	$	$
Assumed initial public offering price per share	$	$	$	$
Pro forma net tangible book value (deficit) per share as of September 30, 2024
Increase in pro forma net tangible book value (deficit) per share attributable to this offering and the concurrent private placements
Pro forma as adjusted net tangible book value per share after this offering and the concurrent private placements
Dilution per share to investors in this offering and the concurrent private placements	$	$	$	$
The foregoing calculations are based on 100 common stock outstanding as of September 30, 2024.
We may need to raise additional capital in the future to fund our ongoing operations. We may in the future sell substantial amounts of stock or securities convertible into or exchangeable for our stock. We may also choose to raise additional capital due to market conditions or other strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 present our consolidated financial position and results of operations after giving effect to the Transactions.
In conjunction with this offering and the consummation of the Transactions, Bally’s Chicago Holdco will be the sole holder of Class B Interests, holding 75% of the voting power in the Company. Bally’s Chicago Holdco will hold also the remaining 75% economic interest in Bally’s Chicago OpCo, through its ownership of LLC interests, which was acquired by exchanging the remaining Pre-IPO Intercompany Notes in the amount of $381.0 million and by issuing the Post-IPO Capital Commitment in the amount of $369.0 million. Bally’s Chicago’s non-controlling interest in Bally’s Chicago OpCo will be reflected as redeemable noncontrolling interest on the Company’s consolidated balance sheet.
We cannot currently predict how many of each tranche of Class A Interests will be sold during the offering and Concurrent Private Placement. Therefore, in view of the uncertain nature of any prediction as to the number of each tranche of Class A interests to be sold, and corresponding amount of Subordinated Loans, the unaudited pro forma condensed consolidated financial information has been prepared using the assumption that we will issue         shares of Class A-1 Interests,         shares of Class A-2 Interests,         shares of Class A-3 Interests, and         shares of Class A-4 Interests through this offering and Concurrent Private Placement, with a corresponding impact to the amount of Subordinated Loans. See Note 2, “Offering and Transaction Accounting Adjustments” to the Unaudited Pro Forma Condensed Combined Financial Statements for additional sensitivity analysis information regarding the impact of the amount of each class A interest tranche to be sold.
The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2024, gives effect to the Transactions as if they had occurred on September 30, 2024. The following unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024, and the year ended December 31, 2023, give effect to the Transactions as if they had occurred on January 1, 2023.
We have derived the unaudited pro forma condensed consolidated balance sheet as of September 30, 2024, and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023, from the financial statements of Bally’s Chicago, Inc., included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information reflects adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable but are subject to change.
As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, costs for reporting requirements of the SEC, transfer agent fees, costs for hiring additional accounting, legal, and administrative personnel, increased auditing and legal expenses, and other related costs. Due to the scope and complexity of these activities, the amount of these costs would be based on subjective estimates and assumptions that could increase or decrease materially. We have not included any pro forma adjustments related to these costs.
The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of our future results. The unaudited pro forma condensed consolidated financial information should be read together with “Our Organizational Structure,” “Use of Proceeds,” “Capitalization,” “Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of

Financial Condition and Results of Operations,” “Subordinated Loans,” “Concurrent Private Placements,” and our historical financial statements and related notes of Bally’s Chicago, Inc., each included elsewhere in this prospectus.

BALLY’S CHICAGO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2024
(In thousands, except share data)
	Bally’s Chicago, Inc.	Transaction Accounting Adjustments	Note	Offering Adjustments		Note	Pro Forma
Current assets
Cash	$17,557			$		(b)	$
Accounts receivable	1,857	—			—
Inventory	2,086	—			—
Due from related party (Bally’s Corporation)	974	—			—
Prepaid expenses and other current assets	5,062							—
Total current assets	27,536	—			—
Property and equipment, net	156,481	—			—
Right of use assets, net	210,962	—			—
Intangible assets	186,250	—			—
Other assets	5,026	—				(f)
Total assets	$586,255	—		$			$
Liabilities and Stockholder’s deficit
Current portion of lease liabilities	4,517	—			—
Accounts payable	8,490	—			—
Accrued liabilities	20,042	—			—
Promissory notes to related party (Bally’s Chicago HoldCo)	—					(c)
Promissory notes to related party (Bally’s Corporation)	—		(a)
Due to related party (Bally’s Corporation)	391
Due to related party (Bally’s Chicago HoldCo)	—		(a)(d)			(b)(c)
Total current liabilities	33,440
Long-term portion of financing obligation	207,333				—
Long-term portion of lease liabilities	—				—
Long–term promissory notes to related party	631,040					(c)
Total liabilities	871,813
Commitments and contingencies
Redeemable noncontrolling interest			(d)
Stockholder’s deficit:
Common Stock, $0.01 par value, 100 shares authorized, issued and outstanding	—		(e)
Class B Interests, par value 0.0001 per 30,000 shares authorized, issued, and outstanding as of September 30, 2024	—		(e)		—
Class A-1 Interests, par value 0.0001 per shares authorized, issued, and outstanding as of September 30, 2024	—	—				(b)
Class A-2 Interests, par value 0.0001 per shares authorized, issued, and outstanding as of September 30, 2024	—	—				(b)
Class A-3 Interests, par value 0.0001 per shares authorized, issued, and outstanding as of September 30, 2024	—					(b)
Class A-4 Interests, par value 0.0001 per shares authorized, issued, and outstanding as of September 30, 2024	—	—				(b)
Stockholders’ note	—		(d)		—
Additional paid-in-capital	974	—				(b)(f)
Accumulated deficit	(286,532)	—			—
Total stockholder’s deficit	(285,558)
Total liabilities, redeemable noncontrolling interest and stockholder’s deficit	$586,255	$—		$

BALLY’S CHICAGO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For The Nine Months Ended September 30, 2024
(In thousands, except share and per share data)
	As Reported	Transaction Accounting Adjustments	Note	Offering Adjustments	Note	Proforma
Revenue
Gaming	$86,851	—		—
Non-gaming	9,786	—		—
Total revenue	96,637	—		—
Operating costs and expenses:
Gaming	44,322	—		—
Non-gaming	5,928	—		—
General and administrative	45,398	—		—
Management fees to Bally’s Corporation	45,000	—		—
Depreciation and amortization	13,633	—		—
Loss on Sale-leaseback	150,000
Total operating costs and expenses	304,281	—		—
Loss from operations	(207,644)	—		—
Other income (expenses):		—		—
Interest income	1,466	—		—
Interest expense, net of amounts capitalized	(6,891)	—		—
Other non-operating income (expenses), net	—	—		—
Total other expense, net	(5,425)	—		—
Loss before provision for income taxes	(213,069)	—		—
Benefit for income taxes	—	—		—
Net loss	$(213,069)	—		—
Net (loss) attributable to non-controlling interest	—		(g)
Net (loss) attributable to Bally’s Chicago, Inc.	$(213,069)
Basic and diluted loss per share	$(2,130,690)		(h)
Weighted average common shares outstanding, basic and diluted	100		(h)
Class A-1, Class A-2, Class A-3, Class A-4 Interests, basic and diluted loss per share	—				(h)
Weighted average Class A-1, Class A-2, Class A-3, Class A-4 Interests outstanding, basic and diluted	—				(h)

BALLY’S CHICAGO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2023
(In thousands, except share and per share data)
	As Reported	Transaction Accounting Adjustments	Note	Offering Adjustments		Note	Pro Forma
Revenue
Gaming	$28,734	—			—
Non-gaming	3,433	—			—
Total revenue	32,177	—			—
Operating costs and expenses:
Gaming	13,430	—			—
Non-gaming	2,138	—			—
General and administrative	36,441	—			—
Management fees to Bally’s Corporation	20,680	—			—
Depreciation and amortization	5,705	—			—
Total operating costs and expenses	78,394	—			—
Loss from operations	(46,217)	—			—
Other income (expenses):
Interest income	2,778	—			—
Interest expense, net of amounts capitalized	(13,819)	—			—
Other non-operating income (expenses), net	893	—			—
Total other expense, net	(10,148)	—			—
Loss before provision for income taxes	(56,365)	—			—
Benefit for income taxes	—	—			—
Net loss	$(56,365)	—			—
Net (loss) attributable to non-controlling interest	—		(g)
Net (loss) attributable to Bally’s Chicago, Inc.	$(56,365)
Basic and diluted loss per share	$(563,650)		(h)
Weighted average common shares outstanding, basic and diluted	100		(h)
Class A-1, Class A-2, Class A-3, Class A-4 Interests, basic and diluted loss per share	—			$		(h)
Weighted average Class A-1, Class A-2, Class A-3, Class A-4 Interests outstanding, basic and diluted	—					(h)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.
Description of the Transactions and Basis of Presentation

The unaudited pro forma consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the pro forma financial condition and results of operations of the Company based upon the historical financial information after giving effect to the Transactions and related adjustments set forth in the notes to the unaudited pro forma consolidated financial information.
For purposes of the unaudited pro forma condensed financial information, we have anticipated that we will issue          shares of Class A-1 Interests,           shares of Class A-2 Interests,            shares of Class A-3 Interests, and                 shares of Class A-4 Interests through this offering and the Concurrent Private Placement at a price per share equal to public offering prices as set forth on the cover of this prospectus.
Following the closing of this offering, the Concurrent Private Placements, the applications of proceeds therefrom, and the consummation of the Transactions, we will be a holding company. Our principal asset will be LLC interests in Bally’s Chicago OpCo (the “LLC Interests”) that we purchase using proceeds from the offering, representing a 25% economic interest. The remaining 75% economic interest in Bally’s Chicago OpCo will be owned by Bally’s Chicago HoldCo through its ownership of LLC Interests. The Company will continue to consolidate Bally’s Chicago OpCo as the sole managing member in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, and consequently, Bally’s Chicago HoldCo’s stake in Bally’s Chicago OpCo will be represented as noncontrolling interest in Bally’s Chicago, Inc’s consolidated financial statements.
In connection with this offering, we intend to enter into a subordinated loan agreement with Bally’s Chicago OpCo pursuant to which Bally’s Chicago OpCo, as lender, will make subordinated loans to us, as borrower, in various tranches and in varying amounts based on the total number of Class A-1, A-2, and A-3 Interests sold in this offering. None of the new investors purchasing Class A Interests in this offering will be a party to the Subordinated Loans agreement. For each Class A-1, A-2, and A-3 Interest sold in this offering and the Concurrent Private Placements, we will incur $24,750, $22,500 and $20,000 of subordinated loans, respectively.
In connection with the consummation of the Transactions, Bally’s Corporation will contribute all outstanding Pre-IPO Intercompany Notes due from Bally’s Chicago OpCo to Bally’s Chicago HoldCo. Bally’s Chicago OpCo will then use the net proceeds of the offering and the Subordinated Loans to Bally’s Chicago HoldCo to repay $250.0 million of the outstanding Pre-IPO Intercompany Notes. The remaining Pre-IPO Intercompany Notes in the amount of $381.0 million along with the Post-IPO Capital Commitment in the amount of $369.0 million are exchanged by Bally’s Chicago HoldCo for 75% economic interest in Bally’s Chicago OpCo. The Subordinate Loan will be issued for $      million at interest rate of 11.0% per annum, compounded quarterly, with no maturity date. Principal and interest payments on the Subordinated Loans will be paid by us by withholding discretionary distributions that would otherwise be made by us to the investors with the corresponding Class A Interests and applying such distributions to reduce amounts outstanding under the applicable Subordinated Loans. Further, Subordinated Loans may be repaid at the Company’s option at a redemption price equal to the principal amount, plus accrued and unpaid interest thereon.
2.
Offering and Transaction Accounting Adjustments

The adjustments included in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 are as follows:
(a)
This adjustment is to account for the contribution by Bally’s Corporation of $        million of the Pre- IPO Intercompany Notes to Bally’s Chicago Holdco. Therefore, this adjustment reflects the reclassification of the Pre-IPO Intercompany Notes, originally due to Bally’s Corporation and currently presented within the Promissory notes to related party (Bally’s Corporation) to Due to related party (Bally’s Chicago HoldCo) financial statement line item.
(b)
Reflects our estimate of the net proceeds of $      million to be raised from the offering and the Concurrent Private Placements based on the stated value of $25,000 per Class A Interest, and an expected issuance of                 shares of each Class A-1, A-2, A-3, and A-4 Interests, after deducting $      million of estimated placement agent fees and offering and private placement expenses. This adjustment also relates to the application of $      million of net cash proceeds from the offering and the Concurrent Private Placements to pay down part of the outstanding Pre-IPO Intercompany Notes owed to Bally’s Chicago HoldCo.

The total gross proceeds to be raised from the issuance of Class A-1, A-2, A-3, and A-4 Interests is expected to vary and will ultimately depend on the mix of the aggregate purchase by public stockholders and private placement investors of each Class A Interest as this factor will also drive the total amount of Subordinated Loans being issued.
The number of shares of each respective tranche of Class A Interests purchased by the public stockholders and private placement investors will have an impact on the number of shares of each Class A Interests outstanding, on the net cash proceeds raised, total assets, subordinated debt, and total liabilities. The sensitivity analysis reflected in the following table is based on alternative assumptions as it relates to the aggregate purchase of each Class A Interest; (i) all public stockholders and private placement investors elect to purchase Class A-1 Interests, which would result in the highest amount of Subordinated Loans being issued and (ii) all public stockholders and private placement investors elect to purchase Class A-4 Interests which will result in no Subordinated Loan being issued.
($ in thousands)	Pro forma Balance Sheet as of September 30, 2024	All Class A-1 Interests(1)	All Class A-4 Interests(2)
Cash	$	$	$
Total assets	$	$
Subordinated debt	$	$		—
Total liabilities	$	$	$
Total stockholder’s deficit	$	$	$

(1)
Assuming all public stockholders and private placement investors make an election to invest in Class A-1 Interests.

(2)
Assuming all public stockholders and private placement investors make an election to invest in Class A-4 Interests.

(c)
Reflects the adjustment to account for the transfer of $      million of Subordinated Loans issued by the Company, which is attributable to each Class A Interest to Bally’s Chicago HoldCo in exchange for the cancellation of $      million of the Pre-IPO Intercompany Notes. This adjustment also relates to the issuance of a promissory note to Bally’s Chicago HoldCo in the amount of $      million which is equal to the transaction expenses incurred to effect the offering and the Concurrent Private Placement. Because these loans are between us and our parent, Bally’s Chicago HoldCo, the interest on the Subordinated Loan is set at 11.0% per annum, compounded quarterly and such interest payable will not be recognized as an expense but rather reflected directly within accumulated deficit in the amount of $     million.

(d)
Reflects the adjustment to give effect to Bally’s Chicago OpCo’s issuance of 30,000 LLC Interests to Bally’s Chicago HoldCo, at a price per LLC Interest equal to the stated value of $25,000 per Class A Interest, which amounts to 75% of the total LLC Interests, in exchange for (i) the settlement of the remaining $381.0 million of Pre-IPO Intercompany Notes, after the partial paydown of $250 million, and (ii) a capital commitment by Bally’s Chicago HoldCo in the amount of $369.0 million, also referenced elsewhere in this prospectus as the Post-IPO Capital

Commitment which is recognized as Stockholders’ note within total stockholder’s deficit. Bally’s Chicago HoldCo’s ownership interest in Bally’s Chicago OpCo is redeemable for cash or other assets upon a change in control of the Company, thus the non-controlling interest is considered redeemable and classified as temporary equity in our pro forma balance sheet.
(e)
Reflects the adjustment to account for the reclassification, upon the closing of this offering and the Concurrent Private Placements, of our outstanding common stock into 30,000 Class B Interests, representing 75% of the voting power but no economic interest in Bally’s Chicago, Inc.

(f)
Reflects deferred costs associated with this offering, including certain legal, accounting and other related costs, which have been recorded in Other assets in the historical consolidated balance sheet. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.

The adjustments included in the unaudited pro forma condensed consolidated Statement of Operations as of September 30, 2024 and December 31, 2024 are as follows:
(g)
Following the Organizational Transactions, Bally’s Chicago, Inc. will become the sole managing member of Bally’s Chicago OpCo, and upon consummation of this offering, will initially own approximately 25% of the economic interest in Bally’s Chicago OpCo but will have 100% of the voting power and control the management of Bally’s Chicago OpCo. The ownership percentage held by the noncontrolling interest will be approximately 75%. Net income attributable to the noncontrolling interest will represent approximately 75% of net income.

(h)
The unaudited pro forma weighted average basic and diluted shares outstanding for the year ended December 31, 2023 and the nine months ended September 30, 2024 are calculated using Bally’s Chicago, Inc.’s historical weighted average shares outstanding for the year ended December 31, 2023 and the nine months ended September 30, 2024, plus the issuance of additional shares in connection with the offering. As the offering is reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding assumes that the historical shares of Bally’s Chicago, Inc. and the shares issued relating to the offering were outstanding since January 1, 2023. The table below presents the computation of pro forma basic and diluted earnings per share:

Dollar amount is presented in thousands except share and per share data.	Nine Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Net loss attributable to Bally’s Chicago, Inc.	$	$
Weighted average Class A Interests outstanding, basic and diluted
Net Loss per Class A Interest, basic and diluted	$	$
As the unaudited pro forma condensed consolidated statement of operations is in a net loss position, any potentially dilutive instruments would be anti-dilutive and thus these instruments have been excluded from the computation. Each respective class of Class A interests represent different classes of common stock for purposes of EPS. However, each tranche of Class A Interest share in losses equally on a pro rata basis for the purpose of calculating pro forma basic and diluted net loss per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.
Overview
We are a gaming, hospitality and entertainment company with the singular focus of building and operating a world-class entertainment destination resort in Chicago, Illinois. We intend to provide both Chicago residents and business and leisure travelers visiting Chicago with physical and interactive entertainment and gaming experiences.
We intend to build a destination casino, hotel and entertainment venue that will showcase “The Best of Chicago” arts and culture, food and sports, and curated dining and entertainment experiences. Our permanent resort and casino in Chicago will be located on the 30-acre property which previously hosted the Chicago Tribune Publishing Center, at the intersection of Chicago Avenue and Halsted Street in downtown Chicago, and will look to transform this currently underutilized site into a major economic driver for the city. Our permanent resort and casino will be in close proximity to a wide range of hotels, theaters, bars, restaurants, major shopping districts and the McCormick Place Convention Center, the proximity to which will help drive traffic to our permanent resort and casino, primarily due to our differentiated gaming attractions in comparison to other offerings in this geographic location.
In developing the entertainment destination resort, we intend to adhere to Bally’s community-first policy, which is a fundamental and defining element of who we are as a company. We believe that in every community in which Bally’s operates, it has built strong, lasting partnerships with local residents and businesses. Chicago will be no different. With this project, we are committed to ensuring that our permanent resort and casino generates significant economic stimulus and creates a wealth of employment opportunities for the greater Chicago community.
On May 5, 2022, the City of Chicago selected us as the preferred bidder in Chicago’s RFP process to construct and operate a world-class casino resort in downtown Chicago. We worked cooperatively with city officials and community leaders throughout the RFP process to develop a project that embraced Chicago as a global gateway city, incorporating its vibrant cultural scene and highly diversified economy. Chicago selected us on the basis that they believe our plan provides the most economic value to Chicago and its taxpayers, including an upfront payment of $40.0 million and annual payments to Chicago totaling $4.0 million. On June 9, 2022, we signed the Host Community Agreement with the City of Chicago formalizing our arrangement with Chicago to develop our resort and casino, and granting us the exclusive right upon receiving the appropriate approvals from the Illinois Gaming Board to operate a temporary casino for up to three years while our permanent resort and casino is constructed. Our temporary casino began operations on September 9, 2023.
The gaming taxes on our gaming revenue will be paid to the state of Illinois and the City of Chicago, with the City of Chicago taxes applied to pay a portion of the City’s obligations toward its fire and police union pensions. Additionally, our permanent resort and casino is projected to create approximately 12,250 design, development and construction jobs and approximately 3,000 permanent jobs upon the opening of our permanent resort and casino.
Factors Affecting Our Results of Operations
Our operating results are not indicative of future operating results because we intend to dedicate the first several years of our corporate existence to the design, development and construction of our permanent resort and casino. Our temporary casino began operations on September 9, 2023 and did not generate any revenues prior to such date. Once our permanent resort and casino is operational, we expect our revenues will be primarily generated by gaming and entertainment offerings in connection with the operation of our resort and casino with remaining revenues from other non-gaming operations, which include hotel, food and beverage, retail, entertainment and other.
As our business develops, we expect our revenues derived from the provision of non-gaming operations at our permanent resort and casino to increase in proportion to our revenues from gaming sources and expect the expenses we incur to be primarily related to the operation of our permanent resort and casino, including the servicing of our substantial debt.
Our results of operations will be directly affected by certain factors specific to us, including the following:
Overall economic environment and growth in the gaming and tourism market in Chicago
The performance of the gaming and tourism industries in Chicago is impacted by a range of factors, including the overall U.S. economic climate, credit markets and consumer spending trends. Our future success will be largely dependent on the continued growth of Chicago as a tourist destination and hub for business travel, and by the overall popularity of the gaming market in Chicago.
According to Forbes and Business Insider, tourism to the City of Chicago reached approximately 55 million visitors prior to the COVID-19 pandemic and is expected to fully rebound by the end of 2024. Additionally, the local gaming market is highly fragmented, with approximately 17 gaming centers located within a 100-mile radius of our location. In order for our business model to be successful, we will need to capture a substantial portion of our total addressable market while simultaneously expanding the total addressable market by both increasing the amount of funds spent by residents of Cook County on gaming activities and by increasing the amount of funds spent by tourists that visit Chicago.
Income and spending levels of visitors from various neighboring states to Illinois and from national and international tourists are key factors in the development of a casino industry in Chicago. We believe that visitation and gaming revenue in Chicago will be largely driven by improved economic conditions throughout the Midwest, particularly as the United States recovers from the current downturn. Our operations can also be impacted by the ability of foreign citizens to access foreign currency and visa policies, particularly as we look to capitalize on the increased popularity of Chicago as an international tourist destination.
Our ability to successfully ramp-up our operations and develop a popular resort and casino
Our temporary casino began operations on September 9, 2023 and did not generate any revenues prior to such date. As such, we do not have any material financial results prior to September 9, 2023. We expect our operating costs, including staffing costs and marketing expenses, to continue to increase in line with our continued ramp-up.
As part of our business development initiatives, we intend to launch marketing campaigns and incentive programs to drive up visitation and increase awareness of our plans to build a new resort and casino. We believe these programs, along with the improving transportation infrastructure in Chicago, and introducing the city’s first physical gaming facility and increasing food and beverage selections, entertainment options and retail offerings will enable us to attract Chicago residents and more visitors to Chicago and, in doing so, increase our exposure and revenue. However, notwithstanding our management’s efforts to increase demand for our services and optimize the operations of our resort and casino, we have not yet commenced operations, and factors affecting our operations, including factors not currently known to us, may present challenges to further develop our businesses in a manner that is consistent with our current plans and expectations. If the ramp-up is not as successful as we expect, there may be a significant impact on our results of operations and financial condition.
Development of our permanent resort and casino remains in its early stages. We expect to have significant capital expenditures in the future as we create our existing operations and develop the proposed project. As we continue to develop our permanent resort and casino, we may need to incur additional indebtedness, beyond our substantial existing indebtedness, which could affect our interest expenses and financing costs and result in an increase in depreciation and amortization expenses.

Our ability to capitalize on our relationship with Bally’s in order to successfully construct and develop our permanent resort and casino
In the short term, our success will be largely dependent on our ability to continue to obtain benefits from our relationship with Bally’s, upon which we will rely for all of our operations. For example, Bally’s Chicago OpCo entered into arrangements with Bally’s subsidiary, BMG, to conduct corporate shared support services related to our operations under the Permanent Services Agreement and the Temporary Services Agreement. See “Business — Our Relationship with Bally’s Corporation.”
In addition, there are various other related party transactions between Bally’s and its subsidiaries and us, which we expect will comprise a significant part of our financial results for our first few years as an operating company as we construct and develop our permanent resort and casino. Under the Permanent Services Agreement and the Temporary Services Agreement, BMG agreed to provide us with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing. We believe that these shared services are beneficial to both us and Bally’s in comparison to the cost and terms for similar services that we could negotiate on a stand-alone basis and, therefore, do not intend on obtaining competing services from other service providers at this time.
Our ability to excel in a highly competitive national and regional landscape
The market for gaming, hotel and other entertainment facilities in Chicago is rapidly evolving but remains in its infancy. While the Midwest is undergoing expansion since various states started to liberalize gaming (including sports betting), including with the potential arrival of several world-class integrated resorts opening in the Midwest with a significant increase in the number of hotel rooms and other non-gaming amenities which enhances the appeal of the Midwest as a tourism destination, Chicago is still not known as a location for gaming tourism and, therefore, we expect to face significant competition from more established regional and national gaming centers, including Las Vegas and Atlantic City.
Regionally, states such as Wisconsin, Missouri, Indiana, Ohio, Michigan and Iowa currently offer, or are considering expanding, gaming and non-gaming entertainment facilities, which has increased, and will continue to increase, the overall level of competition we face in the Midwest. We compete to some extent with these destinations because a portion of our revenue will be dependent on visitors from neighboring states to Illinois. Nationally, we face intense competition from international gaming centers such as Las Vegas and Atlantic City, which attract a high volume of international tourists by offering gaming and non-gaming activities.
Competition affects our ability to attract more patrons to our gaming and non-gaming facilities, and affects the price of our services, the level of our promotional activities, our operational and marketing costs and results of operations in general.
Our ability to manage our high level of indebtedness
Upon the closing of this offering, we will have a significant amount of indebtedness, including $       in Subordinated Loans. Our continued need to service our significant outstanding indebtedness will materially impact our finance costs and our cash flow. Moreover, since we are still in the early stages of operations of our temporary casino, we may need to access additional financing in order to continue to fund our capital expenditures in the further development of our permanent resort and casino, particularly to the extent our initial funding is insufficient to finalize our permanent resort and casino. In addition, our indebtedness will include covenants that restrict our ability to incur additional indebtedness. As such, our success will be highly dependent on our ability to manage our indebtedness while continuing to reinvest in our business in order to remain competitive in future periods.
State and local taxes, including gaming-related taxes
In Illinois, state and local governments raise considerable revenues from license fees and taxes based on gaming, entertainment, hotel, food and beverage, and retail operations. We are also required to pay such taxes, including but not limited to property taxes, sales and use taxes, payroll taxes, franchise taxes, income taxes, hotel taxes, privilege taxes, gaming taxes, admissions taxes and amusement taxes, related to our operations. Our profitability generally should depend on generating enough revenues to cover variable expenses, including but not limited to payroll and marketing, as well as largely fixed expenses, including but not limited to rent, utilities and interest expense. From time to time, state and local governments generally have increased gaming-related taxes, and such increases could significantly impact the profitability of our operations.
We are generally subject to gaming-related taxes, including, but not limited to, Illinois admission and privilege taxes and Cook County gambling machine tax. We anticipate offsetting these taxes with potential offsets as permitted by law.
Our operations generally are subject to significant state and local gaming-related receipts-based taxes and fees, in addition to state and local taxes applicable to non-gaming operations, and such taxes and fees generally are subject to increase at any time. We generally anticipate being subject to gaming-related receipts-based taxes imposed by Illinois, with Illinois and Chicago rates generally currently varying between approximately 8.1% – 40%, depending on certain factors, including but not limited to the amount of receipts received and the type of game.
In addition, from time to time, federal, state and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Further, worsening economic conditions could intensify the efforts of applicable state and local governments to raise revenues through increases in gaming taxes and/or non-gaming taxes. It is not possible to determine with certainty the likelihood of changes in tax laws in these jurisdictions or in the administration of such laws. Such changes, if adopted, could adversely affect our business, financial condition and results of operations. Any material increase, or the adoption of additional taxes or fees, could adversely affect our future financial results.
Operating Structure
Our business is organized into two reportable segments: (i) Temporary Casino and (ii) Permanent Casino. The ‘‘Other adjustments” include certain unallocated corporate operating expenses and other adjustments to reconcile to the Company’s consolidated results including, among other expenses, compensation for certain executives and other transaction costs. Refer to Note 13 “Segment Reporting” of our audited condensed consolidated financial statements and Note 12 “Segment Reporting” of our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information on our segment reporting structure.
Key Performance Indicators
Temporary Casino Adjusted EBITDAR for the three months ended September 30, 2024 decreased $0.3 million to $3.2 million and for the nine months ended September 30, 2024 increased $5.3 million to $8.9 million, each compared to the same prior year periods. The overall increase in Adjusted EBITDAR from prior year is primarily attributable to the incremental increase in opening of the temporary casino on September 9, 2023.
Permanent Casino Loss from operations for the three and nine months ended September 30, 2024 increased $152.6 million and $155.8 million, respectively, each compared to the same prior year periods. For both comparative periods, the increase in loss from operations was primarily attributable to the $150.0 million loss on sale-leaseback recorded in the third quarter of 2024.
The following table sets forth the measures of segment performance for the Company’s two reportable segments, reconciled to net loss on a consolidated basis. The Other adjustments category is included in the following table in order to reconcile the segment information to the Company’s unaudited condensed consolidated financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Revenue
Temporary Casino	$32,471	$7,180	$96,637	$7,180
Permanent Casino	—	—	—	—
Total revenue	$32,471	$7,180	$96,637	$7,180
Permanent Casino Loss from Operations	$(153,388)	$(788)	$(156,591)	$(788)
Temporary Casino Adjusted EBITDAR(1)	$3,191	$3,540	$8,877	$3,540
Temporary Casino Operating costs and expenses:
Depreciation and amortization	(4,563)	(1,419)	(13,633)	(1,420)
Expansion costs(2)	—	(7,030)	(112)	(22,259)
Management fees to Bally’s Corporation	(15,000)	(5,000)	(45,000)	(5,000)
Total Temporary Casino operating costs and expenses	(16,372)	(9,909)	(49,868)	(25,139)
Total other expense, net(3)	(1,479)	(2,085)	(5,425)	(7,537)
Other adjustments	(17)	(2,955)	(1,185)	(2,724)
Total Net loss	$(171,256)	$(15,737)	$(213,069)	$(36,188)

(1)
Adjusted EBITDAR is defined as earnings, or loss, for the Temporary Casino before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, expansion costs, management fees to Bally’s Corporation, rent expense from triple net operating leases, and certain other gains or losses.

(2)
The Company defines expansion expenses as costs incurred in connection with the opening of a new facility or significant expansion of an existing property. Costs classified as expansion consist primarily of marketing, master planning, conceptual design fees and legal and professional fees that are not eligible for capitalization and are included in “General and administrative” on the unaudited condensed consolidated statements of operations.

(3)
All Total other expense, net for the three and nine months ended September 30, 2024 and 2023 was included within the Permanent Casino reportable segment, and includes primarily interest expense.

Temporary Casino Adjusted EBITDAR for the year ended December 31, 2023 increased $7.7 million compared to the period from May 24, 2022 (date of inception) to December 31, 2022. This increase was directly attributable to the commencement of operations at the temporary casino on September 9, 2023.
Permanent Casino Loss from operations for the year ended December 31, 2023 increased $2.2 million compared to the period from May 24, 2022 (date of inception) to December 31, 2022, primarily driven by the increase in costs associated with increased general and administrative costs attributable to the permanent casino project.

(in thousands)	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022
Revenue
Temporary Casino	$32,177	$—
Permanent Casino	—	—
Total revenue	$32,177	$—
Permanent Casino Loss from Operations	$(2,227)	$—
Temporary Casino Adjusted EBITDAR(1)	$7,721	$—
Temporary Casino Operating costs and expenses:
Depreciation and amortization	(5,705)	—
Expansion costs(2)	(22,865)	(15,057)
Management fees to Bally’s Corporation	(20,000)	(424)
Total Temporary Casino operating costs and expenses	(40,849)	(15,481)
Total other expense, net(3)	(10,148)	(1,617)
Other adjustments	(3,141)	—
Total Net loss	$(56,365)	$(17,098)

(1)
Adjusted EBITDAR is defined as earnings, or loss, for the Temporary Casino before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, expansion costs, management fees to Bally’s Corporation, rent expense from triple net operating leases, and certain other gains or losses.

(2)
The Company defines expansion expenses as costs incurred in connection with the opening of a new facility or significant expansion of an existing property. Costs classified as expansion consist primarily of marketing, master planning, conceptual design fees and legal and professional fees that are not eligible for capitalization and are included in “General and administrative” on the consolidated statements of operations.

(3)
All Total other expense, net for the year ended December 31, 2023 and the period from May 24, 2022 (date of inception) to December 31, 2022 was included within the Permanent Casino reportable segment, and includes primarily interest expense.

Results of Operations
Our operating results are not indicative of future operating results because we intend to dedicate the first several years of our corporate existence to the design, development and construction of our permanent resort and casino in Chicago. Our temporary casino began operations on September 9, 2023 and did not generate any revenues prior to such date. Once our permanent resort and casino is operational, we expect our revenues will be primarily generated by gaming and entertainment offerings in connection with the operation of our resort and casino in Chicago with remaining revenues from other non-gaming operations, which include hotel, food and beverage, and retail, entertainment and other.
Three and Nine Months Ended September 30, 2024 Compared to Three and Nine Months Ended September 30, 2023
Our operating results for the three and nine months ended September 30, 2024 and 2023 are not indicative of future operating results because we intend to dedicate the first several years of our corporate existence to the design, development and construction of our resort and casino in Chicago. Our temporary casino began operations on September 9, 2023 and did not generate any revenues prior to such date. Once our permanent resort and casino is operational, we expect our revenues will be primarily generated by gaming and entertainment offerings in connection with the operation of our resort and casino in Chicago, with remaining revenues from other non-gaming operations, which include hotel, food and beverage, and retail, entertainment and other.
The following table presents, for the periods indicated, condensed consolidated statements of operations data:
	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Revenue:
Gaming	$29,235	$6,493	350%	$86,851	$6,493	1238%
Non-gaming	3,236	687	371%	9,786	687	1324%
Total revenue	32,471	7,180	352%	96,637	7,180	1246%
Operating costs and expenses:
Gaming	15,078	3,022	399%	44,322	3,022	1367%
Non-gaming	2,132	312	583%	5,928	312	1800%
General and administrative	15,475	10,912	42%	45,398	25,418	79%
Management fees to Bally’s Corporation	15,000	5,167	190%	45,000	5,659	695%
Loss on sale-leaseback	150,000	—	100%	150,000	—	100%
Depreciation and amortization	4,563	1,419	222%	13,633	1,420	860%
Total operating costs and expenses	202,248	20,832	871%	304,281	35,831	749%
Loss from operations	(169,777)	(13,652)	1144%	(207,644)	(28,651)	625%
Other income (expense):
Interest income	71	718	(90)%	1,466	2,084	(30)%
Interest expense, net of amounts capitalized	(1,550)	(2,803)	(45)%	(6,891)	(10,514)	(34)%
Other non-operating income (expenses), net	—	—	—%	—	893	(100)%
Total other expense, net	(1,479)	(2,085)	(29)%	(5,425)	(7,537)	(28)%
Loss before provision for income taxes	(171,256)	(15,737)	988%	(213,069)	(36,188)	489%
Benefit for income taxes	—	—	—%	—	—	—%
Net loss	$(171,256)	$(15,737)	988%	$(213,069)	$(36,188)	489%
Segment Performance
The following table sets forth certain financial information associated with results of operations for the three and nine months ended September 30, 2024 and 2023:
	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2024	2023	$ Change	2024	2023	$ Change
Revenue:
Gaming revenue
Temporary Casino	$29,235	$6,493	$22,742	$86,851	$6,493	$80,358
Non-gaming revenue
Temporary Casino	3,236	687	2,549	9,786	687	9,099
Total revenue	$32,471	$7,180	$25,291	$96,637	$7,180	$89,457
Operating costs and expenses:
Gaming expenses
Temporary Casino	$15,078	$3,022	$12,056	$44,322	$3,022	$41,300
Non-gaming expenses

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2024	2023	$ Change	2024	2023	$ Change
Temporary Casino	2,132	312	1,820	5,928	312	5,616
Total gaming and non-gaming expenses	$17,210	$3,334	$13,876	$50,250	$3,334	$46,916
General and administrative
Temporary Casino	12,070	7,336	4,734	37,622	22,565	15,057
Permanent Casino	3,388	788	2,600	6,591	788	5,803
Other	17	2,788	(2,771)	1,185	2,065	(880)
Total general and administrative	$15,475	$10,912	$4,563	$45,398	$25,418	$19,980

Revenue
Total revenue for the three and nine months ended September 30, 2024 was $32.5 million and $96.6 million, respectively. We began generating revenues on September 9, 2023 with the opening of our temporary casino. We generated revenues totaling $7.2 million for both the three and nine months ended September 30, 2023. Once our permanent resort and casino in Chicago is operational, we expect revenues will primarily be generated by gaming and entertainment offerings in connection with the operation of our resort and casino in Chicago with remaining revenues from other non-gaming operations which include hotel, food and beverage, and retail, entertainment and other.
Gaming and non-gaming expenses
Gaming and non-gaming expenses for the three and nine months ended September 30, 2024 were $17.2 million and $50.3 million, respectively, compared to $3.3 million for both the three and nine months ended September 30, 2023. The increase in gaming and non-gaming expenses is directly attributable to the opening of our temporary casino on September 9, 2023.
General and administrative
General and administrative expenses for the three and nine months ended September 30, 2024 were $15.5 million and $45.4 million, respectively, an increase of $4.6 million and $20.0 million, respectively, compared to the same periods in the prior year. General and administrative expenses for both years consisted primarily of professional fees, salaries, bonuses and benefits for employees, rent expense attributable to our Temporary Facility and other general and administrative expenses, all of which increased from the prior year due to the opening of our temporary casino on September 9, 2023.
We have dedicated significant resources to commencing operations, including but not limited to company formation and compliance with various legal and regulatory requirements. We believe that some of these costs are primarily associated with the start-up phase of the company and may decrease as our operations mature. However, we will incur additional professional services expenses as a result of becoming a public company and expanding the business. As a result, we anticipate overall increased professional services expenses in the future to support our operations.
Loss on Sale-Leaseback
During the three and nine months ended September 30, 2024, GLP Capital, L.P. (“GLP”) acquired the real estate underlying the Permanent Facility, for which the Company was subject to the financing obligation, assuming the existing lease, for which the Company was subject to a $200.0 million financing obligation. Reclassifying the lease as an operating lease due to the transfer of control of the land asset from the Company to the lessor, permitted sale recognition, resulting in the Company derecognizing the $350.0 million land asset and the $200.0 million the long-term financing obligation, and recording a $150.0 million loss on sale-leaseback.

Depreciation
Depreciation expense for the three and nine months ended September 30, 2024 was $4.6 million and $13.6 million, respectively, compared to $1.4 million for both the three and nine months ended September 30, 2023. Depreciation expense began to be incurred when the assets purchased for our temporary casino were placed into service on the facility’s opening date of September 9, 2023.
Management fees from Bally’s Corporation
Management fees from Bally’s Corporation during the three and nine months ended September 30, 2024 were $15.0 million and $45.0 million, respectively, compared to $5.2 million and $5.7 million for the three and nine months ended September 30, 2023, respectively. The increase in management fees is due to the addition of the corporate services agreement with Bally’s Corporation put into place during the year, requiring a fixed monthly payment of $5.0 million, beginning in September 2023 with the commencement of operations at our temporary casino. The corporate services agreement provides us with certain administrative and corporate services from Bally’s Management Group, LLC, a wholly owned subsidiary of Bally’s Corporation. Additional management fees include expenses such as personnel and administrative costs allocated to us from our parent, based on an estimated percentage of time spent on our activities by corporate employees.
Other (income) expense
Total other expense during the three and nine months ended September 30, 2024 of $1.5 million and $5.4 million, respectively, consisted primarily of interest expense of $6.9 million related to the long-term financing obligation for the Company’s ground lease, partially offset by $1.5 million of interest income.
Provision for income taxes
During the three and nine ended September 30, 2024 and 2023, there was no provision expense recorded in the consolidated statement of operations as the Company has established a full valuation allowance against the net deferred tax asset position.
Year Ended December 31, 2023 Compared to Period from May 24, 2022 (Date of Inception) to December 31, 2022
The following table sets forth our consolidated statements of operations data for the periods indicated:
	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022	Change	% Change
	($ in thousands)
Revenue:
Gaming	$28,734	$—	$28,734	N/A
Non-gaming	3,443	—	3,443	N/A
Total revenue	32,177	—	32,177	N/A
Operating costs and expenses:
Gaming	13,430	—	13,430	N/A
Non-gaming	2,138	—	2,138	N/A
General and administrative	36,441	15,057	21,384	142%
Management fees to Bally’s Corporation	20,680	424	20,256	4,777%
Depreciation and amortization	5,705	—	5,705	N/A
Total operating costs and expenses	78,394	15,481	62,913	406%
Loss from operations	(46,217)	(15,481)	(30,736)	199%
Other income (expense):

	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022	Change	% Change
	($ in thousands)
Interest income	2,778	—	2,778	N/A
Interest expense, net of amounts capitalized	(13,819)	(2,031)	11,788	580%
Other non-operating income (expenses), net	893	414	479	116%
Total other expense, net	(10,148)	(1,617)	(8,531)	528%
Loss before provision for income taxes	(56,365)	(17,098)	(39,267)	230%
Benefit for income taxes	—	—	—	N/A
Net loss	$(56,365)	$(17,098)	$(39,267)	230%

Segment Performance
The following table sets forth certain financial information associated with results of operations for the year ended December 31, 2023 and the period from May 24, 2022 (date of inception) to December 31, 2022:
(in thousands)	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022	$ Change
Revenue:
Gaming revenue
Temporary Casino	$28,734	$—	$28,734
Non-gaming revenue
Temporary Casino	3,443	—	3,443
Total revenue	$32,177	$—	$32,177
Operating costs and expenses:
Gaming expenses
Temporary Casino	$13,430	$—	$13,430
Non-gaming expenses
Temporary Casino	2,138	—	2,138
Total gaming and non-gaming expenses	$15,568	$—	$15,568
General and administrative
Temporary Casino	$31,753	$15,057	$16,696
Permanent Casino	2,227	—	2,227
Other	2,461	—	2,461
Total general and administrative	$36,441	$15,057	$21,384
Revenue
We began generating revenues on September 9, 2023 with the opening of our temporary casino. We generated revenues totaling $32.2 million for the year ended December 31, 2023. Once our permanent resort and casino is operational, we expect revenues will primarily be generated by gaming and entertainment offerings in connection with the operation of our permanent resort and casino with remaining revenues from other non-gaming operations which include hotel, food and beverage, and retail, entertainment and other.

Gaming and non-gaming expenses
Gaming and non-gaming expenses for the year ended December 31, 2023 were $13.4 million and $2.1 million, respectively, were directly attributable to the opening of our temporary casino on September 9, 2023. There were no gaming and non-gaming expenses for the period from May 24, 2022 (date of inception) to December 31, 2022.
General and administrative
General and administrative expenses for the year ended December 31, 2023 and period from May 24, 2022 (date of inception) to December 31, 2022 were $36.4 million and $15.1 million, respectively, an increase of $21.4 million, and consisted primarily of professional fees, salaries, bonuses and benefits for employees, rent expense attributable to our temporary casino and other general and administrative expenses.
The most significant costs incurred by us during the year ended December 31, 2023 and period from May 24, 2022 (date of inception) to December 31, 2022 were cumulative professional services fees of $18.1 million, which reflect legal and audit fees, marketing and public relations costs in connection with the initial public offering of our Class A Interests as well as expenses associated with commencement of operations. We have dedicated significant resources to commencing operations, including but not limited to company formation and compliance with various legal and regulatory requirements. We believe that some of these costs are primarily associated with the start-up phase of the company and may decrease as our operations mature. However, we will incur additional professional services expenses as a result of becoming a public company and expanding the business. As a result, we anticipate overall increased professional services expenses in the future to support our operations.
Depreciation
Depreciation expense for the year ended December 31, 2023 was $5.7 million. Depreciation expense began to be incurred when the assets purchased for our temporary casino were placed into service on the facility’s opening date of September 9, 2023.
Management fees to Bally’s Corporation
Management fees to Bally’s were $20.7 million for the year ended December 31, 2023, compared to $0.4 million for the period from May 24, 2022 (date of inception) to December 31, 2022. The increase in management fees is due to the addition of the corporate services agreement with Bally’s put into place during the year, requiring a fixed monthly payment of $5.0 million, beginning in September 2023 with the commencement of operations at our temporary casino. The corporate services agreement provides us with certain administrative and corporate services from Bally’s Management Group, LLC, a wholly owned subsidiary of Bally’s. Additional management fees include expenses such as personnel and administrative costs allocated to us from our parent, based on an estimated percentage of time spent on our activities by corporate employees.
Other (income) expense
Total other expense for the year ended December 31, 2023 was $10.1 million, compared to $1.6 million for the period from May 24, 2022 (date of inception) to December 31, 2022. Total other expense consists primarily of interest expense related to the long-term financing obligation for our ground lease, partially offset by interest income earned on our restricted cash balances held during the year.
Provision for income taxes
For the year ended December 31, 2023 and the period from May 24, 2022 (date of inception) to December 31, 2022, there was no provision expense recorded in the consolidated statement of operations as we have established a full valuation allowance against the net deferred tax asset position.
Liquidity and Capital Resources
Overview
To date, we have relied mostly on Bally’s Corporation for liquidity and capital resources. The consolidated financial statements include fees paid in accordance with the Temporary Services Agreement,

as described below, providing us with certain administrative and corporate services, beginning in September 2023 with the commencement of operations at our temporary casino of $45.0 million and $5.0 million for the for the nine months ended September 30, 2024 and 2023, respectively. Additionally, the consolidated financial statements include allocations of certain general, administrative, sales and marketing expenses from our parent, which management believes is commensurate with services provided at fair value.
As of December 31, 2022, additional paid in capital from our parent was $63.5 million, primarily attributable to the $51.0 million gaming license and other miscellaneous funding. During the year ended December 31, 2023, we returned $62.5 million of capital to Bally’s Corporation through the issuance of Pre-IPO Intercompany Notes. Additionally, expenses paid by Bally’s Corporation on the Company’s behalf totaling $568.5 million have been converted into the Pre-IPO Intercompany Notes, all of which are payable on December 31, 2025.
In March, 2024, we obtained a letter of support from Bally’s Corporation, pursuant to which Bally’s Corporation commits to fund all of our operating, investing, and financing activities through at least December 31, 2025 and further commits not to make any decision or action that would reasonably be expected to negatively affect our ability to continue as a going concern through at least December 31, 2025.
Following the closing of this offering, we expect to begin reimbursing our parent for certain additional costs directly associated with operating our business. These costs include personnel and related costs for employees wholly dedicated to the Company, legal and other professional services directly related to the Company’s operations as well as any travel expenses incurred by wholly dedicated employees. Prior to the consummation of our public offering, our parent has funded, and intends to continue to fund, our operations through direct cash contributions and non-cash contributions.
Our capital expenditures are primarily related to the leases for our temporary casino and permanent resort and casino sites, as well as our design and development agreements for our permanent resort and casino and our guaranteed maximum price agreement to develop our temporary casino. In addition, we expect that our operations will continue to consume substantial amounts of cash as we aggressively build our permanent resort and casino and our internal marketing, compliance and other administrative functions. Following the consummation of our initial public offering we will continue to operate under the services agreement with BMG, a subsidiary of our parent, pursuant to which BMG agreed to provide us and certain subsidiaries of Bally’s Corporation with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing. We agreed to pay BMG an annual fee equal to the salaries, burden, overhead and other operating costs for providing such services based on our share of those costs calculated by reference to an appropriate common-size metric plus 6%, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code.
We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to BMG, which we do not anticipate will occur until we begin to generate significant cash flows from our operations. However, if BMG is unable to perform any of the services that they are required to perform under the services agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time, we will continue to rely on BMG to conduct our operations in accordance with the services agreement. We are dependent on the continued support of our parent and have obtained a letter of support whereby our parent has committed to fund all of our operating, investing, and financing activities through at least December 31, 2025.
We estimate that the net proceeds we will receive from the sale of Class A Interests in this offering will be approximately $195.1 million and, together with the net proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, will total $250.0 million, in each case assuming the sale of Class A Interests at the offering prices set forth on the cover of this prospectus, after deducting placement agent fees and offering and private placement expenses payable by us. See “Plan of Distribution” for additional detail regarding the placement agent fees.
We intend to use all of the net proceeds from this offering, together with the proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, to purchase 10,000

LLC Interest directly from Bally’s Chicago OpCo at a price per unit equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest.
Bally’s Chicago OpCo intends to use the proceeds it receives from the sale of LLC Interests to Bally’s Chicago, Inc. to repay $250.0 million outstanding aggregate amount under the Pre-IPO Intercompany Notes.
On July 11, 2024, Bally’s entered into the GLP Term Sheet with GLP for a strategic construction and financing arrangement, including up to $940.0 million of funding for the construction of our permanent resort and casino. In connection therewith, GLP acquired the fee interest in the property on which we plan to develop our permanent resort and casino from the Oak Street Landlord and succeeded to the Oak Street Landlord’s interest as landlord under the Oak Street Lease Agreement. We intend to enter into (x) the GLP Lease Agreement to lease such property and (y) the GLP Development Agreement pursuant to which GLP will commit to advance up to $940 million of GLP Development Advances for the payment of hard costs used to construct our permanent resort and casino in exchange for increasing the amount of rent that we pay to GLP under the GLP Lease Agreement. Upon entering into the GLP Lease Agreement and the GLP Development Agreement, the Oak Street Lease Agreement will be terminated. The GLP Lease Agreement will have a 15-year term followed by multiple renewal terms to be agreed between us and GLP, and rent payable under the GLP Lease Agreement will be (a) $20.0 million annually, subject to annual escalations to be set forth therein, plus (b) an annual amount equal to 8.5% of the GLP Development Advances that GLP advances to us.
GLP’s obligation to make GLP Development Advances under the GLP Development Agreement will be subject to certain conditions, including the following: (a) we shall have unrestricted access to funds in an amount sufficient at the time of each GLP Development Advance to fund the construction of our permanent resort and casino and (b) all of the definitive documents required by the GLP Term Sheet shall have been signed, or, if such definitive documents cannot be signed without regulatory approval required under applicable law and such regulatory approval is the sole condition precedent to the signing of such definitive documents, such definitive documents are in final form and have been submitted for regulatory approval. We will be obligated to construct our permanent resort and casino in compliance with terms and conditions to be set forth in the GLP Development Agreement, which are expected to be customary and reasonable for large scale multi-phase developments and are expected to include the satisfaction of to-be-specified development and construction milestones.
The terms and conditions of the GLP Lease Agreement and the GLP Development Agreement are subject to ongoing negotiations between us and GLP, and no guarantees can be given that we will enter into the GLP Lease Agreement or the GLP Development Agreement on the terms described herein or at all. We expect to consummate the GLP Lease Agreement and terminate the Oak Street Lease Agreement in the first quarter of 2025.
We believe the net proceeds from this offering, together with the net proceeds from the concurrent private placements, the Subordinated Loans, the IPO Expenses Note, the Post-IPO Capital Commitment and existing cash and cash equivalents and interest thereon, will be sufficient to fund our projected operating expenses until the opening of our permanent resort and casino. However if and until we begin generating a sufficient amount of cash from our operations, if our operating and other expenses are higher than we expect, or if or our ability to generate positive cash flow from our resort and casino is lower than we expect, then we may also need to raise additional funds, including from public or private equity or debt offerings or additional debt and/or equity or equity-linked security issuances made to Bally’s and/or its affiliates. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may not be able to continue to operate and we may have to significantly delay, scale back or discontinue our operations. If we raise additional funds through the issuance of additional debt or equity securities it could result in dilution to our existing stockholders, and/or fixed payment obligations that could reduce our ability to pay dividends or otherwise fund our other operations. Furthermore, these securities may have rights senior to those of our stock and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to operate our resort and casino without consent and other operating restrictions that could adversely impact our ability to conduct our business.
Cash Flows Summary
	Nine Months Ended September 30,
(in thousands)	2024	2023
Net cash used in operating activities	$(47,218)	$(34,162)
Net cash used in investing activities	(110,253)	(163,664)
Net cash provided by financing activities	103,723	265,974
Net change in cash and restricted cash	(53,748)	68,148
Cash and restricted cash, beginning of period	71,305	1,092
Cash and restricted cash, end of period	$17,557	$69,240
Operating Activities
Net cash used in operating activities for the nine months ended September 30, 2024 was $47.2 million, compared to $34.2 million for the nine months ended September 30, 2023. The increase in cash used in operating activities was primarily driven by the increases in depreciation and changes in working capital associated with the opening of the Temporary Casino in September 2023.
Investing Activities
Net cash used in investing activities for the nine months ended September 30, 2024 was $110.3 million, compared to $163.7 million for the nine months ended September 30, 2023. The decrease in cash used in investing activities was mainly attributable to the decrease in capital expenditures compared to 2023, which included $100.0 million of payments made towards gaining possession of the land underlying the future Permanent Casino.
Financing Activities
Net cash provided by financing activities for the nine months ended September 30, 2024 was $103.7 million, compared to $266.0 million for the nine months ended September 30, 2023. The decrease in cash provided by financing activities was primarily attributable to the decrease in financing provided by Bally’s Corporation in the current year.
Contractual Obligations and Commitments
Our principal contractual obligations are limited to our obligations under our services agreement with BMG and the Host Community Agreement. Additionally, under the Illinois Gambling Act, we will be responsible to pay various gaming license fees to the Illinois Gaming Board in connection with our casino operations. We are not committed to any future capital expenditures, including rental commitments, which are solely in the name of Bally’s Corporation. See “— Results of Operations” for additional information on the allocation of rent expenses from our parent to us from inception to date.
Permanent Services Agreement
In January 2023, Bally’s Chicago OpCo and certain subsidiaries of Bally’s Corporation entered into the Permanent Services Agreement with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Permanent Services Agreement, BMG agreed to provide us and certain subsidiaries of Bally’s Corporation with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing upon the opening of our permanent resort and casino. Pursuant to the Permanent Services Agreement, we agreed to pay BMG an annual fee equal to the salaries, burden, overhead and other operating costs for providing such services based on our share of those costs calculated by reference to an appropriate common-size metric plus 6%, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is one year, beginning upon the opening of our permanent resort and casino, and will be automatically renewed for successive one-year terms, unless either party serves on the other a written notice of termination. See “Transactions with Related Persons — Permanent Services Agreement.”
Temporary Services Agreement
In August 2023, Bally’s Chicago OpCo entered into the Temporary Services Agreement with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Temporary Services Agreement, BMG agreed to provide us with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing related to our temporary casino. Pursuant to the Temporary Services Agreement, we agreed to pay BMG a monthly fee equal to $5.0 million, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is two years, beginning August 30, 2023, and will be automatically renewed for successive one-year terms for as long as our temporary casino is licensed to continue operations, unless BMG serves on Bally’s Chicago OpCo a written notice of termination. The Temporary Services Agreement shall automatically terminate when our temporary casino permanently closes and our permanent resort and casino opens to the public. See “Transactions with Related Persons — Temporary Services Agreement.”
Host Community Agreement
In connection with the entry into the Host Community Agreement with the City of Chicago, we were required to make a one-time payment to the City of Chicago equal to $40.0 million, and are required to make ongoing payments of $4.0 million per year beginning on September 9, 2023, the date that our temporary casino opened to the general public. Additionally, in connection with the Host Community Agreement, Bally’s Corporation was required to provide the City of Chicago with a guaranty whereby the Company is required to have and maintain available financial resources in an amount reasonably sufficient to fund all amounts necessary to allow us to meet our obligations under the Host Community Agreement and, to the extent we fail to perform any obligations thereunder, assume full responsibility for and perform our obligations in accordance with the terms, covenants and conditions set forth in the Host Community Agreement. The guaranty also required that we indemnify and hold the City of Chicago harmless from and against any and all loss, cost, damage, injury, liability, claim or reasonable and documented expense the City of Chicago may suffer or incur by reason of any nonpayment or nonperformance of any of our obligations.
Further, the Host Community Agreement establishes a minimum capital investment of $1.34 billion on the design, construction and equipping of our temporary casino and our permanent resort and casino. As of September 30, 2024, approximately $1.10 billion of this commitment remains. The actual cost of the development may exceed this minimum capital investment amount. In addition, land acquisition costs and financing costs, among other types of costs, are not counted toward meeting this minimum capital investment amount.
Our temporary casino, situated in the former location of the Medinah Temple at 600 N. Wabash Ave, opened on September 9, 2023, and includes approximately 800 gaming positions and six food and beverage venues. As of September 30, 2024, we have incurred approximately $70.0 million in costs in connection with the design and development of our temporary casino. We currently estimate incurring approximately $190.2 million in costs in 2024 related to the construction and development of our permanent resort and casino, which is expected to be open to the public in September 2026. However, there can be no assurances that the Company will be successful in so doing. Any increased construction costs could materially and adversely affect the return on the Company’s investments.
Lease Modification Agreement
In connection with the Lease Modification Agreement with Chicago Tribune Company, LLC (“Tribune”), Tribune was contractually required to surrender and vacate the proposed site of our permanent resort and casino no later than July 5, 2024, subject to the $150 million Lease Modification Payment by us to Tribune. The Lease Modification Payment was paid in three installments, $10 million which was paid on April 3, 2023, $90 million which was paid on July 5, 2023 and $50 million which was paid on July 9, 2024, subsequent to Tribune vacating the site.
We are in the process of demolishing the current building located in the proposed site of our permanent resort and casino in order to build our permanent resort and casino. Accordingly, prior rental revenues and operating costs of the proposed site of our permanent resort and casino as it currently exists are in no way representative nor indicative of the anticipated sales revenues and operating costs of our permanent resort and casino, and thus disclosure of such financial measures would be misleading. In reliance on paragraph 2330.9 of the Financial Reporting Manual of the Division of Corporation Finance of the Securities and Exchange Commission and Rule 11-01(c) of Regulation S-X, we have determined that the reporting of historical financial statements and pro forma financial information for the proposed site of our permanent resort and casino under Rule 3-14 of Regulation S-X is not required.
GLP Lease Agreement and GLP Development Agreement
On July 11, 2024, Bally’s entered into the GLP Term Sheet with GLP for a strategic construction and financing arrangement, including up to $940.0 million of funding for the construction of our permanent resort and casino. In connection therewith, GLP acquired the fee interest in the property on which we plan to develop our permanent resort and casino and from the Oak Street Landlord succeeded to the Oak Street Landlord’s interest as landlord under the Oak Street Lease Agreement. We intend to enter into (x) the GLP Lease Agreement to lease such property and (y) the GLP Development Agreement pursuant to which GLP will commit to advance up to $940 million of GLP Development Advances for the payment of hard costs used to construct our permanent resort and casino in exchange for increasing the amount of rent that we pay to GLP under the GLP Lease Agreement. Upon entering into the GLP Lease Agreement and the GLP Development Agreement, the Oak Street Lease Agreement will be terminated. The GLP Lease Agreement will have a 15-year term followed by multiple renewal terms to be agreed between us and GLP, and rent payable under the GLP Lease Agreement will be (a) $20.0 million annually, subject to annual escalations to be set forth therein, plus (b) an annual amount equal to 8.5% of the GLP Development Advances that GLP advances to us. In addition, Bally’s agreed in the GLP Term Sheet to enter into the New Bally’s Master Lease Agreement with GLP with respect to the real properties underlying Bally’s Kansas City, Bally’s Shreveport, and Twin River Lincoln .
The terms and conditions of the GLP Lease Agreement are expected to be substantially the same as the Existing Bally’s Master Lease Agreement, dated June 3, 2021, by and between Bally’s Management Group, LLC, an affiliate of Bally’s, and GLP, except as modified by the terms set forth in the GLP Term Sheet. GLP will have the right to terminate the GLP Lease Agreement upon any event of default under the GLP Lease Agreement. Such events of default are expected to include, without limitation, a failure to pay amounts due after applicable notice and cure periods, certain bankruptcy or insolvency events, a cross-default with the GLP Development Agreement and the failure to comply with a variety of covenants after applicable notice and cure periods, including those related to the development of our permanent resort and casino, repair and maintenance, alterations and insurance. In addition, the GLP Lease Agreement will be amended to add a cross-default to the Bally’s Master Lease Agreements upon any refinancing, extension or majority amendment of Bally’s existing credit facilities.
There will also be certain restrictions on our ability to assign our interest in the GLP Lease Agreement without having to obtain GLP’s prior consent, including requirements for the transferee (or its parent company) to satisfy certain financial metrics and have a certain level of experience in operating or managing casinos.
GLP’s obligation to make GLP Development Advances under the GLP Development Agreement will be subject to certain conditions, including the following: (a) we shall have unrestricted access to funds in an amount sufficient at the time of each GLP Development Advance to fund the construction of our permanent resort and casino and (b) all of the definitive documents required by the GLP Term Sheet shall have been signed, or, if such definitive documents cannot be signed without regulatory approval required under applicable law and such regulatory approval is the sole condition precedent to the signing of such definitive documents, such definitive documents are in final form and have been submitted for regulatory approval.

We will be obligated to construct our permanent resort and casino in compliance with terms and conditions to be set forth in the GLP Development Agreement, which are expected to be customary and reasonable for large scale multi-phase developments and are expected to include the satisfaction of to-be-specified development and construction milestones.
The GLP Development Agreement will contain customary representations and covenants by us and will contain funding conditions in each case which are customary and reasonable for large scale multi-phase developments, including, without limitation, (a) GLP’s reasonable approval of plans and specifications, the project budget (including amendments thereto and reallocations therein except those to be permitted under the GLP Development Agreement), the project schedule, the underlying construction and architect contracts, and all change orders (subject to exceptions to be set forth in the GLP Development Agreement), (b) GLP’s receipt of appropriate lien waivers, (c) budget balancing requirements, (d) retainage requirements, (e) the identification of a GLP representative as “owners representative” under the construction contract, and (f) other customary conditions, all to be set forth in the GLP Development Agreement. The GLP Development Agreement will also contain defaults and remedies which are customary and reasonable for large scale multi-phase developments, including, without limitation, a cross-default with the GLP Lease Agreement. We will not be permitted to assign, finance, transfer, pledge or encumber our interest in the GLP Development Agreement without GLP’s prior written consent, whether or not any such assignment, financing, transfer, pledge or encumbrance is permitted with respect to the GLP Lease Agreement, other than to a permitted leasehold mortgagee under the GLP Lease Agreement.
The terms and conditions of the GLP Lease Agreement and the GLP Development Agreement are subject to ongoing negotiations between us and GLP, and no guarantees can be given that we will enter into the GLP Lease Agreement or the GLP Development Agreement on the terms described herein or at all. We expect to consummate the GLP Lease Agreement and terminate the Oak Street Lease Agreement in the first quarter of 2025.
Casino Fees
Under the Illinois Gambling Act, the Company will be responsible to pay a reconciliation fee payment three years after the date operations commenced (in a temporary or permanent facility) in an amount equal to 75% of the adjusted gross receipt (“AGR”) for the most lucrative 12-month period of operations, minus the amount equal to the initial payment per gaming position paid.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Estimates
The preparation of our consolidated financial statements in accordance with US GAAP requires us to make estimates and apply judgments that affect reported amounts. These estimates and judgements are based on past events and/or expectations of future outcomes. Actual results may differ from our estimates. We discuss our significant accounting policies used in preparing the financial statements in Note 2 of our consolidated financial statements. The following is a summary of our critical accounting estimates and how they are applied in the preparation of our consolidated financial statements.
Intangible Assets
Assessing indefinite-lived assets for impairment is a process that involves significant judgment and requires a qualitative and quantitative analysis with many assumptions which fluctuate based on our business. The evaluation of indefinite-lived intangible assets requires the use of estimates about future operating results to determine the estimated fair value of the indefinite-lived assets.
We consider our gaming license an indefinite-lived intangible asset that does not require amortization based on our future expectations to operate our property indefinitely. This intangible asset is tested annually for impairment, or more frequently if indicators of impairment exist, by comparing the fair value of the recorded asset to its carrying amount. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized.
Income Taxes
We prepare our income tax provision in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the rate change is enacted. A valuation allowance is required when it is “more likely than not” that all or a portion of the deferred taxes will not be realized. We assessed our deferred tax liabilities arising from taxable temporary differences and concluded such liabilities are not a sufficient source of income for the realization of deferred tax assets, including indefinite life taxable temporary differences which offset, subject to limitation, deferred tax assets with unlimited carryovers. Accordingly, a $21.8 million and $5.0 million valuation allowance has been established as of December 31, 2023 and 2022, respectively. The change in valuation allowance for the year ended December 31, 2023 was $16.8 million.
Qualitative and Quantitative Disclosures about Market Risk
We did not have during the periods presented, and we do not currently have, any market risk sensitive instruments, as defined in the rules and regulations of the SEC.
JOBS Act and Smaller Reporting Company Status
The Jumpstart Our Business Startups Act of 2012, or JOBS, permits an “emerging growth company” such as us to take advantage of an extended transition to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have irrevocably elected not to use this extended transition period. As a result, our consolidated financial statements are comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.
We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if, among other factors, the market value of our stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year (subject to certain conditions), or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting shares of stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting shares of stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

BUSINESS
Our Mission
Our mission is to design, build and operate a world-class entertainment destination resort, befitting Chicago’s status as a world-class city.
Our Company
We are a gaming, hospitality and entertainment company with the singular focus of building and operating a world-class entertainment destination resort in Chicago, Illinois. We intend to provide both Chicago residents and business and leisure travelers visiting Chicago with physical and interactive entertainment and gaming experiences.
We intend to build a destination casino, hotel and entertainment venue that will showcase “The Best of Chicago” arts and culture, food and sports, and curated dining and entertainment experiences. Our permanent resort and casino in Chicago will be located on the 30-acre property which previously hosted the Chicago Tribune Publishing Center, at the intersection of Chicago Avenue and Halsted Street in downtown Chicago, and will look to transform this currently underutilized site into a major economic driver for the city. Our permanent resort and casino will be in close proximity to a wide range of hotels, theaters, bars, restaurants, major shopping districts and the McCormick Place Convention Center, the proximity to which will help drive traffic to our permanent resort and casino, primarily due to our differentiated gaming attractions in comparison to other offerings in this geographic location.
In developing the entertainment destination resort, we intend to adhere to Bally’s community-first policy, which is a fundamental and defining element of who we are as a company. We believe that in every community in which Bally’s operates, it has built strong, lasting partnerships with local residents and businesses. Chicago will be no different. With this project, we are committed to ensuring that our permanent resort and casino generates significant economic stimulus and creates a wealth of employment opportunities for the greater Chicago community.
Among other features and amenities, once finalized, our permanent resort and casino is being designed to include approximately:
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3,400 slot machines;

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173 table games;

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10 food and beverage venues;

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a hotel tower with 500 rooms and a rooftop bar;

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a 3,000-person mixed use entertainment and event center;

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3,300 parking spaces; and

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outdoor green space, including an expansive public riverwalk with a water taxi stop.

On May 5, 2022, the City of Chicago selected us as the preferred bidder in Chicago’s RFP process to construct and operate a world-class casino resort in downtown Chicago. We worked cooperatively with city officials and community leaders throughout the RFP process to develop a project that embraced Chicago as a global gateway city, incorporating its vibrant cultural scene and highly diversified economy. Chicago selected us on the basis that they believe our plan provides the most economic value to Chicago and its taxpayers, including an upfront payment of $40.0 million and annual payments to the City totaling $4.0 million.
The gaming taxes on our gaming revenue will be paid to the state of Illinois and the City of Chicago, with the City of Chicago taxes applied to pay a portion of the City’s obligations toward its fire and police union pensions. Additionally, our permanent resort and casino is projected to create approximately 12,250 design, development and construction jobs and approximately 3,000 permanent jobs upon the opening of our permanent resort and casino.

Bally’s Corporation
Our ultimate parent, Bally’s Corporation, is a global gaming, hospitality and entertainment company with a portfolio of casinos and resorts and online gaming businesses. Bally’s Corporation provides its customers with physical and interactive entertainment and gaming experiences, including traditional casino offerings, iGaming, online bingo, sportsbook and F2P.
As of September 30, 2024, Bally’s Corporation owns and manages 15 land-based casinos in ten states across the United States, one golf course in New York, and one horse racetrack in Colorado operating under Bally’s brand. Its land-based casino operations include approximately 14,800 slot machines, 500 table games and 3,800 hotel rooms, along with various restaurants, entertainment venues and other amenities. Certain of its properties are leased under a master lease agreement with GLP, a subsidiary of GLPI, a publicly traded gaming-focused REIT. With its acquisition of London-based Gamesys on October 1, 2021, Bally’s Corporation expanded its geographical and product footprints to include an iGaming business with well-known brands providing iCasino and online bingo experiences to its global online customer base with concentrations in Europe and a growing presence in North America. Bally’s Corporation’s iCasino and online bingo platforms and games content, sportsbook and F2P games are provided on a B2B, as well as a B2C basis. Its revenues are primarily generated by these gaming and entertainment offerings. Bally’s Corporation owns and operates its proprietary software and technology stack designed to allow it to provide consumers with differentiated offerings and exclusive content.
In July 2024, Bally’s Corporation entered into a definitive merger agreement (as amended in August 2024 and further amended in September 2024), pursuant to which The Casino Queen & Entertainment Inc. (“Casino Queen”), a corporation majority-owned by funds managed by Standard General L.P., Bally’s Corporation’s largest common stockholder, will merge with Bally’s Corporation. Pursuant to the agreement, Bally’s stockholders will receive cash merger consideration of $18.25 per share, unless such stockholders elect the rollover election to forego the cash consideration in order to remain invested in the combined company. In connection with the foregoing transactions, Bally’s will combine with Casino Queen, a regional casino operator and owner of a significant minority stake in global lottery operator Intralot S.A. Bally’s stockholders approved the merger agreement on November 19, 2024. Closing of the transactions contemplated by the merger agreement is anticipated to occur in the first half of 2025 and remain subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions.
Our Location
We have leased a 30-acre property on the banks of the Chicago River, which previously hosted the Chicago Tribune Publishing Center. The proposed site for our permanent resort and casino is at the intersection of Chicago Avenue and Halsted Street in downtown Chicago, which we believe will be an optimal location for our permanent resort and casino. We will look to transform this currently underutilized site into a major economic driver for the city. The proposed site for our permanent resort and casino is also near major shopping and cultural attractions along Michigan Avenue, as well as a wide selection of hotels and restaurants at various price points and that are popular among local residents and tourists.
The proposed site is less than five minutes away from a major highway exit, making it easily accessible by car. We also intend to build a new water taxi stop and a new pedestrian bridge across the Chicago River to make the proposed site even more accessible to Chicago residents and tourists in the downtown area. Our permanent resort and casino will be the only casino in the City of Chicago. The next closest casino is 16 miles outside of the city and not easily accessible via public transportation.
Once fully developed and operational, it will take a commuter approximately:
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15 minutes on average to reach our permanent resort and casino from Chicago Loop via public transportation;

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10 minutes on average to reach our permanent resort and casino from Magnificent Mile via public transportation;

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45 minutes on average to reach our permanent resort and casino from Chicago O’Hare International Airport via public transportation; and

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50 minutes on average to reach our permanent resort and casino from Midway Airport via public transportation.

In addition, our permanent resort and casino will have approximately 2,000 feet of contiguous river walk, public parks and docks. Additionally, it will include riverfront restaurants and other amenities, including locations for scenic views.
For illustrative purposes, subject to change, see “Risk Factors — Development and Construction Risks”
Design & Construction
Demolition for construction of our permanent casino, performance center, resort, food and beverage offerings and hotel began on July 5, 2024, and our permanent resort and casino is expected to open to the public in September 2026. Our plan is to build in phases with demolition, site prep, parking and access to be followed by the construction of the permanent casino, performance center, and hotel tower, and would target that key elements of the project to be ready and prepared to serve patrons by the third quarter of 2026. However, there can be no assurances that we will be successful in doing so. Additionally, based upon our joint assessment with GLPI at the time that we entered into the GLP Term Sheet (as defined herein), we expect to incur expenses amounting to at least approximately $1.4 billion in the design, development and construction of our permanent resort and casino. However, this estimate is subject to change based on numerous factors outside of our control, which could cause the actual construction costs to increase. Any increased construction costs could materially and adversely affect the return on our investments. For additional discussion of these factors, please see “Risk Factors — Development and Construction Risks.”
Permanent resort and casino renderings (November 2024)
Illustrative design, subject to change, see “Risk Factors — Development and Construction Risks”
In connection with the development and construction of our permanent resort and casino, we intend to contract or achieve:
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46% or more of the funds earmarked for construction and development will be disbursed to businesses with a certification as Minority or women-owned businesses;

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50% or more total hours spent on construction and development by City of Chicago residents;

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LEED Gold certification from Green Building Council; and

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125 points under the Chicago Sustainable Development Policy.

In addition, we are in discussion with the Illinois Gaming Board and Midway International Airport to install slot machines at Midway International Airport.
In November 2022, we entered into the Oak Street Lease Agreement to lease the proposed site on which we plan to develop our permanent resort and casino. The Oak Street Lease Agreement commenced on November 18, 2022 and has a 99-year term. In connection with the Oak Street Lease Agreement, we recorded the Financing Obligation of $200.0 million. All lease payments were recorded as interest expense and there is no reduction to the Financing Obligation over the term of the Oak Street Lease Agreement.
The Oak Street Landlord has certain material approval rights under the Oak Street Lease Agreement, including over certain transfers, alterations and zoning decisions. The failure to obtain the Oak Street Landlord’s consent to any of the foregoing could have a material adverse effect on our business, financial position or results of operations, and the undertaking of any such action without the Oak Street Landlord’s consent could result in an event of default, which would give the Oak Street Landlord the right to terminate the Oak Street Lease Agreement.
The Oak Street Landlord also has the right to terminate the Oak Street Lease Agreement upon any event of default. Such events of default include, without limitation, a failure to pay amounts due after applicable notice and cure periods, certain bankruptcy or insolvency events, and the failure to comply with a variety of covenants after applicable notice and cure periods, including those related to the development of our permanent resort and casino, repair and maintenance, alterations and insurance. There are also certain restrictions on our ability to assign our interest in the Oak Street Lease Agreement without having to obtain the Oak Street Landlord’s prior consent, including requirements for the transferee (or its parent company or other controlling entity) to satisfy certain financial metrics and have a certain level of experience in operating or managing casinos. In some cases, a transferee’s parent company or other controlling entity would need to deliver to the Oak Street Landlord a guaranty of the transferee’s obligations as a condition to any assignment.
The proposed site for our permanent resort and casino was previously subleased to and occupied by Tribune. On March 31, 2023, we entered into the Lease Modification Agreement with Tribune. Pursuant to the Lease Modification Agreement, Tribune is contractually required to surrender and vacate the proposed site of our permanent resort and casino no later than July 5, 2024, subject to the $150 million Lease Modification Payment by us to Tribune. The Lease Modification Payment was paid in three installments, $10 million which was paid on April 3, 2023, $90 million which was paid on July 5, 2023 and $50 million which was paid on July 9, 2024, subsequent to Tribune vacating the site.
On July 11, 2024, Bally’s entered into the GLP Term Sheet with GLP for a strategic construction and financing arrangement, including up to $940.0 million of funding for the construction of our permanent resort and casino. In connection therewith, GLP acquired the fee interest in the proposed site on which we plan to develop our permanent resort and casino from the Oak Street Landlord and succeeded to the Oak Street Landlord’s interest as landlord under the Oak Street Lease Agreement. We intend to enter into (x) the GLP Lease Agreement to lease such property and (y) the GLP Development Agreement pursuant to which GLP will commit to advance up to $940 million of GLP Development Advances for the payment of hard costs used to construct our permanent resort and casino in exchange for increasing the amount of rent that we pay to GLP under the GLP Lease Agreement. Upon entering into the GLP Lease Agreement and the GLP Development Agreement, the Oak Street Lease Agreement will be terminated. The GLP Lease Agreement will have a 15-year term followed by multiple renewal terms to be agreed between us and GLP, and rent payable under the GLP Lease Agreement will be (a) $20.0 million annually, subject to annual escalations to be set forth therein, plus (b) an annual amount equal to 8.5% of the GLP Development Advances that GLP advances to us. In addition, Bally’s agreed in the GLP Term Sheet to enter into the New Bally’s Master Lease Agreement with GLP with respect to the real properties underlying Bally’s Kansas City, Bally’s Shreveport, and Twin River Lincoln.
The terms and conditions of the GLP Lease Agreement are expected to be substantially the same as the Existing Bally’s Master Lease Agreement, dated June 3, 2021, by and between Bally’s Management Group, LLC, an affiliate of Bally’s, and GLP, except as modified by the terms set forth in the GLP Term Sheet. GLP will have the right to terminate the GLP Lease Agreement upon any event of default under the GLP Lease Agreement. Such events of default are expected to include, without limitation, a failure to pay amounts due after applicable notice and cure periods, certain bankruptcy or insolvency events, a cross-default with the GLP Development Agreement and the failure to comply with a variety of covenants after applicable notice and cure periods, including those related to the development of our permanent resort and casino, repair and maintenance, alterations and insurance. In addition, the GLP Lease Agreement will be amended to add a cross-default to the Bally’s Master Lease Agreements upon any refinancing, extension or majority amendment of Bally’s existing credit facilities.
There will also be certain restrictions on our ability to assign our interest in the GLP Lease Agreement without having to obtain GLP’s prior consent, including requirements for the transferee (or its parent company) to satisfy certain financial metrics and have a certain level of experience in operating or managing casinos.
GLP’s obligation to make GLP Development Advances under the GLP Development Agreement will be subject to certain conditions, including the following: (a) we shall have unrestricted access to funds in an amount sufficient at the time of each GLP Development Advance to fund the construction of our permanent resort and casino and (b) all of the definitive documents required by the GLP Term Sheet shall have been signed, or, if such definitive documents cannot be signed without regulatory approval required under applicable law and such regulatory approval is the sole condition precedent to the signing of such definitive documents, such definitive documents are in final form and have been submitted for regulatory approval. We will be obligated to construct our permanent resort and casino in compliance with terms and conditions to be set forth in the GLP Development Agreement, which are expected to be customary and reasonable for large scale multi-phase developments and are expected to include the satisfaction of to-be-specified development and construction milestones.
The GLP Development Agreement will contain customary representations and covenants by us and will contain funding conditions in each case which are customary and reasonable for large scale multi-phase developments, including, without limitation, (a) GLP’s reasonable approval of plans and specifications, the project budget (including amendments thereto and reallocations therein except those to be permitted under the GLP Development Agreement), the project schedule, the underlying construction and architect contracts, and all change orders (subject to exceptions to be set forth in the GLP Development Agreement), (b) GLP’s receipt of appropriate lien waivers, (c) budget balancing requirements, (d) retainage requirements, (e) the identification of a GLP representative as “owners representative” under the construction contract, and (f) other customary conditions, all to be set forth in the GLP Development Agreement. The GLP Development Agreement will also contain defaults and remedies which are customary and reasonable for large scale multi-phase developments, including, without limitation, a cross-default with the GLP Lease Agreement. We will not be permitted to assign, finance, transfer, pledge or encumber our interest in the GLP Development Agreement without GLP’s prior written consent, whether or not any such assignment, financing, transfer, pledge or encumbrance is permitted with respect to the GLP Lease Agreement, other than to a permitted leasehold mortgagee under the GLP Lease Agreement.
The terms and conditions of the GLP Lease Agreement and the GLP Development Agreement are subject to ongoing negotiations between us and GLP, and no guarantees can be given that we will enter into the GLP Lease Agreement or the GLP Development Agreement on the terms described herein or at all. We expect to consummate the GLP Lease Agreement and terminate the Oak Street Lease Agreement in the first quarter of 2025.
Permanent Resort and Casino Run-Rate Performance
We expect our permanent resort and casino to open to the public in September 2026. Based on current design specifications and projected square footage, our planned permanent resort and casino is expected to feature, among other things, approximately 3,400 slot machines, 173 table games, 10 F&B venues, a hotel tower with 500 rooms and a rooftop bar. This gaming, hospitality and F&B capacity has been strategically determined to optimize revenue potential and guest experience while aligning with anticipated market demand and regulatory requirements. The final number and mix of gaming, hospitality and F&B offerings may be subject to adjustment based on ongoing market analysis, regulatory approvals, and construction developments. See “Risk Factors — Business Operational Risks — Actual operating results may differ significantly from our hypothetical examples.”

For illustrative purposes only, the table below reflects an example of hypothetical outcomes based on various WPUPD, which is the average revenue a single gaming unit generates daily, and AGR, which is the WPUPD on an annualized basis, scenarios based on the anticipated 3,400 slot machines, 173 table games, 10 F&B venues, a hotel tower with 500 rooms and a rooftop bar we currently expect to feature in our permanent resort and casino. Changes in the number of slot machines and table games would have a corresponding impact on the illustration set forth below. For comparative context, we have included WPUPD and AGR data, slot machine counts, and table game counts as of and for the year ended December 31, 2023 for select gaming properties. This information has been derived from public filings of the respective casino operators. The properties included are the MGM National Harbor Casino and Encore Boston Harbor Casino, which are casino resorts in a campus environment that operate in or near similar major metropolitan areas, as well as Hard Rock Northern Indiana Casino, Rivers Casino, Ameristar East Chicago, Grand Victoria Casino, Harrah’s Joliet Casino & Hotel, Hollywood Casino Aurora, Hollywood Casino Joliet, and Horseshoe Hammond, which are casinos located near the Chicago metropolitan area and in Northern Indiana. We have identified these properties as potentially comparable to our proposed permanent resort and casino based on certain factors, including location in metropolitan areas with similar demographic profiles, comparable economic characteristics of the surrounding regions, and proximity to the City of Chicago. Investors should be aware that these comparisons have limitations and may not be directly applicable to our proposed operations due to various factors, including but not limited to differences in local market conditions, variations in regulatory environments, property-specific operational strategies, and unique competitive landscapes in each market. The information provided is intended solely to offer context and does not constitute a projection or forecast of our future performance. Actual results may differ materially from the hypothetical scenarios presented.
($ in MM)	Scenario #1	Scenario #2	Scenario #3	Scenario #4
Slot Machines	3,400	3,400	3,400	3,400
Slots WPUPD	$350	$400	$450	$500
Slots AGR	$434	$496	$558	$621
Table Games	173	173	173	173
Table Games WPUPD	$3,500	$4,000	$4,500	$4,500
Table Games AGR	$221	$253	$284	$284
Gaming AGR	$655	$749	$843	$905
Hotel ADR	250	300	350	400
Rooms	500	500	500	500
Occupancy	65.0%	70.0%	75.0%	80.0%
Hotel Room Revenue	$30	$38	$48	$58
AGR Pull-through(1)	$47	$51	$55	$58
Hospitality AGR	$77	$89	$103	$117
Percentage of Gaming AGR	12.5%	15.0%	17.5%	20.0%
F&B AGR	$82	$112	$147	$181
Total AGR	$814	$951	$1,093	$1,202

(1)
AGR pull-through is the average additional revenue generated per occupied room daily.

	Comparable Properties for 2023(2)
($ in MM)	MGM National Harbor	Encore Boston	Hard Rock Northern Indiana	Rivers Casino Illinois
Slot Machines	2,265	2,550	1,743	1,516
WPUPD	$589	$448	$486	$598
Table Games	209	191	76	120

	Comparable Properties for 2023(2)
($ in MM)	MGM National Harbor	Encore Boston	Hard Rock Northern Indiana	Rivers Casino Illinois
WPUPD	$4,572	$4,848	$4,202	$4,744
Total Gaming AGR	$834	$755	$426	$539

Illinois and Northern Indiana Slots
		2023(2)
	# Slots	Admissions	AGR	WPU
Ameristar East Chicago	1,162	N/A	$154	$362
Grand Victoria Casino	762	943	$119	$427
Hard Rock Northern Indiana	1,743	N/A	$309	$486
Harrah’s Joliet Casino & Hotel	777	738	$113	$400
Hollywood Casino Aurora	832	852	$77	$255
Hollywood Casino Joliet	937	683	$80	$233
Horseshoe Hammond	1,688	N/A	$235	$381
Rivers Casino Des Plaines	1,516	3,088	$331	$598
Average	1,177	1,261	$177	$393
Median	1,050	852	$136	$390
Top Performers – Averages
Top Performer Average	1,705	2,230	$316	$519
Illinois and Northern Indiana Table Games
		2023(2)
	# Tables	Admissions	AGR	WPU
Ameristar East Chicago	44	N/A	$35	$2,168
Grand Victoria Casino	45	943	$31	$1,896
Hard Rock Northern Indiana	76	N/A	$117	$4,202
Harrah’s Joliet Casino & Hotel	21	738	$18	$2,344
Hollywood Casino Aurora	34	852	$20	$1,616
Hollywood Casino Joliet	13	683	$12	$2,367
Horseshoe Hammond	81	N/A	$68	$2,289
Rivers Casino Des Plaines	120	3,088	$208	$4,744
Average	54	1,261	$64	$2,703
Median	45	852	$33	$2,316
Top Performers – Averages
Top Performer Average	93	2,230	$144	$4,365

(2)
Based on publicly available information. All figures are as of and for the year ended December 31, 2023.

These illustrative comparisons are only for purposes of illustrating the publicly reported WPUPD per slot machine and table game, and the associated AGR for nearby casino properties in Illinois and Northern Indiana. These illustrative comparisons are not projections, goals or targets but reflect the actual reported results of these casino properties as reported by the Illinois and Indiana state gaming commissions for the relevant periods.

The illustrative comparisons set forth above were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Such illustrative examples have been prepared by, and is the responsibility of, our management. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the illustrative example information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
This prospectus does not include a reconciliation of estimated Total AGR to estimated GAAP revenue because we are unable, without making unreasonable efforts, to provide a meaningful or reasonably accurate calculation or estimation of certain reconciling items which could be significant to our results.
Hospitality Industry in Chicago
The hospitality industry in Chicago is showing strong signs of recovery and growth, driven by a combination of increasing tourism, business travel and a dynamic local culture. Occupancy rates are steadily climbing as travelers return to the city for its world-class dining, vibrant arts scene and high-profile events like conventions and festivals. Hotels are adapting to evolving guest expectations by modernizing amenities, prioritizing sustainability, and enhancing the overall guest experience. The city’s strong marketing efforts and investment in infrastructure, such as O’Hare’s expansion, have also boosted its appeal as a global destination. With these improvements, Chicago’s hospitality sector has positioned itself as a leader in urban tourism and accommodation.
In 2023, the Chicago hospitality industry exceeded the expectations, booking over 2,100 future meetings and events, representing 2.45 million hotel room nights, which exceeded 2022 levels by 43%. This was driven primarily by a steady influx of visitors exploring Chicago’s vibrant neighborhoods, iconic landmarks and world-class cultural offerings. The City saw 52 million visitors —  over 3 million more than 2022 — and filled 11 million hotel rooms.
2023 Hotel Occupancy Rates
2023 Hotel Rooms Occupied (Millions)
2023 Hotel Revenue and Taxes

Temporary Casino
While we work to construct our permanent resort and casino on the banks of the Chicago River, we built a temporary casino in downtown Chicago. However, as the name implies, our temporary casino is expected to close once we open our Permanent Casino, as our license to operate our temporary casino would cease in order to open our permanent resort and casino in the third quarter of 2026.
Our temporary casino is situated in the former location of the Medinah Temple, which acted as a community and social center in Chicago from its construction in 1912. Our temporary casino began operations on September 9, 2023.Our temporary casino includes approximately 1,000 gaming positions and two food and beverage venues.
Our new work for our temporary casino respects and maintains the existing landmarked items identified by the City of Chicago in the Medinah Temple, including the exterior façade. While we performed minor improvements on the façade, such work was focused on the replacement of signage in the same locations utilized by previous tenants. Within the Medinah Temple, we preserved the stained glass windows, stage proscenium, column capitals and third floor ceiling, including the four domes. As of September 30, 2024, we have incurred approximately $70.0 million in costs in connection with the design and development of our temporary casino.
Timeline of Key Milestones(1)
Date	Key Milestone
September 9, 2023	Grand opening of our temporary casino
July 5, 2024	Tribune surrenders and vacates proposed site of our permanent resort and casino
July 5, 2024	Decommission and demolition of building on site of our permanent resort and casino
Q1 2025	Commencement of construction of our permanent resort and casino
Q3 2026	Grand opening of our permanent resort and casino(2)

(1)
This timeline reflects our current business strategy. However, our ability to implement our business strategy is subject to numerous risks and uncertainties. We face many risks inherent in our business generally. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors.” These risks include various construction and development risks in connection with our permanent resort and casino. See “Risk Factors — Development and Construction Risks.”
(2)
The Host Community Agreement with the City of Chicago provides for significant liquidated damages in the event that we do not meet the milestones specified as to our temporary casino and our permanent resort and casino. See “— Our Relationship with Chicago — Host Community Agreement with the City of Chicago” for more information on these milestones. Also see “Risk Factors — Development and Construction Risks” for more information on various construction and development risks in connection with our permanent resort and casino.

Competitive Strengths
Fully integrated destination resort focused on the attractive mainstream market segment
Our permanent resort and casino is focused on the mainstream market segment. We believe this segment provides attractive long-term growth opportunities and the mainstream market gaming segment has relatively high margins in comparison to other gaming segments.
Our permanent resort and casino is being designed to feature a hotel tower including 500 rooms and a rooftop bar. Our dining and beverage options are also designed for broad market appeal and include a range of restaurants, cafes, bars and lounges. Our location, in the heart of the City of Chicago, offers an immersive entertainment environment in street and riverscape surroundings inspired by iconic shopping in the Magnificent Mile district. Our permanent resort and casino will also feature a new landscaped riverwalk with activation elements such as artwork, walking paths and a dog park. It will also include a new park along the river, terraced steps and outdoor seating for restaurants, cafes, bars and lounges. The park will be accessible to the public during the hours typical of Chicago public parks. We believe that our combination of entertainment and leisure activities, differentiated gaming attractions in comparison to other offerings in this geographic location and outdoor space, including being the only casino in the City of Chicago, delivered in an easily accessible location, will provide a customer experience that is hard to replicate without having to visit multiple destinations.
Strategic location with strong and improving accessibility
The following map illustrates the centralized location of our permanent resort and casino in Chicago:

Our permanent resort and casino will be strategically located in the heart of the City of Chicago, as the only casino located directly adjacent to the Chicago River, with easy access to the blue transit line as well as to multiple bus stops. The City of Chicago is the third most populous city in the United States, with 2.7 million residents in 2023 according to the United States Census Bureau. According to Forbes and Business Insider, tourism to the City of Chicago reached approximately 55 million visitors prior to the COVID-19 pandemic and is expected to fully rebound by the end of 2024.
We believe we can also leverage the traffic flow from nearby hotels, theaters, bars, restaurants, shopping districts and McCormick Place Convention Center to drive significant traffic to our permanent resort and casino, primarily due to our differentiated gaming and entertainment attractions in comparison to other offerings in this geographic location. Our close proximity to the Chicago River, which is a top tourist attraction in Chicago, will allow us to drive marketing promotions to tourists and drive further traffic to our permanent resort and casino. We intend to build a new water taxi stop and a new pedestrian bridge across the Chicago River to capitalize on traffic flow and make the proposed site even more accessible to Chicago residents and tourists in the downtown area. We also expect to be a natural and popular first stop for a large number of visitors to Chicago due to our close proximity to the River West, Fulton River District, River North and West Loop entertainment districts.
Backed by an established operator with a leading and diversified national gaming footprint
We are backed by Bally’s Corporation, an established operator in our resort and casino industry that is capable of providing expertise, know-how and support across the entire gaming spectrum, ranging from generation and advertising technology to the collection, processing and extrapolation of data and odds, to visualization solutions, risk management and platform services.
The deep understanding of our public company parent of the gaming industry, customer needs and preferences, regulatory processes and the evolving competitive landscape offers us a significant competitive advantage over our competitors. Upon the closing of this offering, we will continue to benefit from our relationship with Bally’s Corporation through the scale of Bally’s operations, including the centralization of shared services and support functions such as legal, information technology, human resources, supply chain logistics, warehousing, strategic sourcing and transportation. We will also continue to benefit from Bally’s Corporation’s extensive customer and sales network, as well as its well-developed and recognized customer loyalty programs, which we will continue to leverage to further drive visitation.
After its contemplated merger with Casino Queen, Bally’s Corporation’s casino offerings will stretch across eleven states across the United States. We believe the breadth of their offerings and reach gives us a competitive advantage in launching operations in a new city or state, as we are able to leverage their considerable resources and know-how to deliver the best offerings to potential customers.
Powerful network effects accelerate our value proposition
Under the Bally’s brand, we are able to benefit from powerful network effects, which further accelerate our value proposition. As a national participant in the gaming industry, Bally’s Corporation has casinos resorts spread across numerous major cities and has hosted tens of millions of customers since all of its casino resorts and online gaming operations commenced operations. We believe that, by operating under the Bally’s brand, we will be able to attract existing and new customers to our new resort and casino, as we will not be required to gain their trust upon launching our operation.
Experienced and Dedicated Management Team
Our management team has extensive experience in the gaming and hospitality industries. Management team members have prior tenures at other large-scale casino and entertainment companies, such as PENN Entertainment, Delaware North Companies, International Game Technology and Northstar Lottery Group. Our management team has an average of more than 11 years of experience in the gaming and hospitality industries. In addition, as of September 30, 2024, Bally’s had approximately 10,500 employees who are dedicated to Bally’s national and international operations to ensure exceptional customer experiences. We will also receive certain centralized corporate and management services from Bally’s Corporation, including shared service staff who will devote a portion of their time to our operations. We intend to continue to capitalize on the deep industry expertise, management skills and strong execution capabilities of our management team to successfully formulate and implement our strategies, and continue to streamline our operations by utilizing the services provided by our affiliates.
Our Business and Growth Strategies
Continue to focus on the mainstream market segment
We intend to focus on mainstream market gaming due to its attractive growth opportunities and higher margin profile. We are designing our non-gaming attractions to complement the mainstream market focus of our permanent resort and casino by delivering experiences that appeal to mainstream market players. We aim to leverage our differentiated entertainment, retail, food and beverage and hotel amenities to drive visitation, longer stays and greater spending by our patrons. Under our current plan, our permanent resort and casino is being designed to include approximately 3,400 slot machines and 173 table games. In addition, we currently envision outdoor green space, including an expansive public riverwalk with a water taxi stop. Other non-gaming attractions expected to be part of our permanent resort and casino include a hotel tower with 500 rooms, a rooftop bar, a 3,000-person mixed use entertainment and event center, as well as retail and food and beverage outlets. We expect our current plan for our permanent resort and casino to diversify our offerings and create long-term shareholder value.
Continue to drive visitation and revenue growth through innovative non-gaming attractions
We intend to enhance and diversify our differentiated non-gaming amenities and service offerings with the goal to drive further visitation to our resort and casino by both residents of Chicago and tourists visiting Chicago, and deliver long-term growth and high margins. We believe our permanent resort and casino will be different from existing resorts and casinos in Illinois and neighboring states because of our strategic location along the Chicago River, as well as our innovative and interactive entertainment attractions, which are intended to appeal to both individuals and groups interested in gaming and those not interested in gaming alike. We intend to leverage Bally’s Corporation’s existing attractions to provide superior entertainment experiences. For example, we intend to host premier concerts and events over time to increase our brand recognition locally, which we believe we can do using our nationwide access to premier talent. We also intend to enhance existing attractions and update them over time, and to optimize our mix of retail and food and beverage offerings that appeal to our target customers.
Continue to pursue strategic marketing initiatives and differentiate the “Bally’s” brand
We plan to continue to build the “Bally’s” brand to increase awareness among potential customers, particularly in Chicago and the Midwest. We intend to continue to pursue innovative promotions, including engaging influencers and celebrities to promote our resort and casino’s themes and entertainment facilities, and to host special events. We also plan to enhance our advertising activities, including through a variety of social media, print, television, online, outdoor, onsite and other means. In addition, we intend to leverage our relationship with Bally’s Corporation to promote our resort and casino through complementary and cost-effective cross-marketing and sales campaigns.
Prudently manage our capital structure
We commenced operations in June 2022, and we intend to develop a capital structure to match and support the on-going ramp-up of our operations. We intend to strengthen our balance sheet by focusing on optimizing our leverage, maintaining a competitive cost of capital and improving balance sheet flexibility. We intend to use all of the net proceeds from this offering, together with the proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, to purchase 10,000 LLC Interests directly from Bally’s Chicago OpCo at a price per unit equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest.
Bally’s Chicago OpCo intends to use the proceeds it receives from the sale of LLC Interests to Bally’s Chicago, Inc. to repay $250.0 million outstanding aggregate amount under the Pre-IPO Intercompany Notes.
In turn, we believe we will be sufficiently capitalized through the fourth quarter of 2027. We intend to prudently manage our capital structure as we continue to grow our operations.
Our Relationship with Bally’s Corporation
We intend to benefit from Bally’s Corporation’s significant experience and knowledge in the U.S. gaming market. In January 2023, Bally’s Chicago OpCo and certain subsidiaries of Bally’s Corporation entered into the Permanent Services Agreement with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Permanent Services Agreement, BMG agreed to provide us and certain subsidiaries of Bally’s Corporation with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing upon the opening of our permanent resort and casino. Pursuant to the Permanent Services Agreement, we agreed to pay BMG an annual fee equal to the salaries, burden, overhead and other operating costs for providing such services based on our share of those costs calculated by reference to an appropriate common-size metric plus 6%, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is one year, beginning upon the opening of our permanent resort and casino, and will be automatically renewed for successive one-year terms, unless either party serves on the other a written notice of termination. We believe the support provided by Bally’s Corporation increases our competitive advantage and will contribute to the success of our business. See “Transactions with Related Persons — Permanent Services Agreement.”
In addition, in August 2023, Bally’s Chicago OpCo entered into the Temporary Services Agreement with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Temporary Services Agreement, BMG agreed to provide us with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing related to our temporary casino. Pursuant to the Temporary Services Agreement, we agreed to pay BMG a monthly fee equal to $5.0 million, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is two years, beginning August 30, 2023, and will be automatically renewed for successive one-year terms for as long as our temporary casino is licensed to continue operations, unless BMG serves on Bally’s Chicago OpCo a written notice of termination. The Temporary Services Agreement shall automatically terminate when our temporary casino permanently closes and our permanent resort and casino opens to the public. See “Transactions with Related Persons — Temporary Services Agreement.”
We and Bally’s Chicago HoldCo, our direct parent and the entity that will hold all of our Class B Interests after the closing of this offering, as well as all other current and future direct unrestricted subsidiaries of Bally’s Corporation under its credit facilities and bond indentures, will guarantee Bally’s Chicago OpCo’s obligations under the GLP Lease Agreement and GLP Development Agreement; provided, however, that at such time as Bally’s Chicago OpCo becomes a restricted subsidiary under Bally’s Corporation’s credit facilities and bond indentures, (i) Bally’s Corporation (or its Parent Company (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) will be required to guarantee the GLP Lease Agreement and GLP Development Agreement and (ii) following the delivery of such guarantee, the guarantees of the GLP Lease Agreement and GLP Development Agreement provided by Bally’s Chicago HoldCo and such other unrestricted subsidiaries of Bally’s Corporation shall terminate.
In connection with Bally’s Chicago HoldCo’s commitment to guarantee the GLP Lease Agreement and GLP Development Agreement, and in partial consideration for certain investments by Bally’s Corporation and its subsidiaries into Bally’s Chicago OpCo, we and Bally’s Chicago OpCo intend to guarantee all of Bally’s Corporation’s indebtedness upon Bally’s Corporation’s (or its Parent Company’s (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) guaranteeing the GLP Lease Agreement and the GLP Development Agreement or upon request from Bally’s Corporation; provided that, at any time after such guarantee by Bally’s Corporation (or its Parent Company) or such request from Bally’s Corporation, upon request of Bally’s Chicago OpCo, Bally’s Corporation will guarantee Bally’s Chicago OpCo’s obligations under any lease obligations outstanding at such time, including any obligations under the Oak Street Lease Agreement or, if entered into, the GLP Lease Agreement and the GLP Development Agreement, to the maximum extent permitted under the instruments governing Bally’s Corporation’s indebtedness (assuming full borrowing of all outstanding commitments under Bally’s Corporation’s revolving credit facilities outstanding at such time). Furthermore, we and Bally’s Chicago OpCo intend to enter into the Guarantee Agreement with Bally’s Corporation, pursuant to which, at any time in the future, upon request from Bally’s Corporation, we and Bally’s Chicago OpCo will guarantee, and cause each of our wholly-owned subsidiaries to guarantee, any additional indebtedness that Bally’s Corporation enters into at any time in the future. See “Transactions with Related Persons —  Guarantee of Bally’s Corporation’s Indebtedness.”
In connection with this offering and the Transactions, we and Bally’s Chicago HoldCo intend to enter into the Stockholders Agreement, pursuant to which for so long as Bally’s Chicago HoldCo beneficially owns at least 50% of the aggregate number of our stock outstanding, certain actions by us or any of our subsidiaries, including Bally’s Chicago OpCo, will require the prior written consent of Bally’s Chicago HoldCo. The actions that will require prior written consent include: (i) change in control transactions of our company or any of our subsidiaries, including Bally’s Chicago OpCo, (ii) acquiring or disposing of assets or any business enterprise or division thereof for consideration in excess of $50.0 million in any single transaction or series of transactions, (iii) increasing or decreasing the size of our board of directors, (iv) initiating any liquidation, dissolution, bankruptcy, or other insolvency proceeding involving us or any of our subsidiaries, including Bally’s Chicago OpCo, and (v) any transfer, issue, sale, or disposition by us of any shares of stock, other equity securities, equity-linked securities, or securities that are convertible into equity securities of us or our subsidiaries to any person or entity that is a non-strategic financial investor in a private placement transaction or series of transactions.

Our Relationship with Chicago
We are designing, developing and constructing a world-class entertainment destination resort in partnership with the City of Chicago. In connection with this partnership, we have entered into various agreements and development programs as set forth below.
Host Community Agreement with the City of Chicago
On June 9, 2022, we signed the Host Community Agreement with the City of Chicago to develop our destination resort and casino in downtown Chicago. The Host Community Agreement provides us with the exclusive right to operate a permanent casino and a temporary casino for up to three years while our permanent resort and casino is constructed.
Pursuant to the Host Community Agreement, our permanent resort and casino is being designed to feature:
•
approximately 150 permanent gaming tables, including 20 poker tables;

•
in-person and mobile sports wagering facilities;

•
a 5-star quality high-end luxury hotel with 100 rooms initially, as well as amenities such as a rooftop bar, a fitness center, subject to expansion to up to 500 rooms within approximately five years of the opening of our permanent resort and casino;

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approximately 65,000 square feet of entertainment and event space, including a flexible theater space with approximately 2.4 acres of greenspace that can be used to host outdoor events;

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six restaurants/cafes and a food hall, including a three-meal diner with capacity for approximately 150 seats, a Bally’s Sports Bar with capacity for approximately 200 seats, a food hall with capacity for approximately 175 seats, an Asian restaurant with capacity for approximately 50 seats, a steakhouse with capacity for approximately 150 seats, an Italian restaurant with capacity for approximately 200 seats and a grab-and-go coffee bar with capacity for approximately 20 seats;

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four bars and lounges, including a casino bar, a cocktail lounge with capacity for over 50 seats, a VIP lounge with capacity for over 60 seats and a rooftop bar with capacity for over 100 seats (including two hidden speakeasies that patrons can visit);

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approximately 3,000 square feet of ancillary retail space, including sundries and souvenir shops;

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a garage or parking facility with approximately 3,300 parking spaces, including approximately 2,200 patron spaces, approximately 600 employee spaces and approximately 500 valet spaces;

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a visitor center for tourists and business travelers visiting Chicago, including a concierge service operated in coordination with Choose Chicago, a nonprofit organization that specializes in Chicago travel options; and

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an approximately 23,000 square foot museum, with exhibits presenting Chicago sports and history and other rotating exhibitions.

In furtherance of these obligations, the Host Community Agreement establishes a minimum capital investment of $1.34 billion on the design, construction and equipping of our temporary casino and our permanent resort and casino. As of September 30, 2024, approximately $1.10 billion of this commitment remains. The actual cost of the development may exceed this minimum capital investment amount. In addition, land acquisition costs and financing costs, among other types of costs, are not counted toward meeting this minimum capital investment amount.
Additionally, as part of the design, development and construction of our temporary casino and our permanent resort and casino, the Host Community Agreement requires us to employ approximately:

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2,900 individuals in the construction of our temporary casino;

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3,000 individuals in the construction of our permanent resort and casino; and

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2,500 individuals in the construction of the hotel tower.

Once operational, the Host Community Agreement requires us to employ:
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approximately 550 individuals in our temporary casino; and

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approximately 3,000 individuals in our permanent resort and casino.

In connection with the entry into the Host Community Agreement with the City of Chicago, we were required to make a one-time payment to the City of Chicago equal to $40.0 million, and are required to make ongoing payments of $4.0 million per year beginning on September 9, 2023, the date that our temporary casino opened to the general public. Additionally, in connection with the Host Community Agreement, Bally’s Corporation was required to provide the City of Chicago with a guaranty whereby the Company is required to have and maintain available financial resources in an amount reasonably sufficient to fund all amounts necessary to allow us to meet our obligations under the Host Community Agreement and, to the extent we fail to perform any obligations thereunder, assume full responsibility for and perform our obligations in accordance with the terms, covenants and conditions set forth in the Host Community Agreement. The guaranty also required that we indemnify and hold the City of Chicago harmless from and against any and all loss, cost, damage, injury, liability, claim or reasonable and documented expense the City of Chicago may suffer or incur by reason of any nonpayment or nonperformance of any of our obligations.
Our Host Community Agreement with the City of Chicago requires that 25% of Bally’s Chicago OpCo’s equity must be owned by persons that have satisfied the Class A Qualification Criteria. The Class A Qualification Criteria include, among other criteria, that the person:
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if an individual, must be a woman;

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if an individual, must be a Minority, as defined by MCC 2-92-670(n) (see below); or

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if an entity, must be controlled by women or Minorities.

MCC 2-92-670(n), in turn, defines Minority as:
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any individual in the following racial or ethnic groups:

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African-Americans or Blacks (including persons having origins in any of the Black racial groups of Africa);

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American Indians (including persons having origins in any of the original peoples of North and South America (including Central America) and who maintain tribal affiliation or community attachment);

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Asian-Americans (including persons whose origins are in any of the original peoples of the Far East, Southeast Asia, the islands of the Pacific or the Northern Marianas or the Indian Subcontinent);

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Hispanics (including persons of Spanish culture with origins in Mexico, South or Central America or the Caribbean Islands, regardless of race); and

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individual members of other groups, including but not limited to Arab-Americans, found by the City of Chicago to be socially disadvantaged by having suffered racial or ethnic prejudice or cultural bias within American society, without regard to individual qualities, resulting in decreased opportunities to compete in Chicago area markets or to do business with the City of Chicago. Qualification under this clause is determined on a case-by-case basis and there is no exhaustive or definitive list of groups or individuals that the City of Chicago has determined to qualify as Minority under this clause. However, in the event the City of Chicago identifies any additional groups or individuals as falling under this clause in the future, members of such groups would satisfy the Class A Qualification Criteria.

If there are any changes to the groups included in MCC 2-92-670(n), and consequently to the Class A Qualification Criteria, prior to the closing of this offering, we will communicate such changes by filing an amendment to this prospectus with the SEC.
In addition, the Host Community Agreement requires that 40% of seats on our Board be reserved for Minorities or women.

The Host Community Agreement provides that in the event that 75% of the gaming area of our permanent resort and casino is not open to the general public by September 10, 2026 (the “Completion Deadline”), subject to any extensions as a result of Force Majeure Periods (as defined in the Host Community Agreement), we must pay the City of Chicago an amount, calculated on a daily basis, equal to the product of (i) 85% of the projected local tax revenue multiplied by (ii) the number of days since the Completion Deadline, until 75% of the gaming area of our permanent resort and casino opens to the general public; provided that any local tax revenue actually received for such period shall not subtracted from any amounts due to the City of Chicago.
In addition, the Host Community Agreement also provides that in the event that 90%, taken as a whole, of our permanent resort and casino is not completed (as evidenced by the issuance of a temporary certificate of occupancy by the City of Chicago’s Department of Buildings) by the Completion Deadline, subject to any extensions as a result of Force Majeure Periods (as defined in the Host Community Agreement), we must pay the City of Chicago an amount, calculated on a daily basis, equal to the product of (i) 10% of the projected local tax revenue multiplied by (ii) the number of days since the Completion Deadline, until 90%, taken as a whole, of our permanent resort and casino is completed (as evidenced by the issuance of a temporary certificate of occupancy by the City of Chicago’s Department of Buildings).
If we show we timely commenced and have been diligently pursuing the construction of our permanent resort and casino, the City of Chicago may consent up to two three-month extensions of the Completion Deadline, followed by one two-month extension of the Completion Deadline, for a possible total extension of eight months. The first extension shall be consented to automatically by the City of Chicago and any subsequent consent shall not be unreasonably withheld, conditioned or delayed.
Gaming License
In order to operate our resort and casino, we will be required to obtain and hold licenses issued by the Illinois Gaming Board. The Host Community Agreement provides us with the exclusive recommendation for licensing to the Illinois Gaming Board for the City of Chicago casino license. On October 26, 2023, we obtained a four-year owners license from the Illinois Gaming Board. This license will expire on October 25, 2027 and may be renewed for subsequent four-year terms. The license issued to casino operators is referred to as an “owners license” and is issued by the Illinois Gaming Board for a period of up to four years. The owners license may then be renewed for subsequent four-year terms. On October 26, 2023, the Illinois Gaming Board also approved extending the operation of our temporary casino until September 9, 2026. The fee for the issuance or renewal of the owners license is $250,000. The license obligates the recipient to adhere to the standards and requirements set forth in the Illinois Gaming Act and the Illinois Gaming Board Rules. The Illinois Gaming Board has the authority to limit the term of the license at issuance or any renewal and may dictate additional restrictions upon the license.
Community Investment Program
We have agreed with the City of Chicago that we will commit to hiring residents of Chicago with various workforce development organizations in both the construction of our temporary casino and our permanent resort and casino, but also with respect to employment once our casinos are operational.
We are committed to the following hiring targets:
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we are required to provide preference to Chicago-based businesses, if possible;

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in the hiring of contractors for the construction of our temporary casino and our permanent resort and casino:

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a minimum of 36% of funds need to go towards Minority-owned businesses;

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a minimum of 10% of funds need to go towards women-owned businesses;

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in the hiring of workers to build our temporary casino and our permanent resort and casino:

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a minimum of 50% of total hours on our permanent resort and casino must be performed by Chicago residents;

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a minimum of 15.5% of construction work must be performed by residents of socially and economically disadvantaged areas;

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in the sourcing of goods and services and other vendor spending in connection with our temporary casino and our permanent resort and casino:

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a minimum of 26% of funds need to go towards Minority-owned businesses;

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a minimum of 10% of funds need to go towards women-owned businesses;

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a minimum of 2% of funds need to go towards disadvantaged businesses, including businesses by owners that have historically been disadvantaged; and

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a minimum of 3% of funds need to go towards veteran- or service-disabled veteran-owned businesses;

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a target goal of 60% Minority hiring in the operation of our casino.

Under the community investment program, we intend on reducing the disparities that exist in the initial procurement process of goods and services by requiring that all contracts and bids in excess of $10,000 be issued via a competitive bidding process. Additionally, we intend to list all employment and procurement opportunities on our website. We intend on hosting an annual diversity vendor fair on the premises of our permanent resort and casino, and intend on hiring a third-party diversity, equity and inclusion expert in sourcing and contracting vendors to leverage their network of vendors, suppliers and individuals seeking jobs to push notifications, recruit bidders and support us in the process.
We have also agreed with the City of Chicago that we will commit to providing training opportunities for various roles in our resort and casino, including for table game dealers and food and beverage workers, and work to set up job fairs in order to attract potential applicants to employment opportunities in our resort and casino.
Our Community First Programs
As a member of the Bally’s organization, we intend to adhere to the Bally’s community-first policy, which is a fundamental and defining element of who we are as a company. We intend to build strong, lasting partnerships with local residents and businesses in Chicago.
As part of our community-first policy, we intend to implement programs to provide individuals with gaming addiction with support services, both offsite and onsite, including treatment of compulsive behavior disorders. We also intend to take extraordinary precautions to ensure that minors are prohibited from participating in any of the gaming activities at our resort and casino. Additionally, we intend to take precautions to ensure that our marketing practices do not disproportionately target disadvantaged communities, and will work to provide best-in-class social programs geared towards addressing gambling addiction throughout the Chicago area.

Corporate Structure
The below depicts our organizational structure upon the closing of this offering and the concurrent private placements and the consummation of the Transactions.
Marketing
In order to be competitive, we and Bally’s Corporation intend on holding various promotions and special events at our resort and casino, including operating a loyalty program for gaming patrons. In addition, we anticipate participating in cross marketing and sales campaigns developed by Bally’s Corporation, including across geographic zones and countries. We believe this arrangement will significantly enhance our resort and casino’s ramp-up period, reduce marketing costs through scale synergies and enhances cross-revenue opportunities.
Additionally, we intend to devote considerable resources to attracting non-gaming customers to our resort and casinos in order to grow our customer base over time by undertaking a variety of advertising and marketing activities.
Bally’s Corporation employs a public relations and advertising team that is partially dedicated to our resort and casino and that intends on cultivating media relationships, promoting the Bally’s brand and directly liaising with customers within select geographies in the Midwest in order to explore media opportunities in various markets. We plan our advertising activities to be rolled out through a variety of local and regional media platforms, including digital, social media, print, television, online, outdoor, on property (as permitted under Illinois law and any other applicable local laws) as well as collateral and direct mail pieces. We also intend to engage celebrities for marketing activities. We believe that these marketing and incentive programs will increase our brand awareness and drive further visitation to our resort and casino.
Competition
The gaming industry is characterized by a high degree of competition among a large number of operators, including land-based casinos, riverboat casinos, dockside casinos, video lotteries, traditional lotteries, VGTs at taverns in certain states, sweepstakes and poker machines not located in casinos, Native

American gaming, emerging varieties of iGaming and daily fantasy sports gaming, increased sports betting and other forms of gaming in the United States. In a broader sense, our gaming operations face competition from many leisure and entertainment activities, including, for example: shopping, athletic events, television and movies, concerts and travel. Legalized gaming is currently permitted in various forms in different parts of the United States, in several Canadian provinces and on many lands taken into trust for the benefit of certain Native Americans in the United States and First Nations in Canada. We face significant competition in the Chicago market. Such competition may intensify if new gaming operations open or existing competitors expand their operations. For example, Hawthorne Race Course has submitted an application for a gaming license to open a “racino” approximately 10 miles from our permanent resort and casino site. Our Chicago resort and casino will compete directly with other gaming properties in Illinois, as well as in adjacent states such as Indiana and Wisconsin. In some instances, particularly with Native American casinos, our competitors pay substantially lower taxes or no taxes at all. We believe that increased legalized gaming in other states, particularly in areas close to our Chicago resort and casino and the development or expansion of Native American gaming in Illinois, could create additional competition for us and could adversely affect our operations or future development projects. See “Risk Factors” for more information on competition.
We consider the following operators our current direct competitors:
Property	Operator	Location	Year of Opening	Existing / Development	# Slots	# Tables	Poker Tables	S.F. Gaming Area	# Hotel Keys	~Miles to Bally’s Chicago
American Place	Full House Resorts	Waukegan, IL	2023	Development	937	43	No	70,000	—	41
Ameristar Casino East Chicago	Penn Entertainment / Gaming & Leisure Properties	East Chicago, IN	1997	Existing	1,000	60	No	56,000	288	25
Blue Chip Casino Hotel Spa	Boyd Gaming	Michigan City, IN	1997	Existing	1,668	64	Yes	65,000	486	60
Four Winds New Buffalo	Four Winds Casinos	New Buffalo, MI	2007	Existing	2,477	47	No	130,000	415	71
Four Winds Casino South Bend	Four Winds Casinos	South Bend, IN	2018	Existing	1,425	12	Yes	175,000	—	90
Grand Victoria Casino Elgin	Caesars Entertainment	Elgin, IL	1994	Existing	745	45	Yes	29,850	—	39
Hard Rock Casino Rockford	Hard Rock International	Rockford, IL	2021	Development	582	10	No	20,000	—	77
Hard Rock Casino Northern Indiana	Hard Rock International	Gary, IN	2021	Existing	2,000	127	No	N/A	—	34
Hard Rock Casino Kenosha	Hard Rock International	Kenosha, WI	TBD	Development	1,500	50	TBD	TBD	150	64
Harrah’s Joliet	Caesars Entertainment	Joliet, IL	1993	Existing	760	20	Yes	39,000	200	41
Ho-Chunk Casino Beloit	Ho-Chunk Nation of Wisconsin	Beloit, IL	~2024	Development	1,650	44	TBD	TBD	312	95
Hollywood Casino Aurora	Penn Entertainment	Aurora, IL	1993	Existing	836	41	Yes	41,384	100	40
Hollywood Casino & Hotel Joliet	Penn Entertainment	Joliet, IL	2010	Existing	921	14	No	50,000	—	49
Horseshoe Hammond	Caesars Entertainment	Hammond, IN	1996	Existing	1,800	60	Yes	350,000	—	18
Potawatomi Hotel & Casino	Forest County Potawatomi Community	Milwaukee, WI	1991	Existing	2,000	118	Yes	150,000	500	89
Rivers Casino Des Plaines	Churchill Downs Incorporated / Rush Street Gaming	Des Plaines, IL	2011	Existing	1,517	120	Yes	78,500	—	15
Wind Creek Chicago Southland	Wind Creek Hospitality	East Hazel Crest, IL	~2024	Development	1,400	56	Yes	73,000	252	27
Illinois Distributed Gaming Video Gaming Terminals “VGTs”	N/A	N/A	N/A	N/A	48,176	—	—	—	—	—

Based on publicly available information, including reports of the Illinois Gaming Board and the Indiana Gaming Commission, properties’ websites, third-parties’ websites and SEC filings.
Government Gaming Regulation
The Illinois Gambling Act established the Illinois Gaming Board and authorized up to ten casino licenses. Currently, all ten original licenses are active. In July 2009, Public Act 96-0034 became law, creating the Illinois Video Gaming Act. Since 2009, Video Gaming has rapidly expanded across Illinois. On June 28,

2019, Illinois Governor J.B. Pritzker signed the gaming expansion bill into law which permits sports wagering, including online/mobile, a Chicago casino, five additional casinos, slots and table games at racetracks, possible slots at the Chicago airports, an additional VGT at each establishment and in some instances five additional VGTs, and the opportunity for existing casinos to move to land-based operations or purchase additional gaming positions. As of the end of June 2024, there were over 48,000 VGTs spread throughout 8,600 licensed establishments.
The market for gaming, hotel and other entertainment facilities in Chicago is rapidly evolving but remains in its infancy. While Illinois is undergoing expansion since various states started to liberalize gaming (including sports betting), Chicago is still not known as a location for gaming tourism and, therefore, subject to significant competition from both regional and national gaming centers. An underserved and untapped market, the City of Chicago is served by the Rivers Casino in a suburb of Chicago, the northwestern Indiana casinos, a retail sports book at the United Center, a retail sports book opening at Wrigley Field in 2023 and the Waukegan casino.
Other Laws and Regulations
Our businesses are subject to various laws, rules, and regulations in addition to gaming regulations. These laws, rules and regulations include restrictions and conditions concerning alcoholic beverages, food service, smoking, environmental matters, employees and employment practices, currency transactions, taxation, zoning and building codes and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes to any of the laws, rules, regulations or ordinances to which we are subject, new laws or regulations or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.
The sale of alcoholic beverages is subject to licensing by the Liquor Control Commission and regulation by applicable local regulatory agencies. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any license, and any disciplinary action could, and revocation would, have a material adverse effect upon our operations.
Employees and Human Capital Resources
Labor Relations
As of September 30, 2024, we had approximately 640 employees. Most of our employees are based in Illinois. Approximately 140 of our employees are represented by a labor union and are subject to collective bargaining agreements that generally have three-or-five-year terms. We consider our relationships with our employees to be good and have not experienced any interruptions of operations due to labor disagreements.
Seasonality
Casino and hotel operations in our markets are subject to seasonal variation. Seasonal weather conditions can frequently adversely affect transportation routes to our properties and may cause flooding and other effects that result in the closure of our properties. As a result, unfavorable seasonal conditions could have a material adverse effect on our operations.
Environmental, Social and Corporate Governance
Our approach to sustainability is underpinned by three pillars: (i) player well-being, (ii) people engagement and (iii) building a brighter future.
Player Well-Being
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Bally’s Corporation is a member of the American Gaming Association’s “Have A Game Plan” campaign

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100% of team members undertake Responsible Gambling training annually

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Bally’s donated $600K to the International Center for Problem Gambling for research into the effectiveness and adaptation of Responsible Gambling tools and Gambling by younger adults

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Bally’s Corporation is a founding member of the Responsible Gaming Operators group, committed to 12 principles of Responsible Gambling

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Parent company is rolling out a Responsible Gambling Ambassador program in 2023

People Engagement
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Advance a distinct culture where capabilities, genders, ethnicity, and ages are respected, and cultivated as a strength

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Create an accessible, diverse, and inclusive work environment with policies, procedures, and systems that support and encourage the principles of diversity, equity, and inclusion

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Engage and include business partners that reflect diversity within the ecosystems in which we operate

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Drive community engagement with the educational entities

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Collaborate with local membership and affinity groups, ethnic chambers and diverse business and civic organizations and their DEI initiatives

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Ensure partnerships exist with organizations that promote “accessibility” and volunteerism or civic responsibility and transition

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Commit to charitable giving that stimulates social and impact investment

Building a Brighter Future
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Creation of the Bally’s Foundation in North America with $1.8 million to be donated in 2023 to help support local communities

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Bally’s Corporation is committed to a near-term science-based target reaffirming its intent to achieve zero net carbon status

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Dedicated to reducing its direct and non-renewable energy usage

Facilities
Our principal office is located at 640 N LaSalle, Suite 460, Chicago, Illinois 60654 where we lease approximately 18,233 square feet of office space under a lease agreement that terminates on February 28, 2027. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.
In November 2022, we entered into a sublease agreement for approximately 132,600 square feet of space in Chicago, Illinois for the development of our temporary casino. The current term of this lease expires November 30, 2026, with an option to extend for two separate renewal terms of 12 months each.
In November 2022, we also entered into a ground lease agreement for approximately 30-acres in Chicago, Illinois for the development of our permanent resort and casino. The current term of this lease expires 99 years after the lease commencement date and can be extended for 10 separate renewal terms of 20 years each. We have the option to repurchase the land associated with the ground lease at a fixed capitalization rate during years four through eight of the lease term.
Legal Proceedings
We are not currently a party to any material legal proceedings.

MANAGEMENT
Executive Officers, Directors and Director Nominees
The following table sets forth information regarding our executive officers, directors and director nominees as of the date of this prospectus:
Name	Age	Position(s)
Executive Officers
Ameet Patel(1)	57	President and Director
H. C. Charles Diao	67	Chief Financial Officer
Christopher Jewett	37	Chief Development Officer
Kim M. Barker(1)	57	Secretary and Director
Non-Employee Board Members
Wanda Y. Wilson	74	Chairperson of the Board
Renee Bradford(2)	74	Director Nominee
Blanton Canady(2)	76	Director Nominee
Ezequiel (Zeke) Flores(2)	46	Director Nominee
Edward Lou(2)	53	Director Nominee
Sharon Thomas Parrott(2)	75	Director Nominee

(1)
Individual has given notice of intention to resign from position as member of our Board effective upon the closing of this offering

(2)
Individual has been appointed to serve as a member of our Board effective upon the closing of this offering

Executive Officers
Ameet Patel has served as our President since May 2022 and as a member of our Board since November 2024. Mr. Patel has over 20 years of leadership and operating experience in the casino and gaming industry. He has also served as Senior Vice President & Regional General Manager — West of our parent company, Bally’s Corporation (NYSE: BALY), since October 2021. From July 2019 to October 2021, he was an independent consultant, focusing on operations of gaming companies. Prior to that, from September 2001 to June 2019, Mr. Patel held various leadership positions at Penn National Gaming, Inc. (NASDAQ: PENN) and its subsidiaries, serving most recently as Senior Vice President Regional Operations. Mr. Patel holds a Bachelor of Commerce from Maharaja Sayajirao University, India, and a Master of Business Administration from Thomas Jefferson University. He is also a certified public accountant. We believe Mr. Patel is qualified to serve on our Board because of his business and leadership experience in the casino and entertainment industry.
H. C. Charles Diao has served as our Chief Financial Officer since November 2024. Mr. Diao has also served as Senior Vice President, Finance and Corporate Treasurer of our parent company, Bally’s Corporation (NYSE: BALY), since June 2023. From April 2017 to June 2021, Mr. Diao served as Senior Vice President of Finance, Corporate Development and Corporate Treasurer of DXC Technology Co (NYSE: DXC), and previously as Vice President and Corporate Treasurer of its predecessor, Computer Sciences Corp., from 2012 to 2017. From 2008 to 2012 and from 2021 to 2023, Mr. Diao was Founder and Managing Director of Diao & Co., LLC, which provides strategic and mergers and acquisition advisory services to corporate clients, and from 2008 to 2012, was Chief Investment Officer of Diao Capital Management LLC, an investment management affiliate that managed alternative investments on behalf of institutional family offices. Until 2008, Mr. Diao was a Senior Managing Director at Bear Stearns & Co. Mr. Diao has served as a member of the board of directors at Synechron Holdings Ltd., a global provider of digital transformation, outsourced software development, and technology consulting services, since April 2022, at Griffon Corporation (NYSE: GFF) since February 2022, and at Turning Point Brands, Inc. (NYSE: TPB) since

November 2012. He was also previously a member of the board of directors of Media General Inc.(NYSE: MEG) from May 2012 to January 2017. He holds a Bachelor of Science in Engineering from Princeton University and a Master of Business Administration from Harvard Business School.
Christopher Jewett has served as our Chief Development Officer since November 2024. Mr. Jewett has over 12 years of experience in corporate finance, mergers and acquisitions, and business development in the gaming sector. He has also served as Senior Vice President of Corporate Development at our parent company, Bally’s Corporation (NYSE: BALY), since December 2020. Prior to joining Bally’s, he advanced through roles of increasing responsibility at Delaware North Companies, Inc., a multinational food service and hospitality company, from May 2011 to December 2020, most recently as Director of Finance (Gaming) from October 2020 to December 2020 and previously as Director, Corporate Development (Gaming) from March 2018 to October 2020. Mr. Jewett holds a Bachelor of Science in Business Management and a Master of Business Administration in Finance from Canisius University.
Kim M. Barker has served as our Secretary and as a member of our Board since November 2024. Ms. Barker has also served as Executive Vice President and Chief Legal Officer of our parent company, Bally’s Corporation (NYSE:BALY), since December 2022. Prior to joining Bally’s, she served as Vice President, Diversity & Inclusion of International Game Technology (NYSE: IGT) from January 2018 to December 2022. Prior to that, Ms. Barker was General Counsel and Vice President, Legal and Regulatory Compliance of Northstar Lottery Group, LLC from February 2011 to January 2018 and General Counsel of the Illinois Student Assistance Commission from February 2007 to February 2011. She currently serves on the board of directors of The Providence Mutual Fire Insurance Company, the American Gaming Association, the International Association of Gaming Advisors and the Community College of Rhode Island Foundation. She is also co-chair of African Americans in Gaming. Ms. Barker holds a Bachelor of Arts in American Studies from Yale University and a Juris Doctor from New York University School of Law. We believe Ms. Barker is qualified to serve on our board of directors because of her business and leadership experience in the casino and entertainment industry.
Non-Executive Directors
Wanda Y. Wilson has served as Chairperson of our Board since November 2024. She has also served as an independent director at Bally’s Corporation (NYSE: BALY) since May 2019. She presently serves as the Chairman of Bally’s Compliance Committee and is a member of the Audit, Compensation and Nominating and Governance Committees. Additionally, she has served on boards of non-public companies as well as several non-profit boards and currently serves on the Board of Advisors at the University of Minnesota Walter Mondale School of Law. Ms. Wilson has nearly 30 years of executive management experience in the public gaming industry. In 2019, Ms. Wilson retired from her role as the Chief Operating Officer, General Counsel and Secretary of the Tennessee Education Lottery Corporation (“TEL”). Ms. Wilson joined the TEL in 2003 as Executive Vice President and General Counsel and was promoted to Chief Operating Officer in 2013. Prior to joining TEL, Ms. Wilson was employed at the Georgia Lottery Corporation, where she served as the Senior Vice President and General Counsel for ten years. Prior to practicing law in the gaming industry, Ms. Wilson served in the legal departments of several federal and local government entities including the Chicago Housing Authority, where she specialized in the management of the authority’s FHA bond portfolio. Ms. Wilson has also worked in public finance as an investment banker with EF Hutton and the Northern Trust Bank. Ms. Wilson has received several awards for her contributions to the legal profession and the public gaming industry, including the Lifetime Achievement Award from the Public Gaming Research Institute, the Powers Award for Performance Excellence from the North American Association of State and Provincial Lotteries and the Individual Star Diversity Award of Excellence from Corporate Counsel Women of Color. She was also named one of the 50 most powerful African Americans in Tennessee by Business Tennessee. Ms. Wilson holds a Bachelor of Science from University of Illinois at Urbana-Champaign and a Juris Doctor from the University of Minnesota Law School. We believe Ms. Wilson is qualified to serve on our Board due to her extensive leadership, executive, managerial, and business experience in the casino and entertainment industry.
Director Nominees
Renee Bradford is currently a director nominee and will become a member of our Board at the closing of this offering. Ms. Bradford is the founder and president of C’est Si Bon Catering Ltd., a boutique catering and event firm which opened in Hyde Park near the University of Chicago campus almost 35 years ago. Ms. Bradford has also been instrumental in assisting other small business owners in developing financial and business plans, enabling them to successfully navigate commercial loan and government grant processes. Prior to entering the world of entrepreneurship, Ms. Bradford worked in sales, marketing, and product management at Quaker Oats, Illinois Bell, Schering Plough, and Interstate Material Corporation. Ms. Bradford is a longtime resident of the Bronzeville neighborhood and is active in civic and community organizations. Ms. Bradford holds a Bachelor of Science in Psychology from the University of Wisconsin, a Master of Arts in Community Mental Health from Northeastern Illinois University, a Master of Business Administration in Marketing and Finance from Columbia University, and a Certificate in Entrepreneurship from Goldman Sachs 10,000 Small Business Program. We believe Ms. Bradford is qualified to serve on our Board due to her operational background and her knowledge of strategy, finance, and management.
Blanton Canady is currently a director nominee and will become a member of our Board at the closing of this offering. Mr. Canady is a Joint Venture partner with the Hudson Group at O’Hare International Airport. He was the owner-operator of several highly successful McDonalds restaurants until retirement in 2020. During his tenure as a McDonald’s franchisee, Mr. Canady became the first African American President of the McDonald’s Owners of Chicago and Northwest Indiana Prior to his association with McDonalds, Mr. Canady enjoyed a successful marketing and financial management career with several corporations including Illinois Bell, Xerox, and American Hospital Corporation. Mr. Canady is a Joint Venture Partner at Chicago’s O’Hare and Midway International Airports, and also has an ownership interest with Concessions at Los Angeles and Seattle International Airports with Concord Collective Partners. Mr. Canady is active in civic and charitable ventures and has served on several boards, including the Midwest Association of Sickle Cell Anemia, Northern Trust Advisory Board, Near South Side Planning Board, and the Mayor’s Committee for a Clean Chicago. He was named one of ten Outstanding Business and Professional Honorees by Blackbook’s Edwin C. Berry National Business and Awards and is currently listed as a History Maker for Business. Mr. Canady holds a Bachelor of Science in Marketing and Finance from the University of Illinois and a Master of Business Administration in Marketing and Finance from the University of Chicago. We believe Mr. Canady is qualified to serve on our Board due to his operational background and his knowledge of strategy, finance, and management.
Ezequiel (Zeke) Flores is currently a director nominee and will become a member of our Board at the closing of this offering. Mr. Flores is Founder and CEO of Flying Concessions, an industry leading airport retail, food, and beverage concessionaire. Mr. Flores served on gubernatorial transition teams for Illinois Governor Pritzker in 2019 and Illinois Governor Rauner in 2015. Mr. Flores began his career at the accounting firm Arthur Andersen. He later joined Sara Lee and was a key manager in the successful spin-off of Hanesbrand, Inc. He later founded Flores Retail Corporation which focused on public-private partnerships. Mr. Flores is an operating partner of Centre Partners and a board member for Sabrosura, a portfolio company focused on the large and growing Latino foods category. He has also served on Boards of the Archdiocese of Chicago Catholic Schools, Museum of Science and Industry, DePaul University, and the Illinois State Board of Investment. Mr. Flores has been recognized by numerous institutes and publications and received the 2016 Latino Leaders Maestro Award for Entrepreneurship. He is currently a member of the Latino Corporate Directors Association and the Economic Club of Chicago. Mr. Flores holds a Bachelor of Science in Accounting from DePaul University and a Certificate in Corporate Governance from Northwestern University and completed the Stanford University Latino Entrepreneurship Initiative’s Scaling Program. We believe Mr. Flores is qualified to serve on our Board due to his knowledge of accounting and finance and extensive business experience.
Edward Lou is currently a director nominee and will become a member of our Board at the closing of this offering. Mr. Lou has over 30 years of experience as an internet entrepreneur and software investor. He is a Venture Partner at Mercury Fund and Corazon Capital. He is also co-founder of CodaPet, a network of veterinarians that provide end-of-life veterinary care at home. He is a co-founder of Shiftgig, the mobile app that connects hourly labor with business shifts. Mr. Lou is also co-founder and board director of One Goal, a non-profit that improves college acceptance and persistence by empowering urban high school students through a teacher-led three-year fellowship. Mr. Lou has received numerous awards for his business and philanthropic endeavors. He was recognized as one of Crain’s Chicago Business’ 40 Under 40 in 2010, as Chicago United’s Business Leader of Color in 2011, as a Forbes Up and Comer in 2012, as Techweek100 in 2015, as Crain’s Chicago Business’ Tech 50 in 2016, as E&Y’s Entrepreneur of the Year Midwest finalist in 2016, and as an Edmund Hillary Fellow in 2022. Mr. Lou holds a Bachelor of Science in Mechanical Engineering and a Master of Business Administration in Finance from Washington University in Saint Louis. We believe Mr. Lou is qualified to serve on our Board due to his extensive business and leadership experience.
Sharon Thomas Parrott is currently a director nominee and will become a member of our Board at the closing of this offering. Ms. Parrott is a retired Senior Vice President of External Relations and Global Responsibility for Chicago-based Adtalem Global Education (formerly DeVry Education Group) where she directed government and international relations, internal audit, corporate compliance, global communications, investor relations, and community outreach. She began her career as a Chicago Public Schools teacher and held faculty and administrative positions at several Chicago area colleges and universities. Ms. Parrott currently serves on the Boards of Trustees for Rasmussen University and Ross University Schools of Medicine and Veterinary Medicine. She formerly served on the boards of One Goal, a college access and success network and The College Board. She was named as 100 Women Making A Difference in Chicago by Crain’s Chicago Business. Ms. Parrott holds a Bachelor of Arts and a Master of Arts in History from the University of Illinois. We believe Ms. Parrott is qualified to serve on our Board due to her understanding of the demographics in which we operate and the diversity in background and experience she provides to our Board.
Board Composition and Election of Directors
Upon the closing of this offering, our Board will consist of six directors. Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering also provides that our directors will be elected at each annual meeting of the stockholders to serve one-year terms. In addition, the Host Community Agreement requires that 40% of seats on our Board be reserved for Minorities or women.
The number of directors constituting our Board is permitted to be established only by a resolution adopted by a majority of our whole Board, and only our Board is authorized to fill vacant directorships, including newly created directorships. When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Director Independence
Because our shares of stock are not, and following this offering will not be, listed on a national securities exchange, we are not required to maintain a board consisting of a majority of independent directors.
There are no family relationships among any of our directors, director nominees or executive officers.
Compensation committee interlocks and insider participation
None of our executive officers currently serve, or in the past fiscal year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of business conduct and ethics
Bally’s Corporation’s Code of Business Conduct and Ethics applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.
Limitations on Officers’ and Directors’ Liability and Indemnification Agreements
Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering limits our directors’ and officers’ liability to the fullest extent permitted under the Delaware

General Corporation Law. Consequently, our directors and officers will not be personally liable to us or holders of our stock for monetary damages for any breach of their respective fiduciary duties, except liability for:
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any breach of the director’s or officer’s duty of loyalty to us or holders of our stock;

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any act or omission by a director or officer not in good faith or that involves intentional misconduct or a knowing violation of law;

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with respect to a director, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;

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any transaction from which the director or officer derived an improper personal benefit; or

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an officer in any action by or in the right of the Company.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors and officers will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering does not eliminate a director’s or officer’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s or officer’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated certificate of incorporation and amended and restated bylaws, we will also be empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition, our amended and restated bylaws to be in effect prior to the closing of this offering, require us to indemnify and hold harmless (except in limited circumstances), to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Company (a “covered person”) who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, trustee, member, manager or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with any such Proceeding. Furthermore, our amended and restated bylaws require us to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined by a final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that the person is not entitled to be indemnified. In addition, we will enter into indemnification agreements with each of our current directors, officers and certain employees before the closing of this offering. These agreements provide for the indemnification and advancement of expenses of our directors, officers and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these provisions in our amended and restated certificate of incorporation to be in effect prior to the closing of this offering and amended and restated bylaws to be in effect prior to the closing of this offering and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. This description of the limitation of liability and indemnification provisions of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, our amended and restated bylaws to be in effect prior to the closing of this offering and our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to this registration statement.

The limitation of liability and indemnification and advancement of expenses provisions in our amended and restated certificate of incorporation to be in effect prior to the closing of this offering and amended and restated bylaws to be in effect prior to the closing of this offering may discourage holders of our stock from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Holders of our stock may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

SUBORDINATED LOANS
In connection with this offering and the concurrent private placements, we intend to enter into a subordinated loan agreement with Bally’s Chicago OpCo pursuant to which Bally’s Chicago OpCo, as lender, will make Subordinated Loans to us, as borrower, in various tranches and in varying amounts based on the total number of shares sold in this offering and the concurrent private placements. None of the new investors purchasing Class A Interests in this offering and the concurrent private placements will be a party to the subordinated loan agreement, or a borrower or lender under the Subordinated Loans. We intend to enter into such subordinated loan agreement for the purpose of providing funding to support an investment in our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests by prospective public shareholders by reducing the purchase price required to be funded by such prospective investors. In connection with the consummation of the Transactions, Bally’s Chicago OpCo intends to assign the Subordinated Loans to Bally’s Chicago HoldCo in exchange for the cancellation of certain indebtedness owed by Bally’s Chicago OpCo to Bally’s Chicago HoldCo. The following is a summary of the material terms of such subordinated debt. The summary is qualified in its entirety by reference to the full text of the subordinated loan agreement pursuant to which the debt is being incurred.
General.   In connection with this offering and the concurrent private placements, we intend to enter into a subordinated loan agreement with Bally’s Chicago OpCo pursuant to which we intend to incur $      aggregate amount of Subordinated Loans. For each Class A-1 Interest sold in this offering and the concurrent private placements, we will incur $24,750 of Subordinated Loans from Bally’s Chicago OpCo. For each Class A-2 Interest sold in this offering and the concurrent private placements, we will incur $22,500 of Subordinated Loans from Bally’s Chicago OpCo. For each Class A-3 Interest sold in this offering and the concurrent private placements, we will incur $20,000 of Subordinated Loans from Bally’s Chicago OpCo. In connection with the consummation of the Transactions, Bally’s Chicago OpCo intends to assign the Subordinated Loans to Bally’s Chicago HoldCo in exchange for the cancellation of certain indebtedness owed by Bally’s Chicago OpCo to Bally’s Chicago HoldCo. We will not incur any Subordinated Loans or other debt in connection with the issuance of the Class A-4 Interests or the Class B Interests held by Bally’s Chicago HoldCo. The Subordinated Loans will be non-recourse to the holders of our Class A Interests; however, the value of the Class A Interests (other than the Class A-4 Interests) at any given time will be linked to the portion of the Subordinated Loans as of such time.
Based upon an aggregate offering size of $195.1 million, which is the amount set forth on the cover page of this prospectus, and an aggregate size of $        million of the concurrent private placements, we expect to incur the following amounts of Subordinated Loans:

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$      million of Class A-1 Subordinated Loans, based on $0.125 million of Class A-1 Interests sold in this offering and $        million Class A-1 Interests sold in the concurrent private placements;

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$      million of Class A-2 Subordinated Loans, based on $2.5 million of Class A-2 Interests sold in this offering and $        million Class A-2 Interests sold in the concurrent private placements; and

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$      million of Class A-3 Subordinated Loans, based on $5 million of Class A-3 Interests sold in this offering and $        million Class A-3 Interests sold in the concurrent private placements.

Our obligation to make payments of principal and interest on the Subordinated Loans is subordinate and junior in right of payment to all of our senior indebtedness and other general creditors and certain other types of indebtedness specified in the subordinated loan agreement.
The Subordinated Loans will have no maturity date. In the event of a sale or dissolution of Bally’s Chicago OpCo’s, after payment or provision for payment of Bally’s Chicago OpCo’s debt and liabilities, including any amounts due under Bally’s Chicago OpCo’s senior indebtedness, each LLC Interest will be entitled to receive a proportionate interest in the net assets of Bally’s Chicago OpCo. In turn, the interests in the net assets of Bally’s Chicago OpCo received by Bally’s Chicago, Inc. will be used to pay Bally’s Chicago, Inc.’s debts and liabilities, including any amounts under any senior indebtedness and the Subordinated Loans owed by us at the time of such sale. Each Class A Interest will be entitled to receive a proportionate interest in the net assets remaining for distribution to holders of Class A Interests. Class B Interests hold no economic interest in Bally’s Chicago, Inc.

Interest.   The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly. Principal and interest payments on the Subordinated Loans will be paid by us by withholding discretionary distributions that would otherwise be made by us to the investors with the corresponding Class A Interests, and applying such distributions to reduce amounts outstanding under the applicable Subordinated Loans. In connection with each such distribution until the Subordinated Loans are repaid in full, we will withhold an amount equal to 100.0% of each such future distribution, which will be applied first to any outstanding and unpaid interest remaining on the Subordinated Loans and thereafter to any outstanding and unpaid principal remaining on the Subordinated Loans. Any interest payments that are not able to be paid in cash on a quarterly basis will be added to the principal balance of the Subordinated Loans. Upon full repayment of the corresponding Subordinated Loans, holders of our Class A Interests will receive 100% of any discretionary distributions payable to such holders with respect to their Class A Interests.
In the event discretionary distributions are not sufficient to repay the balance on the Subordinated Loans prior to a sale or dissolution of the Company and/or our wholly-owned subsidiary, Bally’s Chicago OpCo, any proceeds received on account of the sale of the investor’s shares will be applied first to any outstanding and unpaid interest remaining on the Subordinated Loans and thereafter to any outstanding and unpaid principal remaining on the Subordinated Loans.
Repayment.   We may, at our option, repay the Subordinated Loans, in whole or in part, upon ten days’ notice to Bally’s at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest thereon.
Covenants.   The subordinated loan agreement will contain customary covenants that, among other things, will limit our ability to merge, consolidate or sell all or any substantial part of our consolidated assets and, subject to certain conditions, pay dividends. In addition, the Subordinated Loans will provide that we may not consolidate with or merge into any other person or entity, or convey or transfer our properties and assets substantially as an entirety to any person or entity, unless certain conditions specified in the subordinated loan agreement are satisfied.
Events of Default.   An event of default under the subordinated loan agreements will occur, and the payment of principal of the subordinated debt may be accelerated, only upon the occurrence and continuation of certain events of insolvency of the Company that are specified in the subordinated loan agreements (a “Subordinated Debt Event of Default”). In the case of a Subordinated Debt Event of Default, unless the principal of the subordinated debt already shall have become due and payable, Bally’s may declare the principal amount of the subordinated debt to be due and payable immediately.

EXECUTIVE COMPENSATION
We were incorporated in May 2022 to operate as a subsidiary of Bally’s Corporation for purposes of building and operating an entertainment destination resort in Chicago, Illinois. As described in “Management — Executive Officers and Directors,” our President, Ameet Patel, also serves as Senior Vice President & Regional General Manager — West of Bally’s Corporation and received compensation during fiscal 2023 in that capacity. Although Mr. Patel’s services as our President comprise only a portion of the total services he provides to Bally’s Corporation and its subsidiaries, we have included all compensation paid by Bally’s Corporation and its subsidiaries to Mr. Patel during the fiscal year ended December 31, 2023 in the following table rather than that portion attributable to his services as our President during 2023.
Mr. Patel has been identified as our only “named executive officer” for fiscal year 2023.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officer for the years ended December 31, 2023 and December 31, 2022.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total
Ameet Patel President	2023	462,740(1)	60,239	312,627	33,214	867,820
	2022	409,615	108,303	262,510	14,396	794,471

(1)
Amount reflects the actual base salary paid to the executive in respect of 2023, taking into account his base salary increase.

(2)
Amount reflects the grant date fair value of performance stock units (“PSUs”), granted during 2023 and 2022, as applicable, with respect to Bally’s Corporation common stock. The grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for the applicable performance period. The fair value of the PSUs was determined using the share price of Bally’s Corporation common stock on the date that the applicable performance targets were set for the applicable performance period. The amount does not necessarily reflect the actual amount that was paid to, or may be realized by, the NEO for the fiscal year reflected. Share-based compensation expense is recognized based on the target number of shares of common stock that may be earned pursuant to the PU award and Bally’s Corporation stock price on the date of grant, and expense is subsequently adjusted based on actual and forecasted performance compared to planned targets.

(3)
Amount reflects the annual performance bonus earned with respect to the applicable fiscal year under the Bally’s Corporation annual bonus program, as described below.

(4)
Amount reflects (i) Bally’s Corporation-paid life insurance premiums in the amount of $2,112, (ii) supplemental executive health benefits in the amount of $9,907, (iii) a Bally’s Corporation-paid matching contribution to Mr. Patel’s 401(k) plan account of $10,754 and (iv) a tax gross-up in the amount of $10,441 associated with the provision to Mr. Patel of certain health benefits by Bally’s Corporation.

Base Salary
Mr. Patel receives a base salary from us to compensate him for services rendered to Bally’s Corporation and its subsidiaries, including Bally’s Chicago. The base salary payable to Mr. Patel is intended to provide a fixed component of compensation reflecting his skill set, experience, role and responsibilities.
Mr. Patel had an initial base salary for 2023 of $450,000, which was subsequently increased to $500,000 effective October 1, 2023.
The actual salary paid to Mr. Patel for 2023 is set forth above in the Summary Compensation Table in the column entitled “Salary,” and has not been prorated to reflect the portion of Mr. Patel’s services attributable to Bally’s Chicago.

2023 Bonus
Mr. Patel was eligible to earn an annual performance-based bonus in respect of 2023 with a target equal to 75% of his annual base salary.
Payouts under the Bally’s Corporation annual bonus program for 2023 were determined based on pre-determined adjusted EBITDA goals. Bally’s Corporation determined that actual achievement of the EBITDA goals for 2023 was 90%, resulting in a bonus payout to Mr. Patel of $312,627.
The actual annual cash bonus awarded to Mr. Patel for 2023 performance is set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” Mr. Patel’s 2023 bonus was not prorated to reflect the portion of his services provided to Bally’s Chicago.
Equity Compensation
In connection with his appointment by Bally’s Corporation as Senior Vice President and General Manager — Western Region, on October 25, 2021 Bally’s Corporation granted Mr. Patel 9,062 target PSUs with respect to its common stock under the Bally’s Corporation 2021 Equity Incentive Plan. The PSUs are eligible to be earned and vest based on the achievement of certain performance goals over three separate one-year performance periods ending December 31, 2022, December 31, 2023 and December 31, 2024, in each case subject to Mr. Patel’s continued service with Bally’s Corporation through the January 1 following the end of the applicable performance period, and are settled in Bally’s Corporation common stock. In the event of Mr. Patel’s termination of service by reason of his death, any PSUs attributable to a prior performance period will be deemed earned at target performance to the extent the Bally’s Corporation Compensation Committee has not yet made a determination of actual performance for such performance period, and the PSUs attributable to the performance period in which the termination date occurs will be deemed earned at target performance, prorated for the number of days elapsed in the applicable performance period. In the event of a termination of service by the company without “cause,” for “good reason” or by reason of “disability” (as defined in the award agreement), any PSUs for the current or completed performance period (to the extent performance has not yet been determined) will vest based on actual performance for each such performance period.
The PSUs attributable to each performance period will have their own grant date (determined each year based on the date on which the Bally’s Corporation Compensation Committee establishes the applicable performance goals for such period, which serves as the date on which such PSUs will be effectively granted for accounting purposes). As a result, the value of the PSUs reflected in the “Stock awards” column of the Summary Compensation Table for 2023 reflects the grant date fair value for only fiscal year 2023, and was not prorated to reflect solely the portion of Mr. Patel’s services attributable to Bally’s Chicago.
In addition, Mr. Patel received a grant of time-based restricted stock units from Bally’s Corporation on October 25, 2021, which award vests in three equal annual installments on each of the first three anniversaries of the vesting commencement date of December 31, 2021, subject to Mr. Patel’s continued service through the applicable vesting dates, and which are settled in Bally’s Corporation common stock. Notwithstanding the foregoing, in the event of Mr. Patel’s termination of service by reason of his death or disability or by the company without “cause,” the portion of the restricted stock units that would have vested on the next applicable vesting date will accelerate and vest.
Pursuant to the equity award agreements, Mr. Patel is subject to one-year post-termination non-compete and non-solicit covenants as well as perpetual confidentiality obligations.
Employee Benefits
Mr. Patel is eligible to participate in Bally’s Corporation’s health and welfare plans, including medical, dental and vision benefits, long-term disability insurance and life insurance. Bally’s Corporation also sponsors a 401(k) retirement plan for its employees, including Mr. Patel, who satisfy certain eligibility requirements. For the 2023 fiscal year, Bally’s Corporation made a matching contribution in respect of Mr. Patel’s 401(k) plan account of $10,754.

In addition, certain key employees of Bally’s Corporation (including Mr. Patel) are eligible to participate in a supplemental executive welfare reimbursement plan. The amount of such benefits paid by Bally’s Corporation on behalf of Mr. Patel is set forth above in the Summary Compensation Table in the column entitled “All Other Compensation.” Mr. Patel also received a tax-gross up of $10,441 in respect of health benefits provided to him by Bally’s Corporation.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of Bally’s Corporation common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2023. Although Mr. Patel received a portion of his awards in connection with his service as Senior Vice President & Regional General Manager — West of Bally’s Corporation, all such awards are included in the table below rather than the portion attributable to his service as our President. All awards reflected in the table below are with respect to Bally’s Corporation common stock.
Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ( $)(1)
Ameet Patel	3,020(2)	42,099	—	—
	—	—	6,041(3)	175,622

(1)
The value shown was calculated by multiplying the number of shares shown in the table by the closing price of Bally’s Corporation common stock on December 29, 2023 (the last trading day of the year), or $13.94.

(2)
The RSUs vest in three equal installments on the first three anniversaries of the vesting commencement date of December 31, 2021, subject to continued employment through the applicable vesting dates.

(3)
Represents target PSUs granted to Mr. Patel on October 25, 2021 remaining outstanding as of December 31, 2023, 3,021 of which are attributable to the 2023 performance period and 3,020 of which are attributable to the 2024 performance period. Following the end of the 2023 performance period, 2,719 PSUs were determined to have vested based on achievement of the applicable performance objectives in connection with the 2023 performance period.

Employment Agreements
Prior Offer Letter
Mr. Patel was party to an offer letter with one of our affiliates in connection with his provision of services to Bally’s Corporation and its subsidiaries, dated as of October 19, 2021. Pursuant to the offer letter, Mr. Patel was entitled to receive an initial base salary of $400,000, to be increased to $450,000 effective one year from his employment start date, and an initial equity award comprised of restricted stock units and PSUs. Mr. Patel was also eligible to earn a discretionary performance-based bonus with a target opportunity of 75% of his base salary.
The offer letter also provided that Mr. Patel would be subject to twelve-month post-termination non-compete and non-solicit covenants and perpetual confidentiality and non-disparagement covenants.
Employment Agreement
Effective as of October 1, 2023, Mr. Patel entered into an employment agreement with Bally’s Management Group, LLC providing for his continued employment as Senior Vice President & Regional

General Manager — West (the “Employment Agreement”). The Employment Agreement provides for a term through December 31, 2024.
Pursuant to the Employment Agreement, Mr. Patel is entitled to an annual base salary of $500,000 and is eligible to earn an annual cash performance-based bonus with a target bonus opportunity of 75% of his annual base salary.
In the event Mr. Patel’s employment is terminated by his employer without “justifiable cause” (as defined in the Employment Agreement), he will be entitled to receive, subject to his execution and non-revocation of a separation and general release agreement, (i) six months continued base salary, payable in accordance with ordinary payroll practices, and (ii) an annual bonus with respect to the fiscal year in which his termination occurs, based on actual achievement of any applicable performance goals and prorated for the number of days Mr. Patel was employed during that fiscal year, payable at the same time bonuses are payable to other senior executives generally (a “Pro-Rata Bonus”); provided, that if such termination occurs within six months of a change-in-control (as defined in the Employment Agreement), Mr. Patel will instead receive a Pro-Rata Bonus and continued base salary payments for the greater of (a) twelve months and (b) the amount of time remaining during the term.
In the event Mr. Patel’s employment terminates by reason of his death or disability, he or his estate will be entitled to receive a Pro-Rata Bonus.
The Employment Agreement provides that Mr. Patel will be subject to perpetual non-disparagement obligations.
Director Compensation
None of our directors received additional compensation for their service on our Board during fiscal 2023.

TRANSACTIONS WITH RELATED PERSONS
The following is a description of transactions since our incorporation in May 2022, to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change in control agreements, which are described under “Executive Compensation.” We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Permanent Services Agreement
In January 2023, Bally’s Chicago OpCo and certain subsidiaries of Bally’s Corporation entered into the Permanent Services Agreement with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Permanent Services Agreement, BMG agreed to provide us and certain subsidiaries of Bally’s Corporation with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing upon the opening of our permanent resort and casino. Pursuant to the Permanent Services Agreement, we agreed to pay BMG an annual fee equal to the salaries, burden, overhead and other operating costs for providing such services based on our share of those costs calculated by reference to an appropriate common-size metric plus 6%, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is one year, beginning upon the opening of our permanent resort and casino, and will be automatically renewed for successive one-year terms, unless either party serves on the other a written notice of termination.
Temporary Services Agreement
In August 2023, Bally’s Chicago OpCo entered into the Temporary Services Agreement with BMG, a subsidiary of Bally’s Corporation. Pursuant to the Temporary Services Agreement, BMG agreed to provide us with general business support services, including services relating to external reporting obligations, internal audit, regulatory filings, design and construction, business development, human resources, tax, accounting, treasury and capital related, risk management, legal, finance and marketing related to our temporary casino. Pursuant to the Temporary Services Agreement, we agreed to pay BMG a monthly fee equal to $5.0 million, which fee may be reviewed and adjusted by the parties from time to time to reflect current market rates for such services and as required by the Code. The initial term of the agreement is two years, beginning August 30, 2023, and will be automatically renewed for successive one-year terms for as long as our temporary casino is licensed to continue operations, unless BMG serves on Bally’s Chicago OpCo a written notice of termination. The Temporary Services Agreement shall automatically terminate when our temporary casino permanently closes and our permanent resort and casino opens to the public. For the nine months ended September 30, 2024 and 2023, the fee paid to BMG in accordance with the Temporary Services Agreement was $45.0 million and $5.0 million, respectively.
Guarantee of Bally’s Corporation’s Indebtedness
We and Bally’s Chicago HoldCo, our direct parent and the entity that will hold all of our Class B Interests after the closing of this offering, as well as all other current and future direct unrestricted subsidiaries of Bally’s Corporation under its credit facilities and bond indentures, will guarantee Bally’s Chicago OpCo’s obligations under the GLP Lease Agreement and GLP Development Agreement; provided, however, that at such time as Bally’s Chicago OpCo becomes a restricted subsidiary under Bally’s Corporation’s credit facilities and bond indentures, (i) Bally’s Corporation (or its Parent Company (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) will be required to guarantee the GLP Lease Agreement and GLP Development Agreement and (ii) following the delivery of such guarantee, the guarantees of the GLP Lease Agreement and GLP Development Agreement provided by Bally’s Chicago HoldCo and such other unrestricted subsidiaries of Bally’s Corporation shall terminate.

In connection with Bally’s Chicago HoldCo’s commitment to guarantee the GLP Lease Agreement and GLP Development Agreement, and in partial consideration for certain investments by Bally’s Corporation and its subsidiaries into Bally’s Chicago OpCo, we and Bally’s Chicago OpCo intend to guarantee all of Bally’s Corporation’s indebtedness upon Bally’s Corporation’s (or its Parent Company’s (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) guaranteeing the GLP Lease Agreement and the GLP Development Agreement or upon request from Bally’s Corporation; provided that, at any time after such guarantee by Bally’s Corporation (or its Parent Company) or such request from Bally’s Corporation, upon request of Bally’s Chicago OpCo, Bally’s Corporation will guarantee Bally’s Chicago OpCo’s obligations under any lease obligations outstanding at such time, including any obligations under the Oak Street Lease Agreement or, if entered into, the GLP Lease Agreement and the GLP Development Agreement, to the maximum extent permitted under the instruments governing Bally’s Corporation’s indebtedness (assuming full borrowing of all outstanding commitments under Bally’s Corporation’s revolving credit facilities outstanding at such time).
Furthermore, we and Bally’s Chicago OpCo intend to enter into the Guarantee Agreement with Bally’s Corporation, pursuant to which, at any time in the future, upon request from Bally’s Corporation, we and Bally’s Chicago OpCo will guarantee, and cause each of our wholly-owned subsidiaries to guarantee, any additional indebtedness that Bally’s Corporation enters into at any time in the future.
Pre-IPO Intercompany Notes
We are currently dependent on Bally’s for a majority of our working capital and financing requirements. As of September 30, 2024, Bally’s Chicago OpCo owes $631.0 million in Pre-IPO Intercompany Notes to Bally’s and various of its subsidiaries. The Pre-IPO Intercompany Notes have borne and bear interest at a rate equal to 0.0% per annum and are scheduled to mature on December 31, 2025, but all portions that remain outstanding are expected to be extinguished and contribute towards Bally’s commitment to purchase 30,000 LLC Interests for $750.0 million representing 75.0% of the economic interest in Bally’s Chicago OpCo.
IPO Expenses Note
In connection with the closing of this offering, we intend to pay the placement agent fees and offering and private placement expenses payable by us with the proceeds we receive from Class A investors in this offering and the concurrent private placements. In turn, we intend to issue Bally’s Chicago OpCo the IPO Expenses Notes in an amount equal to $     , which is equal to the placement agent fees and offering and private placement expenses payable by us, to cover the difference in the amount we will owe Bally’s Chicago OpCo in connection with the purchase of the LLC Interests. Bally’s Chicago OpCo intends to assign the IPO Expenses Note to Bally’s Chicago HoldCo in exchange for the cancellation of certain indebtedness owed by Bally’s Chicago OpCo to Bally’s Chicago HoldCo. The IPO Expenses Note will bear interest at a rate equal to 11.0% per annum and will mature on         .
Intercompany Notes Cancellation and Post-IPO Capital Commitment
We intend to use all of the net proceeds from this offering, together with the proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, to purchase 10,000 LLC Interests directly from Bally’s Chicago OpCo at a price per unit equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest. The 10,000 LLC Interests we purchase will represent 25.0% of the economic interest in Bally’s Chicago OpCo and the Class A Interests will represent 25.0% of the voting power and 100.0% of the economic interest in Bally’s Chicago, Inc.
Bally’s Chicago OpCo intends to use the proceeds it receives from the sale of LLC Interests to us to repay $250.0 million outstanding aggregate amount under the Pre-IPO Intercompany Notes. In addition, Bally’s Chicago OpCo intends to issue 30,000 LLC Interests to Bally’s Chicago HoldCo, at a price per LLC Interest equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest, in satisfaction of $381.0 million of indebtedness under the Pre-IPO Intercompany Notes and the Post-IPO Capital Commitment by Bally’s Chicago HoldCo to provide to Bally’s Chicago OpCo up to $369.0 million in additional funding.

Indemnification Agreements
Our amended and restated bylaws to be in effect prior to the closing of this offering provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, we will enter into separate indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see “Management — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements.”
Subordinated Loans
In connection with this offering, we intend to enter into a subordinated loan agreement with Bally’s Chicago OpCo pursuant to which Bally’s Chicago OpCo, as lender, will make subordinated loans to us, as borrower, in various tranches and in varying amounts based on the total number of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests sold in this offering. None of the new investors purchasing Class A Interests in this offering will be a party to the subordinated loan agreement, or a borrower or lender under the Subordinated Loans. For each Class A-1 Interest sold in this offering and the concurrent private placements, we will incur $24,750 of Class A-1 Subordinated Loans. For each Class A-2 Interest sold in this offering and the concurrent private placements, we will incur $22,500 of Class A-2 Subordinated Loans. For each Class A-3 Interest sold in this offering and the concurrent private placements, we will incur $20,000 of Class A-3 Subordinated Loans. In connection with the consummation of the Transactions, Bally’s Chicago OpCo intends to assign the Subordinated Loans to Bally’s Chicago HoldCo in exchange for the cancellation of certain indebtedness owed by Bally’s Chicago OpCo to Bally’s Chicago HoldCo. We will not incur any Subordinated Loans or other debt in connection with the issuance of the Class A-4 Interests or the Class B Interests held by Bally’s Chicago HoldCo. Pursuant to the terms of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering, so long as there are Subordinated Loans outstanding that are attributable to each of our various Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, any cash available for distribution that would otherwise be paid to holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests, as applicable, will be required to be used for the repayment of principal and accrued interest on the corresponding Subordinated Loans owed by us. The Subordinated Loans will bear interest at a rate equal to 11.0% per annum, compounding quarterly. The Subordinated Loans will be non-recourse to the holders of our Class A Interests. See “Subordinated Loans.”
Stockholders Agreement
In connection with this offering and the Transactions, we and Bally’s Chicago HoldCo intend to enter into the Stockholders Agreement, pursuant to which for so long as Bally’s Chicago HoldCo beneficially owns at least 50% of the aggregate number of our stock outstanding, certain actions by us or any of our subsidiaries, including Bally’s Chicago OpCo, will require the prior written consent of Bally’s Chicago HoldCo. The actions that will require prior written consent include: (i) change in control transactions of our company or any of our subsidiaries, including Bally’s Chicago OpCo, (ii) acquiring or disposing of assets or any business enterprise or division thereof for consideration in excess of $50.0 million in any single transaction or series of transactions, (iii) increasing or decreasing the size of our board of directors, (iv) initiating any liquidation, dissolution, bankruptcy, or other insolvency proceeding involving us or any of our subsidiaries, including Bally’s Chicago OpCo, and (v) any transfer, issue, sale, or disposition by us of any shares of stock, other equity securities, equity-linked securities, or securities that are convertible into equity securities of us or our subsidiaries to any person or entity that is a non-strategic financial investor in a private placement transaction or series of transactions.
Support Letter
In March, 2024, we obtained a letter of support from Bally’s Corporation, pursuant to which Bally’s Corporation commits to fund all of our operating, investing, and financing activities through at least December 31, 2025 and further commits not to make any decision or action that would reasonably be expected to negatively affect our ability to continue as a going concern through at least December 31, 2025.
Procedures for Related Party Transactions
All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by our Board.

Bally’s Chicago OpCo Amended and Restated Limited Liability Company Agreement
As a result of this offering and the concurrent private placements, Bally’s Chicago, Inc. will hold LLC Interests in Bally’s Chicago OpCo and will be the sole managing member of Bally’s Chicago OpCo. Accordingly, Bally’s Chicago, Inc. will have the obligation to absorb losses and receive benefits from Bally’s Chicago OpCo, and consolidate the financial results of Bally’s Chicago OpCo and, through Bally’s Chicago OpCo and its operating entity subsidiaries, conduct our business.
Pursuant to the amended and restated limited liability company agreement of Bally’s Chicago OpCo as it will be in effect at the time of this offering, Bally’s Chicago, Inc. will have the right to determine when distributions will be made to holders of LLC Interests and the amount of any such distributions, taken into consideration any applicable limitations and restrictions. See “Dividend Policy.” If a distribution is authorized, such distribution will be made to the holders of LLC Interests pro rata in accordance with the percentages of their respective LLC Interests held.
The holders of LLC Interests, including Bally’s Chicago, Inc., will incur U.S. federal, state and local income taxes on their allocable share of any taxable income of Bally’s Chicago OpCo. Net profits and net losses of Bally’s Chicago OpCo will generally be allocated to its holders (including Bally’s Chicago, Inc.) pro rata in accordance with the percentages of their respective LLC Interests, except as otherwise required by law. The amended and restated limited liability company agreement of Bally’s Chicago OpCo provides for cash distributions, which we refer to as “tax distributions,” to the holders of LLC Interests. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Bally’s Chicago OpCo allocated to the holder of LLC Interests that receives the greatest proportionate allocation of income multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a corporation residing in Illinois. Tax distributions will be pro rata as among the LLC Interests.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our shares of stock as of September 30, 2024, by:
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each of our directors and director nominees;

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each of our named executive officers;

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each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our shares of stock; and

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all of our executive officers, directors and director nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include our shares of stock issuable upon the exercise of options that are immediately exercisable or exercisable within 60 days after September 30, 2024. Except as otherwise indicated in the footnotes to the table below, all of the shares of stock reflected in the table are our shares of stock and all persons listed below have sole voting and investment power with respect to the shares of stock beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
The percentage of beneficial ownership prior to this offering in the table below is based on 100 common stock outstanding as of September 30, 2024.
Beneficial ownership representing less than 1% is denoted with an asterisk (*). Unless otherwise indicated below, the address for each beneficial owner listed is c/o Bally’s Chicago, Inc., 100 Westminster Street, Providence, RI 02903.
	Number of shares of stock beneficially owned before the offering and the concurrent private placements		Percentage of shares of stock beneficially owned before the offering and the concurrent private placements		Number of shares of stock beneficially owned after the offering and the concurrent private placements		Percentage of shares of stock beneficially owned after the offering and the concurrent private placements		Percentage of total voting power after the offering and the concurrent private placements
Name of beneficial owner	Class A Interests	Class B Interests	Class A Interests	Class B Interests	Class A Interests	Class B Interests	Class A Interests	Class B Interests
Executive Officers, Directors and Director Nominees
Ameet Patel	—	—	—%	—%	—	—	—%	—%	—%
H. C. Charles Diao	—	—	—%	—%	—	—	—%	—%	—%
Christopher Jewett	—	—	—%	—%	—	—	—%	—%	—%
Kim M. Barker	—	—	—%	—%	—	—	—%	—%	—%
Wanda Y. Wilson	—	—	—%	—%	—	—	—%	—%	—%
Renee Bradford	—	—	—%	—%	—	—	—%	—%	—%
Blanton Canady	—	—	—%	—%	—	—	—%	—%	—%
Ezequiel (Zeke) Flores	—	—	—%	—%	—	—	—%	—%	—%
Edward Lou	—	—	—%	—%	—	—	—%	—%	—%
Sharon Thomas Parrott	—	—	—%	—%	—	—	—%	—%	—%
All executive officers, directors and director nominees (10 persons)(1)	—	—	—%	—%	—	—	—%	—%	—%
5% Stockholders of Bally’s
Bally’s Corporation(2)	—	—	—%	—%	—	30,000	—%	100%	75%

(1)
Includes zero Class A Interests and zero Class B Interests held by all our current directors and executive officers as a group.

(2)
Following the closing of this offering and the concurrent private placements and the consummation of the Transactions, Bally’s Chicago HoldCo, a wholly-owned subsidiary of Bally’s Corporation, will be the sole holder of our Class B Interests, and thus will hold 75% of the voting power of our stock.

DESCRIPTION OF CAPITAL STOCK
General
Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering authorizes       share of capital stock, $0.001 par value per share, consisting of:
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      shares of Class A-1 Interests,        shares of Class A-2 Interests,        shares of Class A-3 Interests, and      shares of Class A-4 Interests; and

•
30,000 shares of Class B Interests.

As of September 30, 2024, all of our common stock is held by one stockholder of record, Bally’s Chicago HoldCo. In connection with the Common Stock Reclassification, our outstanding common stock will be reclassified into 100 Class B Interests upon the closing of this offering.
The following description of our capital stock and provisions of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering and amended and restated bylaws to be in effect prior to the closing of this offering is a summary and is qualified in its entirety by reference to the full copies of these documents, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. Currently, there is no established public trading market for any class or series of our stock.
Ownership Interests
No vote of the holders of our stock, except as otherwise provided in the Stockholders Agreement, shall be necessary to issue any shares of any class or series of stock authorized by the amended and restated certificate of incorporation to be in effect prior to the closing of this offering. The rights, preferences and privileges of the holders of any class or series of our stock are subject to and may be adversely affected by the rights of the holders of shares of any class or series of our stock that we may authorize in the future.
Upon the closing of this offering and the concurrent private placements and the consummation of the Transactions, the following classes of stock will have been designated or are contemplated to be designated:
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Class A-1 Interests;

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Class A-2 Interests;

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Class A-3 Interests;

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Class A-4 Interests; and

•
Class B Interests.

Unless otherwise specified, our amended and restated certificate of incorporation to be in effect prior to the closing of this offering provides for the following powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof with respect to our shares of stock that we may issue from time to time.
Voting Rights
Each Class A Interest is entitled to one vote on all matters submitted to a vote of stockholders. Each Class B Interest is entitled to one vote on all matters submitted to a vote of stockholders.
Each class of our stock will vote together as a single class with all other classes of stock, unless otherwise required by law. Under DGCL Section 242(b)(2), Delaware law would require holders of a class of stock to vote separately as a single class if we were to seek to (i) increase or decrease the aggregate number of authorized shares of such class (unless the certificate of incorporation provides otherwise), (ii) increase or decrease the par value of the shares of such class, or (iii) alter or change the powers, preferences or special rights of one class of stock in a manner that affected such shares adversely. However, in accordance with Delaware law, with respect to any increase or decrease in the aggregate number of authorized shares of a class of stock, our amended and restated certificate of incorporation to be in effect prior to the closing of this offering will provide that the number of authorized shares of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, Class A-4 Interests or Class B Interests may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of any holders of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, Class A-4 Interests or Class B Interests, irrespective of the provisions of Section 242(b)(2) of the DGCL. Delaware law also requires holders of a series of stock to vote separately as a single class if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of one or more series of stock in a manner that affected such shares adversely, but shall not so affect the entire class.
We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation to be in effect prior to the closing of this offering.
Dividends
Class A Interests
We will be permitted, but not required, to pay dividends on our Class A Interests. For more information, see “Prospectus Summary — Distributions and Repayment of Subordinated Loans.”
Class B Interests
Holders of our Class B common stock are not entitled to participate in any dividends declared by our Board.
Liquidation
In the event of a sale, liquidation, dissolution or winding up of Bally’s Chicago OpCo, including a change of control, after payment or provision for payment of Bally’s Chicago OpCo’s debt and liabilities, including any amounts due under Bally’s Chicago OpCo’s senior indebtedness, each LLC Interest will be entitled to receive a proportionate interest in the net assets of Bally’s Chicago OpCo. In turn, the interests in the net assets of Bally’s Chicago OpCo received by Bally’s Chicago, Inc. will be used to pay Bally’s Chicago, Inc.’s debts and liabilities, including any amounts under any senior indebtedness and the Subordinated Loans owed by us at the time of such liquidation. Each Class A Interest will be entitled to receive a proportionate interest in the net assets remaining for distribution to holders of Class A Interests. Class B Interests hold no economic interest in Bally’s Chicago, Inc.
Transfer Restrictions
Our Class A Interests will not be freely tradeable and will be subject to transfer restrictions. See “Shares Eligible for Future Sale” for additional information.
Right of First Refusal
Following five years after the closing of this offering, we and Bally’s Corporation will have a right of first refusal if any holder of Class A Interests receives a bona fide offer from any person or entity to purchase such holder’s Class A Interests that the holder desires to accept to transfer all or any portion of any Class A Interests that it owns. See “Shares Eligible for Future Sale — Right of First Refusal” for additional information.
Drag-Along Rights
In the event that Bally’s Corporation proposes to sell us or all or substantially all of our assets to a third party purchaser, or agrees to any other transaction that would result in Bally’s Corporation no longer directly or indirectly controlling a majority of our outstanding shares, holders of our stock may be required to participate in such sale. See “Shares Eligible for Future Sale — Drag-Along Rights” for additional information.

Tag-Along Rights
If any holder of Class B Interests proposes to transfer any of its Class B Interests to any person, each holder of Class A Interests will be permitted to participate in such sale. See “Shares Eligible for Future Sale — Tag-Along Rights” for additional information.
No Affiliation with City of Chicago
Officials, employees, or family members of an official or employee of the City of Chicago are not permitted to, directly or indirectly, hold any of our stock.
Anti-Takeover Provisions
Bally’s Corporation Elevated Ownership Stake
Following the closing of this offering and the concurrent private placements, Bally’s Corporation will indirectly continue to hold substantially all of the voting power of our outstanding stock. As a result, Bally’s Corporation will continue to be able to control all matters submitted to holders of our stock for approval. This control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders might view as beneficial.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be in effect upon the Closing of this Offering
The number of directors constituting our Board is permitted to be established only by a resolution adopted by a majority of our whole Board, and only our Board is authorized to fill vacant directorships, including newly created directorships.
Our Board will consist of six directors. Following the closing of this offering and the concurrent private placements and the consummation of the Transactions, Bally’s Chicago HoldCo, a wholly-owned subsidiary of Bally’s Corporation, will be the sole holder of our Class B Interests. Because the holders of our stock do not have cumulative voting rights, until such time as Bally’s Chicago HoldCo owns less than a majority of our Class B Interests, Bally’s Chicago HoldCo will elect a majority or more of the members of our Board. Our amended and restated bylaws include advance notice procedures and other content requirements applicable to holders of our stock for proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to our Board.
Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering will provide that any action required or permitted to be taken by our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are (1) signed by the holders of outstanding shares of stock of the Company representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Company then issued and outstanding entitled to vote thereon were present and voted and (2) delivered to the Company in accordance with applicable law.
Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering will require stockholders holding at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all holders of our stock entitled to vote thereon to remove a director, and such removal may be with or without cause. Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering will also require stockholders holding at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all holders of our stock entitled to vote thereon to amend, repeal or adopt provisions inconsistent with certain provisions of our amended and restated certificate of incorporation to be in effect prior to the closing of this offering and for our stockholders to amend our amended and restated bylaws to be in effect prior to the closing of this offering.
The combination of the lack of cumulative voting rights and supermajority voting requirements makes it more difficult for holders of our stock other than Bally’s Chicago HoldCo (for so long as it holds sufficient voting rights) to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for holders of our stock other than Bally’s Chicago HoldCo (for so long as it holds sufficient voting rights) or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our stock and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.
Section 203 of the Delaware General Corporation Law
We elect not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.
Delaware as Sole and Exclusive Forum
Our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, (A)(i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation to be in effect prior to the closing of this offering or amended and restated bylaws to be in effect prior to the closing of this offering (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.
Limitation of Liability and Indemnification of Executive Officers and Directors
For an in-depth discussion of liability and indemnification, please see “Management — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements.”
Transfer Agent and Registrar
BitGo Trust will act as our registrar and transfer agent for our Class A Interests. Our Class A Interests will be held in book-entry form only on our books and records, and any transfers of our Class A Interests must be made through an account with BitGo Trust.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Guarantee of Bally’s Corporation’s Indebtedness
We and Bally’s Chicago HoldCo, our direct parent and the entity that will hold all of our Class B Interests after the closing of this offering, as well as all other current and future direct unrestricted subsidiaries of Bally’s Corporation under its credit facilities and bond indentures, will guarantee Bally’s Chicago OpCo’s obligations under the GLP Lease Agreement and GLP Development Agreement; provided, however, that at such time as Bally’s Chicago OpCo becomes a restricted subsidiary under Bally’s Corporation’s credit facilities and bond indentures, (i) Bally’s Corporation (or its Parent Company (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) will be required to guarantee the GLP Lease Agreement and GLP Development Agreement and (ii) following the delivery of such guarantee, the guarantees of the GLP Lease Agreement and GLP Development Agreement provided by Bally’s Chicago HoldCo and such other unrestricted subsidiaries of Bally’s Corporation shall terminate.
In connection with Bally’s Chicago HoldCo’s commitment to guarantee the GLP Lease Agreement and GLP Development Agreement, and in partial consideration for certain investments by Bally’s Corporation and its subsidiaries into Bally’s Chicago OpCo, we and Bally’s Chicago OpCo intend to guarantee all of Bally’s Corporation’s indebtedness upon Bally’s Corporation’s (or its Parent Company’s (as defined in Bally’s Corporation’s existing master lease agreement with GLP), if any, following a Control Transaction (as defined in the GLP Term Sheet)) guaranteeing the GLP Lease Agreement and the GLP Development Agreement or upon request from Bally’s Corporation; provided that, at any time after such guarantee by Bally’s Corporation (or its Parent Company) or such request from Bally’s Corporation, upon request of Bally’s Chicago OpCo, Bally’s Corporation will guarantee Bally’s Chicago OpCo’s obligations under any lease obligations outstanding at such time, including any obligations under the Oak Street Lease Agreement or, if entered into, the GLP Lease Agreement and the GLP Development Agreement, to the maximum extent permitted under the instruments governing Bally’s Corporation’s indebtedness (assuming full borrowing of all outstanding commitments under Bally’s Corporation’s revolving credit facilities outstanding at such time).
Furthermore, we and Bally’s Chicago OpCo intend to enter into the Guarantee Agreement with Bally’s Corporation, pursuant to which, at any time in the future, upon request from Bally’s Corporation, we and Bally’s Chicago OpCo will guarantee, and cause each of our wholly-owned subsidiaries to guarantee, any additional indebtedness that Bally’s Corporation enters into at any time in the future. See “Transactions with Related Persons — Guarantee of Bally’s Corporation’s Indebtedness.”
Pre-IPO Intercompany Notes
We are currently dependent on Bally’s for a majority of our working capital and financing requirements. As of September 30, 2024, Bally’s Chicago OpCo owes $631.0 million in Pre-IPO Intercompany Notes to Bally’s and various of its subsidiaries. The Pre-IPO Intercompany Notes have borne and bear interest at a rate equal to 0.0% per annum and are scheduled to mature on December 31, 2025, but all portions that remain outstanding are expected to be extinguished and contribute towards Bally’s commitment to purchase 30,000 LLC Interests for $750.0 million representing 75.0% of the economic interest in Bally’s Chicago OpCo.
Post-IPO Intercompany Note
We intend to use all of the net proceeds from this offering, together with the proceeds from the concurrent private placements, the Subordinated Loans and the IPO Expenses Note, to purchase 10,000 LLC Interests directly from Bally’s Chicago OpCo at a price per unit equal to the stated value of $25,000 per Class A Interest, which is equal to the amount paid by investors in this offering plus the corresponding amount of Subordinated Loans attributable to each Class A Interest, less the placement agent fees and offering and private placement expenses payable by us. The 10,000 LLC Interests we purchase will represent 25.0% of the economic interest in Bally’s Chicago OpCo and the Class A Interests will represent 25.0% of the voting power and 100.0% of the economic interest in Bally’s Chicago, Inc.
Bally’s Chicago OpCo intends to use the proceeds it receives from the sale of LLC Interests to us to repay $250.0 million outstanding aggregate amount under the Pre-IPO Intercompany Notes. Upon the closing of this offering, we intend to effect the Common Stock Reclassification and issue an additional 29,900 Class B Interests to Bally’s Chicago HoldCo at $0.001 per Class B Interest and Bally’s Chicago OpCo intends to issue 30,000 LLC Interests to Bally’s Chicago Holdco.
Following the closing of this offering and the consummation of the concurrent private placements, the 30,000 Class B Interests that will be held by Bally’s Chicago HoldCo will represent 75.0% of the voting power and no economic interest in Bally’s Chicago, Inc. and the 30,000 LLC Interests issued by Bally’s Chicago OpCo to Bally’s Chicago HoldCo will represent 75.0% of the economic interest in Bally’s Chicago OpCo.
Following the application of the net proceeds Bally’s Chicago OpCo receives from the sale of LLC Interests to us, any remaining balance of the Pre-IPO Intercompany Notes shall be converted into the Post-IPO Intercompany Note to be issued by Bally’s Chicago OpCo to Bally’s Corporation. The Post-IPO Intercompany Note will mature on       . Borrowings under the Post-IPO Intercompany Note will bear interest equal to 11.0% per annum.

PLAN OF DISTRIBUTION
Under the terms and subject to the conditions contained in a placement agent agreement dated the date of this prospectus, we have engaged Loop Capital Markets LLC to act as lead placement agent and         to serve as co-placement agent to solicit offers to purchase the Class A Interest on a best efforts basis. The placement agents are not purchasing or selling any Class A Interests, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of Class A Interests being offered. We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our Class A Interests in this offering. The placement agents may engage one or more subagents or selected dealers in connection with this offering.
The placement agents initially propose to solicit offers to purchase our Class A-1 Interests for sale at the price of $250 per share, our Class A-2 Interests for sale at the price of $2,500 per share, our Class A-3 Interests for sale at the price of $5,000 per share and our Class A-4 Interests for sale at the price of $25,000 per share, in each case on a best efforts basis.
Upon the closing of this offering, we will pay the placement agents a cash transaction fee equal to 6.0% of the aggregate gross cash proceeds to us from the sale of the securities in this offering. We will also incur other expenses relating to this offering, which expenses are estimated to be approximately $ and include legal, accounting and printing costs and various other fees associated with registration of our Class A Interests. We have also agreed to reimburse the placement agents for certain of their fees and expenses in an amount up to $300,000 as set forth in the placement agent agreement.
Prior to this offering, there has been no public or private market for our Class A Interests or our Class B Interests. Neither our Class A Interests nor our Class B Interests will be listed on any national securities exchange or on any other stock exchange, regulated trading facility or automated dealer quotation system in the United States or internationally. Our Class A Interests are subject to restrictions on transferability and redemption provisions, which will materially impact the ability of holders of our Class A Interests to transfer their shares. Additionally, there is no trading market for our Class A Interests and, due to transferability restrictions, an active market for our Class A Interests will not likely develop in the future. As such, our Class A Interests will have limited liquidity and holders of our Class A Interests may not be able to monetize their full investment in our Class A Interests, if at all.
The initial public offering prices were determined based upon our analysis of the enterprise value of 25% of Bally’s Chicago OpCo’s equity. Among the factors considered in determining the initial public offering prices of our Class A Interests, in addition to prevailing market conditions, are our estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We and the placement agents may market our Class A Interests through roadshow presentations. Any roadshow presentations would be open only to persons that meet the Class A Qualification Criteria. We also plan to market our Class A Interests through media interviews in print and electronic media, including email, and other methods in compliance with applicable laws and regulations, including securities laws. We plan to permit investors who wish to do so to review this prospectus online at the internet address https://ballyschicagoinvest.com. We are not incorporating by reference in this prospectus the website.
In order to purchase our Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, or Class A-4 Interests, you must open an account with BitGo Trust Company, Inc. (“BitGo Trust”), a wholly owned subsidiary of BitGo, Inc. (“BitGo”). See below for additional information about opening an account with BitGo Trust.
In order to comply with the applicable securities laws of Illinois, Florida, New York and Texas, the securities will be offered or sold in Illinois, Florida, New York and Texas only if they have been registered or qualified for sale or an exemption from such registration is available with which we have complied. In addition, and without limiting the foregoing, we will be subject to applicable provisions, rules, and regulations under the Exchange Act with regard to securities transactions during the period of time when this registration statement is effective.

The placement agents are deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any fees received by them will be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the placement agents are required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under these rules and regulations, the placement agents:
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may not engage in any stabilization activity in connection with our securities; and

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may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Offering Process
The process being used for our initial public offering of Class A Interests differs from methods that have been traditionally used in most other underwritten initial public offerings in the United States. In particular, the Class A Interests are being offered at a predetermined price and orders may only be entered through the WealthBlock platform. We plan to conduct this offering in two stages — Qualification and Allocation. Investors that do not submit orders through the prescribed process will not be eligible for an allocation of shares in our offering.
The Qualification Process
Our objective is to ensure that only investors for whom an investment in the Class A Interests is suitable may participate in this offering. Before you can submit a conditional offer to purchase our Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, or Class A-4 Interests, which we refer to as an “investment commitment” or “reservation” you will be required to open an account with BitGo Trust.
You will be required to apply for an account with BitGo Trust through the WealthBlock web-based platform, which you can access at https://ballyschicagoinvest.com. Through the WealthBlock platform, you will be able to review the offering materials, undergo screening for demographic eligibility, undergo a suitability assessment, and provide personal information required to complete a custody account opening with BitGo Trust.
Upon review of the information that you provide in the account opening questionnaire, we will determine, in our sole discretion, whether you meet the Class A Qualification Criteria. See “Shares Eligible for Future Sale” beginning on page 179 for the definition of Class A Qualification Criteria. If we determine that you meet the Class A Qualification Criteria, and BitGo Trust determines that an account may be opened without further information, then your account will be opened, and instructions will be provided on how to make an investment commitment and fund your account. Before establishing an account and making an investment commitment for our Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, or Class A-4 Interests, you should:
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read this prospectus, including all the risk factors, very carefully;

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understand that this offering is only being made to persons that meet the Class A Qualification Criteria, and determine whether you meet the Class A Qualification Criteria, see “Shares Eligible for Future Sale” beginning on page 179 for the definition of Class A Qualification Criteria; and

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understand that our initial public offering price is predetermined and that there will be no liquid trading market for our Class A Interests, which will impact your ability to monetize your investment.

We caution you that our Class A Interests may not be a suitable investment for you even if you qualify to open an account and participate in this offering. Moreover, even if you have an account, you may not be able to submit an investment commitment for our Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, or Class A-4 Interests if you do not meet the Class A Qualification Criteria. There is no minimum funding requirement to open a BitGo Trust account or submit investment commitments. You are not obligated to purchase shares at the time you submit an investment commitment. However, once we accept your investment commitment for our Class A Interests, you will become obligated to purchase the amount of the investment commitment accepted. Before we will accept your investment commitment for our Class A Interests in this offering, you must have sufficient funds in your account to cover the purchase price for such shares. You will not be required to deposit funds into your BitGo Trust account sufficient to cover the purchase price of the Class A Interests you reserved until after the registration statement is declared effective by the SEC. Finally, even if you open an account with BitGo Trust, submit an investment commitment for our Class A Interests and have sufficient funds deposited in your account to cover the entire purchase price for such shares, you still may not receive your complete allocation of shares in our offering for a number of reasons described below.
Once a BitGo Trust account is opened, you will be required to complete your investment commitment on the WealthBlock platform by (1) selecting which class(es) of securities to purchase, and the amounts of each; (2) e-sign the subscription agreement; (3) select your payment method; and (4) submit the investment commitment for processing. After being submitted, the investment commitment is registered with a status of “pending funding” until funds are received in escrow. When funds are received and available, BitGo Trust will automatically notify WealthBlock that that the investment commitment is funded and pending a closing.
Any funds that you may deposit in your BitGo Trust account, whether before or after the time you submit an investment commitment, will not be withdrawn by BitGo Trust until such time, if at all, as your investment commitment has been closed. Investment commitments that are never funded can be cancelled at any time. Investment commitments that are funded but not closed upon can be refunded and cancelled by requesting an electronic transfer of funds or a check from BitGo Trust.
Funds in your BitGo Trust account will not be designated for use in a particular offering at the time of deposit and any of your deposited funds may be used to purchase securities other than those offered pursuant to this registration statement. However, at the time we close on any investment commitments placed by you for a Class A-1 Interest, Class A-2 Interest, Class A-3 Interests, or Class A-4 Interests, all available funds will first be applied towards the purchase of the reserved securities.
Neither we nor the placement agents have undertaken any efforts to qualify this offering for offers to investors in any jurisdiction outside the United States. Investors must have a mailing address in Illinois, Florida, New York or Texas (other than a P.O. Box) and a U.S. social security number and/or a U.S. tax identification number to be eligible to participate in this offering.
Reconfirmations of Investment Commitments
We will require that potential investors reconfirm their investment commitments that they have submitted in this offering if any of the following events shall occur:
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more than 15 days have elapsed since the potential investor submitted his or her investment commitment in this offering; or

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there has been a material change to the prospectus available to the potential investor at the time of such potential investor’s original investment commitment.

If a reconfirmation of investment commitments is required, we will send an electronic notice, at the email address on file with WealthBlock, notifying such potential investors that they must affirmatively reconfirm their investment commitment by visiting their account page on the BitGo Trust website to reconfirm the investment commitment, or by otherwise contacting the lead placement agent, Loop Capital Markets LLC. If a potential investor does not reconfirm his or her investment commitment when requested, we will disregard such investment commitment in this offering, and such investment commitments will be deemed to have been withdrawn.
The Closing Process
This offering will terminate upon the earlier to occur of (i) 30 days after the registration statement of which this prospectus forms a part becomes effective with the SEC or (ii) the date on which all Class A Interests offered hereby have been sold. You will have the ability to withdraw any investment commitment you make until such time that we close on the investment commitment. Such closing will occur when and if we conduct a closing via the WealthBlock platform. As noted above, if you are requested to reconfirm your investment commitment and fail to do so, your investment commitment will be deemed to have been withdrawn.
As noted above, you may deposit funds in your BitGo Trust account after the time you submit a investment commitment, but we will only close on funded investment commitments at the time of closing, and BitGo Trust will not withdraw any funds from your account until such time as any portion of your investment commitment has been closed upon. You may cancel your investment commitment at any time prior to closing. This offering will not be considered sold until all investment commitments have been closed upon. WealthBlock will provide an electronic notice of effectiveness to you, at the email address on file with WealthBlock, at least three days prior closing on investment commitments, which will be your final notice to withdraw your investment commitment. The notice will further inform you that investment commitments for Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, or Class A-4 Interests will only be considered to the extent you have sufficient funds in your account to cover the purchase price for such shares. If your investment commitment is closed upon, that sale shall be consummated, you will be unable to cancel your investment commitment and funds will be withdrawn from your account.
Promptly after we and the placement agents request the SEC to declare this registration statement effective, WealthBlock will provide an electronic notice to you, at the email address on file with WealthBlock, that such request for effectiveness has been made. Once the registration statement is effective, WealthBlock will send you a second electronic notice, at the email address on file with WealthBlock, informing you that the registration statement is effective and that we may close on your funded investment commitment in as little as three days. In the event investment commitments are placed subsequent to the SEC declaring this registration statement effective, you will receive a final electronic notice, at the email address on file with WealthBlock, informing you of your ability to withdraw your investment commitment or fund your account in amounts sufficient to cover your investment commitments and that we may close on your funded investment commitment in as little as twenty-four hours. WealthBlock will stop allowing investment commitments to be made at least twenty-four hours prior to when we intend to close on funded investment commitments. Until investment commitments are closed upon, you may still withdraw your investment commitments. However, once your funded investment commitment has been closed upon, you may no longer withdraw your investment commitments. At this point, investment commitments will be deemed accepted orders and WealthBlock will send you a confirmation of the transaction, at the email address on file with WealthBlock.
Settlement for sales of Class A Interests will occur when funded investment commitments are closed upon. At such time, BitGo Trust will withdraw the sufficient funds from your account and we will deliver the Class A-1 Interests, Class A-2 Interests, Class A-3 Interests, or Class A-4 Interests to your BitGo Trust account.
We caution you not to submit an investment commitment in this offering unless you are willing to take the risk that our Class A Interests price could decline significantly and you could lose your entire investment in our Class A Interests. Subsequent trades of Class A Interests will be significantly limited and burdensome to complete and will also entail significant transaction costs, which could reduce or eliminate your return on investment.
The Allocation Process
In the event that the number of shares represented by investment commitments during the initial offering period exceeds the number of shares we are offering, the offered shares will need to be allocated across the group of potential investors who have submitted investment commitments, at our sole discretion. The manner in which we determine allocations will be in our sole discretion, subject to compliance with applicable laws, rules, and regulations.
Limited Secondary Trading
This prospectus is not an offer to sell our Class A Interests and it is not a solicitation of an offer to buy our Class A Interests in any jurisdiction where an offer or sale thereof is not permitted. As of the date of this prospectus, we plan to exclusively offer our Class A Interests described in this prospectus for sale only in the states of Illinois, Florida, New York and Texas.

We will not sell our Class A Interests to customers in any jurisdiction outside of Illinois, Florida, New York and Texas. As of the date of this prospectus, we expect that, concurrent with the effectiveness of this registration statement, we will be qualified to sell Class A Interests in this offering under Blue Sky laws in Illinois, Florida, New York and Texas.
In addition, after the closing of this offering, you may not sell your Class A Interests (a secondary sale) to any person without first complying with the transferability restrictions described in “Shares Eligible for Future Sale — Secondary Market and Restrictions on Transferability and Redemption of Class A Interests.”

CONCURRENT PRIVATE PLACEMENTS
The private placement investors have entered into agreements with us pursuant to which they have agreed to purchase            Class A-1 Interests,            Class A-2 Interests,            Class A-3 Interests and            Class A-4 Interests, respectively, in the concurrent private placements at a price per share equal to the initial public offering. Our agreements with the private placement investors are contingent upon, and are scheduled to close immediately subsequent to, the closing of this offering as well as the satisfaction of certain conditions to closing.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there was no public market for our Class A Interests, and, due to transferability restrictions, an active market for our Class A Interests will not likely develop in the future.
Upon the closing of this offering and the concurrent private placements and the consummation of the Transactions, we will have outstanding (i) an aggregate of 10,000 Class A Interests and (ii) an aggregate of 30,000 Class B Interests. Of these shares, the Class A Interests sold in this offering, subject to the restrictions described below, will be freely tradable without restriction or further registration under the Securities Act, except for any Class A Interests purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.
The remaining 30,000 Class A Interests and Class B Interests will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities, in addition to the restriction described below, are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.
In addition, neither our Class A Interests nor our Class B Interests will be listed on any national securities exchange or on any other stock exchange, regulated trading facility or automated dealer quotation system in the United States or internationally. Our Class A Interests are also subject to restrictions on transferability and redemption provisions, as described below, which will materially impact the ability of holders of our Class A Interests to transfer their shares.
Secondary Market and Restrictions on Transferability and Redemption of Class A Interests
Our Class A Interests will not be listed on any national securities exchange or on any other stock exchange, regulated trading facility or automated dealer quotation system in the United States or internationally.
Transfers of Class A Interests With Our Consent
Holders of our Class A Interest may only sell or transfer Class A Interests with our consent to individuals or entities that satisfy the following criteria (the “Class A Qualification Criteria”):
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If an individual, such individual shall:

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be a Minority or a woman;

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not be an official, employee, or a family member of an official or employee of the City of Chicago;

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not have been convicted of a felony under the laws of any jurisdiction, including the United States or any state;

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not have been convicted of illegal gambling under any statute in any jurisdiction, including Article 28 of the Illinois Criminal Code of 1961 and Article 28 the Illinois Criminal Code of 2012 or any other similar statutes in any jurisdiction;

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not be a member of the Illinois Gaming Board;

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not have had a license to operate gambling facilities in any jurisdiction revoked or suspended;

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not have knowledge of any facts or circumstances that would be disqualifying under the Illinois Gambling Act;

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not be an individual whose background, reputation and associations would dishonor or harm the reputation of, or result in adverse publicity for, Bally’s, Bally’s Chicago, Inc., the City of Chicago, the State of Illinois or the gaming industry in Illinois;

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consent to undergo a background check; and

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have submitted a qualification application to us; or

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If an entity:

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such entity shall be created or organized under the laws of the United States, any state thereof or the District of Columbia;

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such entity shall be at least 51% controlled by one or more individuals that are Minorities or women;

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in the case of a publicly-held business, such entity shall cause its management, policies, major decisions and daily business operations to be independently managed and controlled by one or more Minority persons;

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no officer, director, managerial employee or, direct or indirect, owner of such entity shall have be an official, employee, or a family member of an official or employee of the City of Chicago;

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no officer, director, managerial employee or, direct or indirect, owner of such entity shall have been convicted of a felony under the laws of any jurisdiction, including the United States or any state;

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no officer, director, managerial employee or, direct or indirect, owner of such entity shall have been convicted of illegal gambling under any statute in any jurisdiction, including Article 28 of the Illinois Criminal Code of 1961 and Article 28 the Illinois Criminal Code of 2012 or any other similar statutes in any jurisdiction;

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no officer, director, managerial employee or, direct or indirect, owner of such entity shall be a member of the Illinois Gaming Board;

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no officer, director, managerial employee or, direct or indirect, owner of such entity shall have had a license to operate gambling facilities in any jurisdiction revoked or suspended;

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not have knowledge of any facts or circumstances that would be disqualifying under the Illinois Gambling Act;

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no officer, director, managerial employee or, direct or indirect, owner of such entity shall be an individual whose background, reputation and associations would dishonor or harm the reputation of, or result in adverse publicity for, Bally’s, Bally’s Chicago, Inc., the City of Chicago, the State of Illinois or the gaming industry in Illinois;

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such entity shall consent to undergo a background check of the entity and its direct and indirect owners, officers, managers, directors and/or any other control person, as applicable; and

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such entity shall have submitted a qualification application to us.

Our Class A Interests cannot be transferred to employee benefit plans, IRAs or Plans (as defined herein).
We will use our best efforts to maintain a list of individuals or entities that indicate interest in purchasing our Class A Interests, submit a qualification application to us and we determine in our sole discretion that they meet the Class A Qualification Criteria (the “Interested Parties”). The qualification application, among other things, will require the applicant to:
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certify that such applicant meets the Class A Qualification Criteria;

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consent to a background check; and

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certify that such applicant is a United States person (within the meaning of Section 7701(a)(30) of the Code) by providing a properly executed IRS Form W-9.

Holders of our Class A Interests who desire to sell or transfer all or any portion of any of their Class A Interests (each such holder individually, the “Offering Holder” and each such Class A Interest to be sold, an “Offered Interest”) will be required to submit an application for sale (the “Intention to Sell Notice”) to us.

The Intention to Sell Notice must include:
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the amount of Offered Interests;

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the minimum price per Offered Interest that the Offering Holder would accept; and

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whether the Offering Holder has received an offer from a third party and, if so, the price offered by such third party.

Following the submission of the Intention to Sell Notice, the Interested Parties may submit offers to the Offering Holder to purchase the Offered Interests. The Offering Holder will then choose the offer that it desires to accept (the “Transfer Offer”) and notify the Transfer Offer’s offeror (the “Prospective Purchaser”) of its intention to accept the Transfer Offer.
We, in our sole discretion, may require the Prospective Purchaser to submit a qualification application, even if such Prospective Purchase has submitted a previous qualification application, before approving the transfer of the Offered Interests. If the Prospective Purchaser meets the Class A Qualification Criteria, as determined by us in our sole discretion, the Offered Interests may be transferred to the Prospective Purchaser.
Transfers of Class A-1 Interests, Class A-2 Interests and Class A-3 Interests
In the event that a holder of Class A-1 Interests, Class A-2 Interests and/or Class A-3 Interests wishes to sell, dispose or otherwise transfer such holder’s Interests, such holder may only sell, dispose or otherwise transfer such Interests after the Subordinated Loans attributable to such Interests have been paid in full and such Interests are converted to Class A-4 Interests. In the event that a holder of Class A-1 Interests, Class A-2 Interests or A-3 Interests desires to transfer their Class A-1 Interests, Class A-2 Interests or Class A-3 Interests and the Subordinated Loan attributable to such holder’s shares have not been paid in full (either through cash available through distribution or otherwise), such holder or the transferee, may elect to pay the remaining balance of the Subordinated Loans attributable to such shares of stock and convert such shares of stock into Class A-4 Interests before effectuating such sale, disposition or transfer.
Permitted Transfers of Class A Interests Without Our Consent
Notwithstanding the foregoing, holders of our Class A Interests may transfer their Class A Interest without our consent (each a “Permitted Transferee”):
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to any individual or entity that meets the Class A Qualification Criteria who, directly or indirectly (including through one or more intermediaries), controls, is controlled by or is under common control with, such person or entity, including any partner, member, stockholder or other equity holder of such person or entity or manager, director, officer or employee of such person or entity;

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as bona fide gifts to any individual or entity that meets the Class A Qualification Criteria that is the legal representative, heir, beneficiary or a member of the immediate family of such holder;

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by operation of law pursuant to a court order, decree or judgment to any person or entity that meets the Class A Qualification Criteria; or

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to the Company.

Optional Redemption in Case of Transfers in Violation of Transfer Restrictions
Any purported transfer of Class A Interests in violation of the restrictions above shall be null and void ab initio. If, notwithstanding the above restrictions, a person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner of Class A Interests, in violation of the above restrictions, the Company may redeem such Class A Interests for $0.001 per share. In the event that the Company exercises its right to redeem such Class A Interests, the Company shall also be required to redeem, out of funds legally available therefor, an amount of Class B Interests that is three times the number of Class A Interests being redeemed for $0.001 per share from certain stockholders as determined by the Board.

Drag-Along Rights
In the event that Bally’s Corporation (or any successor entity) and/or we (as applicable) proposes to sell us or all or substantially all of our assets to a third party purchaser, or agrees to any other transaction that would result in Bally’s Corporation no longer directly or indirectly controlling a majority of our outstanding shares (each a “Drag-Along Sale”), Bally’s Corporation will have the right, after delivering the Drag-Along Notice, to require each other holder of our stock to participate in such Drag-Along Sale, on substantially the same terms and conditions as Bally’s Corporation (the “Drag-Along Right”).
If Bally’s Corporation exercises its Drag-Along Right, the other holders of our stock will be required to:
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sell their shares if the transaction is structured as an equity sale;

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vote in favor of the proposed transaction if the transaction is structured as an asset sale, merger, reorganization or recapitalization or otherwise requires a stockholder vote for approval; and

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not object to the proposed transaction and waive any dissenters’, appraisal or similar rights they may have in connection with the proposed transaction.

If Bally’s Corporation wants to exercise its Drag-Along Right, it must do so by delivering notice to the other holders of our stock within 10 days after execution of the definitive documents for the proposed transaction, and no later than 20 business days before the closing of the proposed transaction. The notice must describe the terms of the proposed Drag-Along Sale in reasonable detail.
Tag-Along Rights
If any holder of Class B Interests (the “Selling Holder”) proposes to transfer any of its Class B Interests (the “Tag-Along Interest”) to any person, each holder of Class A Interests (each, a “Tag-Along Holder”) will be permitted to participate in such sale (a “Tag-Along Sale”) on the terms and conditions set forth below (the “Tag- Along Right”), except for transfers made in connection with the Drag-Along Rights.
If a Selling Holder proposes to transfer any Tag-Along Interests, they must give notice to us and each other Tag-Along Holder, describing the terms of the proposed Tag-Along Sale.
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The Tag-Along Holders will then have 10 business days to decide if they want to participate in the Tag-Along Sale by selling some of their Class A Interests.

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The Selling Holder and each Tag-Along Holder that elects to participate in the Tag-Along Sale will have the right to transfer their pro rata portion of the Tag-Along Interests, based on the number of Class A Interests owned by each such holder and the aggregate amount of Class A Interests and Class B Interests outstanding at such time.

A Tag-Along Holder can choose to sell less than their entire pro rata portion of the Tag-Along Interests in the Tag-Along Sale, and any such Tag-Along Interests not sold by a Tag-Along Holder can be sold by the Selling Holder.
Transfers of Class A Interests by Death
In the event of the death of a holder of our Class A Interests, and the transferee or transferees meet the Class A Qualification Criteria at the time of such death, we will have the right to elect to repurchase the Class A Interests held by such holder, which we may exercise by delivering a notice (the “Repurchase Notice”) to the estate of the deceased or incapacitated holder within 60 days after the date on which we were notified of such death. We will then have 90 days from the date on which we deliver the Repurchase Notice to purchase the Class A Interests of such holder, at a price equal to eight times our latest four fiscal quarters EBITDA divided by the amount of total Interests then outstanding, which price shall be set forth in the Repurchase Notice. We define EBITDA as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable. In the event that we exercise our right to repurchase such Class A Interests, we will at the same time also be required to redeem, out of funds legally available therefor, an amount of Class B Interests that is three times the number of Class A Interests being redeemed for $0.001 per share.
In the event of the death of a holder of our Class A Interests, and the transferee or transferees do not meet the Class A Qualification Criteria at the time of such death, we will have the right to elect to repurchase the Class A Interests held by such holder, which we may exercise by delivering a Repurchase Notice to the estate of the deceased holder at any time after the date on which we were notified of such death, unless the transferee or transferees meet the Class A Qualification Criteria at a later date and deliver a notice to us, in which case we may exercise our repurchase right by delivering the Repurchase Notice within 60 days of such date. We will then have 90 days from the date on which we deliver the Repurchase Notice to purchase the Class A Interests of such holder, at a price equal to eight times our latest four fiscal quarters EBITDA divided by the amount of total Interests then outstanding, which price shall be set forth in the Repurchase Notice. In the event that we exercise our right to repurchase such Class A Interests, we will at the same time also be required to redeem, out of funds legally available therefore, an amount of Class B Interests that is three times the number of Class A Interests being redeemed for $0.001 per share.
Right of First Refusal
Commencing on the fifth anniversary of the closing of this offering, we and Bally’s Corporation will have a right of first refusal (the “Right of First Refusal”) to purchase Offered Interests at a price equal to the Transfer Offer’s price set forth in the Transfer Offer Notice. Within five (5) business days of receiving an offer to purchase any Offered Interests and prior to accepting such offer, the holder thereof must deliver a notice (the “Transfer Offer Notice”) to us specifying in reasonable detail the terms of the offer, including the number of Offered Interests to be transferred and the offer price for the Offered Interests. We will have 20 days from the date the Transfer Offer Notice is delivered to us to decide if we want to purchase any of the Offered Interests. If we do not choose to purchase all of the Offered Interests, the holder thereof must deliver the Transfer Offer Notice to Bally’s Corporation specifying in reasonable detail the terms of the offer, including the number of the remaining Offered Interests to be transferred and the offer price for the Offered Interests. Bally’s Corporation will have 20 days from the date the Transfer Offer Notice is delivered to it to decide if it wants to purchase any of the remaining Offered Interests at the offer price set forth in the Transfer Offer Notice.
If we and Bally’s Corporation decide to not exercise the Right of First Refusal partially or in full and the Prospective Purchaser meets the Class A Qualification Criteria, as determined by us in our sole discretion, the remaining Offered Interests may be transferred to the Prospective Purchaser at the offer price set forth in the Transfer Offer Notice.
The Right of First Refusal will not apply to the following:
•
transfers to a Permitted Transferee;

•
transfers made in connection with the Drag-Along Right;

•
transfers made in connection with the Tag-Along Right; and

•
transfers made in connection with the Right of First Refusal after we and Bally’s Corporation decline to exercise the Right of First Refusal in full.

No Affiliation with the City of Chicago
Officials, employees, or family members of an official or employee of the City of Chicago are not permitted to, directly or indirectly, hold any of our Interests.
Rule 144
Affiliate Resales of Restricted Securities
In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the

90 days before a sale, who has beneficially owned our Class A Interests for at least 180 days would be, subject to the restrictions described above, entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of Class A Interests within any three-month period that does not exceed the greater of:
•
1% of the number of Class A Interests then outstanding; and

•
the average weekly trading volume in our Class A Interests during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of Class A Interests being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 Class A Interests or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Securities
Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned Class A Interests for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our Class A Interests for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS
The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of the purchase, ownership and disposition of our Class A Interests issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion also does not address any tax consequences to investors that are not U.S. Holders, who are generally not entitled to participate in this offering and not permitted as transferees of our Class A Interests. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A Interests.
This discussion is limited to U.S. Holders that hold our Class A Interests as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:
•
persons holding our Class A Interests as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies and other financial institutions;

•
brokers, dealers or traders in securities;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt organizations or governmental organizations;

•
persons deemed to sell our Class A Interests under the constructive sale provisions of the Code;

•
persons who hold or receive our Class A Interests pursuant to the exercise of any employee stock option or otherwise as compensation;

•
tax-qualified retirement plans; and

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A Interests, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A Interests and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A INTERESTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a U.S. Holder
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our Class A Interests that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
Distributions of cash or property on our Class A Interests will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its applicable series of Class A Interests, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Dividends received by a corporate U.S. Holder may be eligible for a dividends-received deduction, subject to applicable limitations, provided that certain holding period and other requirements are satisfied. Dividends received by certain non-corporate U.S. Holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.
Dividends that exceed certain thresholds in relation to a corporate U.S. Holder’s tax basis in the applicable series of Class A Interests could be characterized as “extraordinary dividends” under the Code. If a corporate U.S. Holder that has held the applicable series of Class A Interests for two years or less before the dividend announcement date receives an extraordinary dividend, the U.S. Holder generally will be required to reduce its tax basis (but not below zero) in the applicable series of Class A Interests with respect to which the dividend was made by the non-taxed portion of the dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in the applicable series of Class A Interests, the excess is treated as gain from the sale or exchange of the applicable series of Class A Interests. Non-corporate U.S. Holders that receive an extraordinary dividend will be required to treat any losses on the sale of applicable series of Class A Interests as long-term capital losses to the extent of the extraordinary dividends such U.S. Holder receives that qualify for taxation at the preferential rates discussed above.
Deemed Distributions on Class A Interests
Section 305 of the Internal Revenue Code provides that if a corporation distributes property to some shareholders and other shareholders have an increase in their proportionate interests in the assets or earnings and profits of the corporation, such other shareholders may be deemed to receive a distribution that could be a taxable dividend. In this case, because we and Bally’s expect to treat the Subordinated Loans as “stock” for U.S. federal income tax purposes, “property” distributions will likely be considered to be made to “some shareholders” of Bally’s Chicago, Inc. as payments are made on the Subordinated Loans, and equivalent cash (“property”) distributions will be made with respect to the Class A-4 Interests. In addition, as payments are made on the Subordinated Loans, particularly those that repay the original principal amount of such Subordinated Loans, the proportionate interests of holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests in the assets or earnings and profits of Bally’s Chicago, Inc. may be viewed as increasing. Accordingly, it is possible that such increase could be treated as a deemed distribution under Section 305 of the Code or otherwise as taxable income to such holders under other theories. However, under the Treasury Regulations relating to Section 305 of the Code and other IRS administrative guidance, certain financing arrangements in the form of preferred stock investments that fund a corporation and then are systematically eliminated through property distributions until they are fully retired, and are designed to facilitate the ownership of a business with an effect of increasing another stockholder’s proportionate interests in the assets or earnings and profits of a corporation over such period, do not result in a deemed distribution to such other stockholder. The applicability of these authorities to the holders of our Class A-1 Interests, Class A-2 Interests and Class A-3 Interests in this situation is uncertain. Although the matter is not free from doubt, we intend to take the position, and this discussion assumes, that U.S. Holders of applicable series of Class A Interests would not be treated as receiving a deemed distribution from us or otherwise realizing income as a result of repayment of the Subordinated Loans corresponding to such shares. However, there can be no assurance that the IRS will not take a contrary position, for example, treating the proportionate interest in our earnings and profits owned by U.S. Holders of the applicable series of Class A Interests as having increased upon repayment of the Subordinated Loans corresponding to such shares, and treating such U.S. Holders as having received a distribution. In that case, such deemed distribution will be taxable as a dividend, return of capital or capital gain as described above under “— Distributions,” and U.S. Holders may be subject to U.S. federal income tax without the receipt of any cash. U.S. Holders should consult their own tax advisors about the application of Code Section 305 and any other potential deemed receipt of income risk with respect to our Class A Interests .
Sale or Other Taxable Disposition
Upon the sale or other taxable disposition of a Class A Interest, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A Interest. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period at the time of the sale or other taxable disposition of the Class A Interest is longer than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) are generally subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to payments of dividends on the Class A Interests and the proceeds of a sale or other taxable disposition of Class A Interests paid to a U.S. Holder unless the U.S. Holder is an exempt recipient and, if required, certifies as to that status. Backup withholding generally will apply to those payments if the U.S. Holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS
Class A Interests are not permitted to be acquired or held by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, or any Similar Law (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan or has authority or responsibility to do so, is generally considered to be a fiduciary of the ERISA Plan.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Those sections further prohibit a fiduciary from engaging in transactions in which a conflict of interest is deemed present. A party in interest or disqualified person (including a fiduciary) who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
Governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), while not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to federal, state, local, non-U.S. or other laws or regulations that are substantially similar to the foregoing provisions of ERISA or the Code.
Under a regulation of the U.S. Department of Labor, 29 C.F.R. 2510.3-101 (as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”)), if an ERISA Plan invests in an “equity interest” of an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan’s assets are deemed to include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless, among other exceptions, the entity is an “operating company,” as defined in the Plan Assets Regulation. It is not anticipated that the Issuer will qualify as an operating company. Under the Plan Assets Regulation, to be a “publicly-offered security” the security must be, among other conditions, freely transferable and part of a class of securities that is widely held. It is not clear that the Class A Interests will qualify as a security that is freely transferable or part of a class of securities that is widely held, as interpreted by the Plan Assets Regulation.
If any Class A Interests were deemed to be equity interests in the Issuer and no exception under ERISA or the Plan Assets Regulation applied, an undivided portion of the Issuer’s assets would be deemed to be assets of each Plan that invests in those Class A Interests. In such case, certain transactions that the Issuer might enter into, or may have entered into, on behalf of the Issuer, in the ordinary course of its business, might be deemed to constitute direct or indirect “prohibited transactions” under Section 406 of ERISA or Section 4975 of the Code with respect to such Plan investors and might have to be rescinded.
Because of the foregoing, the Class A Interests should not be purchased or held by any person investing “plan assets” of any ERISA Plan, and should not be purchased or held by any person investing “plan assets” of plans subject to Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice.
Representation
Accordingly, by acceptance of and/or holding a Class A Interest, each purchaser and subsequent transferee of a Class A Interest will be deemed to have represented and warranted that such purchaser or subsequent transferee is not acquiring or holding the Class A Interest for or on behalf of, and no portion of the assets used by such purchaser or transferee to acquire or hold the Class A Interests constitutes assets of, any ERISA Plan, or of any plan subject to Similar Law.

LEGAL MATTERS
The validity of the Class A Interests we are offering will be passed upon by Latham & Watkins LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the placement agents by Winston & Strawn LLP, Chicago, Illinois.
EXPERTS
The financial statements of Bally’s Chicago, Inc. as of December 31, 2023 and 2022, and for the year ended December 31, 2023 and for the period from May 24, 2022 (date of inception) to December 31, 2022, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A Interests being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the Class A Interests offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document to which reference is made are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.
A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.
Upon the closing of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS
Page No.
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 34)	F-2
Consolidated Balance Sheets at December 31, 2023 and 2022	F-3
Consolidated Statements of Operations for the year ended December 31, 2023 and period from May 24, 2022 (date of inception) to December 31, 2022	F-4
Consolidated Statements of Changes in Stockholder’s Equity for the year ended December 31, 2023 and period from May 24, 2022 (date of inception) to December 31, 2022	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2023 and period from May 24, 2022 (date of inception) to December 31, 2022	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Consolidated Balance Sheets at September 30, 2024 and 2023	F-24
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2024 and 2023	F-25
Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Equity for the nine months ended September 30, 2024 and 2023	F-26
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2024 and 2023	F-27
Notes to Unaudited Condensed Consolidated Financial Statements	F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholder and the Board of Directors of Bally’s Chicago, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Bally’s Chicago, Inc. and its subsidiary (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholder’s (deficit) equity, and cash flows for the year ended December 31, 2023, and for the period from May 24, 2022 (date of inception) to December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year ended December 31, 2023, and for the period from May 24, 2022 (date of inception) to December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter — Related Party Transactions
As described in the Note 3 to the consolidated financial statements, the Company has significant transactions with and balances due to and from Bally’s Corporation, the Company’s parent, and is dependent on its parent for the majority of its working capital and financing requirements.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
New York, New York
August 6, 2024 (December 12, 2024 as to Note 13)
We have served as the Company’s auditor since 2022.

BALLY’S CHICAGO, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
	December 31,
	2023	2022
Assets
Cash	$14,027	$1,092
Restricted cash	57,278	—
Accounts receivable	1,874	—
Inventory	466	—
Prepaid expenses and other current assets	6,235	784
Due from related party (Bally’s Corporation) (Note 3)	974	974
Total current assets	80,854	2,850
Property and equipment, net	453,674	217,572
Right of use assets, net	12,111	15,446
Intangible assets	186,250	51,000
Other assets	4,378	—
Total assets	$737,267	$286,868
Liabilities and Stockholder’s (Deficit) Equity
Current portion of lease liabilities	3,678	3,247
Accounts payable	9,869	7,568
Accrued liabilities	60,012	1,414
Promissory notes to related party (Bally’s Corporation) (Note 3)	527,230	—
Due to related party (Bally’s Corporation) (Note 3)	—	15,816
Total current liabilities	600,789	28,045
Long-term portion of financing obligation	200,000	200,000
Long-term portion of lease liabilities	8,967	12,456
Total liabilities	809,756	240,501
Commitments and contingencies (Note 12)
Stockholder’s (deficit) equity:
Common stock ($0.01 par value; 100 shares authorized; 100 and 100 shares issued; 100 and 100 shares outstanding	—	—
Additional paid-in-capital	974	63,465
Accumulated deficit	(73,463)	(17,098)
Total stockholder’s (deficit) equity	(72,489)	46,367
Total liabilities and stockholder’s (deficit) equity	$737,267	$286,868
The accompanying notes are an integral part of these consolidated financial statements.

BALLY’S CHICAGO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022
Revenue:
Gaming	$28,734	$—
Non-gaming	3,443	—
Total revenue	32,177	—
Operating costs and expenses:
Gaming	13,430	—
Non-gaming	2,138	—
General and administrative	36,441	15,057
Management fees to Bally’s Corporation	20,680	424
Depreciation and amortization	5,705	—
Total operating costs and expenses	78,394	15,481
Loss from operations	(46,217)	(15,481)
Other income (expense):
Interest income	2,778	—
Interest expense, net of amounts capitalized	(13,819)	(2,031)
Other non-operating income (expenses), net	893	414
Total other expense, net	(10,148)	(1,617)
Loss before provision for income taxes	(56,365)	(17,098)
Benefit for income taxes	—	—
Net loss	$(56,365)	$(17,098)
Basic loss per share	$(563,650)	$(170,980)
Weighted average common shares outstanding, basic	100	100
Diluted loss per share	$(563,650)	$(170,980)
Weighted average common shares outstanding, diluted	100	100
The accompanying notes are an integral part of these consolidated financial statements.

BALLY’S CHICAGO, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S (DEFICIT) EQUITY
(In thousands, except shares)
	Common Stock		Additional Paid-in Capital	Accumulated deficit	Total Stockholder’s (Deficit) Equity
	Shares Outstanding	Amount
Balance as of May 24, 2022 (date of inception)	—	$—	$—	$—	$—
Issuance of common stock	100	—	—	—	—
Capital contributions from Bally’s Corporation	—	—	63,465	—	63,465
Net loss	—	—	—	(17,098)	(17,098)
Balance as of December 31, 2022	100	—	63,465	(17,098)	46,367
Return of capital to Bally’s Corporation	—	—	(62,491)	—	(62,491)
Net loss	—	—	—	(56,365)	(56,365)
Balance as of December 31, 2023	100	$—	$974	$(73,463)	$(72,489)
The accompanying notes are an integral part of these consolidated financial statements.

BALLY’S CHICAGO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022
Cash flows from operating activities:
Net loss	$(56,365)	$(17,098)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,705	—
Non-cash lease expense	3,589	310
Changes in current operating assets and liabilities:
Accounts receivable	(1,874)	—
Inventory	(466)	—
Prepaid expenses and other current assets	(5,451)	(784)
Accounts payable	(2,642)	5,799
Current portion of lease liabilities	(3,312)	(53)
Accrued liabilities	12,889	(5,878)
Net cash used in operating activities	(47,927)	(17,704)
Cash flows from investing activities:
Purchase of land	—	(200,000)
Capital expenditures	(191,178)	(8,511)
Acquisition of gaming licenses	(135,250)	—
Net cash used in investing activities	(326,428)	(208,511)
Cash flows from financing activities:
Proceeds from land financing obligation	—	200,000
Issuance costs	(3,914)	—
Financing from Bally’s Corporation	448,482	27,307
Net cash provided by financing activities	444,568	227,307
Net change in cash and restricted cash	70,213	1,092
Cash and restricted cash, beginning of period	1,092	—
Cash and restricted cash, end of period	$71,305	$1,092
Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$13,819	$2,031
Non-cash investing and financing activities:
Unpaid property and equipment	$11,951	$9,061
Land development liability	47,739	—
Return of capital to Bally’s Corporation	62,491	—
Promissory notes to related party (Bally’s Corporation)	(62,491)	—
Gaming license – capital contribution	—	(51,000)
Tax receivable – capital contribution	—	(974)
Short term lease deposit – capital contribution	—	(4,500)
Expenses paid by Bally’s Corporation – capital contribution	—	(6,991)
The accompanying notes are an integral part of these consolidated financial statements.

BALLY’S CHICAGO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.
GENERAL INFORMATION

Description of Business
Bally’s Chicago, Inc. (the “Company”, “Bally’s Chicago”) was formed on May 24, 2022 and is a wholly owned subsidiary of Bally’s Chicago Holding Company, LLC, a wholly owned subsidiary of Bally’s Corporation. Bally’s Chicago is a gaming, hospitality and entertainment company with the singular focus of building and operating a world-class entertainment destination resort in Chicago, Illinois. The Company intends to provide both Chicago residents and business and leisure travelers visiting Chicago with physical and interactive entertainment and gaming experiences.
On June 9, 2022, a wholly-owned subsidiary of the Company, Bally’s Chicago Operating Company, LLC, signed a host community agreement with the City of Chicago to develop a destination casino resort, to be named Bally’s Chicago, in downtown Chicago, Illinois that will include approximately 3,400 slot machines, 170 table games, 10 food and beverage venues, 500 hotel rooms, a 65,000 square foot entertainment and event center, a 20,000 square foot exhibition, outdoor music venue, 3,300 parking spaces and an outdoor green space. The project also provided the Company with the exclusive right to operate a temporary casino for up to three years while the permanent casino resort is constructed.
During construction of the permanent facility, the City of Chicago gave the Company the ability to build a temporary casino in downtown Chicago (the “Temporary Facility”). The Company opened the Temporary Facility situated in the location of the current Medinah Temple on September 9, 2023 which includes approximately 800 gaming positions and six food and beverage venues. The Company incurred approximately $67.2 million in costs in connection with the design and development of the temporary casino. The Company currently estimates the permanent casino (the “Permanent Facility”) construction to be materially completed by the third quarter of 2026. However, there can be no assurances that the Company will be successful in so doing. Any increased construction costs could materially and adversely affect the return on the Company’s investments.
Bally’s Corporation
The Company’s public company parent, Bally’s Corporation (the “Parent”), is a global gaming, hospitality and entertainment company with a portfolio of casinos and resorts and online gaming businesses. Bally’s Corporation provides its customers with physical and interactive entertainment and gaming experiences, including traditional casino offerings, iCasino, online bingo games, sportsbook and free-to-play.
Going Concern
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and the ability of the Company to continue as a going concern for a reasonable period of time.
In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern, (“ASC 205-40”) the Company evaluated the severity of the following adverse conditions that raise substantial doubt about its ability to continue as a going concern as of the date the accompanying financial statements were issued (the “issuance date”).
•
The Company has incurred significant losses and negative cash flows from operations since its inception and expects to continue to incur such losses and negative cash flows for the foreseeable future. In this regard, the Company incurred a net loss and used net cash in its operations of approximately $56.4 million and $47.9 million, respectively, during the year ended December 31, 2023. In addition, the Company has an accumulated deficit of $73.5 million and approximately $14.0 million of cash on hand as of December 31, 2023. As a result, the Company has been dependent of Bally’s Corporation since its inception to fund substantially all of the Company’s obligations as they become due and expects to continue to remain dependent on such funding for the foreseeable future.
•
As disclosed in Notes 10 and 12, the Company is subject to a number of contractual obligations and commitments associated with the operation of the Temporary Facility and construction of the Permanent Facility, which includes a financing obligation of $200 million associated with the leased land on which the Permanent Facility will be constructed, as well as total committed costs that are expected to be incurred to construct the Permanent Facility of approximately $1.34 billion over the next three years.

•
As of the issuance date, the Company did not have sufficient capital or available liquidity to fund the obligations and commitments that are expected to become due over the next twelve months beyond the issuance date. In particular, while the Temporary Facility commenced operations on September 9, 2023, the Company has not yet generated an ongoing source of net cash inflows from operations that are sufficient to cover the cost of operating the Temporary Facility, as well as construction costs associated with the Permanent Facility that are expected to be incurred over the next twelve months beyond the issuance date.

In response to the foregoing adverse financial conditions, the Company obtained a letter of support whereby Bally’s Corporation has committed to fund all of the Company’s operating, investing, and financing activities through at least December 31, 2025 and has further committed not to make any decision or action that would reasonably be expected to negatively affect the Company’s ability to continue as a going concern through at least December 31, 2025.
The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements of Bally’s Chicago include the accounts of the Company and its subsidiaries.
Use of Estimates in the Preparation of Consolidated Financial Statements
The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates and judgments including those related to intangible assets, recoverability and useful lives of tangible and intangible long-lived assets and valuation allowances for deferred tax assets. The Company bases its estimates and judgments on historical experience and other relevant factors impacting the carrying value of assets and liabilities. Actual results may differ from these estimates.
Cash and Restricted Cash
The Company considers all cash balances and highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Restricted cash includes cash collateral in connection with amounts due to the Chicago Tribune (refer to Note 7 “Property and Equipment”), which is unavailable for the Company’s use. The following table reconciles cash and restricted cash in the consolidated balance sheets to the total shown on the consolidated statements of cash flows.
(in thousands)	December 31, 2023	December 31, 2022
Cash	$14,027	$1,092
Restricted cash	57,278	—
Total cash and restricted cash	$71,305	$1,092

Concentrations of Credit Risk
The Company’s financial instruments which potentially expose the Company to concentrations of credit risk consisted of cash and cash equivalents and trade receivables. The Company maintains cash with financial institutions in excess of federally insured limits, however, management believes the credit risk is mitigated by the quality of the institutions holding such deposits.
Accounts Receivable
Accounts receivable consists of the following:
	December 31,
(in thousands)	2023	2022
Gaming receivables	$1,570	$—
Non-gaming receivables	304	—
Accounts receivable	$1,874	$—
An allowance for doubtful accounts is determined to reduce the Company’s receivables for amounts that may not be collected. The allowance is estimated based on historical collection experience, current economic and business conditions and forecasts that affect the collectability and review of individual customer accounts and any other known information. There was no allowance for doubtful accounts as of December 31, 2023 and 2022.
Inventory
Inventory is stated at the lower of cost or net realizable value on a first-in, first-out basis and consists primarily of food, beverage, promotional items and other supplies.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and impairment losses, if applicable. Expenditures for renewals and betterments that extend the life or value of an asset are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. The costs and related accumulated depreciation applicable to assets sold or disposed are removed from the balance sheet accounts and the resulting gains or losses are reflected in the consolidated statements of operations. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets or the related lease term, if any, as follows:
Years
Building and improvements	2 – 50
Equipment	2 – 10
Furniture and fixtures	2 – 10
Development costs directly associated with the acquisition, development and construction of a project are capitalized as a cost of the project during the periods in which activities necessary to prepare the property for its intended use are in progress. Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using the weighted-average cost of borrowing. Capitalization of interest ceases when the project (or discernible portions of the project) is substantially complete. If substantially all of the construction activities of a project are suspended, capitalization of interest will cease until such activities are resumed.
Leases
The Company determines if a contract is or contains a lease at the contract inception date or the date in which a modification of an existing contract occurs. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration. Control over the use of the identified asset means the lessee has both (i) the right to obtain substantially all of the economic benefits from the use of the identified asset throughout the period of use and (ii) the right to direct the use of the identified asset.
Under ASC 842, Leases, the Company elected to account for lease and non-lease components as a single component for all classes of underlying assets. Additionally, the Company elected to not recognize short-term leases (defined as leases that are less than 12 months and do not contain purchase options) within the consolidated balance sheets.
The Company recognizes a lease liability for the present value of lease payments at the lease commencement date using its incremental borrowing rate commensurate with the lease term based on information available at the commencement date unless the rate implicit in the lease is readily determinable. Rent expense associated with the Company’s leases and their associated variable expenses are reported in total operating costs and expenses within the consolidated statements of operations.
During the period from May 24, 2022 (date of inception) to December 31, 2022, the Company leased space, within a building on the land on which Bally’s Chicago will be built, to third-party tenants, which were classified as operating leases. Revenue from tenant leases is included in “Other non-operating income (expenses), net” in the consolidated statements of operations.
During the year ended December 31, 2023, Bally’s Chicago Operating Company, LLC entered into a Lease Termination and Short Term License Agreement with Chicago Tribune Company, LLC (“Tribune”), effective March 31, 2023, which among other things provides that the Company will have possession of 777 West Chicago Avenue, Chicago, Illinois 60610 (the “Permanent Chicago Site”) on or before July 5, 2024, subject to payments by the Company to Tribune payable in full upon Tribune vacating the site on or prior to July 5, 2024. Refer to Note 7 “Property and Equipment” for further information.
The Company’s ground lease, permitting the Company to develop the land during the term of the lease, is accounted for as a financing obligation in accordance with ASC 470, Debt, as the transaction did not qualify as a sale under ASC 842. Lease payments are included in “Interest expense, net of amounts capitalized” within our consolidated statements of operations. Refer to Note 10 “Leases” for further information.
Intangible Assets
The Company’s intangible assets consist of a Chicago gaming license classified as indefinite-lived based on future expectations of operating Bally’s Chicago indefinitely. Assessing indefinite-lived assets for impairment is a process that involves significant judgment and requires a qualitative and quantitative analysis with many assumptions which fluctuate based on our business. We review indefinite-lived intangible assets at least annually and between annual test dates if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. The evaluation of indefinite-lived intangible assets requires the use of estimates about future operating results to determine the estimated fair value of the indefinite-lived assets (Refer to Note 8 “Intangible Assets” for further information).
Long-lived Assets
The Company reviews its long-lived assets, other than intangible assets not subject to amortization, for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is still under development, the analysis includes the remaining construction costs. If the carrying value of the asset exceeds the expected undiscounted future cash flows generated by the asset, the asset is written down to its estimated fair value and an impairment loss is recognized. As of December 31, 2023, there have been no impairments in any period.
Revenue
The Company accounts for revenue earned from contracts with customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company generates revenue from three principal sources: gaming, food and beverage, and retail, entertainment and other. Refer to Note 5 “Revenue Recognition” for further information.

Gaming Expenses
Gaming expenses include, among other things, payroll costs and expenses associated with the operation of slot machines and table games, including gaming taxes payable to the jurisdiction in which the Company operates.
Non-gaming Expenses
Non-gaming expenses, include, among other things, payroll costs and expenses associated with the operation of restaurants and retail operations.
General and Administrative Expense
General and administrative expenses consist primarily of salaries, bonuses and benefits for employees, legal and other professional services fees, and other general operating expenses.
Advertising Expenses
The Company expenses advertising costs as incurred. For the year ended December 31, 2023, advertising expense was $1.7 million and is included in “General and administrative” on the consolidated statements of operations. There was no advertising expense incurred during the period from May 24, 2022 (date of inception) to December 31, 2022.
Interest Expense, Net of Amounts Capitalized
Interest expense, net of amounts capitalized is comprised of lease payments related to the Company’s long-term financing obligation, net of amounts capitalized for construction projects. Refer to Note 10 “Leases” for further information.
Defined Contribution Plans
The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its employees. The plan allows employees to defer up to the lesser of the Internal Revenue Code prescribed maximum amount or 100% of their income on a pre-tax basis through contributions to the plan. Total employer contribution expense attributable to defined contribution plans was $0.1 million for the year ended December 31, 2023. There was no employer contribution expense attributable to defined contribution plans for the period from May 24, 2022 (date of inception) to December 31, 2022.
Income Taxes
The Company prepares its income tax provision in accordance with ASC 740, Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the rate change is enacted. A valuation allowance is required when it is “more likely than not” that all or a portion of the deferred taxes will not be realized. The consolidated financial statements reflect expected future tax consequences of uncertain tax positions presuming the taxing authorities’ full knowledge of the position and all relevant facts.
Statement of Cash Flows
The Company has presented the consolidated statements of cash flows using the indirect method, which involves the reconciliation of net income to net cash flow from operating activities.
Fair Value Measurements
Fair value is determined using the principles of ASC 820, Fair Value Measurement. Fair value is described as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes and defines the inputs to valuation techniques as follows:
•
Level 1:   Observable quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2:   Inputs are observable for the asset or liability either directly or through corroboration with observable market data.

•
Level 3:   Unobservable inputs.

The inputs used to measure the fair value of an asset or a liability are categorized within levels of the fair value hierarchy. The fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the measurement.
As of December 31, 2023 and 2022, the Company had cash and restricted cash of $71.3 million and $1.1 million, respectively, which was measured at fair value on a recurring basis and is classified within Level 1 of the fair value hierarchy.
3.
RELATED PARTY TRANSACTIONS

Operations, as well as assets and liabilities, directly associated with the business activity of the Company are included in the consolidated financial statements. The consolidated financial statements include fees paid in accordance with the corporate services agreement, as described in Note 12 “Commitments and Contingencies”, providing the Company with certain administrative and corporate services, beginning in September 2023 with the commencement of operations at the Temporary Facility of $20.0 million. Additionally, the consolidated financial statements include allocations of certain general, administrative, sales and marketing expenses from its Parent, which management believes is commensurate with services provided at fair value, of $0.7 million and $0.4 million for the for the year ended December 31, 2023 and for the period from May 24, 2022 (date of inception) to December 31, 2022, respectively. These fees and allocated expenses are recorded within “Management fees to Bally’s Corporation” on the consolidated statements of operations.
The Company is dependent on its Parent for a majority of its working capital and financing requirements as Bally’s uses a centralized approach to cash management and financing of its operations which are accounted for through a due to/from account. Accordingly, none of Bally’s cash, cash equivalents or debt has been assigned to Bally’s Chicago in the consolidated financial statements. Expenses paid by Bally’s Corporation on the Company’s behalf are reported within “Due to related party (Bally’s Corporation)” on the consolidated balance sheet and was $15.8 million as of December 31, 2022. On December 31, 2023, the Company converted its Due to related party (Bally’s Corporation) balances into the following promissory notes:
($ in thousands)	Loan Balance	Due Date(3)	Interest Rate
Promissory notes payable by Bally’s Chicago Operating Company, LLC:
Bally’s Chicago Holding Company, LLC(1)(2)	$419,221	December 30, 2024	—%
Bally’s Management Group, LLC(1)	43,256	December 30, 2024	—%
	$462,477
Promissory notes payable by Bally’s Chicago, Inc.:
Bally’s Chicago Holding Company, LLC(1)(2)	$64,784	December 30, 2024	—%
Promissory notes receivable by Bally’s Chicago, Inc.:
Bally’s Management Group, LLC(1)	$31	December 30, 2024	—%
Consolidated promissory notes payable to related party (Bally’s Corporation)	$527,230

(1)
A wholly owned subsidiary of Bally’s Corporation.

(2)
Includes capital returned of $62.5 million during the year ended December 31, 2023.

(3)
Promissory notes are payable on the earlier of December 30, 2024, or the Company’s initial public offering.

Expenses paid by Bally’s and considered capital contributions are reported within “Additional Paid in Capital” on the consolidated balance sheets. As of December 31, 2022, Additional Paid in Capital was $63.5 million primarily attributable to the $51.0 million gaming license (refer to Note 8 “Intangible Assets”) and other miscellaneous funding. During the year ended December 31, 2023, the Company returned $62.5 million of capital to Bally’s through the issuance of the intercompany promissory note above. On July 16, 2024, the Company made a $8.7 million payment on the intercompany promissory notes payable to Bally’s.
During the period from May 24, 2022 (date of inception) to December 31, 2022, the Company incurred costs from the Parent related to pre-formation expenses of $7.0 million, which are recorded within “General and administrative” on the consolidated statements of operations. There were no pre-formation expenses incurred during the year ended December 31, 2023.
4.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Standards to Be Implemented
In October 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-06, Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The amendments in this update align the requirements in the ASC to the Securities and Exchange Commission’s (“SEC”) regulations. The effective date for each amended topic in the ASC is the date on which the SEC’s removal of the related disclosure requirement from Regulation S-X or Regulation S-K becomes effective. If by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective. Early adoption is prohibited. The Company is currently in the process of evaluating the impact of this amendment on its consolidated financial statements and related disclosures.
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures. The amendments in this update enhance the disclosures required for significant segment expenses on an annual and interim basis. The guidance will apply retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023, and interim reporting periods in fiscal years beginning after December 31, 2024. The Company is currently in the process of evaluating the impact of this amendment on its condensed consolidated financial statements and related disclosures.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures. The amendments in this update enhance the transparency and decision usefulness of income tax disclosures. This update will be effective for annual periods beginning after December 15, 2024 with early adoption permitted. The Company is currently in the process of evaluating the impact of this amendment on its consolidated financial statements and related disclosures.
5.
REVENUE RECOGNITION

The Company recognizes revenue in accordance with ASC 606, which requires companies to recognize revenue in a way that depicts the transfer of promised goods or services. In addition, the standard requires more detailed disclosures to enable readers of the financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company generates revenue from three principal sources: (1) gaming, (2) food and beverage and (3) and other.
The Company determines revenue recognition through the following steps:
•
Identify the contract, or contracts, with the customer;

•
Identify the performance obligations in the contract;

•
Determine the transaction price;

•
Allocate the transaction price to performance obligations in the contract; and

•
Recognize revenue when or as the Company satisfies performance obligations by transferring the promised goods or services

The amount of revenue recognized by the Company is measured at the transaction price or the amount of consideration that the Company expects to receive through satisfaction of the identified performance obligations.
Gaming contains two performance obligations. Gaming transactions have an obligation to honor the outcome of a wager and to pay out an amount equal to the stated odds, including the return of the initial wager, if the customer receives a winning hand. These elements of honoring the outcome of the hand of play and generating a payout are considered one performance obligation. Revenue is recognized at the conclusion of each contest, wager or wagering game hand. The Company allocates a portion of the transaction price to certain customer incentives that create material future customer rights and are a separate performance obligation. In addition, in the event of a multi-stage contest, the Company will allocate transaction price ratably from contest start to the contest’s final stage.
The transaction price for a gaming wagering contract is the difference between gaming wins and losses, not the total amount wagered. The transaction price for food, beverage and other is the net amount collected from the customer for such goods and services. Food, beverage and other services have been determined to be separate, stand-alone performance obligations and revenue is recognized as the good or service is transferred at the point in time of the transaction.
The following contains a description of each of the Company’s revenue streams:
Gaming Revenue
The Company recognizes gaming revenue as the net win from gaming activities, which is the difference between gaming inflows and outflows, not the total amount wagered. Progressive jackpots are estimated and recognized as revenue at the time the obligation to pay the jackpot is established. Gaming revenues are recognized net of certain cash and free play incentives.
Gaming services contracts have two performance obligations for those customers earning incentives under the Company’s player loyalty programs and a single performance obligation for customers who do not participate in the programs. The Company applies a practical expedient to account for its gaming contracts on a portfolio basis as such wagers have similar characteristics and the Company reasonably expects the impact on the consolidated financial statements of applying the revenue recognition guidance to the portfolio would not differ materially from the application of an individual wagering contract. For purposes of allocating the transaction price in a wagering contract between the wagering performance obligation and the obligation associated with incentives earned under loyalty programs, the Company allocates an amount to the loyalty program contract liability based on the stand-alone selling price of the incentive earned for food and beverage or other amenity. The performance obligation related to loyalty program incentives are deferred and recognized as revenue upon redemption by the customer. The amount associated with gaming wagers is recognized at the point the wager occurs, as it is settled immediately.
Gaming revenue includes casino revenue which is the aggregate net difference between gaming wins and losses, with deferred revenue recognized for prepaid deposits by customers prior to play, for chips outstanding and “ticket-in, ticket-out” coupons in the customers’ possession, and for accruals related to the anticipated payout of progressive jackpots. Progressive slot machines, which contain base jackpots that increase at a progressive rate based on the number of credits played, are charged to revenue as the amount of the progressive jackpots increase.
Non-gaming Revenue
Non-gaming revenue consists of food, beverage and other revenue. Food and beverage revenues are recognized at the time the goods are sold from Company-operated outlets. The standalone selling price of food, beverage and other goods and services are determined based upon the actual retail prices charged to customers for those items.
The estimated retail value related to goods and services provided to guests without charge or upon redemption under the Company’s player loyalty programs included in departmental revenues, and therefore reducing gaming revenues, are as follows for the year ended December 31, 2023 and period from May 24, 2022 (date of inception) to December 31, 2022:

(in thousands)	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022
Food and beverage	$679	$—
Sales tax and other taxes collected on behalf of governmental authorities are accounted for on a net basis and are not included in revenue or operating expenses.
The following table provides a disaggregation of total revenue (in thousands):
Year Ended December 31, 2023
Gaming	$28,734
Non-gaming:
Food and beverage	2,688
Other	755
Total non-gaming revenue	3,443
Total revenue	$32,177
There was no revenue recognized during the period from May 24, 2022 (date of inception) to December 31, 2022.
Contract Assets and Contract Related Liabilities
The Company’s receivables related to contracts with customers are primarily comprised of marker balances and other amounts due from gaming activities. The Company’s receivables related to contracts with customers was $0.2 million as of December 31, 2023. The Company did not have receivables related to contracts with customers as of December 31, 2022.
The Company has the following liabilities related to contracts with customers: liabilities for loyalty programs, advance deposits made for goods and services yet to be provided and unpaid wagers. All of the contract liabilities are short-term in nature and are included in “Accrued liabilities” in the consolidated balance sheet.
Loyalty program incentives earned by customers are typically redeemed within one year from when they are earned and expire if a customer’s account is inactive for more than 12 months; therefore, the majority of these incentives outstanding at the end of a period will either be redeemed or expire within the next 12 months.
Unpaid wagers include the Company’s outstanding chip liability and unpaid slot tickets.
Liabilities related to contracts with customers as of December 31, 2023 was as follows (in thousands):
December 31, 2023
Unpaid wagers	$6,505
Loyalty programs	—
Advanced deposits from customers	1
Total	$6,506
There were no liabilities related to contracts with customers as of December 31, 2022.
The Company recognized $26.0 thousand of revenue related to loyalty program redemptions for the year ended December 31, 2023. There was no revenue related to loyalty program redemptions recognized during the period from May 24, 2022 (date of inception) to December 31, 2022.

6.
PREPAID EXPENSES AND OTHER ASSETS

As of December 31, 2023 and 2022, prepaid expenses and other assets was comprised of the following:
	December 31,
(in thousands)	2023	2022
Prepaid taxes and license fees	$3,478	$—
Prepaid ground lease payments	1,167	—
Services and license agreements	784	126
Prepaid rent	500	348
Prepaid insurance	—	308
Other	306	2
Total prepaid expenses and other current assets	$6,235	$784

7.
PROPERTY AND EQUIPMENT

As of December 31, 2023 and 2022, property and equipment, net was comprised of the following:
	December 31,
(in thousands)	2023	2022
Land	$200,000	$200,000
Land improvements	147,741	—
Building and improvements	39,703	—
Equipment	22,972	—
Furniture and fixtures	205	—
Construction in process	48,754	17,572
Total property and equipment	459,375	217,572
Less: Accumulated depreciation(1)	(5,701)	—
Property and equipment, net	$453,674	$217,572

(1)
Depreciation expense on property and equipment for the year ended December 31, 2023 was $5.7 million. There was no depreciation expense related to property and equipment for the period from May 24, 2022 (date of inception) to December 31, 2022.

Construction in process is directly attributable to the development of the Permanent Facility as of December 31, 2023 and both the Temporary and Permanent Facilities as of December 31, 2022. During the year ended December 31, 2023, there was $8.8 million of capitalized interest. There was no capitalized interest during the period from May 24, 2022 (date of inception) to December 31, 2022.
Bally’s Chicago Permanent Facility
The Company entered into a Lease Termination and Short Term License Agreement with Chicago Tribune Company, LLC (“Tribune”), effective March 31, 2023, which among other things provides that the Company will have possession of Permanent Chicago Site on or before July 5, 2024, subject to $150 million in payments by Bally’s Chicago to Tribune payable in full upon Tribune vacating the site (the “Payment”). $10.0 million of the Payment was paid upon execution of the Lease Termination and Short Term License Agreement and $90.0 million of the Payment was paid during the third quarter of 2023. These payments have been capitalized and included in “Property and equipment, net” within the consolidated balance sheet as of December 31, 2023. The balance Payment amount of $50.0 million is secured by cash-collateralized letters of credit, issued by Citizens Bank. Cash collaterals are reported as restricted cash as of December 31, 2023.
The Company recorded the remaining payments of $47.7 million within “Accrued liabilities” with an offsetting increase to “Property and equipment, net” within the consolidated balance sheet as of December 31, 2023.

8.
INTANGIBLE ASSETS

As of December 31, 2023 and 2022, the Company had an intangible asset of $186.3 million and $51.0 million, respectively, representing the Company’s costs incurred to obtain a gaming license in Chicago. During 2023, the Company paid $135.3 million of gaming fees to the Illinois Gaming Board upon commencement of operations at its Temporary Facility, and during 2022, the Company paid a total of $51.0 million of fees, in a direct effort to obtain approval from the Illinois Gaming Board for the gaming license.
The Company’s gaming license is considered to be indefinite-lived based on future expectations of operating its gaming property indefinitely.
To assess indefinite-lived intangible assets for impairment, each indefinite-lived intangible asset is separately assessed for impairment if events or changes in circumstances occur that could adversely affect its fair value. Indefinite-lived intangibles are assessed for impairment at least annually on October 1. If carrying value exceeds fair value, an impairment charge to earnings is recorded to reduce carrying value to fair value. Based on the Company’s assessments, no impairment charges were recognized during the year ended December 31, 2023 and the period from May 24, 2022 (date of inception) to December 31, 2022.
9.
ACCRUED LIABILITIES

As of December 31, 2023 and 2022, accrued liabilities consisted of the following:
	December 31,
(in thousands)	2023	2022
Land development liability	$47,739	$—
Construction	4,913	150
Property taxes	2,872	53
Compensation	1,417	70
Professional service fees	1,017	125
Legal	31	664
Unearned rental income	—	289
Other	2,023	63
Total accrued liabilities	$60,012	$1,414

10.
LEASES

Operating Leases
As of December 31, 2023 and 2022, the Company had total operating lease liabilities of $12.6 million and $15.7 million, respectively, and right of use assets of $12.1 million and $15.4 million, respectively.
Components of lease expense included within “General and administrative” for operating leases during the year ended December 31, 2023 and the period from May 24, 2022 (date of inception) to December 31, 2022 are as follows:
(in thousands)	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022
Operating lease cost	$4,547	$405
Short-term lease expense	889	—
Total operating lease expense	$5,436	$405

Supplemental cash flow and other information related to operating leases for the year ended December 31, 2023 and the period from May 24, 2022 (date of inception) to December 31, 2022, are as follows:
($ in thousands)	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022
Cash paid for amounts included in the lease liability − operating cash flows from operating leases	$4,272	$148
Right of use assets obtained in exchange for operating lease liabilities	$254	$15,757
Weighted average remaining lease term	2.9 years	3.9 years
Weighted average discount rate	6.7%	6.6%
As of December 31, 2023, future minimum lease payments under noncancelable operating leases are as follows:
(in thousands)
2024	$4,411
2025	4,789
2026	4,715
2027	94
Total lease payments	14,009
Less: present value discount	(1,364)
Lease obligations	$12,645
Ground Lease — Financing Obligation
The Company entered into a ground lease, guaranteed by Bally’s Corporation, for the land on which the Permanent Facility will be built. The lease commenced November 18, 2022 and has a 99-year term followed by ten separate 20-year renewals at the Company’s option.
The Company recorded land within property and equipment, net of $200.0 million with a corresponding long-term financing obligation of $200.0 million on its consolidated balance sheets as of December 31, 2023 and 2022. The Company did not allocate any value to the existing building located on the land as the Company intends to demolish it to construct the Permanent Facility. All lease payments are recorded as interest expense and there is no reduction to the financing obligation over the lease term. The Company made cash payments, and recorded corresponding interest expense, of $17.4 million during the year ended December 31, 2023 and $2.0 million during the period from May 24, 2022 (date of inception) to December 31, 2022.
The lease agreement contemplates that the landlord will provide the Company with up to three advances of $100 million, (each a “Development Advance”), for a total of $300 million towards the development and construction of the Permanent Facility, in exchange for increasing the amount of rent that the Company pays to the landlord, with each individual advance being conditioned on the satisfaction of the following requirements: (1) for the first advance of $100 million, expending funds in excess of $250 million; (2) for the second advance of $100 million, expending funds in excess of $450 million; and (3) for the third advance of $100 million, expending funds in excess of $650 million, in each case for the development of the Permanent Facility in accordance with the requirements of the lease agreement. As of December 31, 2023, all three Development Advances remain available to the Company under their respective conditions.
Lessor
Other income from tenant leases was $0.9 million for the year ended December 31, 2023 and $0.4 million for the period from May 24, 2022 (date of inception) to December 30, 2022 and is included in “Other non-operating income (expenses), net” in the Company’s consolidated statements of operations.

During the first quarter of 2023, the Company entered into a lease termination agreement with its tenants. Refer to Note 7 “Property and Equipment” for further information on its tenant agreement with Tribune.
11.
INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Income taxes as presented in the Company’s consolidated financial statements have been allocated in a manner that is systematic, rational, and consistent with the broad principles of ASC 740. For the year ended December 31, 2023 and for period from May 24, 2022 (date of inception) to December 31, 2022, the Company’s operations will be included in Bally’s Corporation’s U.S. federal consolidated tax return and certain state tax returns. For the purposes of these financial statements, the Company’s income tax provision was computed as if the Company filed separate tax returns, and had not been included in the consolidated income tax return group with Bally’s Corporation. The separate return method applies ASC 740 to the financial statements of each member of a consolidated tax group as if the group member were a separate taxpayer. As a result, actual tax transactions included in the consolidated financial statements of Bally’s Corporation may not be included in these consolidated financial statements. Further, the Company’s tax results as presented in the consolidated financial statements may not be reflective of the results that the Company expects to generate in the future. Also, the tax treatment of certain items reflected in the consolidated financial statements may not be reflected in the consolidated financial statements and tax returns of Bally’s Corporation. It is conceivable that items such as net operating losses, other deferred taxes, uncertain tax positions and valuation allowances may exist in the consolidated financial statements that may or may not exist in the Bally’s Corporation consolidated financial statements.
Since the Company’s results are included in the Bally’s Corporation tax returns, payments to certain tax authorities are made by Bally’s Corporation, and not by the Company. For tax jurisdictions where the Company is included with Bally’s Corporation in a consolidated tax filing, the Company does not maintain taxes payable to or from Bally’s Corporation and the payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions through changes in Due from Bally’s Corporation in the consolidated financial statements.
The Company evaluates the realizability of its deferred tax assets and recognizes a valuation allowance when it is more likely than not that a future benefit on such deferred tax assets will not be realized. Changes in the valuation allowance, when recorded, would be included in the Company’s statement of operations. Management’s judgment is required in determining the Company’s valuation allowance recorded against its net deferred tax assets.
For the year ended December 31, 2023 and for period from May 24, 2022 (date of inception) to December 31, 2022, there was no income tax provision recorded in the consolidated statement of operations as the Company has established a full valuation allowance against the net deferred tax asset position.
The effective rate varies from the statutory US federal tax rate as follows:
(in thousands)	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022
Income tax benefit at statutory federal rate	$(11,837)	$(3,592)
State income taxes, net of federal effect	(5,219)	(1,565)
Nondeductible professional fees	172	—
Other permanent differences including lobbying expense	127	134
Change in valuation allowance	16,757	5,023
Total (benefit) provision for income taxes	$—	$—
Effective income tax rate on continuing operations	—%	—%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income taxes at December 31, 2023 and 2022 are as follows:

(in thousands)	December 31, 2023	December 31, 2022
Deferred tax assets:
Intangible assets	$2,475	$3,789
Net operating loss carryforwards	29,592	1,391
Valuation allowance	(21,780)	(5,023)
Total deferred tax assets, net	$10,287	$157
Deferred tax liabilities:
Accrued liabilities and other	$(692)	$(157)
Property and equipment	(9,595)	—
Total deferred tax liabilities	$(10,287)	$(157)
Net deferred tax liabilities	$—	$—
The Company will only recognize a deferred tax asset when, based on available evidence, realization is more likely than not. The Company has assessed its deferred tax liabilities arising from taxable temporary differences and has concluded such liabilities are not a sufficient source of income for the realization of deferred tax assets, including indefinite life taxable temporary differences which offset, subject to limitation, deferred tax assets with unlimited carryovers. Accordingly, a $21.8 million and $5.0 million valuation allowance has been established as of December 31, 2023 and 2022, respectively. The change in valuation allowance for the year ended December 31, 2023 was $16.8 million.
As of December 31, 2023, the Company has $111.3 million of federal net operating carryforwards with an unlimited carryforward period. There was $4.6 million of federal net operating carryforwards with an unlimited carryforward period as of December 31, 2022. As of December 31, 2023 and December 31, 2022, the Company had $65.4 million and $4.6 million of state net operating loss carryforwards, respectively, which expire at various dates through 2043.
Under the ASC 740 guidance for uncertainty in income taxes, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of December 31, 2023 and 2022, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.
12.
COMMITMENTS AND CONTINGENCIES

Community Host Agreement
As mentioned in Note 1 “General Information”, the Company signed a host community agreement with the City of Chicago to develop a Permanent Facility, Bally’s Chicago, for $1.34 billion. No assurance can be made that this estimate will not materially change during the development of the facility.
In connection with the entry into the host community agreement with the City of Chicago, Bally’s Corporation made a one-time up-front payment to the City of Chicago equal to $40.0 million, and beginning on the date of operations commencement, September 9, 2023, the Company paid and will continue to be required to pay annual fixed host community impact fees of $4.0 million. Additionally, Bally’s Corporation provided the City of Chicago with a performance guaranty whereby Bally’s Corporation agreed to have and maintain available financial resources in an amount reasonably sufficient to allow the Company to complete its obligations under the host community agreement. Upon notice from the City of Chicago that the Company has failed to perform various obligations under the host community agreement, Bally’s Corporation has indemnified the City of Chicago against any and all liability, claim or reasonable and documented expense the City of Chicago may suffer or incur by reason of any nonperformance of any of the Company’s obligations. The guaranty will terminate two years after the later of (i) the date on which the Permanent Facility commences operations or (ii) the date on which Bally’s Chicago achieves final completion as defined in the host community agreement.
Per the host community agreement, the Company is required to spend at least $1.34 billion on the design, construction and equipping of the Temporary Facility and the Permanent Facility. The actual cost of the development may exceed this minimum capital investment requirement. In addition, land acquisition costs and financing costs, among other types of costs, are not counted toward meeting this requirement.
Letter of Credit
In December 2022, a commercial bank issued an irrevocable standby letter of credit out of Bally’s Corporation’s Revolving Credit Facility for $17.0 million as a security deposit in connection with the lease agreement for the land on which we plan to develop the permanent casino. This standby letter of credit is available and would be drawn upon should the Company default on any of its obligations under the terms of the lease agreement.
Casino Fees
Under the Illinois Gambling Act, the Company will be responsible to pay various gaming license fees to the Illinois Gaming Board in connection with the Company’s casino operations. These fees include: (i) a $250,000 land based gaming fee to operate the casino on land prior to commencing operations, (ii) a $250,000 license fee prior to receiving an owners license and gambling operations commence, (iii) gaming position fees equal to the minimum initial fee of $30,000 per gaming position to be paid within 30 days of issuance of an owners license or Temporary Operating Permit (“TOP”), (iv) a $15 million reconciliation fee upon issuance of a TOP or an owners license, whichever is earlier, and (v) a reconciliation fee payment three years after the date operations commenced (in a temporary or permanent facility) in an amount equal to 75% of the adjusted gross receipt (“AGR”) for the most lucrative 12-month period of operations, minus the amount equal to the initial payment per gaming position paid. On September 9, 2023, operating commenced at the Company’s Temporary Facility, which triggered $135.3 million in such required gaming license fees to be paid to the Illinois Gaming Board, satisfying the Company’s commitment to pay fees (i), (ii), (iii) and (iv).
Corporate Services Agreement
During the year ended December 31, 2023, the Company entered into a Corporate Services Agreement with Bally’s Corporation requiring a fixed monthly payment of $5.0 million, beginning in September 2023 with the commencement of operations at the Temporary Facility. The Corporate Services Agreement provides the Company with certain administrative and corporate services from Bally’s Management Group, LLC, a wholly owned subsidiary of Bally’s Corporation. These fixed payments are in addition to management fees, which include expenses such as personnel and administrative costs allocated to the Company, based on an estimated percentages of time spent on the Company’s activities by corporate employees.
13.
SEGMENT REPORTING

During the third quarter of 2024, the Company updated its operating and reportable segments to align with how the business is being managed. A change in the way the Company’s chief operating decision maker makes operating decisions, assesses the performance of the business and allocates resources was driven by the Company taking possession of the land underlying the permanent casino project during the quarter. As a result of this segment re-alignment, the Company determined it had two operating and reportable segments: Temporary Casino and Permanent Casino. The “Other adjustments” include certain unallocated corporate operating expenses and other adjustments to reconcile to the Company’s consolidated results including, among other expenses, compensation for certain executives and other transaction costs. The prior year results presented below were reclassified to conform to the new segment presentation.
For the Temporary Casino operating segment, the Company’s measure of segment performance is Adjusted EBITDAR (defined below). Management believes segment Adjusted EBITDAR is representative of its ongoing business operations including its ability to service debt and to fund capital expenditures and its operations, in addition to it being a commonly used measure of performance in the gaming industry and used by industry analysts to evaluate operations and operating performance.
For the Permanent Casino operating segment, the measure of segment performance is operating income (loss).

The following table sets forth the measures of segment performance for the Company’s two reportable segments, reconciled to net loss on a consolidated basis. The Other adjustments category is included in the following table in order to reconcile the segment information to the Company’s unaudited condensed consolidated financial statements.
(in thousands)	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022
Revenue
Temporary Casino	$32,177	$—
Permanent Casino	—	—
Total revenue	$32,177	$—
Permanent Casino Loss from Operations	$(2,227)	$—
Temporary Casino Adjusted EBITDAR(1)	$7,721	$—
Temporary Casino Operating costs and expenses:
Depreciation and amortization	(5,705)	—
Expansion costs(2)	(22,865)	(15,057)
Management fees to Bally’s Corporation	(20,000)	(424)
Total Temporary Casino operating costs and expenses	(40,849)	(15,481)
Total other expense, net(3)	(10,148)	(1,617)
Other adjustments	(3,141)	—
Total Net loss	$(56,365)	$(17,098)

(1)
Adjusted EBITDAR is defined as earnings, or loss, for the Temporary Casino before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, expansion costs, management fees to Bally’s Corporation, rent expense from triple net operating leases, and certain other gains or losses.

(2)
The Company defines expansion expenses as costs incurred in connection with the opening of a new facility or significant expansion of an existing property. Costs classified as expansion consist primarily of marketing, master planning, conceptual design fees and legal and professional fees that are not eligible for capitalization and are included in “General and administrative” on the consolidated statements of operations.

(3)
All Total other expense, net for the year ended December 31, 2023 and the period from May 24, 2022 (date of inception) to December 31, 2022 was included within the Permanent Casino reportable segment, and includes primarily interest expense.

(in thousands)	Year Ended December 31, 2023	Period from May 24, 2022 (date of inception) to December 31, 2022
Capital Expenditures
Temporary Casino	$66,637	$4,764
Permanent Casino	124,541	3,747
Total	$191,178	$8,511

	December 31,
(in thousands)	2023	2022
Total assets
Temporary Casino	$141,870	$35,868
Permanent Casino	591,019	251,000
Other	4,378	—
Total	$737,267	$286,868

14.
SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated all events and transactions that occurred after December 31, 2023, through August 6, 2024. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On July 9, 2024, the Company paid the remaining $50.0 million due to Tribune and gained possession of the Permanent Chicago Site per the agreement referenced in Note 7 “Property and Equipment”.
On July 11, 2024, the Company’s parent, Bally’s Corporation, entered into a Binding Term Sheet to form a strategic construction and financing arrangement with GLP Capital, L.P. (“GLP”), which includes the funding to complete the construction of Bally’s Chicago’s permanent casino. GLP has agreed to acquire the real estate underlying the Bally’s Chicago project, for which the Company is currently subject to the financing obligation referenced in Note 10 “Leases”. GLP will amend the existing land lease through a new master lease agreement with the Company (“Chicago MLA”). The new land lease will include annual rent of $20.0 million, subject to customary escalation provisions. The Chicago MLA will also provide up to $940.0 million in construction financing, subject to conditions and approvals. The Company will pay additional rent under the Chicago MLA based on a 8.5% capitalization rate on funded amounts. The initial lease term for the Chicago MLA is 15 years, with renewal options to be agreed upon by the parties.

BALLY’S CHICAGO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except share data)
	September 30, 2024	December 31, 2023
Assets
Cash	$17,557	$14,027
Restricted cash	—	57,278
Accounts receivable, net	1,857	1,874
Inventory	2,086	466
Prepaid expenses and other current assets	5,062	6,235
Due from related party (Bally’s Corporation) (Note 3)	974	974
Total current assets	27,536	80,854
Property and equipment, net	156,481	453,674
Right of use assets, net	210,962	12,111
Intangible assets	186,250	186,250
Other assets	5,026	4,378
Total assets	$586,255	$737,267
Liabilities and Stockholder’s (Deficit) Equity
Current portion of lease liabilities	$4,517	$3,678
Accounts payable	8,490	9,869
Accrued liabilities	20,042	60,012
Promissory notes to related party (Bally’s Corporation) (Note 3)	—	527,230
Due to related party (Bally’s Corporation) (Note 3)	391	—
Total current liabilities	33,440	600,789
Long-term portion of financing obligation	—	200,000
Long-term portion of lease liabilities	207,333	8,967
Long-term promissory notes to related party (Bally’s Corporation) (Note 3)	631,040	—
Total liabilities	871,813	809,756
Commitments and contingencies (Note 11)
Stockholder’s (deficit) equity:
Common stock, $0.01 par value, 100 shares authorized, 100 and 100 shares issued; 100 and 100 shares outstanding	—	—
Additional paid-in capital	974	974
Accumulated deficit	(286,532)	(73,463)
Total stockholder’s (deficit) equity	(285,558)	(72,489)
Total liabilities and stockholder’s (deficit) equity	$586,255	$737,267
See accompanying notes to condensed consolidated financial statements.

BALLY’S CHICAGO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Gaming	$29,235	$6,493	$86,851	$6,493
Non-gaming	3,236	687	9,786	687
Total revenue	32,471	7,180	96,637	7,180
Operating costs and expenses:
Gaming	15,078	3,022	44,322	3,022
Non-gaming	2,132	312	5,928	312
General and administrative	15,475	10,912	45,398	25,418
Management fees to Bally’s Corporation	15,000	5,167	45,000	5,659
Loss on sale-leaseback	150,000	—	150,000	—
Depreciation and amortization	4,563	1,419	13,633	1,420
Total operating costs and expenses	202,248	20,832	304,281	35,831
Loss from operations	(169,777)	(13,652)	(207,644)	(28,651)
Other income (expense):
Interest income	71	718	1,466	2,084
Interest expense, net of amounts capitalized	(1,550)	(2,803)	(6,891)	(10,514)
Other non-operating income (expenses), net	—	—	—	893
Total other expense, net	(1,479)	(2,085)	(5,425)	(7,537)
Loss before provision for income taxes	(171,256)	(15,737)	(213,069)	(36,188)
Benefit for income taxes	—	—	—	—
Net loss	$(171,256)	$(15,737)	$(213,069)	$(36,188)
Basic loss per share	$(1,712,560)	$(157,370)	$(2,130,690)	$(361,880)
Weighted average common shares outstanding, basic	100	100	100	100
Diluted loss per share	$(1,712,560)	$(157,370)	$(2,130,690)	$(361,880)
Weighted average common shares outstanding, diluted	100	100	100	100
See accompanying notes to condensed consolidated financial statements.

BALLY’S CHICAGO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S (DEFICIT) EQUITY (unaudited)
(In thousands, except share data)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s (Deficit) Equity
	Shares Outstanding	Amount
Balance as of December 31, 2023	100	$—	$974	$(73,463)	$(72,489)
Net loss	—	—	—	(21,549)	(21,549)
Balance as of March 31, 2024	100	$—	$974	$(95,012)	$(94,038)
Net loss	—	—	—	(20,264)	(20,264)
Balance as of June 30, 2024	100	$—	$974	$(115,276)	$(114,302)
Net loss	—	—	—	(171,256)	(171,256)
Balance as of September 30, 2024	100	$—	$974	$(286,532)	$(285,558)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s (Deficit) Equity
	Shares Outstanding	Amount
Balance as of December 31, 2022	100	$—	$63,465	$(17,098)	$46,367
Net loss	—	—	—	(9,143)	(9,143)
Balance as of March 31, 2023	100	$—	$63,465	$(26,241)	$37,224
Net loss	—	—	—	(11,308)	(11,308)
Balance as of June 30, 2023	100	$—	$63,465	$(37,549)	$25,916
Net loss	—	—	—	(15,737)	(15,737)
Balance as of September 30, 2023	100	$—	$63,465	$(53,286)	$10,179
See accompanying notes to condensed consolidated financial statements.

BALLY’S CHICAGO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)
	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(213,069)	$(36,188)
Adjustments to reconcile net loss to net cash used in operating activities		—
Depreciation and amortization	13,633	1,420
Non-cash lease expense	2,855	2,665
Loss on sale-leaseback	150,000	—
Change in operating assets and liabilities:
Accounts receivable	17	(1,816)
Inventory	(1,620)	(425)
Prepaid expenses and other current assets	1,173	(6,614)
Right of use assets	(778)	—
Accounts payable	(1,455)	(2,406)
Current portion of lease liabilities	(1,723)	(2,471)
Accrued liabilities	3,749	11,673
Net cash used in operating activities	(47,218)	(34,162)
Cash flows from investing activities:
Capital expenditures	(110,253)	(163,664)
Net cash used in investing activities	(110,253)	(163,664)
Cash flows from financing activities:
Financing from Bally’s Corporation	112,941	269,545
Repayment of promissory notes to Bally’s Corporation	(8,739)	—
Issuance costs	(479)	(3,571)
Net cash provided by financing activities	103,723	265,974
Net change in cash and restricted cash	(53,748)	68,148
Cash and restricted cash, beginning of period	71,305	1,092
Cash and restricted cash, end of period	$17,557	$69,240
Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$10,101	$12,971
Non-cash investing and financing activities:
Unpaid property and equipment	15,878	6,739
Land development liability	—	46,802
Gaming license payable	—	135,250
Receipt of fixed assets from Bally’s Corporation	—	16,760
See accompanying notes to condensed consolidated financial statements.

BALLY’S CHICAGO, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1.
GENERAL INFORMATION

Description of Business
Bally’s Chicago, Inc. (the “Company”, “Bally’s Chicago”) was formed on May 24, 2022 and is a wholly owned subsidiary of Bally’s Chicago Holding Company, LLC, a wholly owned subsidiary of Bally’s Corporation. Bally’s Chicago is a gaming, hospitality and entertainment company with the singular focus of building and operating a world-class entertainment destination resort in Chicago, Illinois. The Company intends to provide both Chicago residents and business and leisure travelers visiting Chicago with physical and interactive entertainment and gaming experiences.
On June 9, 2022, a wholly-owned subsidiary of the Company, Bally’s Chicago Operating Company, LLC, signed a host community agreement with the City of Chicago to develop a destination casino resort, to be named Bally’s Chicago, in downtown Chicago, Illinois that will include approximately 3,400 slot machines, 170 table games, 10 food and beverage venues, 500 hotel rooms, a 65,000 square foot entertainment and event center, a 20,000 square foot exhibition, outdoor music venue, 3,300 parking spaces and an outdoor green space. The project also provided the Company with the exclusive right to operate a temporary casino for up to three years while the permanent casino resort is constructed.
During construction of the permanent facility, the City of Chicago gave the Company the ability to build a temporary casino in downtown Chicago (the “Temporary Facility”). The Company opened the Temporary Facility situated in the location of the current Medinah Temple on September 9, 2023, which includes approximately 900 gaming positions and five food and beverage venues. The Company incurred approximately $70.0 million in costs in connection with the design and development of the temporary casino. The Company currently estimates the permanent casino (the “Permanent Facility”) construction to be materially completed by the third quarter of 2026. However, there can be no assurances that the Company will be successful in so doing. Any increased construction costs could materially and adversely affect the return on the Company’s investments.
Bally’s Corporation
The Company’s public company parent, Bally’s Corporation (the “Parent”), is a global gaming, hospitality and entertainment company with a portfolio of casinos and resorts and online gaming businesses. Bally’s Corporation provides its customers with physical and interactive entertainment and gaming experiences, including traditional casino offerings, iCasino, online bingo games, sportsbook and free-to-play.
In July 2024, Bally’s Corporation entered into a definitive merger agreement (as amended in August 2024 and further amended in September 2024), pursuant to which The Casino Queen & Entertainment Inc. (“Casino Queen”), a majority owned by funds managed by Standard General L.P., its largest common stockholder, will merge with Bally’s Corporation. Pursuant to the agreement, Bally’s stockholders will receive cash merger consideration of $18.25 per share, unless such stockholders elect the rollover election to forego the cash consideration in order to remain invested in the combined company. In connection with the foregoing transactions, Bally’s will combine with The Queen Casino & Entertainment Inc., a regional casino operator and owner of a significant minority stake in global lottery operator Intralot S.A.
Going Concern
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and the ability of the Company to continue as a going concern for a reasonable period of time.
In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern, (“ASC 205-40”) the Company evaluated the severity of the following adverse conditions that raise substantial doubt about its ability to continue as a going concern as of the date the accompanying financial statements were issued (the “issuance date”).

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The Company has incurred significant losses and negative cash flows from operations since its inception and expects to continue to incur such losses and negative cash flows for the foreseeable future. In this regard, the Company incurred a net loss and used net cash in its operations of approximately $213.1 million and $47.2 million, respectively, during the nine months ended September 30, 2024. In addition, the Company has an accumulated deficit of $286.5 million and approximately $17.6 million of cash on hand as of September 30, 2024. As a result, the Company has been dependent of Bally’s Corporation since its inception to fund substantially all of the Company’s obligations as they become due and expects to continue to remain dependent on such funding for the foreseeable future.

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As disclosed in Notes 10 and 11, the Company is subject to a number of contractual obligations and commitments associated with the operation of the Temporary Facility and construction of the Permanent Facility, which includes the total committed costs that are expected to be incurred to construct the Permanent Facility of approximately $1.10 billion over the next three years.

•
As of the issuance date, the Company did not have sufficient capital or available liquidity to fund the obligations and commitments that are expected to become due over the next twelve months beyond the issuance date. In particular, while the Temporary Facility commenced operations on September 9, 2023, the Company has not yet generated an ongoing source of net cash inflows from operations that are sufficient to cover the cost of operating the Temporary Facility, as well as construction costs associated with the Permanent Facility that are expected to be incurred over the next twelve months beyond the issuance date.

In response to the foregoing adverse financial conditions, the Company obtained a letter of support whereby Bally’s Corporation has committed to fund all of the Company’s operating, investing, and financing activities through at least December 31, 2025 and has further committed not to make any decision or action that would reasonably be expected to negatively affect the Company’s ability to continue as a going concern through at least December 31, 2025.
The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for interim financial information, including Rule 10-01 of the SEC’s Regulation S-X. Accordingly, certain information and note disclosures normally required in complete financial statements prepared in conformity with accounting principles generally accepted in the United States (“US GAAP”) have been condensed or omitted. In the Company’s opinion, these condensed consolidated financial statements include all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented.
These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual financial statements for the year ended December 31, 2023 included elsewhere in this registration statement.
We have made estimates and judgments affecting the amounts reported in our condensed consolidated financial statements and the accompanying notes. The actual results that we experience may differ materially from our estimates.
Cash and Restricted Cash
The Company considers all cash balances and highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Restricted cash as of December 31, 2023 included cash collateral in connection with amounts due to the Chicago Tribune (refer to Note 7 “Property and

Equipment”), which was unavailable for the Company’s use. The following table reconciles cash and restricted cash in the condensed consolidated balance sheets to the total shown on the consolidated statements of cash flows.
(in thousands)	September 30, 2024	December 31, 2023
Cash	$17,557	$14,027
Restricted cash	—	57,278
Total cash and restricted cash	$17,557	$71,305
Accounts Receivable
Accounts receivable consists of the following:
(in thousands)	September 30, 2024	December 31, 2023
Gaming receivables	$1,629	$1,570
Non-gaming receivables	243	304
Accounts receivable	1,872	1,874
Less: Allowance for doubtful accounts	(15)	—
Accounts receivable, net	$1,857	$1,874
Advertising Expenses
The Company expenses advertising costs as incurred and is included in “General and administrative” on the condensed consolidated statements of operations. For the three and nine months ended September 30, 2024, advertising expense was $0.7 million and $4.5 million, respectively, and for the three and nine months ended September 30, 2023, advertising expense was $0.6 million and $0.7 million, respectively.
Defined Contribution Plans
The Company participates in the Bally’s Corporation retirement savings plan under Section 401(k) of the Internal Revenue Code covering its employees. The plan allows employees to defer up to the lesser of the Internal Revenue Code prescribed maximum amount or 100% of their income on a pre-tax basis through contributions to the plan. Total employer contribution expense attributable to defined contribution plans was $0.2 million and $0.5 million for the three and nine months ended September 30, 2024, respectively, and $22.0 thousand and $46.0 thousand for the three and nine months ended September 30, 2023, respectively.
Fair Value Measurements
Fair value is determined using the principles of ASC 820, Fair Value Measurement. Fair value is described as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes and defines the inputs to valuation techniques as follows:
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Level 1:   Observable quoted prices (unadjusted) for identical assets or liabilities in active markets.

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Level 2:   Inputs are observable for the asset or liability either directly or through corroboration with observable market data.

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Level 3:   Unobservable inputs.

The inputs used to measure the fair value of an asset or a liability are categorized within levels of the fair value hierarchy. The fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the measurement.
As of September 30, 2024 and December 31, 2023, the Company had cash and restricted cash of $17.6 million and $71.3 million, respectively, which was measured at fair value on a recurring basis and is classified within Level 1 of the fair value hierarchy.

3.
RELATED PARTY TRANSACTIONS

Operations, as well as assets and liabilities, directly associated with the business activity of the Company are included in the consolidated financial statements. The consolidated financial statements include fees paid in accordance with the corporate services agreement, as described in Note 11 “Commitments and Contingencies”, providing the Company with certain administrative and corporate services, beginning in September 2023 with the commencement of operations at the Temporary Facility. Additionally, the consolidated financial statements include allocations of certain general, administrative, sales and marketing expenses from its Parent, which management believes is commensurate with services provided at fair value, of $0.5 million and $1.4 million for the for the three and nine months ended September 30, 2024, respectively, and $0.2 million and $0.7 million for the for the three and nine months ended September 30, 2023, respectively. These fees and allocated expenses are recorded within “General and administrative” and “Management fees to Bally’s Corporation” on the condensed consolidated statements of operations. As of September 30, 2024, there was a $0.4 million balance of Due to related party (Bally’s Corporation) related to administrative expenses.
The Company is dependent on its Parent for a majority of its working capital and financing requirements as Bally’s uses a centralized approach to cash management and financing of its operations which are accounted for through a due to/from account. Accordingly, none of Bally’s cash, cash equivalents or debt has been assigned to Bally’s Chicago in the consolidated financial statements. On December 31, 2023, all expenses paid by Bally’s Corporation on the Company’s behalf were converted into $527.2 million of promissory notes (“2023 Promissory Notes”), reported within “Promissory notes to related party (Bally’s Corporation)” on the consolidated balance sheet.
On September 30, 2024, the Company entered into an additional $112.6 million of promissory notes with Bally’s Corporation for expenses paid on the Company’s behalf during the nine months ended September 30, 2024. Additionally, on September 30, 2024, the Company amended the 2023 Promissory Notes, extending their respective due dates to December 31, 2025.
As of September 30, 2024 and December 31, 2023 promissory notes to related party (Bally’s Corporation) consisted of the following:
($ in thousands)	Loan Balance As of September 30, 2024	Loan Balance As of December 31, 2023	Due Date	Interest Rate
Promissory notes payable by Bally’s Chicago Operating Company, LLC:
Bally’s Chicago Holding Company, LLC(1)(2)	$526,397	$419,221	December 31, 2025	—%
Bally’s Management Group, LLC(1)	38,935	43,256	December 31, 2025	—%
	$565,332	$462,477
Promissory notes payable by Bally’s Chicago, Inc.:
Bally’s Chicago Holding Company, LLC(1)(2)	$65,739	$64,784	December 31, 2025	—%
Promissory notes receivable by Bally’s Chicago, Inc.:
Bally’s Management Group, LLC(1)	$31	$31	December 31, 2025	—%
Consolidated promissory notes payable to related party (Bally’s Corporation)	$631,040	$527,230

(1)
A wholly owned subsidiary of Bally’s Corporation.

(2)
Includes capital returned of $62.5 million during the year ended December 31, 2023.

As of September 30, 2024 and December 31, 2023, the aggregate amount of promissory notes to related party (Bally’s Corporation) consisted of cash advances and payments of certain operating expenses made on behalf of the Company. The average aggregate balance of promissory notes to related party (Bally’s Corporation) was $556.0 million and $536.8 million during the three and nine months ended September 30, 2024, respectively.
4.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Standards to Be Implemented
In October 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-06, Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The amendments in this update align the requirements in the ASC to the Securities and Exchange Commission’s (“SEC”) regulations. The effective date for each amended topic in the ASC is the date on which the SEC’s removal of the related disclosure requirement from Regulation S-X or Regulation S-K becomes effective. If by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective. Early adoption is prohibited. The Company is currently in the process of evaluating the impact of this amendment on its consolidated financial statements and related disclosures.
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures.   The amendments in this update enhance the disclosures required for significant segment expenses on an annual and interim basis. The guidance will apply retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023, and interim reporting periods in fiscal years beginning after December 31, 2024. The Company is currently in the process of evaluating the impact of this amendment on its consolidated financial statements and related disclosures.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures.   The amendments in this update enhance the transparency and decision usefulness of income tax disclosures. This update will be effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently in the process of evaluating the impact of this amendment on its consolidated financial statements and related disclosures.
In March 2024, the FASB issued ASU 2024-02, Codification Improvements — Amendments to Remove References to the Concepts Statements.   This amendment to the Codification removes references to various Concepts Statements. This update will be effective for public business entities for fiscal years beginning after December 15, 2024, with early adoption permitted if adopted as of the beginning of the fiscal year that includes that interim period. The Company is currently in the process of evaluating the impact of this amendment on its consolidated financial statements and related disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in this update require disclosure of certain costs and expenses on an interim and annual basis in the notes to the financial statements. This update will be effective for fiscal years beginning after December 15, 2026, and interim reporting periods in fiscal years beginning after December 15, 2027, with early adoption permitted. The disclosures required under the guidance can be applied either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to any or all periods presented in the financial statements. The Company is currently evaluating the impact that this guidance will have on its financial statement disclosures.
5.
REVENUE RECOGNITION

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, which requires companies to recognize revenue in a way that depicts the transfer of promised goods or services. In addition, the standard requires more detailed disclosures to enable readers of the financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company generates revenue from three principal sources: (1) gaming, (2) food and beverage and (3) and other.

The Company determines revenue recognition through the following steps:
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Identify the contract, or contracts, with the customer;

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Identify the performance obligations in the contract;

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Determine the transaction price;

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Allocate the transaction price to performance obligations in the contract; and

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Recognize revenue when or as the Company satisfies performance obligations by transferring the promised goods or services

The amount of revenue recognized by the Company is measured at the transaction price or the amount of consideration that the Company expects to receive through satisfaction of the identified performance obligations.
Gaming contains two performance obligations. Gaming transactions have an obligation to honor the outcome of a wager and to pay out an amount equal to the stated odds, including the return of the initial wager, if the customer receives a winning hand. These elements of honoring the outcome of the hand of play and generating a payout are considered one performance obligation. Revenue is recognized at the conclusion of each contest, wager or wagering game hand. The Company allocates a portion of the transaction price to certain customer incentives that create material future customer rights and are a separate performance obligation. In addition, in the event of a multi-stage contest, the Company will allocate transaction price ratably from contest start to the contest’s final stage.
The transaction price for a gaming wagering contract is the difference between gaming wins and losses, not the total amount wagered. The transaction price for food, beverage and other is the net amount collected from the customer for such goods and services. Food, beverage and other services have been determined to be separate, stand-alone performance obligations and revenue is recognized as the good or service is transferred at the point in time of the transaction.
The following contains a description of each of the Company’s revenue streams:
Gaming Revenue
The Company recognizes gaming revenue as the net win from gaming activities, which is the difference between gaming inflows and outflows, not the total amount wagered. Progressive jackpots are estimated and recognized as revenue at the time the obligation to pay the jackpot is established. Gaming revenues are recognized net of certain cash and free play incentives.
Gaming services contracts have two performance obligations for those customers earning incentives under the Company’s player loyalty programs and a single performance obligation for customers who do not participate in the programs. The Company applies a practical expedient to account for its gaming contracts on a portfolio basis as such wagers have similar characteristics and the Company reasonably expects the impact on the consolidated financial statements of applying the revenue recognition guidance to the portfolio would not differ materially from the application of an individual wagering contract. For purposes of allocating the transaction price in a wagering contract between the wagering performance obligation and the obligation associated with incentives earned under loyalty programs, the Company allocates an amount to the loyalty program contract liability based on the stand-alone selling price of the incentive earned for food and beverage or other amenity. The performance obligation related to loyalty program incentives are deferred and recognized as revenue upon redemption by the customer. The amount associated with gaming wagers is recognized at the point the wager occurs, as it is settled immediately.
Gaming revenue includes casino revenue which is the aggregate net difference between gaming wins and losses, with deferred revenue recognized for prepaid deposits by customers prior to play, for chips outstanding and “ticket-in, ticket-out” coupons in the customers’ possession, and for accruals related to the anticipated payout of progressive jackpots. Progressive slot machines, which contain base jackpots that increase at a progressive rate based on the number of credits played, are charged to revenue as the amount of the progressive jackpots increase.

Non-gaming Revenue
Non-gaming revenue consists of food, beverage and other revenue. Food and beverage revenues are recognized at the time the goods are sold from Company-operated outlets. The standalone selling price of food, beverage and other goods and services are determined based upon the actual retail prices charged to customers for those items.
The estimated retail value related to goods and services provided to guests without charge or upon redemption under the Company’s player loyalty programs included in departmental revenues, and therefore reducing gaming revenues, are as follows for the three and nine months ended September 30, 2024 and 2023:
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Food and beverage	$1,297	$45	3,747	$45
Sales tax and other taxes collected on behalf of governmental authorities are accounted for on a net basis and are not included in revenue or operating expenses.
The following table provides a disaggregation of total revenue (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Gaming	$29,235	$6,493	$86,851	$6,493
Non-gaming:
Food and beverage	2,498	530	7,612	530
Other	738	157	2,174	157
Total non-gaming revenue	3,236	687	9,786	687
Total revenue	$32,471	$7,180	$96,637	$7,180
Contract Assets and Contract Related Liabilities
The Company’s receivables related to contracts with customers are primarily comprised of marker balances and other amounts due from gaming activities. The Company’s receivables related to contracts with customers was $0.1 million and $0.2 million as of September 30, 2024 and December 31, 2023, respectively.
The Company has the following liabilities related to contracts with customers: liabilities for loyalty programs, advance deposits made for goods and services yet to be provided and unpaid wagers. All of the contract liabilities are short-term in nature and are included in “Accrued liabilities” in the consolidated balance sheet.
Loyalty program incentives earned by customers are typically redeemed within one year from when they are earned and expire if a customer’s account is inactive for more than 12 months; therefore, the majority of these incentives outstanding at the end of a period will either be redeemed or expire within the next 12 months.
Unpaid wagers include the Company’s outstanding chip liability and unpaid slot tickets.

Liabilities related to contracts with customers as of September 30, 2024 and December 31, 2023 were as follows (in thousands):
	September 30, 2024	December 31, 2023
Unpaid wagers	$1,430	$6,505
Loyalty programs	122	—
Advanced deposits from customers	1	1
Total	$1,553	$6,506
The Company recognized $53.0 thousand and $148.0 thousand of revenue related to loyalty program redemptions during the three and nine months ended September 30, 2024. There were immaterial loyalty program redemptions during the three and nine months ended September 30, 2023.
6.
PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of September 30, 2024 and December 31, 2023, prepaid expenses and other current assets was comprised of the following:
(in thousands)	September 30, 2024	December 31, 2023
Prepaid taxes and license fees	$4,214	$3,478
Services and license agreements	550	784
Prepaid ground lease payments	—	1,167
Prepaid rent	—	500
Other	298	306
Total prepaid expenses and other assets	$5,062	$6,235

7.
PROPERTY AND EQUIPMENT

As of September 30, 2024 and December 31, 2023, property and equipment was comprised of the following:
(in thousands)	September 30, 2024	December 31, 2023
Land and improvements	$—	$347,741
Building and improvements	42,059	39,703
Equipment	27,983	22,972
Furniture and fixtures	393	205
Construction in process	105,380	48,754
Total property and equipment	175,815	459,375
Less: Accumulated deprecation	(19,334)	(5,701)
Total property and equipment, net	$156,481	$453,674
Depreciation expense related to property and equipment was $4.6 million and $13.6 million for the three and nine months ended September 30, 2024, respectively, and $1.4 million for the three and nine months ended September 30, 2023.
Construction in process is directly attributable to the development of the Permanent Facility as of September 30, 2024 and December 31, 2023. During the three and nine months ended September 30, 2024, there was $1.5 million and $5.5 million of capitalized interest, respectively, and $3.2 million and $7.2 million during the three and nine months ended September 30, 2023, respectively.

Bally’s Chicago Permanent Facility
The Company entered into a Lease Termination and Short Term License Agreement with Chicago Tribune Company, LLC (“Tribune”), effective March 31, 2023, which among other things provided that the Company will have possession of Permanent Chicago Site on or before July 5, 2024, subject to $150 million in payments by Bally’s Chicago to Tribune payable in full upon Tribune vacating the site ( the “Payment”). $10.0 million of the Payment was paid upon execution of the Lease Termination and Short Term License Agreement, $90.0 million of the Payment was paid during the third quarter of 2023, and the Company paid the remaining $50.0 million during the third quarter of 2024 and gained possession of the property per the agreement with Tribune. Payments were capitalized and included in “Property and equipment, net” within the consolidated balance sheet as of December 31, 2023.
In the third quarter of 2024, as the result of a lease modification event, the Company derecognized $350.0 million of land relating to the site of the future Bally’s Chicago permanent facility. Refer to Note 10 “Leases” for further information.
8.
INTANGIBLE ASSETS

As of September 30, 2024 and December 31, 2023, the Company had an intangible asset of $186.3 million, representing the Company’s costs incurred to obtain a gaming license in Chicago. The Company’s gaming license is considered to be indefinite-lived based on future expectations of operating its gaming property indefinitely.
To assess indefinite-lived intangible assets for impairment, each indefinite-lived intangible asset is separately assessed for impairment if events or changes in circumstances occur that could adversely affect its fair value. Indefinite-lived intangibles are assessed for impairment at least annually on October 1. If carrying value exceeds fair value, an impairment charge to earnings is recorded to reduce carrying value to fair value. Based on the Company’s assessments, no impairment charges were recognized during the three and nine months ended September 30, 2024 and 2023.
9.
ACCRUED LIABILITIES

As of September 30, 2024 and December 31, 2023, accrued liabilities consisted of the following:
	September 30, 2024	December 31, 2023
Construction	$8,695	$4,913
Gaming liabilities	4,384	923
Compensation	2,775	1,417
Property taxes	1,677	2,872
Legal	965	31
Professional service fees	548	1,017
Land development liability	—	47,739
Other	998	1,100
Total accrued liabilities	$20,042	$60,012

10.
LEASES

Operating Leases
As of September 30, 2024 and December 31, 2023, the Company had total operating lease liabilities of $211.9 million and $12.6 million, respectively, and right of use assets of $211.0 million and $12.1 million, respectively.

Components of lease expense included within “General and administrative” for operating leases during the three and nine months ended September 30, 2024 and 2023 are as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Operating lease cost	$2,200	$1,144	$4,488	$3,403
Variable lease cost	1	—	24	—
Operating lease expense	2,201	1,144	4,512	3,403
Short-term lease expense	884	6	2,571	89
Total operating lease expense	$3,085	$1,150	$7,083	$3,492
Supplemental cash flow and other information related to operating leases for the three and nine months ended September 30, 2024 and 2023 are as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Cash paid for amounts included in the lease liability – operating cash flows from operating leases	$1,095	$1,045	$3,356	$3,210
Right of use assets obtained in exchange for operating lease liabilities	$201,706	$254	$201,706	$254
Derecognition of financing obligation	$(200,000)	$—	$(200,000)	$—
	September 30, 2024	December 31, 2023
Weighted average remaining lease term	92.7 years	2.9 years
Weighted average discount rate	9.8%	6.7%
As of September 30, 2024, future minimum lease payments under noncancelable operating leases are as follows:
(in thousands)
Remaining 2024	$6,389
2025	24,789
2026	24,714
2027	20,094
2028	20,000
Thereafter	1,857,667
Total lease payments	1,953,653
Less: present value discount	(1,741,803)
Lease obligations	$211,850
Financing Obligation
The Company entered into a ground lease, guaranteed by Bally’s Corporation, for the land on which the Permanent Facility will be built. The lease commenced November 18, 2022 and has a 99-year term followed by ten separate 20-year renewals at the Company’s option.
The Company recorded land within property and equipment, net of $200.0 million with a corresponding long-term financing obligation of $200.0 million on its condensed consolidated balance sheets as of

December 31, 2023. The Company did not allocate any value to the existing building located on the land as the Company intends to demolish it to construct the Permanent Facility. All lease payments were recorded as interest expense and there was no reduction to the financing obligation over the lease term. The Company made cash payments, and recorded corresponding interest expense, of $2.7 million and $9.7 million during the three and nine months ended September 30, 2024, respectively, and $4.3 million and $12.8 million during the three and nine months ended September 30, 2023, respectively.
In the third quarter of 2024, GLP Capital, L.P. (“GLP”) acquired the real estate underlying the Permanent Facility, for which the Company was subject to the financing obligation, and assumed the existing lease. The lease with GLP was amended in the third quarter, creating a lease modification event whereby the land components previously classified as a financing obligation were reassessed and now classified as an operating lease. This change was due to the transfer of control of the land asset from the Company to the lessor, which permitted sale recognition in accordance with ASC 842. As a result of this reassessment, the Company, within it’s Permanent Casino reportable segment, derecognized $350.0 million from “Property and equipment, net” related to the land asset and $200.0 million from the “Long-term portion of financing obligation” within our condensed consolidated balance sheets. As a result of the lease modification, a $150.0 million offset in “Loss on sale-leaseback” was recorded within the condensed consolidated statements of operations for the three and nine months ending September 30, 2024.
Pending Lease Transactions
On July 11, 2024, the Company entered into a Binding Term Sheet to form a strategic construction and financing arrangement with GLP which includes the funding to complete the construction of the Permanent Facility. GLP will amend the existing land lease through a new master lease agreement with the Company (“Chicago MLA”). The Chicago MLA includes annual rent of $20.0 million, subject to customary escalation provisions. The Chicago MLA also provides up to $940.0 million in construction financing, subject to conditions and approvals. The Company will pay additional rent under the Chicago MLA based on a 8.5% capitalization rate on funded amounts. The initial lease term for the Chicago MLA is 15 years with renewal options to be agreed upon by the parties.
Lessor
During the first quarter of 2023, the Company entered into a lease termination agreement with its tenants. Refer to Note 7 “Property and Equipment” for further information on it’s tenant agreement with Tribune. Other income from tenant leases was $0.9 million for the nine months ended September 30, 2023 and is included in “Other non-operating income (expenses), net” in the Company’s condensed consolidated statements of operations. There was no other income from tenant leases during the three and nine months ended September 30, 2024,
11.
COMMITMENTS AND CONTINGENCIES

Community Host Agreement
As mentioned in Note 1 “General Information”, the Company signed a host community agreement with the City of Chicago to develop a Permanent Facility, Bally’s Chicago, for $1.34 billion. No assurance can be made that this estimate will not materially change during the development of the facility. As of September 30, 2024, approximately $1.10 billion of this commitment remains.
In connection with the entry into the host community agreement with the City of Chicago, Bally’s Corporation made a one-time up-front payment to the City of Chicago equal to $40.0 million, and beginning on the date of operations commencement, September 9, 2023, the Company paid and will continue to be required to pay annual fixed host community impact fees of $4.0 million. Additionally, Bally’s Corporation provided the City of Chicago with a performance guaranty whereby Bally’s Corporation agreed to have and maintain available financial resources in an amount reasonably sufficient to allow the Company to complete its obligations under the host community agreement. Upon notice from the City of Chicago that the Company has failed to perform various obligations under the host community agreement, Bally’s Corporation has indemnified the City of Chicago against any and all liability, claim or reasonable and documented expense the City of Chicago may suffer or incur by reason of any nonperformance of any of the Company’s obligations. The guaranty will terminate two years after the later of (i) the date on which the Permanent Facility commences operations or (ii) the date on which Bally’s Chicago achieves final completion as defined in the host community agreement.
Per the host community agreement, the Company is required to spend at least $1.34 billion on the design, construction and equipping of the Temporary Facility and the Permanent Facility. The actual cost of the development may exceed this minimum capital investment requirement. In addition, land acquisition costs and financing costs, among other types of costs, are not counted toward meeting this requirement.
Casino Fees
Under the Illinois Gambling Act, the Company will be responsible to pay various gaming license fees to the Illinois Gaming Board in connection with the Company’s casino operations. These fees include: (i) a $250,000 land based gaming fee to operate the casino on land prior to commencing operations, (ii) a $250,000 license fee prior to receiving an owners license and gambling operations commence, (iii) gaming position fees equal to the minimum initial fee of $30,000 per gaming position to be paid within 30 days of issuance of an owners license or Temporary Operating Permit (“TOP”), (iv) a $15 million reconciliation fee upon issuance of a TOP or an owners license, whichever is earlier, and (v) a reconciliation fee payment three years after the date operations commenced (in a temporary or permanent facility) in an amount equal to 75% of the adjusted gross receipt (“AGR”) for the most lucrative 12-month period of operations, minus the amount equal to the initial payment per gaming position paid. On September 9, 2023, operating commenced at the Company’s Temporary Facility, which triggered $135.3 million in such required gaming license fees to be paid to the Illinois Gaming Board, satisfying the Company’s commitment to pay fees (i), (ii), (iii) and (iv).
Corporate Services Agreement
During the year ended December 31, 2023, the Company entered into a Corporate Services Agreement with Bally’s Corporation requiring a fixed monthly payment of $5.0 million, beginning in September 2023 with the commencement of operations at the Temporary Facility. The Corporate Services Agreement provides the Company with certain administrative and corporate services from Bally’s Management Group, LLC, a wholly owned subsidiary of Bally’s Corporation. These fixed payments are in addition to management fees, which include expenses such as personnel and administrative costs allocated to the Company, based on an estimated percentages of time spent on the Company’s activities by corporate employees. In accordance with the corporate services agreement, the Company recorded $15.0 million and $45.0 million during the three and nine months ended September 30, 2024, respectively, and $5.0 million during the three and nine months ended September 30, 2023, within Management fees from Bally’s Corporation in the condensed consolidated statements of operations.
12.
SEGMENT REPORTING

During the third quarter of 2024, the Company updated its operating and reportable segments to align with how the business is being managed. A change in the way the Company’s chief operating decision maker makes operating decisions, assesses the performance of the business and allocates resources was driven by the Company taking possession of the land underlying the permanent casino project during the quarter. As a result of this segment re-alignment, the Company determined it had two operating and reportable segments: Temporary Casino and Permanent Casino. The “Other adjustments” include certain unallocated corporate operating expenses and other adjustments to reconcile to the Company’s consolidated results including, among other expenses, compensation for certain executives and other transaction costs. The prior year results presented below were reclassified to conform to the new segment presentation.
For the Temporary Casino operating segment, the Company’s measure of segment performance is Adjusted EBITDAR (defined below). Management believes segment Adjusted EBITDAR is representative of its ongoing business operations including its ability to service debt and to fund capital expenditures and its operations, in addition to it being a commonly used measure of performance in the gaming industry and used by industry analysts to evaluate operations and operating performance.
For the Permanent Casino operating segment, the measure of segment performance is operating income (loss).

The following table sets forth the measures of segment performance for the Company’s two reportable segments, reconciled to net loss on a consolidated basis. The Other adjustments category is included in the following table in order to reconcile the segment information to the Company’s unaudited condensed consolidated financial statements.
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Revenue
Temporary Casino	$32,471	$7,180	$96,637	$7,180
Permanent Casino	—	—	—	—
Total revenue	$32,471	$7,180	$96,637	$7,180
Permanent Casino Loss from Operations	$(153,388)	$(788)	$(156,591)	$(788)
Temporary Casino Adjusted EBITDAR(1)	$3,191	$3,540	$8,877	$3,540
Temporary Casino Operating costs and expenses:
Depreciation and amortization	(4,563)	(1,419)	(13,633)	(1,420)
Expansion costs(2)	—	(7,030)	(112)	(22,259)
Management fees to Bally’s Corporation	(15,000)	(5,000)	(45,000)	(5,000)
Total Temporary Casino operating costs and expenses	(16,372)	(9,909)	(49,868)	(25,139)
Total other expense, net(3)	(1,479)	(2,085)	(5,425)	(7,537)
Other adjustments	(17)	(2,955)	(1,185)	(2,724)
Total Net loss	$(171,256)	$(15,737)	$(213,069)	$(36,188)

(1)
Adjusted EBITDAR is defined as earnings, or loss, for the Temporary Casino before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, expansion costs, management fees to Bally’s Corporation, rent expense from triple net operating leases, and certain other gains or losses.

(2)
The Company defines expansion expenses as costs incurred in connection with the opening of a new facility or significant expansion of an existing property. Costs classified as expansion consist primarily of marketing, master planning, conceptual design fees and legal and professional fees that are not eligible for capitalization and are included in “General and administrative” on the unaudited condensed consolidated statements of operations.

(3)
All Total other expense, net for the three and nine months ended September 30, 2024 and 2023 was included within the Permanent Casino reportable segment, and includes primarily interest expense.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Capital Expenditures
Temporary Casino	250	14,500	389	43,167
Permanent Casino	71,362	93,233	109,864	120,497
Total	71,612	107,733	110,253	163,664

13.
SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated all events and transactions that occurred after September 30, 2024, through the date of issuance. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

$195,125,000
Bally’s Chicago, Inc.
Class A-1 Interests at $250 per share
Class A-1 Interests at $2,500 per share
Class A-3 Interests at $5,000 per share
Class A-4 Interests at $25,000 per share

PROSPECTUS
           , 2025

Loop Capital Markets

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table indicates the expenses to be incurred in connection with this offering. All amounts are estimated except the Securities and Exchange Commission registration fee.
Amount
Securities and Exchange Commission registration fee		$29,874
FINRA filing fee		8,000
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Print and engraving expenses		*
Miscellaneous expenses		*
Total	$	*

*
To be completed by amendment.

Item 14.   Indemnification of Directors and Officers
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit, or with respect to a director, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or with respect to an officer, for actions by or in the right of the Company. Our amended and restated certificate of incorporation to be in effect prior to the closing of this offering will provide that no director or officer of Bally’s Chicago, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.
Section 145(a) of the General Corporation Law of the State of Delaware provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the General Corporation Law of the State of Delaware provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Upon closing of this offering, our amended and restated bylaws to be in effect prior to the closing of this offering will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, provided that except in certain specified circumstances, we will not be required to indemnify a person in connection with an action, suit or proceeding (or part thereof) initiated by such person. We will also advance expenses to those covered by our indemnification protections in our bylaws under certain circumstances.
Prior to the closing of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation to be in effect prior to the closing of this offering and amended and restated bylaws to be in effect prior to the closing of this offering against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation to be in effect prior to the closing of this offering and amended and restated bylaws to be in effect prior to the closing of this offering.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any placement agency agreement we enter into in connection with the sale of Class A Interests being registered hereby, the placement agents will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.
Item 15.   Recent Sales of Unregistered Securities
Since our incorporation in May 2022, we have sold and issued the following securities that were not registered under the Securities Act:
Issuance of Common Stock
In May 2022, we issued and sold 100 shares of common stock to Bally’s Chicago HoldCo at a purchase price of $0.01 per share, for an aggregate price of $1.0. The 100 shares of common stock will be reclassified into Class B Interests upon the closing of this offering.
The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rule 506, Rule 701 or Regulation S promulgated thereunder. The securities were issued directly by us and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.
None of the transactions set forth in Item 15 involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Item 16.   Exhibits
The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the placement agents, at the closing specified in the placement agent agreement, certificates in such denominations and registered in such names as required by the placement agents to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:
(a)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(b)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.	Description
1.1**	Form of Placement Agent Agreement
1.2*	Form of Subscription Agreement
3.1***	Certificate of Incorporation of Bally’s Chicago, Inc., as currently in effect
3.2**	Form of Amended and Restated Certificate of Incorporation of Bally’s Chicago, Inc., to be in effect prior to the closing of this offering
3.3***	Bylaws of Bally’s Chicago, Inc., as currently in effect
3.4**	Form of Amended and Restated Bylaws of Bally’s Chicago, Inc., to be in effect prior to the closing of this offering
5.1*	Opinion of Latham & Watkins LLP
10.1**	Form of Subordinated Loan Agreement, by and between Bally’s Chicago, Inc., as borrower, and Bally’s Chicago Operating Company, LLC, as lender
10.2***	Corporate Services Agreement for Temporary Casino, dated as of August 30, 2023, by and between Bally’s Management Group, LLC (f/k/a Twin River Management Group, Inc.) and Bally’s Chicago Operating Company, LLC
10.3***	Services Agreement, dated as of January 27, 2023, by and between Bally’s Management Group, LLC (f/k/a Twin River Management Group, Inc.) and UTGR, Inc., Mile High USA, LLC, Premier Entertainment Biloxi LLC, Twin River — Tiverton, LLC, Dover Downs, Inc., Premier Entertainment Black Hawk, LLC, IOC Kansas City, Inc, Premier Entertainment Vicksburg, LLC, Premier Entertainment Shreveport, LLC, Premier Entertainment Ac, LLC, Premier Entertainment Tahoe, LLC, Aztar Indiana Gaming Company, LLC, The Rock Island Boatworks, LLC, Tropicana Las Vegas, Inc., and Bally’s Chicago Operating Company, LLC
10.4†***	Bally’s Corporation 2021 Equity Incentive Plan
10.5†***	Form of Award Agreements under Bally’s Corporation 2021 Equity Incentive Plan
10.6***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Chicago Operating Company, LLC in favor of Bally’s Chicago Holding Company LLC, as amended on September 30, 2024
10.7***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Chicago Operating Company, LLC in favor of Bally’s Management Group, LLC as amended on September 30, 2024
10.8***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Chicago Inc. in favor of Bally’s Chicago Holding Company, LLC, as amended on September 30, 2024
10.9***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Management Group, LLC in favor of Bally’s Chicago Inc., as amended on September 30, 2024
10.10***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Chicago Inc. in favor of Bally’s Chicago Operating Company, LLC, as amended on September 30, 2024
10.11***	Promissory Note, dated as of December 31, 2023, issued by Bally’s Chicago Operating Company, LLC in favor of Bally’s Chicago Inc., as amended on September 30, 2024
10.12***	Promissory Note, dated as of September 30, 2024, issued by Bally’s Chicago, Inc. in favor of Bally’s Chicago Holding Company, LLC
10.13***	Promissory Note, dated as of September 30, 2024, issued by Bally’s Chicago Operating Company, LLC in favor of Bally’s Chicago Holding Company LLC
10.14***	Promissory Note, dated as of September 30, 2024, issued by Bally’s Chicago Operating Company, LLC in favor of Bally’s Management Group, LLC
10.15**	Form of Promissory Note to be issued by Bally’s Chicago, Inc. in favor of Bally’s Chicago Operating Company, LLC
10.16^***	Sublease Agreement, dated as of November 28, 2022, by and among Medinah Holdings, LLC, Medinah Building LLC, and Bally’s Chicago Operating Company, LLC

Exhibit No.	Description
10.17^***	Ground Lease, dated as of November 18, 2022, by and between BACHIL001 LLC and Bally’s Chicago Operating Company, LLC
10.18^***	First Amendment to Ground Lease, dated as of September 11, 2024, by and between GLP Capital, L.P. and Bally’s Chicago Operating Company, LLC
10.19#^***	Lease Modification and Short Term License Agreement, dated March 31, 2023, by and between Chicago Tribune Company, LLC and Bally’s Chicago Operating Company, LLC
10.20**	Lease Agreement, dated , by and between GLP Capital, L.P. and Bally’s Chicago Operating Company, LLC
10.21**	Development Agreement, dated , by and between GLP Capital, L.P. and Bally’s Chicago Operating Company, LLC
10.22***	Host Community Agreement, dated June 9, 2022, by and between the City of Chicago, Illinois and Bally’s Chicago Operating Company, LLC
10.23†***	Employment Agreement, dated as of October 1, 2023, by and between Bally’s Management Group, LLC and Ameet Patel
10.24†***	Employment Agreement, dated as of May 8, 2023, by and between Bally’s Management Group, LLC and H.C. Charles Diao
10.25†***	Employment Agreement, dated as of February 1, 2024, by and between Bally’s Management Group, LLC and Christopher Jewett
10.26†***	Employment Agreement, dated as of October 19, 2022, by and between Twin River Management Group, Inc. and Kim Barker Lee
10.27†*	Form of Indemnification Agreement
10.28**	Form of Amended and Restated Limited Liability Company Agreement of Bally’s Chicago Operating Company, LLC, to be in effect prior to the closing of this offering
10.29**	Form of Placement Agent Agreement for Private Placements
10.30*	Form of Subscription Agreement for Private Placements
10.31**	Agreement to Provide Future Guarantee, by and between Bally’s Corporation and Bally’s Chicago, Inc.
10.32**	Stockholders Agreement, dated as of , 2025, by and between Bally’s Chicago, Inc. and Bally’s Chicago Holding Company, LLC
21.1***	List of subsidiaries of Bally’s Chicago, Inc.
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1***	Power of Attorney (included on the signature page of the initial filing of the Registration Statement)
99.1***	Consent of Renee Bradford, Director Nominee
99.2***	Consent of Blanton Canady, Director Nominee
99.3***	Consent of Ezequiel (Zeke) Flores, Director Nominee
99.4***	Consent of Edward Lou, Director Nominee
99.5***	Consent of Sharon Thomas Parrott, Director Nominee
107*	Filing Fee Table

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

†
Indicates a management contract or compensatory plan.

#
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

^
Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) and (6) of Regulation S-K. The registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on this 27th day of December, 2024.
Bally’s Chicago, Inc.
By:
/s/ Ameet Patel

Name:
Ameet Patel

Title:
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.
Signature	Title
/s/ Ameet Patel Ameet Patel	President (Principal Executive Officer) and Director
/s/ H. C. Charles Diao H. C. Charles Diao	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Wanda Y. Wilson	Director, Chairperson
* Kim M. Barker	Director
*By:	/s/ Ameet Patel Ameet Patel Attorney-in-fact